Exhibit 2.1

Umbrella Implementation Deed

Dated 30 June 2026

South32 Limited (“Seller”)

Each of the companies listed in paragraph 1 of Schedule 16 (“Selling Entities”)

Alcoa Corporation (“Buyer”)

Each of the companies listed in paragraph 2 of Schedule 16 (“Buying Entities”)

Mallesons

Level 30

QV1 Building

250 St Georges Terrace

Perth  WA  6000

Australia

T +61 8 9269 7000

DX 210 Perth

www.mallesons.com

Umbrella Implementation Deed

Contents

Details	1
General terms	2
1 Definitions and interpretation	2
1.1 Glossary	2
1.2 Interpretation	2
2 Sale and purchase of Sale Shares	2
2.1 Sale and purchase of Sale Shares	2
2.2 Rights attaching to Sale Shares	2
2.3 Conditional on FIRB Act approval	2
2.4 Nomination of South African Assets Buyer	3
3 Consideration	3
3.1 Consideration between Seller and Buyer	3
3.2 Purchase Price	3
3.3 Payment of Cash Purchase Price and Contingent Consideration	4
3.4 Allotment and issue of Consideration Shares	4
3.5 Purchase Price allocation and adjustment	5
3.6 Distribution	6
3.7 Consideration Shares Adjustment	7
3.8 Orderly market mechanism	9
4 Conditions Precedent	9
4.1 Conditions Precedent	9
4.2 Best endeavours in relation to Conditions Precedent	9
4.3 Satisfying the Required Regulatory Consent Conditions	10
4.4 Notice in relation to Conditions Precedent	14
4.5 Waiver of Conditions Precedent	14
4.6 Consultation on failure of Condition Precedent	15
4.7 Failure to agree	15
5 Pre-Completion conduct	16
5.1 Seller pre-Completion conduct of business obligations	16
5.2 Seller to undertake Rectification Project Plans	16
5.3 Buyer pre-Completion conduct	16
5.4 Access for Buyer	16
5.5 Entry into TSA	18
5.6 Monthly management accounts	18
6 Seller exclusivity	18
7 South32 Transaction Meeting and Independent Expert	20
7.1 Independent Expert and Independent Expert’s Report	20
7.2 Convening of Transaction Meeting	21
7.3 South32 Notice of Meeting – Seller’s obligations	21
7.4 South32 Notice of Meeting – Buyer’s obligations	22

7.5 Responsibility statements	23
7.6 Interpreting references to Notice of Meeting	23
8 Completion preparations	23
8.1 Material Consents	23
8.2 Repayment of intercompany indebtedness and trade balances and termination of Related Party Agreements	24
8.3 Information regarding pre-Completion transactions	25
8.4 Sale Group ICY Loan Deficits	26
8.5 Locked Box Statement	27
8.6 Working capital estimate	28
8.7 Pre-Completion information and documents from Buyer	29
8.8 Replacement Third Party Credit Support	29
8.9 Release of Seller Personal Guarantees	30
8.10 Release of Sale Group Entity Guarantees	30
8.11 D&O Run-Off Policy	31
8.12 No cancellation of D&O Run-Off Policy	32
8.13 Income tax clear exit and tax consolidation	32
8.14 GST Grouping	33
8.15 Preparation and effectiveness of Form S-4	33
8.16 NYSE Listing of Alcoa Shares	36
8.17 ASX listing and quotation of Alcoa CDIs	37
8.18 Buyer funding covenants	37
8.19 Seller funding covenants	39
8.20 Delivery of financial statements	43
8.21 On-sale of Consideration Shares	45
8.22 Insolvency	45
9 Completion	46
9.1 Time, date and place of Completion	46
9.2 Completion	46
9.3 Obligations interdependent	46
9.4 Simultaneous actions at Completion	47
9.5 Waiver	47
10 Locked Box and Leakage	47
10.1 Reimbursement of Leakage	47
10.2 Claims	47
10.3 Adjustments to Purchase Price	48
10.4 Payment in respect of Leakage	48
10.5 Quarterly estimated Leakage reports	48
10.6 No liability	49
11 Wrong pockets	49
11.1 Wrong pockets – Non-Sale Group Entity held assets	49
11.2 Wrong pockets – Sale Group Entity held assets	50
11.3 Wrong pockets – Indemnity	50
12 Employees	51
12.1 Transfer of Employees into a Sale Group Entity pre-Completion	51
12.2 Key personnel	51
12.3 Seller's indemnity – historical non-compliance	51
12.4 Seller's indemnity – deemed transfer	52

12.5 BHP Billiton Separation Deed	52
12.6 Buyer’s indemnity – transfer of employees	53
13 Australian superannuation arrangements	53
13.1 Additional definitions	53
13.2 Establishment of the Sale Entities’ Plan	53
13.3 Transfer of benefits	56
13.4 Continuation of contribution rates	57
13.5 Undertakings	58
13.6 Buyer’s indemnity	58
14 South African retirement fund	58
15 Brazil defined benefits fund	59
16 Seller Board recommendation	59
17 Conduct after Completion	60
17.1 Regulatory notifications	60
17.2 Seller Group Marks	61
17.3 Change of Seller Group name and marks, uniforms and signage	61
17.4 Sellers permitted to retain Records	62
17.5 Buyer to preserve Records	62
17.6 Buyer to permit Seller access to Records	62
17.7 Buyer’s undertaking not to make any Claim against directors, officers or employees	63
17.8 Post-Completion payments and notices	64
17.9 IP licence	64
17.10 Sale Group Policies	65
18 Restraints to protect goodwill of the Sale Businesses after Completion	66
18.1 Definitions	66
18.2 Covenant not to compete	66
18.3 Non-interference – further undertakings to protect goodwill	67
18.4 Exceptions	67
18.5 No poach	68
18.6 Restraints cumulative	69
18.7 Restraints reasonable	69
18.8 Damages inadequate	69
19 Restraints in respect of Seller executives	69
19.1 Non-solicit	69
19.2 Restraints reasonable	70
19.3 Damages inadequate	70
20 MRN pre-emptive right	70
20.1 Acknowledgement of MRN pre-emptive right	70
20.2 Effect of MRN pre-emption on purchase price	71
20.3 Removal of MRN Shares and MRN Rights and Obligations from transaction perimeter	72
20.4 Re-introduction of MRN Shares to transaction perimeter prior to Completion	72

20.5 Seller put-option following Completion where MRN Shares and MRN Rights and Obligations removed from transaction perimeter	73
20.6 Satisfaction of conditions	74
21 Termination	74
21.1 Termination events	74
21.2 Effecting termination	75
21.3 No other termination	76
21.4 Effect of termination	76
21.5 Measure of damages	76
22 Break Fee and Reverse Break Fee	77
22.1 Payment	77
22.2 Demand for and timing of payment	78
22.3 No Break Fee or Reverse Break Fee payable if Completion occurs	79
22.4 Break Fee and Reverse Break Fee payable only once	79
22.5 Background to Break Fee and Reverse Break Fee	79
23 Seller Warranties and indemnities	80
24 Limit of Seller’s Liability and notice of Claims	81
25 Tax Indemnity	81
25.1 Indemnity	81
25.2 Exclusions to Tax Indemnity and Tax Warranty Claims	82
25.3 Information regarding Tax	83
25.4 Provisions regarding Brazilian Asset Sale shares and Brazilian Tax	83
25.5 Brazil Tax	84
25.6 Pre-Completion Tax matters	85
25.7 Pre-Completion Tax Notice	85
25.8 Seller to defend Pre-Completion Tax Notice	86
25.9 Expenses and costs of Seller defence	87
25.10 Buyer to defend Pre-Completion Tax Notice – if Seller does not wish to do so	87
25.11 Access	87
25.12 Audits, reviews and similar processes	88
25.13 No merger	88
26 Tax Returns	88
26.1 Responsibility for preparation and lodgement of Relevant Returns	88
26.2 Review of Relevant Returns	89
26.3 Access and assistance to assist with preparation of Relevant Returns and defend Pre-Completion Tax Notices	89
26.4 Costs	89
27 Buyer Warranties	89
28 Confidentiality and privacy	90
28.1 Confidentiality Agreement	90

28.2 Privacy	90
28.3 Use of Business Personal Information by Seller after Completion	91
29 Public announcements	91
29.1 Public announcement of Proposed Transaction	91
29.2 Public announcements required by law	91
29.3 Other public announcements	91
30 Duties and costs	92
30.1 Costs	92
30.2 Duty and registration fees	93
30.3 South African Securities Transfer Tax	93
31 CGT Declaration	94
31.1 Indirect Australian real property interest declaration	94
31.2 Australian resident declaration	94
31.3 Additional CGT Declaration	95
32 Indirect Tax	95
32.1 Definitions and interpretation	95
32.2 Indirect Tax exclusive	95
32.3 Payment of Indirect Tax	96
32.4 Adjustment events	96
32.5 Reimbursements	96
32.6 Supplies between former members of the Seller GST Group	96
33 Liability and Claims in respect of Selling Entities and Buying Entities, and guarantees	97
33.1 Limitation of Selling Entities’ and Buying Entities’ Liability	97
33.2 Claims against Selling Entities and Buying Entities	97
33.3 Guarantees	97
33.4 Specific performance	97
34 Brazilian Assets Sale Entity – Transitional power of attorney	98
35 Dispute resolution	98
36 Notices and other communications	99
36.1 Form	99
36.2 Delivery	100
36.3 When taken to be received	100
36.4 Receipt outside business hours	101
37 Representatives	101
37.1 Seller’s Representative	101
37.2 Buyer’s Representative	101
38 General	102
38.1 Variation and waiver	102
38.2 Consents, approvals or waivers	102
38.3 Discretion in exercising rights	102
38.4 Partial exercising of rights	102

38.5 Conflict of interest	102
38.6 Remedies cumulative	103
38.7 Indemnities and reimbursement obligations	103
38.8 Supervening law	103
38.9 Counterparts	103
38.10 Representations and undertakings continue	103
38.11 Entire agreement	103
38.12 Further steps	103
38.13 Reasonable endeavours	104
38.14 Prompt performance	104
38.15 Default interest	104
38.16 Assignment or other dealings	104
38.17 No Liability for loss	105
38.18 Rules of construction	105
38.19 Payment with withholding or deduction	105
38.20 Required withholding or deduction	105
38.21 Rights held for others	106
38.22 No merger	106
38.23 Concerning Financing Sources	106
39 Governing law	108
39.1 Governing law and jurisdiction	108
39.2 Serving documents	108
39.3 Appointment of process agent	108
Schedule 1 Details of Sale Shares	110
Schedule 2 Representatives	112
Schedule 3 Seller Warranties	113
Schedule 4 Interpretation of Seller Warranties and Limitations	135
Schedule 5 Buyer Warranties	149
Schedule 6 Conditions Precedent	159
Schedule 7 Permitted Leakage	161
Schedule 8 Completion obligations	166
Schedule 9 Material Contracts	169
Schedule 10 Permitted Encumbrances	177
Schedule 11 Contingent Consideration	179
Schedule 12 Seller pre-Completion conduct of business	194
Schedule 13 Tenements	204
Schedule 14 Third Party Credit Support	207
Schedule 15 Seller Personal Guarantees	209
Schedule 16 Selling Entities and Buying Entities	211
Schedule 17 Rectification Schedule	212
Schedule 18 Glossary and interpretation	214
Annexure A Form of Transfer Form (Australian Assets Sale Shares)	251
Annexure B Form of Transfer Form (South African Assets Sale Shares)	252
Annexure C Form of Resignation Notice	253

Annexure D Post-Signing Project Leopard Competition Protocols	255
Annexure E Form of Transitional Power of Attorney	266
Annexure F Deed of Accession	270
Annexure G Statement of Intentions	273
Signing page	275

Umbrella Implementation Deed

Details

Parties	Seller, Selling Entities, Buyer and Buying Entities
Seller	Name	South32 Limited
	ACN	093 732 597
	Formed in	New South Wales
	Address	Level 2, 100 St Georges Terrace, Perth, Western Australia, Australia
	Email	[***]
	Attention	Company Secretary
Selling Entities	As set out in paragraph 1 of Schedule 16
Buyer	Name	Alcoa Corporation
	Formed in	Delaware, United States of America
	Address	201 Isabella Street, Pittsburgh, Pennsylvania, United States of America
	Email	[***]
	Attention	Andrew Estel, Senior Vice President
Buying Entities	As set out in paragraph 2 of Schedule 16
Governing law	Western Australia
Recitals

A

The Seller, indirectly through the Selling Entities, owns all of the Australian Assets Sale Shares, Brazilian Assets Sale Shares and South African Assets Sale Shares.

B

The Buying Entities have agreed to buy, and the Selling Entities have agreed to sell, the Australian Assets Sale Shares, Brazilian Assets Sale Shares and South African Assets Sale Shares on the terms of this document.

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Umbrella Implementation Deed

General terms

1	Definitions and interpretation

1.1	Glossary

Words and phrases that are capitalised in this document have the meaning set out in the glossary in Part A of Schedule 18.

1.2	Interpretation

This document will be interpreted in accordance with the provisions of Part B of Schedule 18.

2	Sale and purchase of Sale Shares

2.1	Sale and purchase of Sale Shares

(a)	The Australian Assets Sellers agree to sell the Australian Assets Sale Shares, and the Australian Assets Buyer agrees to buy the Australian Assets Sale Shares, on the terms and conditions of this document.

(b)	The Brazilian Assets Sellers agree to sell the Brazilian Assets Sale Shares, and the Brazilian Assets Buyer agrees to buy the Brazilian Assets Sale Shares, on the terms and conditions of this document.

(c)	The South African Assets Seller agrees to sell the South African Assets Sale Shares, and the South African Assets Buyer agrees to buy the South African Assets Sale Shares, on the terms and conditions of this document.

2.2	Rights attaching to Sale Shares

Each Selling Entity must ensure that the Sale Shares sold by it to the applicable Buying Entity at Completion:

(a)	are free from any Encumbrance; and

(b)	have all rights attached to them as at Completion.

2.3	Conditional on FIRB Act approval

If the acquisition of any of the Sale Shares constitutes a ‘notifiable action’ or ‘notifiable national security action’ under the FIRB Act, clause 2.1 does not come into effect and is not binding unless and until:

(a)	the Treasurer (or the Treasurer’s delegate) has issued to the Buyer a ‘no objection notification’ (as that term is defined in the FIRB Act) in respect of the proposed acquisition of the Sale Shares; or

(b)	the Buyer has received a written notice by or on behalf of the Treasurer stating, or to the effect, that the proposed acquisition of the Sale Shares

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is not a ‘notifiable action’ or ‘notifiable national security action’ under the FIRB Act; or

(c)	following notice of the proposed acquisition of the Sale Shares having been given by the Buyer to the Treasurer under the FIRB Act, the Treasurer has ceased to be empowered to make any order under Division 2 of Part 3 of the FIRB Act because the applicable time limit on making orders and decisions under the FIRB Act has expired and the proposed acquisition of the Sale Shares is not prohibited by section 82 of the FIRB Act.

2.4	Nomination of South African Assets Buyer

(a)	By no later than 21 days after the date of this document, the Buyer must:

(i)	incorporate or acquire a wholly-owned subsidiary (which may be directly or indirectly wholly owned) for the purposes of that entity being the South African Assets Buyer under this document, which entity must be incorporated in South Africa; and

(ii)	procure that the South African Assets Buyer accedes to this document in the form set out in Annexure F.

(b)	Where this document grants a right to or imposes an obligation on the South African Assets Buyer, unless and until the South African Assets Buyer has been incorporated and has acceded to this document:

(i)	any rights will be deemed to be held by the Buyer on trust; and

(ii)	any obligation will be deemed to be an obligation on the Buyer to procure that the South African Assets Buyer complies with the relevant obligation.

3	Consideration

3.1	Consideration between Seller and Buyer

The Buyer and the Seller agree that each has received good consideration for the entry into this document, including the benefits expected to be obtained by each of them and their respective corporate groups (of which they are the parent company) through completion of the transactions contemplated by clause 2.1.

3.2	Purchase Price

The aggregate consideration payable by the Buying Entities to (or at the direction of) the Selling Entities (collectively, the Purchase Price) for the sale of the Sale Shares to the Buying Entities is the sum of:

(a)	the Cash Purchase Price, to be paid by the Buying Entities on Completion in accordance with clause 3.3, subject to any adjustment pursuant to this clause 3 and clause 20;

(b)	the Consideration Shares, to be allotted and issued by the Buyer in accordance with clause 3.4 and the other terms of this document; and

(c)	any Contingent Consideration, to the extent that it becomes due and payable in accordance with clause 3.3 and Schedule 11.

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3.3	Payment of Cash Purchase Price and Contingent Consideration

(a)	The applicable Buying Entity must pay to (or at the direction of) the applicable Selling Entity or Selling Entities:

(i)	at Completion, the Cash Purchase Price allocated to the applicable Sale Shares, subject to any adjustment under clause 20; and

(ii)	if and when the Contingent Consideration becomes due and payable in accordance with Schedule 11, any Contingent Consideration allocated to the applicable Sale Shares,

in each case according to the allocation of the Purchase Price pursuant to clause 3.5.

(b)	Each Selling Entity directs each Buying Entity to make payment of any amounts owing to that Selling Entity under clause 3.3(a) by paying such amount to the account nominated by the Seller (details of which bank account must be notified to the Buyer in writing prior to Completion).

3.4	Allotment and issue of Consideration Shares

(a)	At Completion, the applicable Buying Entity must deliver, or procure that the Buyer delivers, to (or at the direction of) the applicable Selling Entity or Selling Entities, the Consideration Shares, in the form contemplated by clause 3.4(c) and according to the allocation of the Purchase Price pursuant to clause 3.5, free and clear of any Encumbrances (excluding:

(i)	the restrictions contemplated by clause 3.8;

(ii)	any Encumbrance that may arise in respect of Alcoa Shares represented by Alcoa CDIs in favour of the Alcoa CDI holder; and

(iii)	any transfer and other restrictions under applicable securities law).

(b)	The Seller must notify the Buyer in writing by no later than 12.00pm (Perth time) on the day that is 5 Business Days prior to the Completion Date of:

(i)	the number of Consideration Shares to be delivered to (or at the direction of) each Selling Entity in the form of Alcoa Shares; and

(ii)	the number of Consideration Shares to be delivered to (or at the direction of) each Selling Entity in the form of Alcoa CDIs (which shall be the number of Consideration Shares less the number of Consideration Shares to be delivered in the form of Alcoa Shares referred to in clause 3.4(b)(i)).

(c)	Delivery of the Consideration Shares under clause 3.4(a) must be effected by the applicable Buying Entity doing each of the following things or procuring that the Buyer does each of the following things:

(i)	at Completion, delivering to the Seller the number of Alcoa Shares notified by the Seller pursuant to clause 3.4(b)(i);

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(ii)	as soon as practicable following Completion, procuring that the Seller is issued with the number of Alcoa CDIs notified by the Seller pursuant to clause 3.4(b)(ii); and

(iii)	at Completion, delivering to CDN one Alcoa Share for each Alcoa CDI notified by the Seller pursuant to clause 3.4(c)(ii),

and each Buying Entity and the Buyer and each Selling Entity and the Seller acknowledge that:

(iv)	the Selling Entities have directed that the Consideration Shares be delivered to the Seller, by way of the mechanism in this clause 3.4(c); and

(v)	the Buying Entities will satisfy their obligation to deliver the Consideration Shares pursuant to clause 3.4(a) by way of complying with the mechanism in this clause 3.4(c).

(d)	The Buyer must use reasonable endeavours to procure that the Seller is provided, promptly and by no later than the Business Day following the Completion Date, and without limiting the obligations of the Buyer under clause 2(b) of Schedule 8, with a holding statement or allotment advice setting out the number of Alcoa CDIs issued to the Seller pursuant to clause 3.4(c).

(e)	Notwithstanding anything in this document to the contrary, if, between the date of this document and Completion, the outstanding Alcoa Shares or Alcoa CDIs or the securities convertible into or exercisable for (or otherwise entitling the holder to receive directly or indirectly) Alcoa Shares, are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalisation, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution in respect of any such securities will be declared with a record date within said period, the Consideration Shares (and, to the extent each Alcoa CDI does not represent one Alcoa Share following such transaction, the Alcoa Shares represented by the Alcoa CDIs included in the Consideration Shares) will be appropriately adjusted to provide the Selling Entities the same economic effect as contemplated by this document prior to such event (provided, however, that nothing in this clause 3.4(e) will be construed to permit the Buyer to take any action with respect to its securities or otherwise that is limited, restricted or prohibited by the terms of this document).

3.5	Purchase Price allocation and adjustment

(a)	Subject to any adjustments pursuant to this document, the Cash Purchase Price and Consideration Shares are allocated between the Sale Shares as set out in the following table.

Sale Shares	Cash Purchase Price	Consideration Shares
Australian Assets Sale Shares	$1,107,000,000	57% of the Consideration Shares
South African Assets Sale Shares	$836,000,000	43% of the Consideration Shares
Brazilian Assets Sale Shares	$1,157,000,000	nil

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(b)	Any adjustment to the Purchase Price (or any element of the Purchase Price) pursuant to this document will be deemed to adjust the Purchase Price (or relevant element of the Purchase Price) applicable to the Sale Shares for the Sale Group to which the adjustment relates. Where an adjustment to the Purchase Price (or any element of the Purchase Price) relates to 2 or more Sale Groups, the adjustment will apply pro rata between the relevant Sale Groups.

(c)	For the purpose of allocating the Contingent Consideration portion of the Purchase Price between the Sale Shares:

(i)	Alumina DCP will be allocated between the Australian Assets Sale Shares and the Brazilian Assets Sale Shares pro rata according to the respective proportions of Worsley Alumina Product and Alumar Alumina Product, respectively, in each Contingent Consideration Period; and

(ii)	Aluminium DCP will be allocated between the South African Assets Sale Shares and the Brazilian Assets Sale Shares pro rata according to the respective proportions of Hillside Aluminium Product and Alumar Aluminium Product, respectively, in each Contingent Consideration Period.

Capitalised terms used in this clause 3.5(c) and not defined in Schedule 18 (Glossary and interpretation) have the meaning given in Schedule 11 (Contingent Consideration).

3.6	Distribution

(a)	Subject to the relevant Consideration Shares being free from any on-sale restriction pursuant to the process set out in clause 8.21, as soon as reasonably practicable following Completion, and subject to receipt of the Consideration Shares by the Seller as contemplated by clauses 3.2(b) and 3.4, the Seller must procure that at least half of the Consideration Shares are distributed to South32 Shareholders by way of dividend pursuant to this clause 3.6 (Dividend Distribution). Without limiting any other rights of the Seller under this document, if the Buyer contravenes clause 8.21 such that ASIC Relief is not obtained and the Prospectus is not issued, the Seller will have no obligation under this clause 3.6 to distribute any of the Consideration Shares to South32 Shareholders by way of dividend or otherwise (but may do so in its absolute discretion).

(b)	The Seller may elect (in its absolute discretion) to distribute some or all of the Consideration Shares that are not distributed as the Dividend Distribution by way of capital reduction pursuant to this clause 3.6 (Capital Reduction Distribution).

(c)	For the purposes of clause 3.6(a) and (to the extent the Seller makes an election under clause 3.6(b)) clause 3.6(b), the Seller will distribute the Consideration Shares to South32 Shareholders in accordance with this clause 3.6 by:

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(i)	in the case of each South32 Shareholder who is not an Ineligible Shareholder on the relevant Distribution Record Date: transferring to that South32 Shareholder their Dividend Distribution Entitlement and/or Capital Reduction Distribution Entitlement (as applicable); and,

(ii)	in the case of each Ineligible Shareholder: transferring their Dividend Distribution Entitlement and/or Capital Reduction Distribution Entitlement (as applicable) to the Sale Agent.

(d)	The Seller must appoint the Sale Agent for the purposes of accepting the transfer of each Ineligible Shareholder’s Dividend Distribution Entitlement and Capital Reduction Distribution Entitlement (if applicable).

(e)	If the Seller makes an election under clause 3.6(b), and the capital reduction requires South32 Shareholder approval:

(i)	the Buyer must, until Completion, provide the Seller with information regarding the Buyer required by law to be included in the notice of meeting and explanatory statement to be issued by the Seller in relation to obtaining that South32 Shareholder approval; and

(ii)	the parties acknowledge that such South32 Shareholder approval is not a Condition Precedent, does not provide either party with any termination right, and must not delay or prevent Completion, nor will any ruling, guidance, sign-off, approval or similar (or process in respect of the same) from or involving the ATO or any other Government Agency in respect of the Capital Reduction Distribution be a Condition Precedent, give rise to a termination right or delay or prevent Completion.

3.7	Consideration Shares Adjustment

(a)	Subject to clause 3.7(b), if, between the date of this document and Completion, the Buyer issues or agrees to issue (including an agreement to issue that is conditional):

(i)	for the primary purpose of funding:

(A)	the acquisition by a Buyer Group Member of one or more assets or projects from a third party (whether by asset sale or share sale, and whether a cash or scrip transaction); or

(B)	a specific purpose that is accretive to the value of Alcoa Shares (other than in connection with funding the Proposed Transaction),

any Alcoa Shares at a discount greater than 15% to the closing price of an Alcoa Share on the NYSE on the day immediately preceding the announcement of such share issue or agreement to issue; or

(ii)	in any other case (including, without limitation, in connection with funding the Proposed Transaction or for general corporate purposes), any Alcoa Shares at a discount to the closing price of an Alcoa Share on the NYSE on the day immediately preceding the announcement of such share issue or agreement to issue shares,

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then, unless the Buyer and Seller otherwise agree, the number of Consideration Shares will be adjusted (applied consistently across the allocated amounts to all Sale Shares in accordance with clause 3.5) according to the following formula:

Where:

CS = the number of Consideration Shares prior to adjustment pursuant to this clause 3.7 (but following any adjustment pursuant to clause 3.4(e))

Market Price = the closing price of Alcoa Shares on the NYSE on the day immediately preceding the announcement of the issue of, or agreement to issue, shares

TERP = the theoretical ex-rights price, calculated according to the following formula:

Where:

Existing Equity = the number of Alcoa Shares prior to the issue of, or agreement to issue, shares

Issue Price = the issue price for (or otherwise attributable to) Alcoa Shares pursuant to the issue of, or agreement to issue, shares

New Equity = the number of Alcoa Shares issued (or agreed to be issued).

Where the relevant issue involves an agreement to issue Alcoa Shares, the number of ‘New Equity’ and the ‘Issue Price’ in the formulae in this clause will be determined having regard to the terms of that agreement.

(b)	Clause 3.7(a) does not apply to an issue of Alcoa Shares:

(i)	required or expressly permitted by this document;

(ii)	required by any applicable law, provided that the Consideration Shares (and, to the extent each Alcoa CDI does not represent one Alcoa Share following such transaction, the Alcoa Shares represented by the Alcoa CDIs included in the Consideration Shares) are appropriately adjusted to provide the Selling Entities the same proportional ownership interest in Alcoa Shares as contemplated by this document immediately prior to such event (with such proportional ownership interest calculated after giving effect to any other issue of Alcoa Shares under this clause 3.7(b) (excluding the issue which is the cause of the adjustment pursuant to this clause 3.7(b)(ii)));

(iii)	pursuant to the Buyer Equity Plan; or

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(iv)	pursuant to stock dividend or stock distribution, including pursuant to any Shareholder Rights Plan, “poison pill” or other comparable agreement, to the extent the Consideration Shares are appropriately adjusted pursuant to clause 3.4(e) to provide the Selling Entities (or the person to whom the Selling Entities direct the Consideration Shares to be issued) the same proportional ownership interest in Alcoa Shares as contemplated by this document immediately prior to such event (with such proportional ownership interest calculated after giving effect to any other issue of Alcoa Shares under this clause 3.7(b) (excluding the issue which is the cause of the adjustment pursuant to this clause 3.7(b)(iv))).

3.8	Orderly market mechanism

Except for actions to effect the Dividend Distribution, any Capital Reduction Distribution, any sale facility, or any sale for the account of ineligible shareholders (in connection with dealing with those ineligible shareholders’ entitlements under the Dividend Distribution or any Capital Reduction Distribution), for the period of three months following Completion the Seller must not (and must procure that each Seller Group Member does not), without prior consent of the Buyer (such consent not to be unreasonably withheld or delayed):

(a)	in any one NYSE trading day, sell or transfer on-market on the NYSE a number of Alcoa Shares in excess of 20% of the average daily trading volume of Alcoa Shares in the calendar month prior to the date on which the Seller sells or transfers Alcoa Shares, unless the sale or transfer is undertaken via a block trade; or

(b)	in any one ASX trading day, sell or transfer on-market on the ASX a number of Alcoa CDIs in excess of 20% of the average daily trading volume of Alcoa CDIs in the calendar month prior to the date on which the Seller sells or transfers Alcoa CDIs, unless the sale or transfer is undertaken via a block trade.

For the purposes of this clause 3.8, a reference to a ‘block trade’ will be taken to include any sale or transfer by way of special crossing or equivalent, whether executed during or outside of normal market trading.

4	Conditions Precedent

4.1	Conditions Precedent

Completion is conditional on the Conditions Precedent being satisfied or, if applicable, waived in accordance with this document.

4.2	Best endeavours in relation to Conditions Precedent

Subject to clause 4.3, the Seller and the Buyer must each use its best endeavours to procure that:

(a)	each of the Conditions Precedent for which it is responsible (as identified in Schedule 6):

(i)	is satisfied as soon as practicable after the date of this document and no later than the Conditions Precedent End Date; and

(ii)	continues to be satisfied at all times until Completion;

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(b)	there is no occurrence within its control or the control of its Affiliates that would prevent a Condition Precedent for which it is a party responsible being or remaining satisfied at all times until the last time it is to be satisfied (as the case may require); and

(c)	without limiting its obligations under clause 4.3, if an order or injunction is issued that will prevent Condition Precedent (n) of Schedule 6 being satisfied by the Conditions Precedent End Date, such order or injunction is vacated, lifted, set aside or otherwise disapplied to enable Completion to occur in accordance with this document.

4.3	Satisfying the Required Regulatory Consent Conditions

(a)	For the purposes of this clause 4.3, the party (being the Buyer or the Seller) who is primarily required by applicable laws (whether in respect of itself or an Affiliate) to seek a Required Regulatory Consent in connection with the Proposed Transaction is the “Primary Party” in relation to the application for which they are responsible and the other party is the “Secondary Party” in relation to that application, provided that unless the parties agree otherwise:

(i)	(other than as expressly provided in this document) the Buyer is the Primary Party in respect of all Required Antitrust Consents listed in paragraphs (a)-(i) of the definition of Required Antitrust Consents and the Required FDI Consent listed in paragraph (a) of the definition of Required FDI Consents;

(ii)	the Seller is the Primary Party in respect of the FinSurv approval described in paragraph (c) (FinSurv approval - Seller) of Schedule 6; and

(iii)	the Buyer is the Primary Party in respect of the FinSurv approval described in paragraph (d) (FinSurv approval – Buyer) of Schedule 6.

(b)	Without limiting clause 4.2, the Primary Party must:

(i)	(advanced drafts) give the Secondary Party a copy of an advanced draft of each application for any Required Regulatory Consent in respect of which it is the Primary Party, and consider in good faith any reasonable comments provided by or on behalf of the Secondary Party in relation to those draft applications;

(ii)	(applying) unless otherwise agreed by the parties in writing:

(A)	promptly apply for each Required Regulatory Consent in respect of which it is the Primary Party;

(B)	promptly, and in any event by no later than 1 Business Day after such application is submitted to the relevant Government Agency, provide a copy of such application to the Secondary Party; and

(C)	promptly pay any application fee, filing charge or similar in connection with the applicable Required Regulatory Consent. For the avoidance of doubt this includes the entirety of any filing fee required in connection with any notifications made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for which the Buyer is solely responsible;

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(iii)	(process) take all steps it is responsible for as part of the Required Regulatory Consent process, including (subject to clause 4.3(b)(iv)) responding to requests for information at the earliest practicable time;

(iv)	(consultation) consult with the Secondary Party in advance in relation to all applications and other communications (whether written or oral, and whether direct or via a Representative) with any Government Agency relating to any Required Regulatory Consent, and:

(A)	provide the Secondary Party with drafts of any applications or other material written communications to be sent to a Government Agency;

(B)	provide the Secondary Party with a reasonable opportunity to review and make any proposed amendments to the drafts provided under clause 4.3(b)(iv)(A);

(C)	to the extent the Secondary Party proposes any amendments under clause 4.3(b)(iv)(B):

(aa)	where the amendment relates to a factual inaccuracy, correct that factual inaccuracy; and

(ab)	consider in good faith any other amendments proposed by the Secondary Party for inclusion; and

(D)	in respect of the Required Regulatory Consents set out in paragraphs 4.3(a)(ii) and (a)(iii), provide the Secondary Party with a reasonable opportunity and reasonable notice to attend any meeting (physical or virtual) with, or hearings in front of, any Government Agency;

(v)	(communications) provide copies of all communications sent to or received from a Government Agency to the Secondary Party (to avoid doubt, including its Representatives) promptly upon despatch or receipt (as the case may be); and

(vi)	(progress) keep the Secondary Party informed of all progress in obtaining each Required Regulatory Consent.

(c)	The Secondary Party must cooperate with, and provide any reasonable assistance to the Primary Party, in order to enable the Primary Party to obtain any Required Regulatory Consent for which it is responsible, including by providing any information reasonably requested by the Primary Party for such purposes and, if reasonably requested, participating in and making submissions to meetings with the relevant Government Agency in relation to any such Required Regulatory Consent.

(d)	Notwithstanding clauses 4.3(b) and 4.3(c), if:

(i)	both the Seller and the Buyer (or any of their respective bodies corporate) are required to obtain the same Required Regulatory Consent; or

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(ii)	both the Seller and the Buyer (or any of their respective bodies corporate) are to apply jointly for a Required Regulatory Consent,

then:

(iii)	the parties will agree one party to be the Primary Party for the purposes of clause 4.3(b), however:

(A)	no application may be made by the Primary Party without the prior written consent of the Secondary Party (such consent not to be unreasonably withheld or delayed);

(B)	no document may be provided by the Primary Party to the applicable Government Agency without the prior written consent of the Secondary Party (not to be unreasonably withheld or delayed);

(C)	the Primary Party must provide the Secondary Party with a reasonable opportunity to participate in all discussions and correspondence with the applicable regulator; and

(D)	the Primary Party may not agree to the imposition of any conditions that would affect the Secondary Party without the consent of the Secondary Party (subject to clause 4.3(e)); and

(iv)	the Buyer and Seller will each be responsible for paying half of any application fee, filing charge or similar in connection with the applicable Required Regulatory Consent. For the avoidance of doubt, this does not apply to any fee payable in respect of any approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for which the Buyer is solely responsible.

(e)	Each of the Buyer and Seller must:

(i)	act reasonably and in good faith, and otherwise in accordance with the terms of this document, to offer, agree or accept reasonable terms or conditions or undertakings imposed or required by a Government Agency in respect of the Required Regulatory Consents and/or the Proposed Transaction; and

(ii)	respond to each Government Agency promptly and as soon as possible and in any event within the time required by the relevant Government Agency,

provided that a party is not required to agree to conditions or undertakings that require that party to divest, restructure, or hold separate or otherwise encumber or impair any of the assets, businesses or interests of that party either before or after Completion (it being acknowledged and agreed that any behavioural remedies imposed will be deemed not to be an encumbrance or impairment).

(f)	The Seller may not agree to any conditions or undertakings that apply to the Sale Businesses either before or after Completion without the

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Buyer's written consent, and clause 4.3(e) will apply to the Buyer in determining whether or not to provide its consent.

(g)	Until such time as Completion occurs in accordance with clause 9, each of the Buyer and the Seller:

(i)	acknowledges and agrees that any submissions to, or communications (of any kind) or discussions with government, a Government Agency, or their respective advisers or representatives, or the media or any public statement must not be in any way inconsistent with the Statement of Intentions;

(ii)	must not, and must ensure that its Representatives do not, directly or indirectly, make, or solicit, invite, encourage or initiate any person to make:

(A)	a statement to the government, a Government Agency, their respective advisers or representatives; or

(B)	a public statement (including to the media and including on a no-names basis),

that is any way inconsistent with the Statement of Intentions or with the sole or predominant purpose of causing the Condition Precedent in paragraph (n) of Schedule 6 to fail to be met,

in each case, without the prior written consent of the other party.

(h)	The Buyer represents and warrants that as at the date of this document it has not engaged with any government, any Government Agency, their respective advisers or representatives or otherwise provided any statements of intention about the future of the Sale Entities or Sale Businesses to any government, any Government Agency, their respective advisers or representatives, other than as agreed in writing with the Seller.

(i)	The Seller warrants that as at the date of this document it has not engaged with any government, any Government Agency, their respective advisers or representatives or otherwise provided any statements of intention about the Proposed Transaction or the future of the Non-Sale Group Entities following Completion in connection with or as a result of the Proposed Transaction, to any government, any Government Agency, their respective advisers or representatives, other than as agreed in writing with the Buyer.

(j)	The parties acknowledge and agree that a failure by the Seller or the Buyer (as applicable) to comply with clause 4.3(g), 4.3(h) or 4.3(i) constitutes a breach of clause 4.2.

(k)	Notwithstanding anything in this clause 4.3, before the Buyer or the Seller (the “Discloser”) provides any document or other information to the other party under clause 4.3(b), including Board and Board Subcommittee documents, the Discloser may redact such information if and to the extent:

(i)	required to comply with applicable law;

(ii)	required to preserve legal professional or attorney-client privilege (provided it uses reasonable endeavours to provide that information without waiving privilege, including through any applicable claim of common interest privilege); or

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(iii)	required by the agreed Competition Protocols on the basis that it reasonably believes that information contains commercially or competitively sensitive information, provided that the Discloser provides to the other party a general description of the information which has been redacted.

4.4	Notice in relation to Conditions Precedent

The Buyer and the Seller (as applicable) must:

(a)	(notice of satisfaction) promptly notify the other party of satisfaction of a Condition Precedent;

(b)	(keep informed) keep each other party informed of any material development of which it becomes aware that may lead to the breach or non-fulfilment of a Condition Precedent;

(c)	(notice of failure) immediately give written notice to each other party of a breach or non-fulfilment of a Condition Precedent, or of any event that will prevent a Condition Precedent being satisfied; and

(d)	(notice of waiver) upon receipt of a notice given under clause 4.4(c), give written notice to each other party as soon as possible as to whether or not it waives the breach or non-fulfilment of any Condition Precedent resulting from the occurrence of that event, specifying the Condition Precedent in question. Failure to provide a notice required under this clause 4.4 will not give rise to the failure of a Condition Precedent or any right to terminate this document. Failure to respond to a notice given under, or otherwise comply with, this clause 4.4 will not automatically be deemed a waiver of any Condition Precedent or give rise to any right to terminate.

4.5	Waiver of Conditions Precedent

(a)	The Conditions Precedent in paragraphs (a), (b), (c), (d), and (j) of Schedule 6 cannot be waived.

(b)	A Condition Precedent may only be waived in writing by the party or parties entitled to the benefit of that Condition Precedent and will be effective only to the extent specifically set out in that waiver.

(c)	A party entitled to waive the breach or non-fulfilment of a Condition Precedent under this clause 4 may do so in its absolute discretion.

(d)	If either the Seller or the Buyer waives the breach or non-fulfilment of a Condition Precedent in accordance with this clause 4, then:

(i)	subject to clause 4.5(d)(ii), that waiver precludes that party from making a Claim against the other party for any breach of this document arising as a result of the breach or non-fulfilment of that Condition Precedent or arising from the same event that gave rise to the breach or non-fulfilment of that Condition Precedent; but

(ii)	if the waiver of the Condition Precedent is itself conditional and the other party:

(A)	accepts the condition, the terms of that condition apply notwithstanding any inconsistency with clause 4.5(d)(i); or

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(B)	does not accept the condition, the Condition Precedent has not been waived.

(e)	A waiver of a breach or non-fulfilment in respect of a Condition Precedent does not constitute a waiver of a breach or non-fulfilment of:

(i)	any other Condition Precedent arising from the same event; or

(ii)	that Condition Precedent resulting from any other event.

4.6	Consultation on failure of Condition Precedent

Without limiting clause 4.3(e), if:

(a)	there is a breach or non-fulfilment of a Condition Precedent that is not waived in accordance with this document by the Conditions Precedent End Date; or

(b)	there is an act, failure to act or occurrence that will prevent a Condition Precedent (other than Condition Precedent (n) of Schedule 6) being satisfied by the Conditions Precedent End Date (and the breach or non-fulfilment that would otherwise occur has not already been waived in accordance with this document), the Buyer (on behalf of itself and each Buying Entity) and the Seller (on behalf of itself and each Selling Entity) must promptly consult in good faith with a view to determining:

(c)	whether the Proposed Transaction may proceed by alternative means or methods so as to achieve substantially similar commercial outcomes; or

(d)	to extend the Conditions Precedent End Date,

it being acknowledged and agreed that in no circumstance will any party be required to proceed with a transaction by alternative means or methods that would result in the Seller (or any Selling Entity) disposing of or the Buyer (or any Buying Entity) acquiring part, but not all, of the Sale Businesses (other than as contemplated by clause 20).

4.7	Failure to agree

If the Buyer and the Seller are unable to reach agreement under clause 4.6 by the earlier of (1) 15 Business Days of reasonable consultation and (2) the Business Day prior to the Conditions Precedent End Date:

(a)	subject to clause 4.7(b), either the Buyer or the Seller may terminate this document; or

(b)	if a Condition Precedent may be waived and exists for the benefit of one party only, that party only may waive that Condition Precedent or terminate this document,

provided that the terminating party has complied with this clause 4.

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5	Pre-Completion conduct

5.1	Seller pre-Completion conduct of business obligations

(a)	The Seller must comply with the conduct of business obligations contained in Schedule 12.

(b)	The Buyer must not unreasonably withhold or delay any consent requested under paragraph 2(l) of Schedule 12. The Buyer will be taken to have given its consent if it does not notify the Seller’s Representative that it refuses its consent within 5 Business Days of receiving the request for consent.

(c)	To avoid doubt, it is agreed that the obligations contained in Schedule 12 will not in any way confer upon the Buyer the right to materially influence the policies of the Sale Group Entities, nor permit the Buyer to become actively involved in the running of the Sale Group Entities and will not constitute any direct or indirect establishment of control or the exercise of any material influence.

5.2	Seller to undertake Rectification Project Plans

The Seller must (and must procure that the Sale Group Entities, as applicable) comply with Schedule 17.

5.3	Buyer pre-Completion conduct

The Buyer must:

(a)	ensure, to the extent it is within the Buyer's power to do so, that a Buyer Prescribed Occurrence does not occur; and

(b)	not take any action that is reasonably likely to materially prejudice the likelihood of Completion occurring.

5.4	Access for Buyer

(a)	Subject to clause 5.4(b) and in accordance with the Competition Protocols, until Completion, the Seller must provide or make available to the Buyer and its Representatives reasonable access to the premises (other than in respect of MRN and Alumar), Records and personnel relating to the Sale Businesses and Sale Group Entities during normal business hours for the sole purposes outlined in clause 5.4(d).

(b)	Subject to clause 5.4(f), the Seller may deny or refuse the Buyer and its Representatives access to premises or to provide or make available any Record if:

(i)	the Buyer has not provided the Seller with:

(A)	in the case of Records, at least 5 Business Days' prior notice that the Buyer requires access; and

(B)	in the case of access to premises, at least 10 Business Days' prior notice that the Buyer requires access, such notice identifying the Representatives whom the Buyer wishes to have access on behalf of the Buyer; or

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(ii)	to provide the access to premises or to provide or make available the Record will:

(A)	materially interfere with the conduct of the Sale Businesses; or

(B)	involve or result in a breach of confidence (whether or not contractual) owed by any Seller Group Member;

(C)	involve or result in the loss of legal professional privilege;

(D)	involve or result in a breach of law or any agreement or bona fide agreement between a Seller Group Member and a third party and where the Buyer’s satisfaction of conditions set forth in clause 5.4(b)(iii) would be insufficient; or

(E)	involve or result in a breach of the Competition Protocols; or

(iii)	the Buyer and its Representatives do not first agree with the Seller to comply with the Seller's reasonable requirements and directions in relation to any access provided (including its requirements in relation to security and occupational health and safety) or any record to be provided or made available (which may include a requirement that the Representative to whom a record may be provided or made available execute a confidentiality undertaking in a form reasonably acceptable to the Seller).

(c)	Subject to clause 5.4(f), the Buyer may only request access:

(i)	to premises: once in every 3 month period in respect of each site, except where access is requested more frequently where the Buyer reasonably considers that a Material Adverse Change or an event which has or may have a material adverse effect upon the relevant Sale Group or the relevant Sale Business, may have occurred in relation to the relevant operations (subject to the Seller’s reasonable requirements and directions in relation to any access provided (including its requirements in relation to security and occupational health and safety)); and

(ii)	to Records and personnel: on a reasonable basis,

and any requests in excess of these thresholds will be deemed invalid for the purposes of clause 5.4(a).

(d)	The Buyer's access to premises and Records pursuant to this clause 5.4 must be for the sole purposes of:

(i)	assisting the Buyer to understand and stay up to date with the affairs and activities of the Sale Businesses and Sale Group Entities in the period prior to Completion; and

(ii)	preparing the Buyer for the assumption of responsibility for the operation of the Sale Businesses and Sale Group Entities on and from the Completion Date (including in respect of the TSA).

(e)	Unless expressly provided elsewhere in this document (including pursuant to the Competition Protocols) or pursuant to the terms of the

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TSA, the Buyer’s access to Records pursuant to this clause 5.4 will be limited to:

(i)	existing Records; and

(ii)	Records that are created in the ordinary course of business consistent with past practice,

and nothing in this clause 5.4 requires the Seller to, and the Buyer has no right to, request the Seller or any Seller Group Member to create any new or bespoke documents or other form of records. To avoid doubt, to create a record includes, without limitation, the production or generation of a new record, or the derivation or modification of an existing Record.

(f)	None of the restrictions upon access to Records, premises or personnel in this clause 5.4 will restrict access rights applicable in the TSA and the TSA will prevail to the extent of any inconsistency between the terms of this clause 5.4 and the TSA.

5.5	Entry into TSA

(a)	The Buyer must enter into the TSA concurrently with or promptly following entry into this document.

(b)	The Seller must procure that South32 Group Operations Pty Ltd enters into the TSA concurrently with or promptly following entry into this document.

5.6	Monthly management accounts

(a)	No later than 20 Business Days after the end of each calendar month, the Seller must provide to the Buyer management accounts for the Sale Businesses in substantially similar form to the Management Accounts, including standalone trial balances for each Sale Group Entity for each month in the relevant calendar quarter.

(b)	The Buyer:

(i)	acknowledges that management accounts are prepared for the Seller's internal management purposes, and that the accounts provided to the Buyer pursuant to this clause 5.6 will be true and accurate copies of the accounts prepared for that purpose and nothing more; and

(ii)	agrees that the Seller will have no liability to the Buyer or any other person in relation to any information provided by the Seller to the Buyer under clause 5.6(a).

6	Seller exclusivity

(a)	Except as otherwise agreed in writing by the Buyer, during the Exclusivity Period, the Seller must not and must ensure that its directors, officers, employees and associates do not, and the Seller must not require or permit any adviser or agent to directly or indirectly solicit, initiate or encourage any inquiries, proposals or discussions regarding any Alternative Proposal (whether or not from a person with whom the Seller has previously been in discussions).

(b)	Nothing in clause 6(a) restricts the Seller from disclosing, providing or otherwise making available to a third-party any information in relation to

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the Seller Group, or agreeing to do any of the foregoing, in response to an Alternative Proposal from that third-party that was not solicited by the Seller or any Seller Group Member (or any of their respective directors, officers, employees or associates), provided:

(i)	the disclosure, provision or making available of the information to that person is in connection with an Alternative Proposal;

(ii)	the Seller reasonably believes that providing such information to the third-party could reasonably be expected to lead to a Superior Proposal; and

(iii)	the information is provided to the third party that approached the Seller (or Representatives of that third party).

(c)	During the Exclusivity Period, the Seller:

(i)	must not enter into any agreement, arrangement or understanding (whether or not in writing) for or in relation to an Alternative Proposal (to avoid doubt, other than an agreement to provide information in the circumstances contemplated by clause 6(b)), and must not (other than to the extent required by law or the ASX Listing Rules) announce an Alternative Proposal; and

(ii)	must ensure that none of the Seller Directors approves, recommends or makes an announcement in support of an Alternative Proposal, or announces an intention to do so,

unless:

(iii)	the Seller Board acting in good faith, after having received advice from its legal and financial advisers, has determined that the Alternative Proposal constitutes a Superior Proposal;

(iv)	the Seller Board, after having received advice from its legal and financial advisers, determines that failing to enter into the Alternative Proposal would be likely to involve the Seller Directors breaching their statutory or fiduciary duties to the Seller;

(v)	the Seller has given the Buyer a notice in relation to the Alternative Proposal setting out the material terms and conditions of the Alternative Proposal, and provided reasons why the Seller Board has determined that the Alternative Proposal is a Superior Proposal and, for at least five Business Days (the "Matching Period"), the Seller and its Representatives have negotiated in good faith with the Buyer and its Representatives, to the extent the Buyer wishes to negotiate and makes itself reasonably available to negotiate, to enable the Buyer to make a Buyer Counterproposal; or

(vi)	if a Buyer Counterproposal is made by the Buyer during the Matching Period, the Seller Board has promptly considered the Buyer Counterproposal and determined in good faith, after having received advice from its legal and financial advisers, that the Buyer Counterproposal does not provide an equivalent or superior outcome for South32 Shareholders as compared with the Alternative Proposal (taking into account all the terms and conditions and other aspects of the Buyer Counterproposal and

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the Alternative Proposal, respectively), and the Seller has notified the Buyer in writing of such determination.

(d)	If:

(i)	a Buyer Counterproposal is made by the Buyer during the Matching Period; and

(ii)	the Seller Board determines in good faith that the Buyer Counterproposal provides an equivalent or superior outcome for South32 Shareholders as compared with the Alternative Proposal (taking into account all the terms and conditions and other aspects of the Buyer Counterproposal and the Alternative Proposal, respectively), the following must occur:

(iii)	the Seller must promptly notify the Buyer in writing of the determination;

(iv)	the parties must use their reasonable endeavours to agree such amendments to this document as are necessary to give effect to and implement the Buyer Counterproposal; and

(v)	the Seller must use reasonable endeavours to ensure that an announcement is made to the effect that the Seller Board considers the Buyer Counterproposal to be in the best interest of South32 Shareholders and recommends the Buyer Counterproposal to South32 Shareholders.

7	South32 Transaction Meeting and Independent Expert

7.1	Independent Expert and Independent Expert’s Report

If the Seller elects to appoint an Independent Expert to prepare an Independent Expert's Report:

(a)	the Seller must:

(i)	appoint the Independent Expert and provide any assistance and information reasonably requested by the Independent Expert to enable the Independent Expert to prepare its report for the South32 Notice of Meeting (and any updates to such report); and

(ii)	to the extent permitted by law, provide the Buyer with drafts of the Independent Expert’s Report (other than the valuation section) for the purposes of a factual review only, and provide any of the Buyer’s timely and reasonable comments on the draft Independent Expert’s Report to the Independent Expert (with any comments that are not related to factual accuracy to be deemed as not reasonable); and

(b)	the Buyer must promptly provide any assistance or information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert’s Report.

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7.2	Convening of Transaction Meeting

(a)	Subject to clause 7.2(b), the Seller must:

(i)	dispatch or procure the dispatch of the South32 Notice of Meeting to South32 Shareholders by no later than the earlier of:

(A)	the date on which the Seller dispatches its notice of meeting for its 2026 annual general meeting; and

(B)	31 October 2026; and

(ii)	convene and hold the South32 Transaction Meeting by no later than the earlier of:

(A)	the date of the Seller's 2026 annual general meeting; and

(B)	30 November 2026.

(b)	Where the Seller is unable to comply with clause 7.2(a) due to a breach by the Buyer of an obligation in clause 7.4, each of the applicable deadlines in clauses 7.2(a), 21.1(h) and the definition of 'Break Fee' in Schedule 18 is extended by the period of delay directly caused by the Buyer's breach.

(c)	Where an Alternative Proposal occurs, each of the applicable deadlines in clauses 7.2(a) and 21.1(h) (but not deadlines in the definition of 'Break Fee' in Schedule 18) is extended by the period from notification of the Alternative Proposal to the Buyer under clause 6(d)(iii) until the end of the Matching Period. This clause 7.2(c) can be applied multiple times in the case of multiple Alternative Proposals (including changes to the proposed terms of previous Alternative Proposals).

7.3	South32 Notice of Meeting – Seller’s obligations

(a)	The Seller must:

(i)	prepare the South32 Notice of Meeting (other than the Buyer NOM Information and the Independent Expert’s Report) in accordance with all applicable laws, including the ASX Listing Rules, the Corporations Act, and all relevant regulatory guides and other guidelines and requirements of ASIC;

(ii)	provide the Buyer with drafts of the South32 Notice of Meeting (to avoid doubt, excluding any drafts of the Independent Expert’s Report) for the purposes of enabling the Buyer to review and comment on that document; and

(iii)	promptly consider in good faith any timely and reasonable comments provided by or on behalf of the Buyer in relation to the South32 Notice of Meeting (other than the Independent Expert’s Report).

(b)	If, after dispatch of the South32 Notice of Meeting, the Seller becomes aware:

(i)	that information included in the South32 Notice of Meeting is or has become false, misleading or deceptive in any material respect (whether by omission or otherwise); or

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(ii)	of information that is required to be disclosed to South32 Shareholders under any applicable law but was not included in the South32 Notice of Meeting, without limiting any other obligation under this document, the Seller must promptly:

(iii)	prepare any supplementary disclosure to the South32 Notice of Meeting (other than the Buyer NOM Information and the Independent Expert’s Report) in accordance with applicable laws; and

(iv)	provide the Buyer with a reasonable opportunity to review and make comments on any such supplementary disclosure, and take into account all timely and reasonable comments provided by the Buyer on such supplementary disclosure.

7.4	South32 Notice of Meeting – Buyer’s obligations

(a)	The Buyer must:

(i)	promptly prepare and provide to the Seller for inclusion in the South32 Notice of Meeting the Buyer NOM Information in accordance with all applicable laws, including the ASX Listing Rules, the Corporations Act, and all relevant regulatory guides and other guidelines and requirements of ASIC;

(ii)	provide the Seller with drafts of the Buyer NOM Information for the purposes of enabling the Seller to review and comment on that information;

(iii)	promptly consider in good faith any timely and reasonable comments provided by or on behalf of the Seller in relation to the Buyer NOM Information; and

(iv)	otherwise provide any assistance or information reasonably requested by the Seller in connection with the South32 Notice of Meeting.

(b)	If, between the date of dispatch of the South32 Notice of Meeting and the date of the South32 Transaction Meeting, the Buyer becomes aware:

(i)	that information included in the South32 Notice of Meeting is or has become false, misleading or deceptive in any material respect (whether by omission or otherwise); or

(ii)	of information that is required to be disclosed to South32 Shareholders under any applicable law but was not included in the South32 Notice of Meeting,

without limiting any other obligation under this document, the Buyer must:

(iii)	immediately notify the Seller in writing; and

(iv)	promptly:

(A)	consult with the Seller in good faith as to the need for, and the form and content of, any supplementary disclosure to South32 Shareholders;

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(B)	prepare any update to the Buyer NOM Information for any supplementary South32 Notice of Meeting in accordance with applicable laws; and

(v)	provide the Seller with a reasonable opportunity to review and make comments on any such supplementary disclosure, and take into account all timely and reasonable comments provided by the Seller on such supplementary disclosure.

7.5	Responsibility statements

(a)	The Seller will be responsible for the South32 Notice of Meeting (other than the Buyer NOM Information and the Independent Expert’s Report).

(b)	The Buyer will be responsible for the Buyer NOM Information.

(c)	The Buyer and the Seller agree that responsibility statements will be included in the South32 Notice of Meeting reflecting the allocation of responsibilities in clauses 7.5(a) and 7.5(b).

7.6	Interpreting references to Notice of Meeting

Where the South32 Transaction Meeting is the Seller's annual general meeting, all references in this clause 7 to the South32 Notice of Meeting are to be interpreted as references to those portions of the South32 Notice of Meeting that describe or relate to the Proposed Transaction and associated resolution(s).

8	Completion preparations

8.1	Material Consents

(a)	The Seller will use all reasonable endeavours to obtain all Material Contract Consents and Material Authorisation Consents (on terms acceptable to the Buyer, acting reasonably) by no later than Completion and to do all things reasonably required (including the execution of any document) in connection with obtaining such Material Contract Consents and Material Authorisation Consents.

(b)	The Seller will:

(i)	to the extent permitted by law, consult with the Buyer in connection with the Material Contract Consents and Material Authorisation Consents and provide the Buyer with a reasonable opportunity to review and comment on material communications with third parties in connection with Material Contract Consents and Material Authorisation Consents; and

(ii)	promptly provide copies of any such Material Contract Consents and Material Authorisation Consents to the Buyer.

(c)	The Buyer will provide reasonable assistance to the Seller, as is reasonably requested by the Seller, in connection with the Seller obtaining the Material Contract Consents and Material Authorisation Consents.

(d)	Third party costs incurred by, or on behalf of, the Seller or a Seller Group Member in connection with a counterparty to a Material Contract or the Government Agency responsible for a material Authorisation (as applicable) providing its approval to the change of control of the Sale Entities contemplated by this document must be paid for by the Seller.

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8.2	Repayment of intercompany indebtedness and trade balances and termination of Related Party Agreements

(a)	On or before Completion, the Seller must:

(i)	procure that all Intercompany Indebtedness owing from a Non-Sale Group Entity to a Sale Group Entity is settled, paid or otherwise closed out (provided that any Intercompany Indebtedness of an Australian Assets Sale Entity will be settled, paid or closed out before Completion); and

(ii)	procure that each Raw Materials Agreement (other than a Transferring Raw Materials Agreement), the Hillside Alumina Agreement and each Distribution Agreement is terminated (or all obligations of a Sale Group Entity are otherwise released) with effect from Completion, subject to clauses 8.2(f)(i) and 8.2(g).

(b)	The Seller agrees that it will not and will not procure, that Intercompany Indebtedness owing from a Non-Sale Group Entity to the Brazilian Assets Sale Entity is settled, paid or otherwise closed out by the waiver, release or forgiveness of the relevant amount owed, unless otherwise agreed by the Buyer.

(c)	The Seller must:

(i)	ensure that each Related Party Agreement (other than the Transaction Documents) between Sale Group Entities and Non-Sale Group Entities (but not third parties) is terminated or amended to remove the Sale Group Entity as a party to that agreement, and release each Sale Group Entity from any further obligations under that Related Party Agreement, with effect on and from Completion; and

(ii)	use reasonable endeavours to procure that each Related Party Agreement to which a third party that is not a Sale Group Entity or Non-Sale Group Entity is party, is terminated or amended to remove the Sale Group Entity as a party to that agreement, and release the Sale Group Entity from any further obligations under that Related Party Agreement, with effect on and from Completion. To the extent a Sale Group Entity remains a party to a Related Party Agreement (other than a Transaction Document) at Completion, the Seller must continue to use reasonable endeavours to procure such amendment or termination, and release, as soon as reasonably practicable. The Seller will be responsible for any third-party costs incurred by or on behalf of the Seller or a Seller Group Member in connection with a counterparty providing its approval for an amendment or novation under this clause 8.2(b).

To avoid doubt, this clause 8.2(c) does not apply to the documents contemplated by clauses 8.2(a)(ii), 8.8, 8.9 and 8.10 or the Related Party Agreement to which the relevant guarantee/credit support relates, for so long as such Guarantee remains on foot.

(d)	On Completion, the Buyer must procure that all Intercompany Indebtedness that is owed or becomes owing from a Sale Group Entity to a Non-Sale Group Entity (if any) is settled, paid or otherwise closed out (in accordance with clause 8.3).

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(e)	Following Completion:

(i)	the Buyer must procure that all Intercompany Trade Balances that are owed or become owing from a Sale Group Entity to a Non-Sale Group Entity (if any) are settled, paid or otherwise closed out in accordance with the terms of the relevant Raw Materials Agreements and/or the Hlillside Alumina Agreement (as applicable) and in any event consistent with past practice; and

(ii)	the Seller must procure that all Intercompany Trade Balances that are owed or become owing from a Non-Sale Group Entity to a Sale Group Entity (if any) are settled, paid or otherwise closed out in accordance with the terms of the relevant Distribution Agreements, and in any event consistent with past practice.

(f)	The following rights and obligations will survive the termination of the Raw Materials Agreements, Hillside Alumina Agreement and Distribution Agreement pursuant to clause 8.2(a)(ii):

(i)	rights and obligations in respect of delivery and payment for products or services ordered under those agreements prior to Completion; and

(ii)	for a period of not longer than 3 months following Completion, rights and obligations under those agreements in respect of products or services supplied under a Transferring Raw Materials Contract which has not, for any reason, been novated to a Sale Group Entity or Buyer Group Member at Completion.

(g)	The Seller must use best endeavours to procure that each Transferring Raw Materials Contract and each Transferring Sales Contract is novated by South32 Marketing Pte Ltd on and from Completion to an entity nominated in writing by the Buyer (which entity must be nominated by no later than 10 Business Days after the date of the South32 Transaction Meeting), with all rights and liabilities:

(i)	prior to Completion, for the benefit or detriment of South32 Marketing Pte Ltd; and

(ii)	on and from Completion, for the benefit or detriment of the relevant Buyer nominee.

8.3	Information regarding pre-Completion transactions

The Seller will:

(a)	provide to the Buyer, at least 20 Business Days before the implementation of a relevant transaction, reasonable details of any transactions that the Seller proposes will be undertaken involving the Sale Group Entities and that relates to readying the Sale Group Entities for transfer at Completion (Restructure Transactions) for the purpose of understanding potential positions in connection with Leakage; and

(b)	reasonably consult with the Buyer regarding the Restructure Transactions,

it being acknowledged and agreed by the parties that, following such consultation, the Seller is entitled to implement the Restructure Transactions in its discretion, provided it does not derogate from its obligations under this document in doing so.

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8.4	Sale Group ICY Loan Deficits

(a)	The parties acknowledge that:

(i)	the Seller will continue to ensure the Sale Group has access to the funding required to operate the Sale Businesses in the manner contemplated by this document up and to Completion (Locked Box Period);

(ii)	from time to time the Sale Group Entities are funded through access to the Seller Group’s central treasury by way of the Intercompany Indebtedness or other forms of funding including direct equity injections or where asset level financing is arranged as agent;

(iii)	a receivable balance attributed to Intercompany Indebtedness on a Sale Group Entity’s balance sheet represents its cash position (or a portion there of) (Sale Group Entity Receivable). These Sale Group Entity Receivable balances as at the Locked Box Date are described as ‘Inter-company loans’ in the ‘EV to Equity Bridge’ in the Locked Box Memorandum; and

(iv)	the balance as at the Locked Box Date described as 'Cash & cash equivalents' in the ‘EV to Equity Bridge’ in the Locked Box Memorandum is "Locked Box Cash", and (A) the Buyer is acquiring Locked Box Cash, and (B) the extraction of the Locked Box Cash by the Seller is Leakage.

(b)	If during the Locked Box Period, the Seller becomes aware:

(i)	that by settling, paying or otherwise closing out Intercompany Indebtedness owed from a Non-Sale Group Entity to a Sale Group Entity in accordance with clause 8.2(a)(i), the balance of an Intercompany Indebtedness may change during the Locked Box Period in a manner such that the Seller’s extraction of the Sale Group Entity Receivable would result in a payable to the Non-Sale Group Entity (which would appear as a payable set out in the Locked Box Statement pursuant to clause 8.5(a)(iv)); or

(ii)	the Seller’s management forecasts indicate a potential funding shortfall is reasonably like to occur at a Sale Group Entity (Relevant Sale Group Entity);

together or separately a “Sale Group Funding Deficit”, the Seller will be entitled to:

(iii)	source funding from another Sale Group Entity or Sale Group Entities (as the case requires) to inject that funding into the Relevant Sale Group Entity (Intra-group Locked Box Funding), where the Intra-group Locked Box Funding will be arranged to the extent practicable (in the view of the Seller acting reasonably with regard to matters including tax) and permissible by law, on the condition that any costs (including withholding or other Taxes) arising from the Intra-group Locked Box Funding are to the Buyer’s account; and

(iv)	to the extent and Intra-group Locked Box Funding is unavailable (due to a lack thereof), impractical (Seller acting reasonably) or otherwise not permitted by law, the Seller will provide shareholder funding (including via direct equity injections)

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(Seller Equity Injection) to satisfy the shortfall and provide necessary liquidity to the Relevant Sale Group Entity; and

if after taking such other steps as are reasonably required by this clause 8.4(b), Intercompany Indebtedness remains in a payable position as contemplated by clause 8.4(b)(i), the Intercompany Indebtedness will be repaid by the Buyer pursuant to clause 8.2(d) (together with the Seller Equity Injection the “Sale Group Funding Deficit Top-up”).

(c)	The parties acknowledge that the effect of clause 8.4(b) is that the Buyer funds the Sale Group Funding Deficit Top-up by:

(i)	offsetting the Sale Group Funding Deficit Top-up against Notified Leakage (if any); and

(ii)	if, following the offset in clause 8.4(c)(i) above, there remains an unpaid amount of Sale Group Funding Deficit Top-up, the Buyer shall fund the balance at Completion as Reverse Leakage as contemplated by the Locked Box Statement.

(d)	Following the date of this document, the Seller must notify the Buyer in writing promptly upon becoming aware (acting reasonably) that a Sale Group Entity may experience a Sale Group Funding Deficit, and in any event prior to arranging Intra-group Locked Box Funding or providing a Seller Equity Injection to the Relevant Sale Group Entity.

(e)	After the Seller notifies the Buyer in writing pursuant to clause 8.4(d), the Buyer and Seller will consult (each acting reasonably) on the appropriate steps or actions to be taken by the Sale Group to prevent a further increase to the Sale Group Funding Deficit (or the need for Seller Equity Injections), which must include (without limitation):

(i)	the Seller consulting the Buyer on deferring capital expenditure in the Budget of the Worsley Operations or Hillside Operations; and

(ii)	reasonable management action to reduce operating losses and preserve cashflow consistent with the actions described in Documents 7.16.2 and 7.16.3 of the Project Leopard Data Room (Seller TARP), which Seller TARP may be updated as part of the Seller Group’s annual budgeting process for the Sale Businesses after the date of this document (provided that any such update is consistent with past practice and is assessed independently of, and without taking into account, the Proposed Transaction), and may include re-issuing of a revised budget and/or amending (by agreement between the parties, subject to applicable laws including competition law) the conduct of business restrictions in Schedule 12 or any other clauses of this document deemed appropriate to incorporate a Seller TARP at the Relevant Sale Group Entity.

8.5	Locked Box Statement

(a)	At least 10 Business Days before the Completion Date, the Seller must deliver to the Buyer a document setting out, in respect of each of the Australian Assets Sale Entities, Brazilian Assets Sale Entity and South African Assets Sale Entities:

(i)	the Cash Purchase Price;

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(ii)	the Equity Return Amount;

(iii)	the Reverse Leakage;

(iv)	all amounts payable by or receivable by a Sale Group Entity to or from (as applicable) a Non-Sale Group Entity to allow for the Seller and Buyer to execute their respective obligations set out in clause 8.2;

(v)	the aggregate amount of Leakage known by the Seller to have occurred (or that will occur), if any, in the period from (but excluding) the Locked Box Date to (and including) Completion (Notified Leakage), including reasonable details of that Leakage, and

(vi)	the MRN Leakage known by the Seller to have occurred (or that will occur prior to Completion) (MRN Notified Leakage) (which may be a positive or negative number), including reasonable details of all MRN Benefitting Leakage and MRN Detracting Leakage (Locked Box Statement),

together with payment directions from the Seller (including details of each relevant payee) to enable the Buyer to pay the Cash Purchase Price and any amount contemplated by clause 8.5 at Completion.

(b)	The Seller will consider in good faith any reasonable comments from the Buyer on the Locked Box Statement that are received on or before the date that is 5 Business Days before the Completion Date, with such reasonable comments limited to matters of factual inaccuracy, including, where appropriate and agreed between the Buyer and Seller, to re-issue the Locked Box Statement incorporating such comments prior to Completion. Notwithstanding any of the foregoing, in the event of any disagreement or dispute with regard to the Locked Box Statement, the Seller must re-issue a final Locked Box Statement making such adjustment(s) as the Seller determines appropriate (if any).

8.6	Working capital estimate

(a)	The Seller will:

(i)	no later than 30 days, and no earlier than 35 days prior to the estimated Completion Date, provide to the Buyer in writing a good faith estimate of working capital of the Australian Assets Sale Entities, the Brazilian Assets Sale Entity and the South African Assets Sale Entities on the estimated Completion Date, including reasonable details of each relevant element of working capital (including, without limitation, cash, accounts receivable and accounts payable), provided that where it was not reasonably possible for the Seller to estimate the Completion Date 30 days prior to the Completion Date, the Seller will provide the estimate within 2 Business Days of so being able to reasonably estimate the Completion Date; and

(ii)	following delivery of the estimate provided under clause 8.5(a)(i), the Seller will provide the Buyer with reasonable assistance and information regarding the estimated working capital of the Australian Assets Sale Entities, the Brazilian Assets Sale Entity and South African Assets Sale Entities on the estimated Completion Date to enable the Buyer to prepare to assume control and ownership of the Australian Assets Sale Entities, the

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Brazilian Assets Sale Entity and the South African Assets Sale Entities at Completion.

(b)	The Seller must act reasonably and in good faith in preparing the estimate under clause 8.6(a), it being acknowledged by the Buyer that such estimate is an estimate only and the Seller will not be liable to the Buyer or any Buyer Group Member for inaccuracy of the estimate, nor will any such inaccuracy give rise to any termination right in favour of the Buyer or any Buying Entity.

8.7	Pre-Completion information and documents from Buyer

The Buyer must provide to the Seller’s Representative no later than 10 Business Days before Completion:

(a)	full names of each person nominated by the Buyer to be the new directors, secretaries and public officers of each Sale Group Entity from Completion (specifying which entity or entities that person is to be nominated an officer of) together with signed consents from each person to act in that capacity where required by law (“Incoming Officers”);

(b)	full names of any Sale Group Entity director, secretary and public officer required to resign on Completion (“Retiring Sale Group Officers”);

(c)	full names of each person to be appointed to operate each of the bank accounts of each Sale Group Entity with effect from Completion;

(d)	full names of each person nominated or appointed by any Sale Group Entity to any position or role on any committee or board in connection with an investment, joint venture, or otherwise of that Sale Group Entity, required to resign from such position on Completion ("Retiring Sale Group Committee Members"); and

(e)	full names of each person nominated by the Buyer to replace the Retiring Sale Group Committee Members from Completion (specifying which committee or board that person is to be nominated to) together with signed consents from each person to act in that capacity where required by law.

8.8	Replacement Third Party Credit Support

(a)	On or before Completion, the Buyer must, at its own cost, procure either (or a combination of) the following:

(i)	the beneficiary of any Third Party Credit Support accepts as a replacement, one or more replacement bonds, bank guarantees, letters of credit or other credit support acceptable to that beneficiary in return for the beneficiary returning the Third Party Credit Support instrument to the Seller’s Representative (or, at the direction of the Seller’s Representative, to the Current Issuer on or before the scheduled Completion Date); or

(ii)	for any Third Party Credit Support not replaced under clause 8.8(a)(i), the issue of Replacement Third Party Credit Support in favour of the Current Issuer of the Third Party Credit Support on terms satisfactory to the Current Issuer, on the basis that:

(A)	the Replacement Third Party Credit Support is sufficient to constitute repayment of the relevant Third Party

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Credit Support under the arrangement under which it was issued;

(B)	the Seller is released from any Liability in respect of that Third Party Credit Support; and

(C)	the existing Third Party Credit Support remains in place until it expires, then is returned by the beneficiary or terminated in accordance with its terms.

(b)	The Seller must provide to the Buyer all reasonable assistance and information required by the Buyer to perform its obligations under this clause 8.8.

(c)	The items listed in Schedule 14 represent the Third Party Credit Support as at the date of this document. The Seller must deliver to the Buyer a revised Schedule 14 by not later than 5 Business Days following the entry into new or release of existing Third Party Credit Support following the date of this document. The revised Schedule 14 will be deemed to replace Schedule 14 set out in this document.

8.9	Release of Seller Personal Guarantees

(a)	From the date of this document until Completion, the Buyer must use reasonable endeavours to procure the release, with effect from Completion, of each Seller Group Member from all Liability under each Seller Personal Guarantee, including by providing to the beneficiary:

(i)	a Guarantee (on no less favourable, to the beneficiary’s interests, than equivalent terms, unless the relevant agreement under which the Seller Personal Guarantee was provided permits the beneficiary to require terms that are more favourable to them, or onerous on the replacement guarantor, in connection with the removal of the Seller Personal Guarantee, in which case on such terms required by the beneficiary); and

(ii)	any information or document reasonably required by that beneficiary as a condition of releasing that Seller Personal Guarantee.

(b)	If any Seller Personal Guarantee is not released by Completion, the Buyer must use reasonable endeavours for a period of 12 months after Completion to procure the release of that Seller Personal Guarantee.

(c)	From Completion until the release of the Seller Personal Guarantees, the Buyer indemnifies the Seller and each Seller Group Member against, and agrees to reimburse and compensate the Seller for, any Liability arising from, and any costs incurred in connection with, a Seller Personal Guarantee.

(d)	The items listed in Schedule 15 represent the Seller Personal Guarantees as at the date of this document. The Seller must deliver to the Buyer a revised Schedule 15 by not later than 5 Business Days following the entry into new or release of existing Seller Personal Guarantees following the date of this document. The revised Schedule 15 will be deemed to replace Schedule 15 set out in this document.

8.10	Release of Sale Group Entity Guarantees

(a)	From the date of this document until Completion, the Seller must use reasonable endeavours to procure the release, with effect from

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Completion, of each Sale Group Entity from all Liability under each Sale Group Entity Guarantee, including by providing to the beneficiary:

(i)	a Guarantee (on no less favourable, to the beneficiary’s interests, than equivalent terms, unless the relevant agreement under which the Sale Group Entity Guarantee was provided permits the beneficiary to require terms that are more favourable to them, or onerous on the replacement guarantor, in connection with the removal of the Sale Group Entity Guarantee, in which case on such terms required by the beneficiary); and

(ii)	any information or document reasonably required by that beneficiary as a condition of releasing that Sale Group Entity Guarantee.

(b)	If any Sale Group Entity Guarantee is not released by Completion, the Seller must continue to use reasonable endeavours for a period of 12 months after Completion to procure the release of that Sale Group Entity Guarantee.

(c)	From Completion until the release of each Sale Group Entity Guarantee, the Seller indemnifies the Buyer against, and agrees to reimburse and compensate the Buyer for, any Liability arising from, and any costs incurred in connection with, a Sale Group Entity Guarantee.

8.11	D&O Run-Off Policy

(a)	Each Sale Group Entity must, on or before Completion, arrange and effect at the Seller's cost, fully paid, non-cancellable directors’ and officers’ (D&O) liability run-off insurance:

(i)	effective on and from Completion for a period of at least 7 years on and from Completion;

(ii)	that must provide cover to the retiring officers and other individuals protected as insured persons under the current D&O insurance policy of the Sale Group Entity in force immediately before Completion; and

(iii)	that is subject to a limit equal to the limit of, and is on terms no less favourable than, the D&O policy of the Sale Group Entity in force immediately before Completion, in respect of acts or omissions occurring in the period up to (and including) Completion (including with respect to the transactions contemplated by this document),

(“D&O Run-Off Policy”).

(b)	From Completion, the Buyer agrees to provide, and to procure that each Sale Group Entity provides all information and documents, and all necessary and reasonable assistance, as determined by the Seller, required to allow the Seller to get the full benefit of the D&O Run-Off Policy required by clause 8.11(a)(i), including in order to make a claim or a notification of circumstances under the D&O Run-Off Policy.

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8.12	No cancellation of D&O Run-Off Policy

(a)	The Buyer must not, and from Completion must procure that each Sale Group Entity must not:

(i)	adversely amend or modify (other than in an immaterial manner, provided the Buyer has provided the Seller with written notice of such amendment or modification), or cancel the D&O Run-Off Policy; or

(ii)	do anything or fail to do anything that would entitle the insurer(s) of the D&O Run-Off Policy to cancel, qualify or avoid cover or to deny or reduce their liability in whole or in part for any Claim.

(b)	From Completion until the tenth anniversary of the Completion Date, the Buyer must not, and must procure that each Sale Group Entity does not, terminate, adversely amend or modify (other than in an immaterial manner):

(i)	the terms of any indemnities, rights of advancement of expenses, rights to insurance and/or rights of access to documents or information, under deeds of indemnity, insurance and access (or other agreements) entered into by them with or in favour of any present or former director, officer or employee of a Sale Group Entity; or

(ii)	any terms of a constitution, trust deed or other organisational documents containing an indemnity, right of advancement of expenses, rights to insurance or rights of access to documents in favour of any present or former director, officer or employee of a Sale Group Entity, in any manner that is materially less favourable to those persons than their terms as at the date of this document, except to the extent that any such amendment or modification is required to procure compliance with, or to prevent contravention of, applicable law.

8.13	Income tax clear exit and tax consolidation

The Seller must:

(a)	at least 7 Business Days prior to Completion:

(i)	provide the Buyer with a draft calculation of the Clear Exit Amount for each Australian Sale Group Entity that will cease to be a member of the Seller Consolidated Group upon Completion; and

(ii)	provide the Buyer with a draft deed of release in respect of each such entity in relation to the Seller Tax Sharing Deed substantially in the form of Schedule 5 to the Seller Tax Sharing Deed;

(b)	consider and incorporate reasonable comments provided by the Buyer (only if the Buyer has provided the Seller with any such comments at least 3 Business Days prior to Completion) on the calculation of each Clear Exit Amount;

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(c)	at least 1 Business Day prior to Completion, procure that each relevant Australian Sale Group Entity:

(i)	pays the Clear Exit Amount (by promissory note or otherwise); and

(ii)	executes, with the Seller, a deed of release in respect of the Seller Tax Sharing Deed substantially in the form of Schedule 5 of the Seller Tax Sharing Deed;

(d)	at Completion, provide the Buyer with evidence of the payments referred to in clause 8.13(c)(i) and with a fully executed copy of the deed referred to in clause 8.13(c)(ii); and

(e)	otherwise take all actions as are necessary to enable each applicable Australian Sale Group Entity to leave the Seller Consolidated Group free and clear of any group liability (within the meaning of section 721-10 of the Tax Act) in accordance with section 721-35 of the Tax Act, including ensuring that the Seller Tax Sharing Deed validly covers every group liability relating to any period during which or for part of which the Australian Asset Sale Entities were members of the Seller Consolidated Group.

8.14	GST Grouping

After Completion, the Seller and the Buyer must do the following in relation to the Seller GST Group for any tax period for which the Australian Assets Sale Entities are members of the Seller GST Group:

(a)	the Buyer must procure that each of the Australian Assets Sale Entities:

(i)	give the Seller Representative Member completely, accurately and on time all information needed to lodge any Tax Return in respect of GST; and

(ii)	pay an amount to the Seller Representative Member equal to the net amount that would have been payable by the Australian Assets Sale Entities in respect of any supplies made by the Australian Assets Sale Entities (other than supplies made to members of the Seller GST Group) assuming that the Australian Assets Sale Entities were not members of the Seller GST Group. This amount must be paid to the Seller Representative Member in time for the Seller Representative Member to pay or account to the Commissioner of Taxation; and

(b)	the Seller must procure that the Seller Representative Member:

(i)	notifies the Commissioner of Taxation of the removal of the Australian Assets Sale Entities as members of the Seller GST Group within the time required by the GST Law; and

(ii)	lodges all Tax Returns in respect of GST and remits all GST to the Commissioner of Taxation as and when required by the GST Law.

8.15	Preparation and effectiveness of Form S-4

(a)	As soon as reasonably practicable following the date of this document and subject to the Buyer's receipt of the applicable Required Financial Statements from the Seller, the Buyer must use its best endeavours to prepare and file with the SEC a registration statement on Form S-4 in

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connection with the issuance of the Alcoa Shares as Consideration Shares (including the Alcoa Shares represented by the Alcoa CDIs included in the Consideration Shares) pursuant to the terms of this document (and the potential resale of the Consideration Shares by or on behalf of Seller following Completion in accordance with clause 3.8) in accordance with the Securities Act (together with any amendments or supplements thereto, the Form S-4).  In furtherance of the foregoing, the Buyer shall file with the SEC the Form S-4 within 5 Business Days following receipt of the Seller Form S-4 Required Information (including the applicable Required Financial Statements) from the Seller, subject to the Seller's consent pursuant to clause 8.15(c) (which consent shall be deemed to be granted 2 Business Days following the Buyer delivering to the Seller the proposed Form S-4 to be filed with the SEC if the Seller has not responded by such time).

(b)	The Buyer must:

(i)	provide the Seller and its external legal counsel with reasonable opportunity to review and comment on the Form S-4 and any related filings reasonably in advance of their filing with the SEC; and

(ii)	give reasonable and good faith consideration to any comments on such documents made by the Seller and its external legal counsel.

(c)	Without limiting clause 8.15(b), no filing with the SEC of the Form S-4, or any filing with or other submission to the SEC of any amendment or supplement to the Form S-4, may be made by the Buyer without:

(i)	in the case of the initial filing with the SEC of the Form S-4, the Seller’s prior written consent in respect of any information describing the Seller Group (such consent not to be unreasonably withheld or delayed);

(ii)	good faith consultation with the Seller regarding the decision to make such filing or submission and the timing of such filing or submission;

(iii)	providing the Seller and its external legal counsel with reasonable opportunity to review and comment on such documents reasonably in advance of such filing or other submission; and

(iv)	giving reasonable and good faith consideration to any comments on such documents made by the Seller and its external legal counsel.

(d)	The Seller must cooperate with the preparation and filing of the Form S-4, as reasonably requested by the Buyer, including by furnishing all required information concerning the Seller and the Sale Businesses (including the applicable Required Financial Statements in accordance with clause 8.20 and associated management discussion and analysis of financial condition and results of operations (the Seller Form S-4 Required Information)).

(e)	The Buyer must use its best endeavours to:

(i)	respond as promptly as practicable to any comments from the SEC on the Form S-4;

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(ii)	have the Form S-4 declared effective under the Securities Act as promptly as practicable after its filing with the SEC; and

(iii)	following the effectiveness of the Form S-4, maintain the effectiveness of the Form S-4 (1) through Completion and the Dividend Distribution and Capital Reduction Distribution (if applicable) and (2) until all of the Consideration Shares have been distributed or sold by the Seller following Completion (including in accordance with clause 3.5 and otherwise in the discretion of the Seller), at all times in a manner such that all of the Consideration Shares may be distributed or sold by or on behalf of the Seller without restriction pursuant to Rule 144 or Rule 145 under the Securities Act.

(f)	The Buyer must advise the Seller promptly after each and any of (1) the filing with the SEC of the Form S-4 or any amendment or supplement to the Form S-4, (2) receiving oral or written notice of the time when the Form S-4 has become effective under the Securities Act, (3) the issuance of any stop order in respect of the Form S-4 or (4) receiving any oral or written request for amendment of the Form S-4 or comments thereon from the SEC or requests for additional information by or from the SEC.

(g)	The Buyer must promptly provide the Seller with copies of any written communication received from the SEC relating to the Form S-4.

(h)	Without limiting anything else in this clause 8.15, the Buyer must:

(i)	provide the Seller and its external legal counsel with reasonable opportunity to review any response of the Buyer to any oral or written request for amendment of the Form S-4 or comments on the Form S-4 from the SEC or requests for additional information by or from the SEC and to comment on such response; and

(ii)	give reasonable and good faith consideration to any comments on such response made by the Seller and its external legal counsel.

(i)	The Buyer must ensure that none of the information of the Buyer included or incorporated by reference, or supplied for inclusion or incorporation by reference, in or for the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act:

(i)	contain any untrue statement of a material fact; or

(ii)	omit to state any material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances under which they are made, not misleading (other than statements made or incorporated by reference therein based on information supplied by the Seller for inclusion or incorporation by reference therein).

(j)	The Seller must ensure that none of the information of the Seller or the Sale Businesses included or incorporated by reference, or supplied for inclusion or incorporation by reference, in or for the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or

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supplemented or at the time it becomes effective under the Securities Act:

(i)	contain any untrue statement of a material fact; or

(ii)	omit to state any material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances under which they are made, not misleading (other than statements made or incorporated by reference therein based on information of the Buyer).

(k)	If, at any time prior to Completion, the Buyer identifies any information relating to the Buyer or any of its Affiliates, officers or directors that should be included in an amendment or supplement to the Form S-4 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements in it, in light of the circumstances under which they were made, not misleading, the Buyer must:

(i)	promptly notify the Seller in writing;

(ii)	prepare the appropriate amendment or supplement to the Form S-4 containing such information and provide the Seller and its external legal counsel with reasonable opportunity to review and comment on such amendment or supplement reasonably in advance of its filing with the SEC;

(iii)	give reasonable and good faith consideration to any comments on such amendment or supplement made by the Seller and its external counsel; and

(iv)	only following compliance with clauses 8.15(k)(ii) and (iii), file the amendment or supplement (as applicable) to the Form S-4 with the SEC.

(l)	If, at any time prior to Completion, the Seller identifies any information relating to the Seller or any of its Affiliates or the Sale Businesses that should be included in an amendment or supplement to the Form S-4 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements in it, in light of the circumstances under which they were made, not misleading, the Seller must:

(i)	promptly notify the Buyer in writing; and

(ii)	assist in preparing the appropriate amendment or supplement to the Form S-4 containing such information such that the Buyer, following the Buyer’s reasonable and good faith consideration to any comments on such amendment or supplement made by the Seller and its external counsel, may file the amendment or supplement (as applicable) to the Form S-4 with the SEC.

(m)	The Buyer will be solely responsible for paying any filing fees in respect of the Form S-4, without any recourse to any Seller Group Member.

8.16	NYSE Listing of Alcoa Shares

Prior to Completion, the Buyer must use best endeavours to cause the Alcoa Shares to be issued as Consideration Shares (including any Alcoa Shares underlying Alcoa CDIs that comprise Consideration Shares) to be approved for

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listing on the NYSE, subject to official notice of issuance, at least 30 days prior to Completion (as reasonably estimated by the Buyer).

8.17	ASX listing and quotation of Alcoa CDIs

The Buyer must:

(a)	apply for the Consideration Shares comprising Alcoa CDIs to be approved for official quotation on ASX and use reasonable endeavours to obtain ASX’s approval for official quotation from the Business Day following Completion on an ordinary (T+2) basis; and

(b)	from the date of this document until Completion, ensure that the Buyer remains admitted to the official list of ASX.

8.18	Buyer funding covenants

(a)	The Buyer shall use best endeavours to do all things necessary or advisable to arrange and obtain (or have one or more of its subsidiaries obtain) the Debt Financing on or prior to the Completion Date, on the terms and subject only to the conditions (including, to the extent applicable, the “flex” provisions) described in the Debt Commitment Letter (it being understood that for purposes of this clause 8.18, the Debt Commitment Letter shall include any Fee Letter), including using best endeavours to (i) enter into definitive agreements related to the Debt Financing, consistent in all material respects with the terms and conditions (as such terms may be modified or adjusted in accordance with the flex provisions contained in any Fee Letter or is otherwise acceptable to the Buyer and not constituting a Prohibited Term) contemplated by the Debt Commitment Letter (the Definitive Debt Financing Agreements), (ii) satisfy (or obtain a waiver of) on a timely basis all terms, conditions and covenants, including with respect to the payment of any commitment, engagement or placement fees, applicable to the Buyer in the Debt Commitment Letter and the Definitive Debt Financing Agreements that are within Buyer’s control, (iii) consummate and cause the Lenders to consummate the Debt Financing at or prior to Completion and (iv) enforce their rights under the Debt Commitment Letter and the Definitive Debt Financing Agreements. The Buyer shall not agree to any amendments, supplements, replacements or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letter or the Definitive Debt Financing Agreements without the prior written consent of the Seller that (A) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fees), in each case, except as expressly provided therein, to an amount that, when taken together with cash on hand and other sources of funds readily available to the Buyer and its subsidiaries, is less than the Required Amount or (B)(1) imposes new or additional conditions precedent of the Debt Financing, or (2) otherwise adversely expands, amends or modifies any of the conditions precedent to the Debt Financing, or would otherwise constitute or include a Prohibited Term (provided, that without the consent of the Seller, the Buyer and its subsidiaries may amend, modify, restate or otherwise supplement the Debt Commitment Letter or the Definitive Debt Financing Agreements to (x) add additional lenders, arrangers, bookrunners, underwriters, agents or other similar entities that have not executed the Debt Commitment Letter as of the date of this document, provide for the assignment and reallocation to such entities of a portion of the debt financing commitments contained in the Debt Commitment Letter or the Definitive Debt Financing Agreements and grant customary approval rights to such entities in

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connection with such appointments, (y) implement or exercise any of the “market flex” provisions (including pricing terms) contained in the fee letter executed in connection with the Debt Commitment Letter and (z) to reduce or substitute the commitments under the Debt Commitment Letter with proceeds or commitments in respect of any Additional Offering as contemplated in the Debt Commitment Letter).  The Buyer shall reasonably promptly deliver to the Seller copies of any such amendment, modification, supplement, waiver or replacement to the Debt Commitment Letter or Definitive Debt Financing Agreements.  The Buyer shall use best endeavours to maintain in effect the Debt Commitment Letter in accordance with the terms and conditions thereof and any Definitive Debt Financing Agreements in accordance with the terms and conditions thereof until the earlier of (x) the Buyer's and its subsidiaries’ receipt of funds (together with cash on hand and other sources of funds readily available to the Buyer and its subsidiaries) to satisfy the Required Amount or (y) Completion.

(b)	If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter in an amount that would result in the Buyer and its subsidiaries having insufficient funds, when taken together with cash on hand and other sources of funds available to the Buyer and its subsidiaries to satisfy all of the payment obligations of the Buyer under this document due at Completion, the Buyer shall use best endeavours to, as promptly as practicable following the occurrence of such event, arrange and obtain from alternative sources of financing (the “Alternative Financing”) in an amount sufficient, when taken together with cash on hand and other sources of funds available to the Buyer and its subsidiaries, to satisfy the Required Amount, and the New Debt Commitment Letter (as defined below) shall not include any Prohibited Term. The new debt commitment letter and fee letter entered into in connection with the Alternative Financing are referred to, respectively, as a New Debt Commitment Letter and a New Fee Letter. In the event the Buyer enters into any such New Debt Commitment Letter, (i) the Buyer shall promptly provide the Seller with true, correct and complete copies thereof (provided, that the New Fee Letter may be redacted in the manner set forth in Section 2.1 of Schedule 5), (ii) any reference in this document to the “Debt Financing”, “Additional Offering”, “Debt Commitment Letter”, “Fee Letter”, “Definitive Debt Financing Agreements”, “Financing Sources” (and other like terms in this document) shall be deemed to also refer to the Alternative Financing, the New Debt Commitment Letter and the New Fee Letter, as applicable. Nothing contained in this clause 8.18(b) shall require, and in no event shall the “best endeavours” of the Buyer and its subsidiaries be deemed or construed to require the Buyer or its subsidiaries to seek or accept such Alternative Financing on terms materially less favourable in the aggregate than the terms and conditions described in the Debt Commitment Letter (after giving effect to the exercise of “market flex” provisions in the Fee Letter) as in effect on the date of this document, as determined in the reasonable judgment of the Buyer.

(c)	The Buyer shall, and shall cause its Representatives to, upon the Seller’s reasonable written request, keep the Seller informed on a timely basis and in reasonable detail of the status of their efforts to arrange and obtain the Debt Financing. Without limiting the generality of the foregoing, the Buyer shall (i) furnish to the Seller complete, correct and executed copies of any amendments, waivers, supplements or other modifications to the Debt Commitment Letter reasonably promptly upon the execution thereof and (ii) give the Seller prompt written notice (and in any event within three (3) Business Days) (A) of

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any material default or material breach (or any event that, with or without notice, lapse of time or both, would (or could reasonably be expected to) give rise to any material default or material breach) by any party under the Debt Commitment Letter or the Definitive Debt Financing Agreements of which the Buyer becomes aware that would reasonably be expected to delay or prevent Completion, (B) of any termination of the Debt Commitment Letter (other than any termination in accordance with the terms thereof or termination of commitments not needed to obtain funds sufficient to satisfy the Required Amount at the Completion), (C) of the receipt of any written notice or other written communication from any Financing Source with respect to any (1) actual or alleged default, breach, termination or repudiation of the Debt Commitment Letter, any Definitive Debt Financing Agreement or any provision thereof or (2) material dispute or disagreement between or among any parties to any Debt Commitment Letter or the Definitive Debt Financing Agreements (other than disputes occurring as part of the ordinary course of negotiating the Definitive Debt Financing Agreements), and (D) if for any reason the Buyer believes in good faith that they will not be able to obtain all or any portion of the Financing on the terms contemplated by the Debt Commitment Letter or the Definitive Debt Financing Agreements, in an amount sufficient, when taken together with cash on hand and other sources of funds readily available to the Buyer and its subsidiaries to satisfy all of the payment obligations of the Buyer under this document due at Completion.

(d)	The Buyer hereby acknowledges and agrees that completing the Debt Financing, Additional Offering or any Alternative Financing is not a condition to the transactions contemplated by this document, and that if none of the foregoing is obtained, Buyer will continue to be obligated, subject to the satisfaction or waiver of the Conditions Precedent and the termination events in clause 21.1, to consummate the transactions contemplated by this document.

8.19	Seller funding covenants

(a)	On and after the date of this document and until Completion, the Seller shall use reasonable endeavours to provide to the Buyer, as promptly as practicable:

(i)	financial and other information relating to the Sale Businesses and the Seller, as reasonably requested by the Buyer to allow the Buyer to prepare pro forma financial statements of the Buyer reflecting the acquisition of the Sale Businesses and related transactions and matters, customarily included in marketing and offering documents for an offering of securities of the Buyer on a registration statement filed with the SEC (provided that Seller shall not be required to prepare any financial statements or equivalent financial analyses other than the Required Financial Statements); and

(ii)	non-financial information relating to the Sale Businesses and the Seller, as reasonably requested by the Buyer to allow the Buyer to prepare reasonable and customary disclosures regarding the Sale Group Entities and the Sale Businesses for the preparation of any Offering Documents, that is reasonably available to the Seller (the information to be delivered pursuant to clause 8.18(a), together with the Required Financial Statements, the Required Information).

(b)	On and after the date of this document and until Completion, the Seller shall use reasonable endeavours to provide to the Buyer (at Buyer’s

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sole cost and expense), as promptly as practicable, all cooperation reasonably requested by the Buyer that is customary and reasonably necessary in connection with the arrangement, syndication or obtaining of the Debt Financing by the Buyer or any of its Affiliates and in connection with any other debt financing of the Buyer or any of its Affiliates (such other debt financing, an “Other Financing”), which cooperation shall include, but not be limited to using reasonable endeavours to:

(i)	assist with the preparation of reasonable and customary bank information memoranda and packages (confidential and public), lender and investor presentations, rating agency materials, confidential information memoranda, private placement memoranda, offering memoranda, prospectuses and similar documents in connection with the Debt Financing, in each case, relating solely to customary information relating to the Sale Group Entities and the Sale Businesses (all such documents and materials, collectively, the Offering Documents) and providing reasonable and customary authorisation letters authorising the distribution of information to prospective lenders;

(ii)	designate and cause members of senior management of the Sale Businesses to participate in a reasonable number of meetings (including a reasonable number of customary roadshows and meetings with the parties acting as lead arrangers, agents, underwriters, initial purchasers or placement agents for, and prospective lenders of or investors in, the Debt Financing and counsel for such parties), due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Debt Financing or other customary syndication activities, at reasonable times and locations to be mutually agreed and upon reasonable advance notice;

(iii)	provide reasonable assistance (to the extent reasonably requested by the Buyer) in connection with Buyer’s preparation of any pro forma financial statements;

(iv)	assist the Buyer in the Buyer’s preparation of definitive financing documents (including any credit agreements, indentures or similar agreements and related guarantees, supplemental indentures and pledge and security agreements, and any schedules, annexes or exhibits thereto) in each case, with regard to information pertaining to the Sale Group Entities and the Sale Businesses;

(v)	not less than four (4) Business Days prior to the Completion Date, provide the Buyer all documentation and other information with respect to the Seller, any Seller Group Member or their Affiliates as shall have been reasonably requested in writing by the Buyer at least fifteen (15) Business Days prior to the Completion Date that is required in connection with the Debt Financing by any governmental authority under applicable “know-your-customer” and anti-money laundering rules and regulations; and

(vi)	requesting its independent auditors to cooperate in connection with the Debt Financing in a manner consistent with its reasonable and customary practices, including by participating in a reasonable number of drafting sessions, providing customary “comfort letters” (including customary “negative assurances”) covering the historical financial statements and certain historical

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financial information of the Sale Businesses included in the Required Information (which includes the historical column sourced from the Required Financial Statements in any pro forma financial statements) and customary assistance with the due diligence activities of the Buyer, the Financing Sources and their respective advisors (including counsel) (including by participating in a reasonable number of accounting due diligence sessions), and customary consents to the inclusion of audit reports in any Offering Documents and related regulatory filings.

(c)	The Buyer shall provide the Seller with reasonable advance notice of any cooperation required by clause 8.18(b) with reasonable specificity. The Seller hereby consents to the use of the Seller’s and Sale Businesses' logos, trademarks and service marks in connection with the marketing of the Debt Financing; provided, however, that such logos, trademarks and service marks are used in a customary manner and solely in a manner that is not intended, or reasonably likely, to harm or disparage the Seller or any of its subsidiaries or the reputation or goodwill of the Seller or any of its subsidiaries.

(d)	Notwithstanding the provisions of clauses 8.19(a) or 8.19(b), none of the Seller, any Seller Group Member, nor any of their Affiliates or respective Representatives shall be required to:

(i)	authorise, approve, execute or enter into any certificate, document, agreement or instrument (including any credit agreement, note, indenture, supplemental indenture guaranty, security or pledge agreement or other related agreement or document), or encumber any of their assets, in connection with the Debt Financing (other than the customary authorisation letters with respect to the provision of bank information memoranda and the customary representation letters with respect to the auditors consents and the “comfort letters,” each as described in clause 8.19(b)), in each case, that would be effective prior to Completion;

(ii)	provide cooperation to the extent that it would (A) interfere unreasonably or materially with the business or operations of the Seller (provided, that the Seller agrees that the preparation of the Required Information will not constitute unreasonable or material interference with the business or operations of the Seller), or (B) require any Seller, Seller Group Member or any of their Affiliates to take (or omit to take) any action that would reasonably be expected to (i) (with or without notice or lapse of time, or both) conflict with or violate any of their respective organisational documents, this document, any requirement of law or any material contract to which they are a party or (ii) cause any representation or warranty in this document to be breached by the Seller or any Seller Group Member or that would cause any Condition Precedent to fail to be satisfied (in each case unless the Buyer waives such breach or failure prior to the Seller or any of its Subsidiaries taking such action);

(iii)	provide any information that is subject to the attorney-client privilege, attorney work product doctrine, confidentiality requirements or other legal privilege, in each case, to the extent doing so would cause such privilege to be waived or such confidentiality requirements to be breached;

(iv)	pay any commitment, underwriting or other similar fee, incur or reimburse any costs or expenses in connection with the Debt

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Financing, provide any indemnification, assume any obligation or take any other action that could reasonably be expected to result in personal liability to the Seller, any of its subsidiaries or any of their representatives;

(v)	adopt resolutions or consents to approve or authorise the execution of the agreements, documents and instruments pursuant to which the Debt Financing is obtained;

(vi)	prepare or furnish (x) pro forma financial statements (it being understood that the Buyer shall be responsible for the preparation of any pro forma calculations, any post-Completion or other pro forma cost savings, capitalisation, ownership or other pro forma adjustments that may be included therein, and the Seller shall only be required to use reasonable endeavours to provide reasonable assistance (to the extent reasonably requested by the Buyer) in connection with Buyer’s preparation of any pro forma financial statements), (y) any financial statements (other than the Required Financial Statements) that are not readily available or prepared in the ordinary course of its financial reporting practice or (z) projections; or

(vii)	provide opinions, sign-offs or certifications of internal or external counsel or representatives of the Seller or any Seller Group Member.

(e)	The Buyer will promptly, upon request by the Seller, reimburse the Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket fees of counsel) incurred by the Seller or any of its subsidiaries in connection with the cooperation of the Seller and its subsidiaries contemplated by this clause 8.19. The Buyer will indemnify and hold harmless the Seller, the Seller Group Members, their Affiliates, and each of their respective Representatives from and against any and all Liabilities, obligations, losses, damages, Claims, costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees), interest, awards, judgments, fines, penalties and settlement payments suffered or incurred by any of them in connection with, or in any way relating to or arising from, the Debt Financing and any information used in connection therewith, except to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have been caused by fraud, bad faith or wilful misconduct of the Seller, the Seller Group Members, their Affiliates or any of their respective Representatives.

(f)	Without limiting the other requirements set forth in clause 21.1(e) and otherwise notwithstanding anything else to the contrary in this document, no breach of, or non-compliance with, clauses 8.19 or 8.20 by the Seller shall entitle the Buyer to terminate this document, unless (i) the Debt Financing has not been consummated by or will not be consummated on the date that the Completion Date is otherwise required to occur as a result of the breach by the Seller of the provisions of clauses 8.19 or 8.20, and such breach is material and the primary cause of the failure of such Debt Financing to be obtained and (ii) prior to the beginning of the remedy period set forth in clause 21.1(e) the Buyer has provided prompt written notice to the Seller of the alleged breach or failure to comply, specifying that such alleged breach or failure would reasonably be expected to cause the failure of the Buyer’s Debt Financing to be obtained by the time the Completion Date is otherwise required to occur and the steps requested to be taken to cure such alleged breach or failure. Notwithstanding anything else to

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the contrary in this document (including in this clause 8.19(f) or in clause 21.1(e)), and for the avoidance of doubt, no breach of, or non-compliance with, clauses 8.19 or 8.20 by the Seller at any time following the receipt by the Buyer of the Required Amount in proceeds from Debt Financing shall entitle the Buyer to terminate this document. For the purposes of this clause 8.19(f), “Debt Financing” shall mean the “Permanent Financing” (as defined in the Debt Commitment Letter, as in effect on the date of this document) but shall exclude any Other Financing.

8.20	Delivery of financial statements

(a)	The Seller must prepare and furnish to the Buyer (x) combined balance sheets of the Sale Businesses (as a whole) as of 30 June 2026 and 30 June 2025 and (y) related combined statements of income, shareholders’ equity and cash flows of the Sale Businesses (as a whole) for the year ended 30 June 2026 and 30 June 2025, in each case, (A) including the accompanying notes, (B) prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, (C) in a form that complies with the applicable requirements of Regulation S-X and (D) audited in accordance with U.S. generally accepted auditing standards, together with audit reports (including an opinion as to conformity with U.S. generally accepted auditing standards) containing an unqualified opinion, on such financial statements from the independent accountant for the Seller (the foregoing financial statements, the "Required Audited Financial Statements") (it being understood, however, that the Sale Businesses have not been operating historically as a separate “standalone” entity and, therefore, the Required Audited Financial Statements will reflect certain cost and other allocations made that may not be indicative of the results of operations or financial condition of the Sale Businesses had they operated as a standalone business during the periods covered thereby) as and when provided in this clause 8.20(a). The Seller shall (i) use reasonable endeavours to deliver drafts of the applicable Required Audited Financial Statements as of and for the years ended 30 June 2026 and 30 June 2025 to the Buyer as soon as reasonably practicable following the date of this document and, in any event, a final draft thereof no later than 27 August 2026 (it being understood and agreed that the Buyer shall hold strictly confidential and not disclose any such draft externally to any third party without the prior written consent of the Seller, other than (A) to the extent required by applicable laws or regulations or by any subpoena or similar legal or administrative process (provided that to the extent the Buyer is lawfully permitted to do so and to the extent practicable, the Buyer has provided the Seller with reasonable notice in advance of any such disclosure and has given the Seller a reasonable opportunity to consult on the form and level of disclosure), (B) to any Financing Source (including their respective counsel and advisors) in connection with the Debt Financing, or (C) to a Representative (in the cases of (B) and (C), on the proviso that they undertake to hold such information on the same basis including it being strictly confidential); and (ii) deliver the Required Audited Financial Statements as of and for the years ended 30 June 2026 and 30 June 2025 to the Buyer no later than 10:00 a.m. New York City time on 7 September 2026.

(b)	After the date of this document, the Seller shall prepare and furnish to the Buyer, as soon as reasonably practicable following the end of each fiscal quarter and, in any event, no later than 45 days after the end of any fiscal quarter beginning with the quarter ending 30 September 2026 but ending on or prior to the date of Completion, (x) an unaudited combined balance sheet of the Sale Businesses (as a whole) as of the

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end of such fiscal quarter of the Seller and (y) the related unaudited combined statements of income, shareholders’ equity and cash flows of the Sale Businesses (as a whole) for such fiscal quarter, and, if applicable, the interim period from 30 June 2026 to the end of such fiscal quarter, together with comparable financial statements for the corresponding periods of the prior fiscal year, in each case, (A) including the accompanying notes, (B) prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, (C) in a form that complies with the applicable requirements of Regulation S-X and (D) reviewed by the independent accountant for the Seller in accordance with U.S. generally accepted auditing standards (the foregoing financial statements, the "Required Unaudited Financial Statements" and, together with the Required Audited Financial Statements, the "Required Financial Statements") (it being understood, however, that the Sale Businesses have not been operating historically as a separate “standalone” entity and, therefore, the Required Financial Statements will reflect certain cost and other allocations made that may not be indicative of the results of operations or financial condition of the Sale Businesses had they operated as a standalone business during the periods covered thereby). The Seller shall use reasonable endeavours to deliver drafts of the applicable Required Unaudited Financial Statements to the Buyer as soon as reasonably practicable following the end of each fiscal quarter and, in any event, a final draft thereof no later than 40 days after the end of any fiscal quarter beginning with the quarter ending 30 September 2026 but ending before the Completion (it being understood and agreed that the Buyer shall hold strictly confidential and not disclose any such draft externally to any third party without the prior written consent of the Seller, other than (A) to the extent required by applicable laws or regulations or by any subpoena or similar legal or administrative process (provided that to the extent the Buyer is lawfully permitted to do so and to the extent practicable, the Buyer has provided the Seller with reasonable notice in advance of any such disclosure and has given the Seller a reasonable opportunity to consult on the form and level of disclosure), (B) to any Financing Source (including their respective counsel and advisors) in connection with the Debt Financing, or (C) to a Representative) (in the cases of (B) and (C), on the proviso that they undertake to hold such information on the same basis including it being strictly confidential). The Seller shall furnish to the Buyer (x) unaudited combined balance sheets of the Sale Businesses (as a whole) as of 31 December 2025 and 31 December 2024, respectively, of the Seller and (y) the related unaudited combined statements of income, shareholders’ equity and cash flows of the Sale Businesses (as a whole) for the six month period ended as of 31 December 2025 and 31 December 2024 no later than 10:00 a.m. New York City time on 7 September 2026, in each case, (A) including the accompanying notes, (B) prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, (C) in a form that complies with the applicable requirements of Regulation S-X and (D) reviewed by the independent accountant for the Seller in accordance with U.S. generally accepted auditing standards (it being understood, however, that the Sale Businesses have not been operating historically as a separate “standalone” entity and, therefore, the Required Unaudited Financial Statements will reflect certain cost and other allocations made that may not be indicative of the results of operations or financial condition of the Sale Businesses had they operated as a standalone business during the periods covered thereby).

(c)	If, at any time prior to Completion, the Seller’s auditor(s) withdraws any audit opinion with respect to any financial statements contained in the Required Financial Statements, the Seller shall promptly notify the

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Buyer and take all commercially reasonable actions to modify such financial statements in order to enable the Seller’s auditor(s) to provide an audit opinion with respect thereto.

(d)	The Buyer will promptly, upon request by the Seller, reimburse the Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket fees of counsel) incurred by the Seller or any of its subsidiaries in connection with the cooperation of the Seller and its subsidiaries contemplated by this clause 8.20.

8.21	On-sale of Consideration Shares

(a)	As soon as reasonably practicable, the Buyer and Seller must jointly apply to ASIC for relief under which:

(i)	the Seller does not have to comply with Chapter 6D of the Corporations Act in Distributing or offering to Distribute the Consideration Shares to South32 Shareholders; and

(ii)	sections 707(3), (4), (5) and (6) of the Corporations Act do not apply in respect of:

(A)	any sale or sale offer of Consideration Shares by a South32 Shareholder; and

(B)	any sale or sale offer of Retained Shares by the Seller.

(ASIC Relief).

(b)	Each of the Buyer and Seller must provide all information and assistance to each other reasonably necessary to prepare, submit and progress the joint application for ASIC Relief.

(c)	If the Seller does not obtain the ASIC Relief on or before 28 February 2027:

(i)	the Buyer must issue a prospectus in accordance with the Corporations Act in respect of the offer of the Consideration Shares for issue to the Seller and lodge that prospectus with ASIC (Prospectus) by no later than 30 days prior to the estimated Completion Date; and

(ii)	subject to satisfaction or waiver (if applicable) of the Conditions Precedent, the Seller must subscribe for the Consideration Shares in accordance with the Prospectus by completing an application form included in, or accompanied by, the prospectus (the terms of which must align with the terms of this document).

8.22	Insolvency

(a)	If a Buying Entity becomes Insolvent on or prior to Completion, the Buyer must:

(i)	immediately notify the Seller in writing; and

(ii)	within 10 Business Days after giving the notice in clause 8.22(a)(i), notify the Seller in writing whether:

(A)	the Buyer will assume the obligations of the relevant Buying Entity; or

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(B)	the Buyer nominates another Buyer Group Member to assume the obligations of the relevant Buying Entity.

(b)	As soon as reasonably practicable after the Buyer gives notice under clause 8.22(a)(ii), the parties must enter into such documentation as is required to amend this document to give effect to that notice.

(c)	If clause 8.22(a) applies, and it is reasonably likely that Completion will not occur before the Conditions Precedent End Date due to the insolvency of that Buying Entity, the Conditions Precedent End Date and Completion Date will each be extended by one calendar month.

(d)	If clause 8.22(a) applies, and it is reasonably likely that such insolvency will lead to a delay in obtaining any Required Regulatory Approval, each of the applicable deadlines in clauses 7.2(a), 21.1(h) and the definition of 'Break Fee' in Schedule 18 is extended by the period of delay directly caused by the insolvency of the Buying Entity.

9	Completion

9.1	Time, date and place of Completion

(a)	Completion will take place:

(i)	at 8:00 pm (Perth time) on the first Business Day of the calendar month following the date after the last Condition Precedent (excluding, for these purposes only, the Conditions Precedent in paragraphs (k), (l), (m) and (n) of Schedule 6) is satisfied or, if applicable, waived; and

(ii)	at the offices of Mallesons specified on the front page of this document or any other place or places agreed in writing between the Seller and the Buyer.

(b)	Notwithstanding clause 9.1(a), if the date on which the last Condition Precedent (excluding, for these purposes only, the Conditions Precedent in paragraphs (k), (l), (m) and (n) of Schedule 6) is satisfied or, if applicable, waived falls on or after the 20th day of any calendar month, then Completion will take place on the first Business Day of the second calendar month following the date after the last Condition Precedent (excluding, for these purposes only, the Conditions Precedent in paragraphs (k), (l), (m) and (n) of Schedule 6) is satisfied or, if applicable, waived (unless the Buyer and the Seller agree in writing for Completion to take place on a different day, in which case Completion will take place on that day).

9.2	Completion

Completion is taken to have occurred when each party has performed all of its obligations under paragraphs 1 and 2 of Schedule 8 (respectively).

9.3	Obligations interdependent

(a)	The obligations of the parties under paragraphs 1 and 2 of Schedule 8 are interdependent.

(b)	Completion only occurs once the Seller and the Buyer have each satisfied their respective obligations under paragraphs 1 and 2 of Schedule 8.

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(c)	If Completion does not occur due to a failure by the Seller or the Buyer to comply with any of its obligations under paragraphs 1 or 2 of Schedule 8 (as applicable), the other party (being the non-defaulting party) may give the defaulting party written notice ("Completion Default Notice") requiring the defaulting party to Complete within 5 Business Days of receipt of the Completion Default Notice (or such longer period determined by the non-defaulting party in its absolute discretion).

9.4	Simultaneous actions at Completion

Unless otherwise stated, all actions required to be performed by a party at Completion are taken to have occurred simultaneously on the Completion Date and no delivery or payment is taken to have been made until all deliveries and payments under this document due to be made are made.

9.5	Waiver

Either the Buyer, or the Seller, may waive, in their respective discretion, any of the actions that the other party is required to perform at Completion.

10	Locked Box and Leakage

10.1	Reimbursement of Leakage

Subject to Completion occurring and this clause 10, to the extent that there is any Leakage (other than Notified Leakage) attributable to the period from (but excluding) the Locked Box Date to (and including) Completion, the Seller indemnifies the Buyer on a dollar for dollar basis for Leakage (including the amount by which the Equity Return Amount would have been reduced had the Leakage been Notified Leakage) and must, within 10 Business Days of receiving a written demand containing all reasonable details of that Leakage from the Buyer after Completion (Leakage Claim), reimburse to the Buyer an amount, in cash, equal to the amount of that Leakage Claim (Leakage Amount).

10.2	Claims

The Seller will not be liable for any Leakage Claim unless:

(a)	details of the Leakage Claim have been notified to the Seller by the Buyer in writing before the earlier of:

(i)	12 months after Completion; and

(ii)	3 months after completion of the first full year audit of the financial statements of the relevant Sale Group Entity following Completion; and

(b)	the Leakage Claim has been:

(i)	agreed between the Buyer and the Seller, in writing, provided that a Leakage Claim shall be deemed to have been agreed by the Seller if the Seller does not provide a notice to the Buyer disputing that Leakage Claim within 20 Business Days of receiving notice of a Leakage Claim pursuant to clause 10.2(a); or

(ii)	compromised or settled as between the Buyer and the Seller, with that compromise or settlement documented in writing

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between them and with the compromise or settlement amount to then comprise the Leakage Claim (for all other purposes); or

(iii)	the subject of legal proceedings that have been properly initiated, issued and validly served against the Seller,

within 6 months after the date that details of the Leakage Claim were first notified to the Seller in accordance with clause 10.2(a); and

(c)	in the case of clause 10.2(b)(iii) only, the legal proceedings in relation to the Leakage Claim have been fully and finally determined in favour of the Buyer.

10.3	Adjustments to Purchase Price

(a)	A payment made by the Seller pursuant to a Leakage Claim is to be treated as a reduction of the Cash Purchase Price for the applicable Sale Group.

(b)	Nothing in this clause 10 or elsewhere in this document (or in any other Transaction Document) prevents any Seller Group Member or Sale Group Entity from undertaking, or gives rise to any Liability on the part of any Seller Group Member or Sale Group Entity in respect of, any action contemplated as Permitted Leakage.

10.4	Payment in respect of Leakage

(a)	The sole and exclusive remedy available to the Buyer in respect of any Leakage under this document or otherwise is a contractual right to:

(i)	with respect to Notified Leakage, deduct all Notified Leakage from the Cash Purchase Price in the manner contemplated by the definition of “Cash Purchase Price”; and

(ii)	with respect to all other Leakage, to seek reimbursement under this clause 10.

(b)	Payment by the Seller of the Leakage Amount to the Buyer will fully and finally settle any Leakage Claim that the Buyer (and, to avoid doubt, any Buyer Group Member) may have in respect of the Leakage Amount and the Seller (and, to avoid doubt, each Seller Group Member) will have no further liability to the Buyer or any Buyer Group Member in connection with the Leakage Amount or the Leakage Claim. Without limiting the foregoing, the Buyer must not make any other Claim in connection with any Leakage under this document or otherwise.

10.5	Quarterly estimated Leakage reports

(a)	So far as the Seller is aware, there has been no Leakage during the period from (but excluding) the Locked Box Date to (and including) 31 May 2026, except as Fairly Disclosed in the Seller Disclosure Letter (if any).

(b)	No later than 20 Business Days following the end of a calendar quarter, prior to the date that all Conditions Precedent are satisfied or waived, the Seller must provide to the Buyer (A) a notice setting out any Leakage that occurred during the previous quarter, including reasonable particulars of Leakage in the form agreed between the Buyer and Seller (Quarterly Leakage Report). In the case of a June or December calendar quarter, the Seller will have an additional 5 Business Days to deliver the Quarterly Leakage Report.

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(c)	The Buyer may, but is not required to, review such notices or materials contemplated by this clause 10.5 and/or discuss with the Seller any items identified as Leakage. Such discussions will be without prejudice to any of the parties' other rights under this document.

(d)	To avoid doubt:

(i)	any information provided under this clause 10.5 is merely an estimate;

(ii)	the Seller does not make any warranty as to the accuracy of any information provided under this clause 10.5;

(iii)	the Seller is not liable for any claim (including any Leakage Claim) by any Buyer Group Member nor any Representative of any Buyer Group Member arising out of or relating to any information given under this clause 10.5; and

(iv)	the Buyer’s sole recourse for any Leakage is the process set out in clauses 10.1 to 10.4 (inclusive).

10.6	No liability

The Seller has no Liability to the Buyer under this clause 10 if:

(a)	Completion does not occur; or

(b)	the Buyer withdraws the Leakage Claim against the Seller.

11	Wrong pockets

11.1	Wrong pockets – Non-Sale Group Entity held assets

If, after Completion, any right, property or asset that is used to conduct the Sale Business is found to be the property of any Non-Sale Group Entity (“Seller Asset”), then:

(a)	if the Seller Asset is used exclusively in the conduct of the Sale Business, the Seller must transfer, or cause the transfer of, at its own cost and free of any Encumbrance (other than Permitted Encumbrances), the Seller Asset (and any related Liability) as soon as practicable to:

(i)	if the Seller Asset relates to the Australian Sale Business, the Australian Assets Sale Group Entity nominated by the Buyer;

(ii)	if the Seller Asset relates to the Brazilian Sale Business, the Brazilian Assets Sale Group Entity; or

(iii)	if the Seller Asset relates to the South African Sale Business, the South African Assets Sale Group Entity nominated by the Buyer; and

(b)	if the Seller Asset is used in the conduct of both one or more Sale Businesses and one or more businesses of the Non-Sale Group Entities (other than any Sale Business) and is not otherwise provided

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for under any other Transaction Document, the parties must consult in good faith with a view to determining whether:

(i)	the Sale Asset (and any related Liability) should be transferred to the Sale Group Entity nominated by the Buyer (and if so, the mechanism and terms of that transfer and the price of that Seller Asset, to the extent that its value has not been reflected in the Purchase Price); or

(ii)	the benefit of the Seller Asset can otherwise be made available to the relevant Sale Group Entity (at a cost and on terms to be agreed between the parties at the relevant time).

11.2	Wrong pockets – Sale Group Entity held assets

If, after Completion, any right, property or asset that is used by one or more Non-Sale Group Entities to conduct a business or businesses (other than any Sale Business) as at the date of this document is found to be the property of a Sale Group Entity (“Target Asset”), then:

(a)	if the Target Asset is used exclusively in the conduct of one or more businesses other than the Sale Business, the Buyer must transfer, or cause the transfer of, at no cost to the Buyer and free of any Encumbrance (other than Permitted Encumbrances), the Target Asset (and any related Liability) as soon as practicable to the Seller or a person nominated by the Seller in writing; and

(b)	if the Target Asset is used in the conduct of both one or more Sale Businesses and one or more businesses of the Non-Sale Group Entities and is not otherwise provided for under any other Transaction Document, the parties must consult in good faith with a view to determining whether:

(i)	the Target Asset (and any related Liability) should be transferred to the Seller or a Seller Group Member nominated by the Seller in writing (and if so, the mechanism and terms of that transfer and the price of that Target Asset, to the extent that its value has not been reflected in the Purchase Price); or

(ii)	the benefit of the Target Asset can otherwise be made available to the Seller or the relevant Non-Sale Group Entity (at a cost and on terms to be agreed between the parties at the relevant time).

11.3	Wrong pockets – Indemnity

The Seller indemnifies the Buyer Group against, and agrees to reimburse and compensate the Buyer on demand for:

(a)	any direct and verifiable third-party costs incurred by the Buyer, any Sale Group Entity or any Buyer Group Member in connection with the transfer of any Seller Asset or Target Asset; and

(b)	any Loss suffered or incurred by the Buyer Group arising out of or in connection with each transfer of a Seller Asset or Target Asset, or any Seller Asset not being owned, possessed or held by a relevant Sale Group Entity at Completion or for a period following Completion or a Target Asset (and any related Liability) being held by a Sale Group Entity for a period following Completion.

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12	Employees

12.1	Transfer of Employees into a Sale Group Entity pre-Completion

(a)	Subject to clause 12.1(c), the Buyer and Seller agree that at least 20 Business Days before Completion, the Seller will offer employment in a Sale Group Entity to each employee listed in document 5.2.11.1 of the Project Leopard Data Room (as varied in accordance with clause 12.1(d)) who remains employed by a Non-Sale Group Entity at the time of the offer (Out of Perimeter Employee):

(i)	in the same or substantially similar position; and

(ii)	on substantially similar, and no more or less beneficial, terms,

to the employee's current employment with the Non-Sale Group Entity.

(b)	The Seller does not need to comply with paragraphs 1(l) and 1(m) of Schedule 12 in relation to each Out of Perimeter Employee, provided the Seller complies with clause 12.1(a).

(c)	At any time before Completion, the Seller may provide a written notice to the Buyer proposing to vary the list of employees in document 5.2.11.1 of the Project Leopard Data Room and providing a rationale for the proposed inclusion or exclusion of an employee from the list.

(d)	Within 10 Business Days after receiving a written notice under clause 12.1(c), the Buyer may accept or reject the proposed variation to the list. The Buyer must act reasonably and in good faith in considering any such proposal by the Seller. If the Buyer rejects a proposed variation, the Buyer must provide the Seller with written reasons for the rejection within the same 10 Business Day period. To the extent that the Buyer has acted unreasonably or in bad faith in rejecting a proposed variation under this clause 12.1(d), the Buyer will be liable to the Seller for, and holds harmless and indemnifies the Seller against, any Loss suffered or incurred by the Seller or any other Seller Group Member that arises directly from or in connection with the Buyer's rejection of the proposed variation.

12.2	Key personnel

(a)	The document included in document 5.2.9.5 of the Project Leopard Data Room sets out a list of key personnel for each Sale Group Entity.

(b)	If the Seller becomes aware that the employment of any of the key personnel listed in document 5.2.9.5 of the Project Leopard Data Room may cease, the Seller must inform the Buyer of this and the reason for cessation, or potential cessation, within five Business Days.

12.3	Seller's indemnity – historical non-compliance

(a)	The Seller indemnifies the Buyer (and the relevant Sale Group Entities) against any Loss suffered or incurred by the Buyer (or the relevant Sale Group Entities) arising out of or in connection with any failure, or Claim in respect of any failure, by any Seller Group Member to comply with any contractual, statutory, legal or fiscal obligation applying to the employment or engagement of any past or present employees or contractors of any Sale Group Entity, including employees who become employees of a Sale Group Entity pursuant to the process in clause 12.1, in the period commencing six years prior to the date of this document and ending on Completion.

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(b)	In relation to matters arising under clause 12.3(a), that are known to the Seller as at the date of this document, the Seller:

(i)	will retain sole responsibility for any engagement with the regulator;

(ii)	will retain sole responsibility for administering any back payment amounts to any past employees of any Sale Group Entity at the time the back payment amounts are made and any further steps required by the Fair Work Ombudsman in relation to these payments, including paying any monies into the Commonwealth's unclaimed monies fund; and

(c)	is required to keep the Buyer regularly updated on:

(i)	any material communications with any Government Agency (including the Fair Work Ombudsman); and

(ii)	the progress of payments to any current or former employees pre-Completion and post-Completion.

12.4	Seller's indemnity – deemed transfer

The Seller indemnifies the Buyer and each South African Assets Sale Entity (each an “Indemnified Party”) for any Losses suffered or incurred by the Buyer (or any Buyer Group Member) arising out of or in connection with:

(a)	any automatic transfer, by operation of section 197 of the Labour Relations Act, 1995 (South Africa), of the employment of any person to a South African Assets Sale Entity (“Section 197 Transfer”) or any individual whose employment is alleged to be transferred to a South African Assets Sale Entity by way of a Section 197 Transfer but who, at the Completion Date is not:

(i)	employed by a South African Assets Sale Entity; and/or

(ii)	an employee of the South African Assets Seller who has been identified and agreed in writing by the Seller and the Buyer, prior to the Completion Date, as an employee who will transfer from the South African Assets Seller to a South African Assets Sale Entity,

(each an "Unauthorised Transferring Employee");

(b)	any Claim brought by or on behalf of an Unauthorised Transferring Employee, or by any trade union, bargaining council, the Commission for Conciliation, Mediation and Arbitration, or any court or tribunal of competent jurisdiction, arising from or in connection with an actual or alleged Section 197 Transfer; and

(c)	any obligation, liability, or responsibility assumed or imposed on any Indemnified Party by reason of a Section 197 Transfer of an Unauthorised Transferring Employee, including any liability relating to the terms and conditions of employment, accrued leave, severance pay, pension or provident fund entitlements, or any other statutory or contractual obligations attaching to the employment of such individual.

12.5	BHP Billiton Separation Deed

(a)	The Seller will make available to the Buyer and the Sale Group the benefit of any indemnities in the BHP Separation Deed in favour of any

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Sale Group Entity and related to the employment of any past or present employees of any Sale Group Entity, including employees who become employees of a Sale Group Entity pursuant to the process in clause 12.1.

(b)	The Seller will remain liable for any indemnities given by any Seller Group Member in the BHP Separation Deed in favour of BHP Billiton Limited, BHP Billiton Plc or any BHP group companies and related to the employment of any past or present employees of any Sale Group Entity, including employees who become employees of a Sale Group Entity pursuant to the process in clause 12.1. To the extent that any Sale Group Entity has any Liability or incurs any Loss pursuant to indemnities in the BHP Separation Deed described in this clause 12.5(b), then in respect of any act or omission occurring in the period prior to Completion, the Seller indemnifies and holds harmless the Buyer and such Sale Group Entity for any such Liability or Loss.

12.6	Buyer’s indemnity – transfer of employees

The Buyer indemnifies the Seller (and the relevant Non-Sale Group Entities) against any Loss suffered or incurred by the Seller (or the relevant Non-Sale Group Entities) in respect of any Claim by an employee or contractor of a Sale Group Entity relating to the period on and from Completion.

13	Australian superannuation arrangements

13.1	Additional definitions

In this clause 13:

(a)	Transfer Date means the first Monday falling after the later of:

(i)	the Completion Date; and

(ii)	the date on which the Sale Entities’ Plan is established in accordance with clause 13.2(b)(i).

(b)	Transition Period means the period commencing on the date of this document and ending on the earlier of the:

(i)	Long Stop Date (as that term is defined in the TSA); and

(ii)	Transfer Date.

13.2	Establishment of the Sale Entities’ Plan

(a)	During the Transition Period, the following applies:

(i)	The Seller must use reasonable endeavours to ensure each Sale Group Entity that is a participating employer in the Seller’s Plan can continue to so participate, including not requesting the trustee of the Seller’s Plan to terminate a Sale Group Entity’s participation as a participating employer in the Seller’s Plan.

(ii)	The Seller and the Buyer agree to the defined benefit entitlements of Existing DBF Members continuing to be funded from the assets of the Seller’s Plan attributable to the Seller’s DBF until transfer of the Defined Benefits Retention Sum to the

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Sale Entities’ DBF under clause 13.3(a), subject to the Buyer complying with clause 13.2(a)(iii).

(iii)	On and from Completion, the Buyer will ensure that each Sale Group Entity referred to in clause 13.2(a)(i) or their successors will:

(A)	contribute at such contribution rate as determined by the Actuary that (subject to a reasonable range of actuarial assumptions) would need to be contributed to provide the Existing DBF Members with their superannuation benefit entitlements under the governing rules of the Seller’s DBF;

(B)	make additional contributions to the Seller’s DBF of such amounts as advised to the Buyer by the Seller that:

(aa)	represents the Sale Group Entities’ properly attributable pro rata share of insurance premiums payable under any insurance policy maintained by the trustee of the Seller’s DBF for the benefit of each Existing DBF Member in the Seller’s DBF; and

(ab)	represents the Sale Group Entities’ properly attributable pro rata share of the administration, investment and other operational charges and costs of the Seller’s DBF in connection with the Existing DBF Members, as determined by the Actuary;

(C)	otherwise comply with the Sale Group Entity’s obligations as a participating employer under the governing rules of the Seller’s Plan.

(b)	The Seller must:

(i)	as soon as practicable after the date of this document request that the trustee of the Seller’s Plan establishes the Sale Entities’ Plan for Existing DBF Members and Existing Accumulation Members; and

(ii)	request that the trustee of the Seller’s Plan makes any filings or submissions for approval or exemption with any Government Agency or relevant body if required as necessary to give effect to clause 13.2(b)(i) pursuant to the SIS Act or the SGAA in respect of the Existing DBF Members.

(c)	The Seller must, as soon as practicable after the date of this document, provide all necessary information and documentation to the trustee of the Seller’s Plan for the trustee to establish the Sale Entities’ Plan, including but not limited to all necessary information and documentation for the trustee to prepare or arrange:

(i)	a new participation agreement in respect of the Sale Entities’ Plan (designating each relevant Sale Group Entity as either the sponsoring employer or a participating employer or designating the Buyer as the sponsoring employer with each relevant Sale Group Entity as a participating employer);

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(ii)	a new insurance policy for the Sale Entities’ Plan; and

(iii)	any application for approval or exemption by any Government Agency or relevant body if required, as necessary to give effect to this clause or pursuant to the SIS Act or the SGAA in respect of the Existing DBF Members.

The Buyer must provide to the Seller or, at the request of the Seller, the trustee of the Seller’s Plan all information and cooperation reasonably requested by the Seller or the trustee of the Seller’s Plan (as applicable) for the purposes of this clause 13.2(c), including in relation to the participation agreement referred to in clause 13.2(c)(i).

(d)	Without limiting clauses 13.2(a)(ii) and 13.2(a)(iii), the Seller and Buyer must co-operate in good faith to procure that the membership and benefits of the Sale Entities’ DBF for each Existing DBF Member (in respect of the period after Completion) are on such terms and conditions so as to provide benefits (including rights in respect of benefits) that, in aggregate, are equivalent to and no less favourable than those provided in respect of the Existing DBF Member under the governing rules of the Seller's DBF in force immediately before Completion.

However, this clause 13.2(d) does not restrict the Buyer and the Sale Group Entities from entering into agreements and arrangements with the trustee of the Seller’s Plan and/or the Existing DBF Members after the Transfer Date, in respect of superannuation benefits for the Existing DBF Members.

(e)	The Seller and Buyer must co-operate in good faith and use reasonable endeavours to procure that, as at the establishment of the Sale Entities’ Plan, the insurance and fee arrangements applying to Existing Accumulation Members under the Sale Entities’ Accumulation Category are equivalent to, or if not available on reasonable terms, similar to, those applying under the Seller’s Plan immediately before Completion.

(f)	The Seller and the Buyer must co-operate in good faith, and use all reasonable endeavours to ensure that written approval for the establishment of the Sale Entities’ DBF is obtained from the Australian Prudential Regulation Authority (APRA) as expeditiously as possible and in any event within the Transition Period. The Seller must keep the Buyer informed of the progress towards obtaining the approval under this clause 13.2(f) in the period prior to Completion and the Buyer must keep the Seller informed of the progress towards obtaining the approval in the period after Completion.

(g)	The Seller must, in the period from the date of this document to Completion:

(i)	keep the Buyer informed of all material steps taken in connection with the establishment of the Sale Entities’ Plan and the transfer of the Existing DBF Members;

(ii)	provide the Buyer with copies of all material correspondence and documents (in draft and final form) concerning the establishment and terms of the Sale Entities’ Plan, including the governing rules and funding arrangements, within a reasonable time of those documents being prepared or received by the Seller;

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(iii)	afford the Buyer a reasonable opportunity to review and comment on the terms of the Sale Entities’ Plan (including the governing rules) and take into account all timely and reasonable comments provided by the Buyer; and

(iv)	allow the Buyer (and its Representatives) to attend, as an observer, all material discussions and meetings with the trustee of the Seller’s Plan in connection with the matters contemplated by clauses 13.2(c) to 13.2(i) (inclusive).

(h)	During the Transition Period:

(i)	the Seller must not, without the Buyer’s prior written consent (such consent not to be unreasonably withheld or delayed), approve or procure the approval of any amendment to the governing rules of the Seller’s Plan, including the Seller's DBF, that would adversely affect the rights or benefits of the Existing DBF Members; and

(ii)	the Seller must not, without the Buyer’s prior written consent (such consent not to be unreasonably withheld or delayed), take any action that would result in a material increase in the liabilities of the Seller’s DBF in respect of the Existing DBF Members, other than in the ordinary course of business.

(i)	The Buyer is responsible for all reasonable costs incurred by the trustee of the Seller’s Plan in relation to the establishment of the Sale Entities’ Plan and the transfer of the Defined Benefits Retention Sum and the accumulation benefits of Existing Accumulation Members, and must indemnify the Seller for any loss arising from or in relation to those reasonable costs. For the purposes of this clause 13.2(i), loss includes any loss borne by the Seller’s Plan or any reserve within the Seller’s Plan.

13.3	Transfer of benefits

(a)	As soon as possible after the Transfer Date and all requisite approvals or exemptions having been obtained under clause 13.2:

(i)	the Buyer will, and will procure that the Sale Group Entities will, use reasonable endeavours to procure each Existing DBF Member and each Existing Accumulation Member (if necessary), complete any documentation necessary to transfer their benefits in the Seller’s Plan to the Sale Entities’ Plan;

(ii)	the Seller must promptly request the trustee of the Seller’s Plan to transfer to the Sale Entities’ Plan as soon as reasonably practicable:

(A)	assets having a value equal to the Defined Benefits Retention Sum determined as at the Transfer Date, by way of a pro rata in specie transfer of every asset of the Seller’s Plan attributable to the Seller’s DBF (unless otherwise agreed between the parties);

(B)	the Additional Accumulation Balances of each Existing DBF Member as at the Transfer Date to corresponding accounts maintained for the relevant Existing DBF Member under the Sale Entities’ Plan; and

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(C)	the accumulation benefits of each Existing Accumulation Member from the Seller’s Plan to the Sale Entities’ Accumulation Category; and

(iii)	before the transfer under clause 13.3(a)(ii), the Seller must procure that the Actuary provides a certificate setting out the Defined Benefits Retention Sum calculated as at the Transfer Date.

(b)	If the transfer referred to in clause 13.3(a) has not occurred by the date that is 30 days prior to the expiry of the Transition Period (or such other date agreed between the parties), clause 13.2 will cease to apply and the Seller:

(i)	must allow (to the extent within its reasonable control) the Sale Group Entities to continue to participate in the Seller’s DBF solely in relation to Existing DBF Members (and on terms to be agreed under clause 13.3(c)); and

(ii)	may request the trustee of the Seller’s Plan to terminate the Sale Group Entities’ participation in the Seller’s Plan in respect of all members other than the Existing DB Members with effect from the expiry of the Transition Period (or such later date specified in the notice).

(c)	If the Seller gives the Buyer a notice under clause 13.3(b):

(i)	the Buyer must procure that the Sale Group Entities enter into a funding agreement with the Buyer and the Seller in relation to the Sale Group Entities’ participation in the Seller’s DBF in relation to Existing DBF Members on terms that are acceptable to the Buyer and the Seller within 30 days of expiry of the Transition Period (or such other date agreed between the parties);

(ii)	clause 13.2(a)(iii) continues to apply until such time as a funding agreement is entered into; and

(iii)	the Sale Group Entities’ participation in the Seller’s Plan in relation to accumulation members will terminate in accordance with the governing rules of the Seller’s Plan.

13.4	Continuation of contribution rates

(a)	The parties agree, in respect of each Existing Accumulation Member, that the rate of employer superannuation contributions in effect immediately before Completion for each such Existing Accumulation Member will continue unchanged for a period of 12 months after Completion unless the Existing Accumulation Member decides to change those arrangements, or a greater rate is required to avoid incurring the superannuation guarantee charge under the SGAA or is required under an industrial instrument.

(b)	The parties agree, in respect of each Relevant Employee who, immediately before Completion, has their employer superannuation contributions paid to an External Fund, that the rate of employer superannuation contributions in effect immediately before Completion for each such Relevant Employee will continue unchanged for a period of 12 months after Completion unless the Relevant Employee decides to change those arrangements, or a greater rate is required to avoid

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incurring the superannuation guarantee charge under the SGAA or is required under an industrial instrument.

13.5	Undertakings

(a)	Each party must provide to the other party and to the trustee of the Seller’s Plan any information reasonably required by them in connection with this clause 13.

(b)	The Buyer must use all reasonable endeavours to ensure that the governing rules of the Sale Entities’ Plan give effect to this clause 13.

13.6	Buyer’s indemnity

The Buyer must indemnify the Seller, each Seller Group Member and their Representatives (Indemnified Party) for any Loss that the Indemnified Party suffers or incurs in connection with the continued administration or operation of the Seller’s DBF, solely as such administration or operation relates to the Existing DBF Members (including in relation to any failure of the Sale Group Entities to make contributions as required under the Seller’s DBF, or any funding shortfall, in relation to Existing DBF Members), in respect of the period from Completion until such time as no Existing DBF Members remain members of the Seller’s Plan.

14	South African retirement fund

(a)	For the purposes of this clause 14, each Relevant Employee's Existing Fund means the retirement fund or funds (including, where applicable, any bargaining council fund) in which that Relevant Employee holds membership as a term or condition of that Relevant Employee's employment immediately prior to:

(i)	the Completion Date; or

(ii)	for Relevant Employees transferred under clause 12.1, the time employment with the Sale Group Entity commences,

(b)	Where any Relevant Employee remains employed by the same employing entity, no transfer of that Relevant Employee's fund membership shall be required and that Relevant Employee shall continue as a member of the Relevant Employee's Existing Fund on the existing terms.

(c)	Where a Relevant Employee is transferred in accordance with clause 12.1, the Seller must, at its own cost, do all things necessary and take all steps reasonably required to ensure that:

(i)	the new employing entity to which the Relevant Employee is transferred is admitted as a participating employer under the Relevant Employee's Existing Fund with effect from the date of transfer; and

(ii)	the Relevant Employee's membership of the Existing Fund is transferred to the new employing entity within the Existing Fund,

such that the Relevant Employee continues as a member of the Existing Fund on the existing terms but under the new employing entity from the date of transfer.

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(d)	Where the Relevant Employee cannot continue as a member of the Relevant Employee's Existing Fund, the Seller must, at its own cost, do all things necessary and take all steps reasonably required to ensure that each such Relevant Employee becomes a member of a retirement fund (New Fund) that corresponds to that Relevant Employee's Existing Fund in all material respects, with effect from the date on which that Relevant Employee's employment transfers to the new employer entity including that the Seller must:

(i)	use all reasonable endeavours to procure that the value held in each Relevant Employee's Existing Fund is transferred to the applicable New Fund as soon as reasonably practicable following the date on which that Relevant Employee's membership transfers, subject to compliance with the rules of the relevant funds and any applicable provisions of the Pension Funds Act 24 of 1956 (South Africa); and

(ii)	ensure that the rules and benefits of each applicable New Fund mirror those of the corresponding Existing Fund in all material respects.

(e)	The Seller must indemnify the Buyer and each member of the Buyer's group and their respective representatives (each an Indemnified Party) for any loss that the Indemnified Party suffers or incurs in connection with the continued administration or operation of any Relevant Employee's Existing Fund, solely to the extent such administration or operation relates to Relevant Employees who have transferred to a new employer entity, in respect of the period from the date of transfer until such time as no such Relevant Employees remain members of the Relevant Employee's Existing Fund.

15	Brazil defined benefits fund

(a)	The parties acknowledge that the Brazilian Assets Sale Entity maintains a defined pension scheme administered in Brazil with respect to certain former employees (Brazilian Defined Benefits Fund). The Brazilian Defined Benefits Fund is closed to new entrants.

(b)	The Seller must not, following the date of this document, admit any new entrants to the Brazilian Defined Benefits Fund.

16	Seller Board recommendation

(a)	The Seller warrants to the Buyer that, as at the date of this document, each Seller Director has confirmed that:

(i)	their intention is to recommend that South32 Shareholders vote in favour of the Proposed Transaction at the South32 Transaction Meeting; and

(ii)	they intend to vote, or cause to be voted, all South32 Shares that they hold or control in favour of the Proposed Transaction at the South32 Transaction Meeting,

in each case, subject to:

(iii)	no Superior Proposal emerging; and

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(iv)	the Independent Expert concluding (and continuing to conclude) in the Independent Expert’s Report that the Proposed Transaction is in the best interests of South32 Shareholders.

(b)	The Seller must use reasonable endeavours to procure that no Seller Director adversely changes, withdraws, qualifies or modifies their recommendation from the form in the applicable Agreed Announcement, unless:

(i)	the Seller has received a Superior Proposal;

(ii)	the Independent Expert Report concludes, or is amended or updated in writing so as to conclude, that the Proposed Transaction is not in the best interests of South32 Shareholders; or

(iii)	the relevant Seller Director has determined, in good faith and acting reasonably, and having received advice from their external counsel (who must be reputable advisers experienced in transactions of this nature) that, by virtue of their fiduciary or statutory duties, they are required to change, modify, qualify or withdraw their recommendation.

(c)	For the purposes of this document, customary qualifications and explanations contained in any public announcements by the Seller in relation to a recommendation to vote in favour of the Proposed Transaction at the South32 Transaction Meeting, including to the effect that the recommendation is made:

(i)	in the absence of a Superior Proposal; and

(ii)	subject to the Independent Expert concluding in the Independent Expert's Report (and continuing to conclude) that the Proposed Transaction is in the best interests of South32 Shareholders;

will not be regarded as a change of a recommendation to vote in favour of the Proposed Transaction.

Despite anything to the contrary in this clause 16, a statement made by the Seller, the Seller Board or any Seller Director to the effect that no action should be taken by South32 Shareholders pending the assessment of an Alternative Proposal by the Seller will not, in and of itself, contravene this clause 16.

17	Conduct after Completion

17.1	Regulatory notifications

The Buyer must, as soon as reasonably practicable and no later than 10 Business Days after Completion, attend to (and procure that any Sale Group Entity attends to) any regulatory filings required in connection with Completion and the transactions contemplated by Completion, including (without limitation):

(a)	in respect of any Sale Group Entity registered with ASIC, notifying ASIC of:

(i)	any change to the company name pursuant to clause 17.3; and

(ii)	any change to a director or company secretary pursuant to paragraph 1 of Schedule 8; and

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(b)	in respect of any Sale Group Entity that carries on a business in Australia, notifying the ATO of any changes to the public officers pursuant to paragraph 1 of Schedule 8; and

(c)	in respect of any Sale Group Entity that carries on a business in Brazil, update the respective Sale Group Entity enrolments with the Brazilian Central Bank, the Brazilian Federal Revenue Service Office and the applicable State and Municipal authorities in which said Sale Group Entities are currently enrolled with.

17.2	Seller Group Marks

(a)	Subject to clause 17.3, from Completion, the Buyer must not, and must ensure that the Sale Entities do not, subject to any rights or restrictions in the TSA, Use, or permit any person to Use any name (including any company, business or domain name), logo or trade mark that is substantially identical or deceptively similar to a Seller Group Mark (including in any form used by a Sale Group Entity prior to Completion).

(b)	As soon as reasonably practicable following the date of this document (and in any event within 5 months), the Seller will provide to the Buyer reasonable details of all Seller Group Marks Used in the Sale Business.

17.3	Change of Seller Group name and marks, uniforms and signage

(a)	The Buyer, and each Sale Group Entity, may Use the Seller Group Marks:

(i)	for a transitional period, to the extent contemplated by clause 17.3(b);

(ii)	to the extent necessary to dispose of inventory bearing Seller Group Marks that has been produced before the end of the transitional period contemplated by clause 17.3(b); and

(iii)	to the extent necessary to make or continue to make any factual descriptions of the Sale Group Entities prior to Completion and that the Sale Businesses were formerly conducted by or as part of the Seller Group, including in the context of retaining and preserving Records in accordance with clauses 17.4 and 17.5.

(b)	As soon as reasonably practicable following Completion (and in any event within:

(i)	in the case of signage, 30 days; or

(ii)	in the case of molds, machinery or other equipment, 6 months; or

(iii)	otherwise, 3 months),

the Buyer must (at the Buyer’s cost) procure that:

(iv)	the company name of each Sale Group Entity whose name includes any of the Seller Group Marks is changed to such other name as may be nominated by the Buyer that does not Use or include any Seller Group Mark;

(v)	any Sale Group Entity that has a registered business name that includes a Seller Group Mark executes a cessation of business

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form or a change in particulars form in relation to that registered business name;

(vi)	to the extent reasonably practicable, no person employed by a Sale Group Entity wears any uniform containing a Seller Group Mark;

(vii)	any external or internal signage at any site (1) of any Sale Business or (2) otherwise controlled or maintained by a Sale Group Entity that contains a Seller Group Mark is removed;

(viii)	to the extent reasonably practicable, any reference to a Seller Group Mark on correspondence or documentation that the Buyer Group discloses externally to any third party after Completion is removed or redacted; and

(ix)	to the extent reasonably practicable, any reference to a Seller Group Mark on molds, machinery or other equipment used in the Sale Business (including where such molds, machinery or other equipment imprint Seller Group Marks onto inventory), is removed or redacted, it being acknowledged for the purposes of this clause 17.3 that a Seller Group Mark will include any word, expression, name, logo or mark that is substantially identical with or deceptively similar to a Seller Group Mark (including in any form used by a Sale Group Entity prior to Completion).

17.4	Sellers permitted to retain Records

The Seller may retain copies of any Records to the extent necessary to enable any Seller Group Member to comply with any legal obligations (including those relating to Tax) arising after Completion.

17.5	Buyer to preserve Records

The Buyer must procure that all Records are preserved for the period beginning on the Completion Date and ending 7 years from the Completion Date, except:

(a)	as otherwise set out in the Records Notice or, where longer for a Record, the relevant time limit in clause 17 of Schedule 4 for claims which may reasonably be made in respect of the relevant Records (or, if the Seller has notified the Buyer of a potential claim by a third party against a Seller Group Member which is relevant to the applicable Records, and the Buyer has retained those Records as of the date of receiving such notification (except where the Buyer has failed to preserve Records as required by this clause 17.5), the relevant limitation period for that claim up to a maximum of 7 years), and

(b)	where such preservation is prohibited under applicable law.

17.6	Buyer to permit Seller access to Records

(a)	Without limiting paragraph 11 of Schedule 4, for the period referred to in clause 17.5, the Buyer must, subject to:

(i)	subject to clause 17.6(b), not prejudicing any legal professional privilege that may exist;

(ii)	subject to clause 17.6(b), not breaching any applicable law;

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(iii)	not breaching any applicable confidentiality obligations owed to third parties; and

(iv)	the Seller complying with any reasonable steps requested by the Buyer to preserve confidentiality;

(v)	the Seller providing the Buyer with:

(A)	in the case of Records, at least 5 Business Days' prior notice that the Seller requires access; and

(B)	in the case of access to personnel, at least 10 Business Days' prior notice that the Seller requires access,

provide the Seller (and procure that any Buyer Group Member, including any Sale Group Entity, provides the Seller) with reasonable access to:

(vi)	the Records (including allowing the Seller to inspect and obtain copies of the Records); and

(vii)	any personnel,

for the following purposes (each an “Access Purpose”):

(viii)	assisting the Seller to comply with any legal obligations (including those relating to Tax);

(ix)	Tax and audit purposes relating to the Seller Group;

(x)	to address any dispute (including a dispute or potential dispute with the Buyer Group).

(b)	The Buyer will take reasonable steps to make any Records available to the Seller, including by redacting the Records to remove any legally privileged information.

(c)	If the Buyer believes that providing access to Records would infringe a duty of confidentiality that it (or another member of the Buyer Group) owes to a third party, the Buyer must promptly use reasonable endeavours to seek the consent of the relevant third party for the disclosure of the Record to the Seller. The Buyer must keep the Seller informed of its progress, and if consent from the third party cannot be promptly obtained, work with the Seller on an alternative option to source the information in the relevant Record.

17.7	Buyer’s undertaking not to make any Claim against directors, officers or employees

To the maximum extent permitted by law, from Completion, the Buyer will not, and will ensure that each Buyer Group Member and each Sale Group Entity does not, take any or make any Claim against any person who, at the date of this document, is a present or former director, officer or employee of a Seller Group Member (in each case when acting in that capacity) in respect of any matter relating to the period on or prior to Completion in connection with this document, including any breach of a Seller Warranty.

The Buyer acknowledges that this clause 17.7 is for the benefit of those directors, officers and employees of the Seller Group Members and is held for them by the Seller who may enforce this clause 17.7 on behalf of any such person.

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17.8	Post-Completion payments and notices

(a)	The Buyer must promptly give to the Seller’s Representative all payments, notices, correspondence, information or enquiries that primarily relate to, or are properly the property of, the Seller, that it receives after Completion.

(b)	The Seller (or the Seller’s Representative) must promptly give to the Buyer all payments, notices, correspondence, information or enquiries that primarily relate to, or are properly the property of, the Buyer Group, that it receives after Completion.

17.9	IP licence

(a)	(Assignment) To the extent that any Seller Group IP is owned or Used under a licensable sub-licence by a Seller Group Member and is not Used in the conduct of any Non-Sale Group Entity (and has not been Used in the conduct of any Non-Sale Group Entity within the 12 months prior to Completion) (Sale Business IP), then, with effect on Completion:

(i)	in relation to Sale Business IP that is owned by a Seller Group Member, the Seller hereby assigns, and must procure that each Seller Group Member assigns, to a Buyer Group Member nominated by the Buyer all rights, title and interest (including any Intellectual Property Rights) in and to that Sale Business IP; and

(ii)	in relation to all Sale Business IP that is Used under a licensable sub-licence by a Seller Group Member, the Seller hereby grants (and must, where relevant, procure that all Seller Group Members grant) a Buyer Group Member nominated by the Buyer a non-exclusive, royalty-free licence to Use that Sale Business IP, for a term co-extensive with the term of the relevant head licence under which the Seller Group Member holds for that Sale Business IP, and subject to and in accordance with the terms and conditions of that head licence (including any restrictions on sub-licensing), provided that if the head licence prohibits sub-licencing to the nominated Buyer Group Member, the Seller shall use reasonable endeavours to obtain consent from the head licensor to permit a sub-licence to the nominated Buyer Group Member.

and each party agrees to take any further steps as reasonably required to give effect to the assignment or licence.

The Seller provides no warranty or representation under this clause 17.9(a) that the Seller or any Seller Group Member owns any Intellectual Property which would be comprised in Sale Business IP (including in any products).

(b)	(Intragroup licence to Seller Group) The Buyer must procure that each Sale Group Entity grants Seller a non-exclusive, royalty-free, transferable, sub-licensable, perpetual, irrevocable and worldwide licence to Use any Owned IP that is:

(i)	owned by that Sale Group Entity; and

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(ii)	Used in the ordinary course of the Seller Group's business in the 12 months before Completion,

for any purpose reasonably required in the ordinary course of the Seller Group's business, and each party agrees to take any further steps as required to give effect to the licence.

(c)	(Intragroup licence into Sale Group) Seller hereby grants, and must procure that each Seller Group Member grants, a non-exclusive, royalty-free, perpetual, sub-licensable, irrevocable and worldwide licence to each Sale Group Entity (Licensee), for that Licensee to Use the Seller Group IP (other than Sale Business IP and any other Intellectual Property the subject of a licence or sub-licence granted under the TSA) for any purpose reasonably required in the ordinary course of the Sale Businesses, subject to:

(i)	the restrictions on Use of Seller Group Marks in clause 17.2 of this document, and each party agrees to take any further steps as required to give effect to the licence; and

(ii)	any restrictions, limitations or conditions imposed by any third party licence or other agreement to which the relevant Seller Group IP is subject, as notified by the Seller or the relevant Seller Group Member to the Licensee from time to time, provided that if the third party licence prohibits sub-licencing to the nominated Buyer Group Member, the Seller shall use reasonable endeavours to obtain consent from the third party licensor to permit a sub-licence to the nominated Buyer Group Member,

(d)	The rights to transfer or sub-license granted in this clause 17.9 are limited to exclude any transfer or sub-licence that is prohibited by law, including without limitation any transfer or sub-licence to a Sanctioned Party that is prohibited by any Trade Control Law.

17.10	Sale Group Policies

In respect of each insurance policy held by or for the benefit of the Sale Group in force immediately before Completion and that insures Loss of a Sale Group Entity (Sale Group Policy), the Seller must, or must procure that:

(a)	following Completion:

(i)	each Sale Group Entity has access to all relevant rights and benefits under a Sale Group Policy in respect of Loss suffered by a Sale Group Entity prior to Completion;

(ii)	the relevant policyholder of a Sale Group Policy will provide all reasonable assistance to the Sale Group Entity to allow it to obtain the full benefit of the Sale Group Policy, including by providing access to the Sale Group Policy and access to the insurance broker of the Sale Group Policy; and

(iii)	the policyholder will not do or permit to be done anything that would prejudice the rights of the Sale Group Entity to cover under the Sale Group Policy (but this does not preclude claims being made by other insureds on the Sale Group Policy that erode the available policy limit); and

(b)	the insurer of the Factory Mutual Insurance Company Industrial Special Risk insurance policy (no. 1156596 for the period 30 November 2025 to

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30 November 2026) (or any replacement insurance policy) amends the name of the insured from South32 Limited to an Australian Sale Group Entity nominated by the Buyer, with effect from Completion.

18	Restraints to protect goodwill of the Sale Businesses after Completion

18.1	Definitions

In this clause 18:

(a)	Restrained Business means a business or operation that produces bauxite, alumina or aluminium.

(b)	Restraint Area means each of the following:

(i)	worldwide;

(ii)	Oceania;

(iii)	Africa (other than Mozambique);

(iv)	South America;

(v)	Australia;

(vi)	South Africa; and

(vii)	Brazil.

(c)	Restraint Period means each of the following periods:

(i)	the period commencing on the day on which Completion occurs and ending on the day immediately before the first anniversary of the day on which Completion occurs; and

(ii)	the period commencing on the first anniversary of the day on which Completion occurs and ending on the day immediately before the second anniversary of the day on which Completion occurs.

18.2	Covenant not to compete

(a)	The Seller must not, during any Restraint Period within any Restraint Area:

(i)	conduct, carry on or promote (whether on its own account, in partnership, in joint venture or as employee or agent of or manager for any other person) a Restrained Business;

(ii)	knowingly provide to any person any direct or indirect financial or other assistance for the purpose of assisting that person to engage in any Restrained Business; or

(iii)	own or hold, in aggregate, 20% or more of the issued capital or units of a listed company or trust which conducts, carries on or promotes a Restrained Business; or

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(iv)	acquire an interest in a Target Entity (as defined in clause 18.4(c)) that, at the time of the acquisition, carries on a Restrained Business (subject to clause 18.4(c)).

(b)	The Seller must also make sure that each other Seller Group Member under its Control complies with the provisions of paragraph (a) above as if it were the Seller.

18.3	Non-interference – further undertakings to protect goodwill

(a)	The Seller must not, during any Restraint Period:

(i)	solicit or approach any person who is on the Completion Date, or was as at any time between the date of this document and the Completion Date, a customer of the Sale Group (to avoid doubt, excluding in respect of any commodities outside the aluminium value chain comprising the Sale Businesses) for the purpose of persuading, encouraging or procuring that person to:

(A)	cease doing business with the Sale Group;

(B)	reduce the amount, or change the nature, of business they do with the Sale Group;

(C)	alter the terms on which they do business with the Sale Group; or

(D)	start doing business with any other person or increase the amount of business they do with any other person; or

(ii)	intentionally do or say anything harmful to the reputation of a Sale Group Entity or that is reasonably likely to lead a person to cease, curtail or alter the terms of its dealings with that Sale Group Entity.

(b)	The Seller must also make sure that each other Seller Group Member under its Control complies with the provisions of paragraph (a) above as if it were the Seller.

18.4	Exceptions

Nothing in this clause 18 prohibits the Seller or any other Seller Group Member:

(a)	doing anything (or omitting to do anything) with the prior written consent of the Buyer;

(b)	owning or holding, in aggregate, less than 20% of the issued capital or units of a listed company or trust;

(c)	acquiring an interest in an entity (Target Entity) that, at the time of the acquisition, carries on both a Restrained Business and one or more other businesses that are not Restrained Businesses (Non-Restrained Businesses) if:

(i)	the primary purpose of the acquisition of the interest in the Target Entity was the acquisition of the Non-Restrained Businesses and the acquisition of the interest in the Restrained Business was incidental only;

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(ii)	the Restrained Business contributed no more than 20% to the total profits, and no more than 20% to the total revenues, of the Target Entity in any of the last 3 financial years of the Target Entity; and

(iii)	unless the Restrained Business:

(A)	contributed no more than 5% of the total profits and no more than 5% of the total revenues in any of the last 3 financial years of the Target Entity; and

(B)	continues to contribute to no more than 5% of the total profits and no more than 5% of the total revenues during the Restrained Period,

the Seller causes the Seller Group to cease to have the interest in the Restrained Business (for example, because it causes the Target Entity to sell the Restrained Business) within 6 months after the acquisition of the interest in the Target Entity; or

(d)	doing anything (or omitting to do anything) in respect of the Mozambique Operations.

18.5        No poach

(a)	During the Restraint Period, the Seller must not, and must procure that each other Seller Group Member under its Control does not, employ or engage the services of a Relevant Employee.

(b)	Clause 18.5(a) does not preclude, prohibit, restrict or restrain the Seller or any Seller Group Member from employing or engaging the services of any person:

(i)	after termination or redundancy of that person’s employment or engagement by the Buyer or any Buyer Group Member; or

(ii)	who responds to a published advertisement for a position, provided that:

(A)	the advertisement is targeted to a wide audience of potential applicants; and

(B)	the applicable Seller Group Member has not intentionally induced the person to resign from their employment with the Buyer or any Buyer Group Member.

(c)	For the purposes of this clause 18.5:

(i)	Relevant Employee means:

(A)	a person who was an employee or independent contractor of a Sale Group Entity (other than a Brazilian Sale Group Entity) in the period commencing on the date of this document and ending on Completion; or

(B)	a person who was a Key Contractor or Key Employee of a Brazilian Sale Group Entity in the period commencing on the date of this document and ending on Completion.

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(ii)	Key Employee means, in respect of a Brazilian Sale Group Entity, an individual who, as at the date of this document, holds the position of statutory officer (diretore statutário), general manager or equivalent C-suite role, or who has been specifically identified by name in Leopard VDR 5.2.9.4.

(iii)	Key Contractor means, in respect of a Brazilian Sale Group Entity, an individual who, as at the date of this document, holds positions and/or roles similar to those of a Key Employee.

18.6	Restraints cumulative

Each of the restraints in clause 18.2 resulting from the various combinations of the Restraint Periods and the Restraint Areas, and each of the restraints contained in clauses 18.3 and 18.5 resulting from the various Restraint Periods, is a separate, severable and independent restraint and the invalidity or unenforceability of any of those restraints does not affect the validity or enforceability of any of the other restraints in those clauses.

18.7	Restraints reasonable

The Seller acknowledges that:

(a)	each of the restraints in clauses 18.2 to 18.5 is reasonable in its extent (as to duration, geographical area and restrained conduct), having regard to the interests of each party to this document, and goes no further than is reasonably necessary to protect the Buyer, as buyer of the Sale Shares, in respect of the goodwill of the Sale Group Entities and the Sale Business; and

(b)	it has received legal advice, or has had the opportunity to obtain legal advice, about this document and about this clause 18 in particular.

18.8	Damages inadequate

The Seller further acknowledges that:

(a)	monetary damages would not be adequate compensation to the Buyer for a breach of the Seller's undertakings in this clause 18; and

(b)	the Buyer may seek an injunction if the Seller does not comply with this clause 18, or if the Buyer has reasonable grounds to believe the Seller will not so comply.

19	Restraints in respect of Seller executives

19.1	Non-solicit

(a)	Subject to all applicable laws, the Buyer must not, and must procure that no Buyer Group Member does, during the period commencing on the date of this document and ending on the Completion Date, employ or agree to employ any Seller Executive without the prior written consent of the Seller.

(b)	For the purposes of this clause 19.1, “Seller Executive” means a member of the Seller Group’s “Lead Team” or a direct report to a member of the Lead Team (in each case, other than an employee of a Sale Group Entity) as at the date of this document.

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19.2	Restraints reasonable

The Buyer acknowledges that:

(a)	the restraint in clause 19.1 is reasonable in its extent (as to duration, geographical area and restrained conduct), having regard to the interests of each party to this document; and

(b)	it has received legal advice, or has had the opportunity to obtain legal advice, about this document and about this clause 19 in particular.

19.3	Damages inadequate

The Buyer further acknowledges that:

(a)	monetary damages would not be adequate compensation to the Seller for a breach of the Buyer’s undertakings in this clause 19; and

(b)	the Seller may seek an injunction if the Buyer does not comply with this clause 19, or if the Seller has reasonable grounds to believe the Buyer will not so comply.

20	MRN pre-emptive right

20.1	Acknowledgement of MRN pre-emptive right

(a)	The parties acknowledge that:

(i)	the MRN Shareholders’ Agreement contains a pre-emptive rights regime that will be triggered by the parties’ entry into this document;

(ii)	to facilitate that pre-emptive rights regime, the MRN Shares and the MRN Rights and Obligations will be offered to the other parties to the MRN Shareholders’ Agreement (whether by way of a direct offer of MRN Shares and MRN Rights and Obligations or an indirect offer of shares in a Non-Sale Group Entity to which the MRN Shares and MRN Rights and Obligations are transferred prior to Completion in accordance with this clause 20) as contemplated by this clause 20; and

(iii)	insofar as the Buyer and the Brazilian Assets Buyer is offering to indirectly acquire the MRN Shares under this document, the Buyer and the Brazilian Assets Buyer are offering to acquire all of the MRN Shares and MRN Rights and Obligations;

(iv)	it is the Buyer’s and the Seller’s expectation that the sale and transfer of the Brazilian Assets Sale Shares will proceed and be consummated (including, if applicable, the application of clause 20.3) regardless of the operation of the pre-emptive rights regime in the MRN Shareholders’ Agreement and regardless of what steps the other parties to the MRN Shareholders’ Agreement take prior to Completion, and the intention of this clause 20 is to provide for a contractual arrangement that is consistent with that expectation.

(b)	The Buyer consents to the Seller disclosing any document (or a summary or extracted or redacted version of any document) to the other parties to the MRN Shareholders’ Agreement strictly and only to the extent necessary for the Seller (or the applicable Seller Group

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Member) to comply with its obligations under the MRN Shareholders’ Agreement (and the Seller will, to the extent reasonably practicable, notify the Buyer no less than 72 hours before the Seller proposes to share such document with the other parties to the MRN Shareholders' Agreement and consult with the Buyer as to whether such disclosure is required and consider in good faith any comments provided by the Buyer within 2 Business Days of such notice, provided that the Buyer's comments do not constitute a right of approval or veto over the proposed disclosure and nothing in this clause 20.1(b) restricts or delays the Seller's ability to comply with its obligations under the MRN Shareholders' Agreement).

(c)	The Seller must:

(i)	offer the MRN Shares (together with the MRN Rights and Obligations) to the other parties to the MRN Shareholders’ Agreement on the date determined by the Seller in consultation with the Buyer, which date must be no later than 30 days after the date of this document;

(ii)	keep the Buyer reasonably updated as to:

(A)	whether any party to the MRN Shareholders’ Agreement has or has purported to exercise any pre-emptive right under the MRN Shareholders’ Agreement (this being defined as an MRN Pre-emption Right Transaction); and

(B)	the expected completion date for that MRN Pre-emption Right Transaction.

20.2	Effect of MRN pre-emption on purchase price

The parties acknowledge and agree that, if one or more parties to the MRN Shareholders’ Agreement exercises their pre-emption rights in respect of any MRN Shares under a MRN Pre-emption Right Transaction:

(a)	if completion of the MRN Pre-emption Right Transaction will occur prior to or contemporaneously with Completion:

(i)	the purchase price or other funds for the MRN Pre-emption Right Transaction will be payable to a Non-Sale Group Entity nominated by the Seller;

(ii)	to the extent any such purchase price or other funds for the MRN Pre-emption Right Transaction are paid to a Sale Group Entity, those funds will be immediately remitted to a Non-Sale Group Entity nominated in writing by the Seller;

(iii)	the Cash Purchase Price for the Brazilian Assets Sale Entity will be reduced by the MRN Price or such other amount agreed by the Seller and the Buyer in writing (MRN Pre-emption Adjustment Amount); and

(iv)	the Seller undertakes to reimburse any transaction costs incurred by a Sale Group Entity in connection with the MRN Pre-emption Right Transaction and indemnifies the Buyer against any Loss suffered or incurred by the Buyer (and, following Completion, the relevant Sale Group Entities) arising as a direct result of the MRN Pre-Emption Right Transaction or under any claim brought by the relevant counterparty or counterparties

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under the agreement consummating the MRN Pre-Emption Right Transaction (and the terms of Schedule 4 will apply to defending that claim); and

(b)	subject to clause 20.3, if completion of the MRN Pre-emption Right Transaction will occur following Completion:

(i)	the purchase price or other funds for the MRN Pre-emption Right Transaction will be payable to the applicable Sale Group Entity;

(ii)	to the extent any purchase price or other funds for the MRN Pre-emption Right Transaction are paid to a Non-Sale Group Entity, those funds will be immediately remitted to the applicable Sale Group Entity; and

(iii)	there will be no adjustment to the Cash Purchase Price in respect of the MRN Pre-emption Right Transaction.

20.3	Removal of MRN Shares and MRN Rights and Obligations from transaction perimeter

Notwithstanding anything to the contrary in this document or in any other Transaction Document, if it is necessary for the MRN Shares and MRN Rights and Obligations held by the Brazilian Assets Sale Entity (such MRN Shares and MRN Rights and Obligations collectively being Removed MRN Shares) to be removed from the Sale Group because a failure to remove the Removed MRN Shares would unduly delay consummation of the Proposed Transaction or otherwise as agreed by the parties in writing, then:

(a)	the Seller must procure that, acting in good faith and solely for the purpose of not hindering, frustrating or overcoming the exercise of the pre-emptive rights provided for under the MRN Shareholders’ Agreement:

(i)	the Removed MRN Shares are transferred to a Non-Sale Group Entity prior to Completion subject to the MRN Shareholders' Agreement for (unless the parties agree otherwise) the MRN Pre-emption Adjustment Amount; and

(ii)	the MRN Rights and Obligations are novated or assigned to a Non-Sale Group Entity prior to Completion; and

(b)	the Removed MRN Shares will be deemed to be not used in or part of the Sale Business (unless and until the Removed MRN Shares are re-introduced into the transaction perimeter pursuant to clause 20.4).

20.4	Re-introduction of MRN Shares to transaction perimeter prior to Completion

If, prior to Completion:

(a)	Removed MRN Shares are transferred to a Non-Sale Group Entity under clause 20.3; and

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(b)	all pre-emptive rights under the MRN Shareholders’ Agreement in respect of those Removed MRN Shares, insofar as the transactions contemplated by this document are concerned, cease to apply, then:

(c)	the Seller may elect, in its absolute discretion, to transfer the Removed MRN Shares to the Brazilian Assets Sale Entity for the MRN Pre-emption Adjustment Amount or to retain the Removed MRN Shares with the Non-Sale Group Entity; and

(d)	if the Removed MRN Shares are not transferred back to the Brazilian Assets Sale Entity prior to Completion, the Buyer must procure that the Brazilian Assets Buyer, and the Seller must procure that the relevant Non-Sale Group Entity holding the Removed MRN Shares, enter into a share sale agreement to sell and purchase the Removed MRN Shares for the MRN Pre-emption Adjustment Amount that is conditional only on Completion and any regulatory approvals required to complete that share sale agreement (if any).

20.5	Seller put-option following Completion where MRN Shares and MRN Rights and Obligations removed from transaction perimeter

(a)	If all of the following conditions are met at any time within 12 months (subject to clause 20.5(b)) following Completion:

(i)	Removed MRN Shares have been transferred to a Non-Sale Group Entity under clause 20.3(a);

(ii)	all pre-emptive rights under the MRN Shareholders’ Agreement in respect of those Removed MRN Shares, insofar as the transactions contemplated by this document are concerned, cease to apply; and

(iii)	no Seller Group Member has taken any action that would result in a breach of any conduct of business restrictions applicable to the Seller Group’s conduct of the Brazilian Sale Businesses in relation to MRN and where that action would give the Buyer a right to terminate this document, then:

(iv)	the Seller may deliver the Buyer a notice in writing that it is exercising its put option on the Removed MRN Shares under clause 20.5(a)(v) (MRN Put Option Notice); and

(v)	if the Seller delivers an MRN Put Option Notice to the Buyer:

(A)	the Buyer must procure that the Brazilian Assets Buyer, and the Seller must procure that the relevant Non-Sale Group Entity that holds the Removed MRN Shares, enter into a share sale agreement in respect of the Removed MRN Shares on terms substantially similar to this document including (without limitation) providing for termination rights equivalent to clause 21.1 where any event giving rise to such termination right occurs or has occurred between the date of this document and the date of completion under that share sale agreement (in respect of the MRN Shares and the MRN Rights and Obligations only, and with such amendments as are reasonably necessary to reflect the nature of that

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transaction) and conditional upon the conditions in clauses 20.5(a)(ii) and 20.5(a)(iii) being satisfied on the ‘MRN Put Completion Date’ (as that term is defined below), or as otherwise agreed between the parties, acting reasonably, with a completion date for that share sale agreement to be agreed between the Buyer and the Seller but that must be no later than 10 Business Days after the date of the MRN Put Option Notice (extended if required to obtain necessary regulatory or other approvals required for completion) (MRN Put Completion Date); and

(B)	the Buyer must pay to the Seller the MRN Pre-emption Adjustment Amount on the MRN Put Completion Date.

(b)	Where Removed MRN Shares have been transferred to a Non-Sale Group Entity under clause 20.3 because a party to the MRN Shareholders' Agreement commences legal proceedings or arbitration, the deadline for satisfaction of all of the conditions under clause 20.5(a) is extended until the date that is 5 Business Days after the dispute is resolved or settled.

20.6	Satisfaction of conditions

The Buyer covenants that the Brazilian Assets Buyer will provide to the shareholders of MRN (who are not Sale Group Entities) all information required to be provided under the MRN Shareholders' Agreement by a prospective purchaser of an indirect interest in the MRN Shares.

21	Termination

21.1	Termination events

This document may be terminated at any time prior to Completion:

(a)	(Conditions Precedent failure) by a party entitled to terminate this document in accordance with clause 4.7;

(b)	(Superior Proposal) by the Seller before the date of the South32 Transaction Meeting or (if earlier) the waiver of the Condition Precedent in paragraph (e) of Schedule 6 (if applicable) if the Seller has complied with clause 6, the Matching Period has ended, and the Seller Board determines that an Alternative Proposal is a Superior Proposal and the Seller Board has determined in good faith and acting reasonably having received advice from its external legal counsel that, by virtue of the fiduciary or statutory duties of the Seller Board, the Seller is required to terminate this document as a result of the Superior Proposal;

(c)	(Buyer Insolvency) by the Seller if the Buyer is or becomes Insolvent;

(d)	(Seller Insolvency) by the Buyer if the Seller, a Selling Entity or a Sale Group Entity is or becomes Insolvent;

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(e)	(Seller Pre-Completion Obligations) by the Buyer if the Seller breaches any covenant or obligation required to be performed and complied with prior to Completion and such breach:

(i)	would reasonably be expected to:

(A)	have a material adverse effect on the Sale Businesses (taken as a whole) or the benefit that the Buyer Group will obtain from the Proposed Transaction as a whole (provided that a breach of clause 8.19 or 8.20 would reasonably be expected to have a material adverse effect on the Sale Businesses (taken as a whole) or the benefit that the Buyer Group will obtain from the Proposed Transaction as a whole for this purpose if (and only if) each of the requirements of clause 8.19(f)(i) and (ii) are satisfied)); or

(B)	materially decrease the prospect of Completion occurring in accordance with the terms of this document (including by the Conditions Precedent End Date); and

(ii)	if capable of being remedied, is not remedied to the satisfaction of the Buyer, acting reasonably, before the earlier of 20 Business Days after the Seller receives written notice of the breach and the Conditions Precedent End Date;

(f)	(Buyer Pre-Completion Obligations) by the Seller if the Buyer breaches any covenant or obligation required to be performed and complied with prior to Completion and such breach:

(i)	would reasonably be expected to:

(A)	have a material adverse effect on the Seller Group or the benefit that the Seller Group will obtain from the Proposed Transaction as a whole; or

(B)	materially decrease the prospect of Completion occurring in accordance with the terms of this document (including by the Conditions Precedent End Date); and

(ii)	if capable of being remedied, is not remedied to the satisfaction of the Seller, acting reasonably, before the earlier of 20 Business Days after the Buyer receives written notice of the breach and the Conditions Precedent End Date;

(g)	(failure to Complete) by the Seller or the Buyer if the other party is a defaulting party under clause 9.3 and fails to Complete within the period specified within the Completion Default Notice; or

(h)	(South32 Shareholder Vote) by the Buyer if the South32 Transaction Meeting has not been held on or before 30 November 2026 and the Seller has not waived that Condition Precedent before midnight on 2 December 2026 (AWST) (subject to clauses 7.2(b) and 7.2(c)).

21.2	Effecting termination

Where a party has a right to terminate this document, that right for all purposes will be validly exercised if the party delivers a notice in writing to the other party stating that it terminates this document.

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21.3	No other termination

No party may terminate or rescind this document, except as expressly permitted under clause 21.1.

21.4	Effect of termination

If this document is terminated by a party in accordance with this clause 21, then:

(a)	the parties will procure that each Transaction Document that has already been executed is terminated in accordance with its terms;

(b)	each party to this document is released from its obligations to further perform its obligations under this document;

(c)	each party to a Transaction Document other than this document is released from its obligations under the applicable Transaction Document; and

(d)	the rights and obligations of each party under each of the following clauses and schedules will continue independently from the other obligations of the parties and survive termination of this document:

(i)	clause 1 (Definitions and interpretation) and Schedule 18;

(ii)	clause 22 (Break Fee and Reverse Break Fee);

(iii)	clause 23 (Seller Warranties) and Schedule 3 and Schedule 4;

(iv)	clause 27 (Buyer Warranties) and Schedule 5;

(v)	clause 28 (Confidentiality and privacy);

(vi)	clause 29 (Public announcements);

(vii)	clause 30 (Duties and costs);

(viii)	clause 31 (CGT Declaration);

(ix)	clause 32 (Indirect Tax);

(x)	clause 33 (Liability and Claims in respect of Selling Entities and Buying Entities, and guarantees);

(xi)	clause 36 (Notices and other communications);

(xii)	clause 37 (Representatives);

(xiii)	clause 38 (General); and

(xiv)	clause 39 (Governing law),

save that nothing in this clause 21 releases any party from Liability for any pre-termination breach of this document.

21.5	Measure of damages

(a)	Subject to clause 21.5(b), if the Seller terminates this document pursuant to any of clauses 21.1(c) or 21.1(f), or pursuant to clause 21.1(a) where the relevant Condition Precedent cannot be satisfied due to a material breach of this document by the Buyer, then, without

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limiting the general obligation at law of the Seller to mitigate any Loss or damage that it may incur in consequence of any breach by the Buyer of the terms of this document or the Seller's other rights or remedies available under this document or at law, the damages recoverable by the Seller for breach of this document include (without limitation):

(i)	all costs and expenses reasonably incurred by the Seller arising from the Buyer's non-compliance with its obligations under this document and any steps taken by the Seller to enforce this document or sue for damages, including the Seller's legal costs (on an indemnity basis);

(ii)	the difference between the consideration that would have been payable had the Buyer complied in full with its obligations under this document (with the value of the Consideration Shares for these purposes assessed by reference to the price of Alcoa Shares on the day of termination by the Seller) and the price at which all (but not part) of the Sale Shares are sold on a bona fide resale within 2 years of the date on which this document is terminated; and

(iii)	all costs and expenses reasonably incurred in any resale or attempted resale of the Sale Shares, including the Seller's legal costs (on an indemnity basis) and other professional costs,

but do not include indirect and consequential loss or damage (including for loss of profit (whether direct, indirect, anticipated or otherwise), loss of expected savings, opportunity costs, loss of business (including loss or reduction of goodwill) or damage to reputation regardless of whether any or all of these things are considered to be indirect or consequential losses or damage) in contract, tort (including negligence), under any statute or otherwise arising from or related in any way to this document or its subject matter.

(b)	Where clause 22.1(b) applies, the maximum aggregate amount payable by the Buyer to the Seller under or in connection with this document, including for any breach of this document, is an amount equal to the Reverse Break Fee.

22	Break Fee and Reverse Break Fee

22.1	Payment

(a)	The Seller undertakes to pay the Break Fee to the Buyer in accordance with clause 22.3 if:

(i)	this document is terminated pursuant to clause 4.7 because of a failure to satisfy the Condition Precedent in paragraph (e) of Schedule 6 (South32 Shareholder approval); or

(ii)	the Seller terminates this document pursuant to clause 21.1(b) (Superior Proposal); or

(iii)	the Buyer terminates this document pursuant to clause 21.1(h) (South32 Shareholder Vote) or

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(iv)	each of the following applies:

(A)	this document is terminated because of a failure to satisfy any of the Condition Precedents in:

(aa)	paragraph (a) (Required Antitrust Consents) of Schedule 6 and the relevant Required Antitrust Consent is that set out in paragraph (c) of the definition of "Required Antitrust Consent"; or

(ab)	paragraph (c) (FinSurv approval – Seller) of Schedule 6; and

(B)	the Seller is a Required Regulatory Consent Affected Party in relation to that approval, and the Buyer is not a Required Regulatory Consent Affected Party; or

(v)	the Seller materially breaches clause 4.3(g) and this document is terminated because of a failure to satisfy the Condition Precedent in paragraph (n) of Schedule 6,

and the Buyer issues the Seller a written demand under clause 22.2.

(b)	The Buyer undertakes to pay the Reverse Break Fee to the Seller in accordance with clause 22.3 if each of the following applies:

(i)	both:

(A)	this document is terminated because of a failure to satisfy the Condition Precedent in paragraph (a) (Required Antitrust Consents), (b) (Required FDI Consents) or (d) (FinSurv approval – Buyer) of Schedule 6; and

(B)	either:

(aa)	the Buyer is a Required Regulatory Consent Affected Party, and the Seller is not a Required Regulatory Consent Affected Party; or

(ab)	the applicable Government Agency has failed to give the applicable Required Regulatory Consent without seeking to impose any terms, conditions or undertakings on the Buyer (unless the Seller has materially breached clause 4.3 and it was reasonably foreseeable that such breach would result in that Required Regulatory Consent not being obtained); or

(ii)	the Buyer materially breaches clause 4.3(g) and this document is terminated because of a failure to satisfy the Condition Precedent in paragraph (n) of Schedule 6,

and the Seller issues the Buyer a written demand under clause 22.2.

22.2	Demand for and timing of payment

(a)	The Seller must pay the Break Fee within 5 Business Days after receipt of a written demand from the Buyer.

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(b)	The Buyer must pay the Reverse Break Fee within 5 Business Days after receipt of a written demand from the Seller.

(c)	The demand under clause 22.2(a) or 22.2(b) (as applicable):

(i)	must be in writing;

(ii)	may be given only after the occurrence of the event or circumstances in clause 22.1 triggering the obligation of the Seller to pay the Break Fee or the Buyer to pay the Reverse Break Fee (as applicable);

(iii)	must set out particulars of the event or circumstances specified in clause 22.1 giving rise to the demand;

(iv)	must nominate a bank account into which the Seller must pay the Break Fee or into which the Buyer must pay the Reverse Break Fee (as applicable); and

(v)	may be given at any time prior to Completion.

22.3	No Break Fee or Reverse Break Fee payable if Completion occurs

(a)	If Completion occurs:

(i)	no Break Fee will be payable by the Seller; and

(ii)	no Reverse Break Fee will be payable by the Buyer.

(b)	If Completion occurs:

(i)	after the Break Fee is paid, the Buyer must refund the amount so paid to the Seller within five Business Days after the date on which Completion occurs; and

(ii)	after the Reverse Break Fee is paid, the Seller must refund the amount so paid to the Buyer within five Business Days after the date on which Completion occurs.

22.4	Break Fee and Reverse Break Fee payable only once

(a)	The Seller is not liable to the Buyer to pay the Break Fee under this clause more than once.

(b)	The Buyer is not liable to the Seller to pay the Reverse Break Fee under this clause more than once.

22.5	Background to Break Fee and Reverse Break Fee

This clause 22 has been agreed to in circumstances where:

(a)	the Buyer and the Seller each believe it and its respective shareholders will derive significant benefits from consummation of the Proposed Transaction;

(b)	the Buyer and the Seller have each incurred, and will further incur, significant costs in connection with the Proposed Transaction, which will include significant opportunity costs if the Proposed Transaction does not achieve Completion;

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(c)	the Buyer and the Seller have each required that provision be made for the payment outlined in this clause 22, and would not have entered into this document had such provision not been made;

(d)	the Seller believes that:

(i)	it is reasonable and appropriate to agree to pay the Break Fee (in the circumstances contemplated by this clause 22) to secure the Buyer’s entry into this document; and

(ii)	the Break Fee represents a genuine and reasonable estimate of costs that would be incurred by the Buyer if the Proposed Transaction does not reach Completion;

(e)	the Buyer believes that:

(i)	it is reasonable and appropriate to agree to pay the Reverse Break Fee (in the circumstances contemplated by this clause 22) to secure the Seller’s entry into this document; and

(ii)	the Reverse Break Fee represents a genuine and reasonable estimate of costs that would be incurred by the Seller if the Proposed Transaction does not reach Completion; and

(f)	the Buyer and the Seller have each received separate legal advice from its external legal advisers in relation to this document and the operation of this clause 22 and each believes it is reasonable that it agrees to the payments contemplated by this clause 22 in accordance with this clause 22 in order to secure the other’s participation in the Proposed Transaction.

23	Seller Warranties and indemnities

(a)	Subject to the terms of Schedule 4, the Seller gives the Seller Warranties in favour of the Buyer:

(i)	in respect of any Seller Warranty expressed to be given on a particular date, on that date;

(ii)	in respect of any Title and Capacity Warranty and any Fundamental Sale Group Warranty, on the date of this document and immediately prior to Completion; and

(iii)	in respect of any other Seller Warranty, unless that Seller Warranty provides otherwise, on the date of this document and immediately prior to Completion.

(b)	Where a Seller Warranty is qualified by the knowledge or awareness of the Seller, the knowledge or awareness of the Seller will include all facts, matters and circumstances that are:

(i)	within the actual knowledge of; or

(ii)	would have been within the knowledge of, if the person had made the enquiries that a reasonable person in that person's position would have made (in respect of all Seller Warranties, such enquiries being of appropriate persons within the Seller Group including (without limitation) Emma Miller and Kelly O'Rourke, and in respect of the Seller Warranties given in respect of the Brazilian Assets Sale Entity, the Brazilian Assets

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Sale Shares, the Brazilian Sale Business and MRN, such enquiries being of key employees of the Seller Group with knowledge of the Brazilian Sale Business, and not of any joint venture partner, contract counterparty or similar), any of:

(iii)	Eduardo Mattos (in respect of Seller Warranties given in respect of the Brazilian Assets Sale Entity, the Brazilian Assets Sale Shares, the Brazilian Sale Business and MRN only);

(iv)	Noel Pillay (in respect of Seller Warranties given in respect of the South African Assets Sale Entities, the South African Assets Sale Shares and the South African Sale Business only);

(v)	Pine Pienaar (in respect of Seller Warranties given in respect of the Australian Assets Sale Group Entities, the Australian Assets Sale Shares and the Australian Sale Business only);

(vi)	Brian Purdy (in respect of Tax Warranties only);

(vii)	Simon Collins; or

(viii)	Philippa Fenbury.

(c)	Notwithstanding anything to the contrary in this document no warranty in paragraphs 10.3 and 12.3 of Schedule 3, is given (and none is to be implied) in respect of:

(i)	the Alumar Operations as to operational compliance, performance, production, maintenance or other matters within the control of the relevant operator; or

(ii)	MRN, except with respect to information within the knowledge or awareness of the Seller.

24	Limit of Seller’s Liability and notice of Claims

Except where expressly stated otherwise, the terms of Schedule 4 apply to this document.

25	Tax Indemnity

25.1	Indemnity

Subject to Completion occurring and the limitations set out in clause 25.2 and paragraph 15 to 25 of Schedule 4, the Seller indemnifies the Buyer from and against, and must pay, on demand, to the Buyer (or another Buyer Group Member as directed by the Buyer):

(a)	the amount of any Tax payable by a Sale Group Entity (other than MRN or the Worsley Joint Venture Manager) to the extent that such Tax relates to a period, or part period, ending on or before Completion;

(b)	the Relevant Proportion of any Tax payable by the Worsley Joint Venture Manager to the extent that such Tax relates to a period, or part period, ending on or before Completion; and

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(c)	Tax Costs incurred by or on behalf of any Buyer Group Member to the extent those Tax Costs arise as the result of the matters for which the Seller is liable under clause 25.1(a) or clause 25.1(b).

Paragraphs 8 (Third Party Claims) to 14 (Seller not liable) of Schedule 4 to this document do not apply in respect of this clause 25.

25.2	Exclusions to Tax Indemnity and Tax Warranty Claims

The Seller is not liable under the Tax Indemnity or for any Tax Claim (including under the Tax Warranties) to the extent that:

(a)	other than in respect of the Seller Tax Account Permitted Leakage Transactions, the Tax is imposed by the Federative Republic of Brazil or any political subdivision or authority therein or thereof having the power to tax;

(b)	the Tax has been otherwise recovered, including in accordance with the transaction documents, or the Tax represents Leakage or Permitted Leakage (other than Tax arising from the Seller Tax Account Permitted Leakage Transactions);

(c)	a provision, allowance, reserve or accrual for any fact, matter or circumstance giving rise to the Claim has been included for, or a specific identifiable provision or liability (or reduction) has been included, in the Locked Box Accounts;

(d)	if the Claim arises from an act or omission by or on behalf of a Seller Group Member before Completion (other than an act or omission undertaken pursuant to clause 8 of this document) that was done or made:

(i)	with the written consent of a Buyer Group Member; or

(ii)	at the written direction or instruction of a Buyer Group Member;

(e)	the Tax arises as a result of an action or omission taken or made by or on behalf of a Buyer Group Member after Completion, including any failure by the Buyer Group Member, after Completion, to, in a timely manner:

(i)	lodge any return, notice, objection or other document in relation to the Claim;

(ii)	claim all or any portion of any allowance, deduction, credit, rebate or refund in relation to the Claim;

(iii)	disclose or correctly describe in any return, notice, objection or other document relating to the Claim any fact, matter or thing to the extent that it was or might reasonably be expected to have been within the knowledge of either the Buyer or a Buyer Group Member; or

(iv)	to supply to the Seller, on a timely basis, information that is reasonably requested by the Seller in relation to the particular Claim,

other than any actions or omissions required by, or reasonably required to comply with, any law, Tax Notice or Accounting Standard;

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(f)	the Tax is an Indirect Tax that is recoverable from the recipient of a supply or for which an input tax credit is available;

(g)	the Tax arises as a result of a change in the ownership of any shares in a Sale Group Entity or all or a majority of the Sale Businesses, or of the Assets, or a restructure, cessation or substantial alteration of the Sale Businesses after Completion;

(h)	the Tax arises as a result of an election or choice for Tax purposes made by a member of the Buyer Consolidated Group that is different to such an election or choice validly made before Completion;

(i)	the Tax arises in the ordinary course of business and relates to a period from the Locked Box Date to the time of Completion (including, for the avoidance of doubt, any amounts characterised as Tax and paid in accordance with a tax sharing or funding or contribution agreement, in the ordinary course of business and/or in accordance with clauses 8.13 or 8.14 in the period);

(j)	the Tax has arisen as a result of, increased by or in respect of:

(i)	any regulation, order, rule or legislation not in force at the date of this document;

(ii)	any change in the interpretation of any legislation, regulation, order or rule by any Government Agency, or judicial body, or of any practice or policy of any Government Agency, or judicial body, as the case may be, after the date of this document;

(iii)	any change in Accounting Standards after the date of this document,

including that takes effect retrospectively, provided that where the Claim is increased by one or more of (i), (ii) or (iii), the Seller shall remain liable for the amount of the initial Claim (but not the increase);

(k)	the Tax would not have arisen but for a change after Completion in any accounting policy or practice of a Buyer Group Member or a Sale Group Entity that applied before Completion;

(l)	the Tax relates to arrangements put in place in accordance with clause 8.4(b)(iii), which deals with addressing a Sale Group Funding Deficit; and/or

(m)	the Tax is Duty which is allocated under clause 30.2(a).

For the avoidance of doubt, each of paragraphs (a) – (m) above operate independently as limitations to any Tax Claim.

25.3	Information regarding Tax

To the extent held by the relevant entities, the Seller will provide, or procure that any member of the Seller Group provides, at the Buyer’s cost, any information reasonably requested by the Buyer to assist with the Buyer satisfying any Tax obligations that arise with respect to the Sale Entities after Completion.

25.4	Provisions regarding Brazilian Asset Sale shares and Brazilian Tax

(a)	The parties acknowledge and agree that the Purchase Price allocated to the Brazilian Assets Sale Shares under this document and the acquisition cost of the Brazilian Assets Sellers for the acquisition of the

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Brazilian Assets Sale Shares, in both cases, are to be expressed in, and with any capital gain calculation to take place using, USD, and in no event expressed in, nor converted to, Brazilian currency or any other currency. Based on the foregoing, the Parties acknowledge that the liability of the Brazilian Assets Sellers for Brazilian capital gains tax in respect of the Brazilian Assets Sale Shares is expected to be nil.

(b)	For the avoidance of doubt, the Seller and the Brazilian Assets Sellers will not be liable to the Buyer or any member of the Buyer Group for any Tax, cost, loss, or liability arising from or in connection with any determination, assessment, or interpretation by a Government Agency that is inconsistent with the basis set out in clause 25.4(a), including any determination that the relevant amounts should be expressed in, or converted to, Brazilian currency or any other currency.

(c)	Any filings or communications with a Government Agency with respect to Tax involving the Seller Group entities must be prepared or undertaken in a manner that is consistent with clause 25.4(a).

25.5	Brazil Tax

(a)	Notwithstanding anything else in this document, neither the Seller nor any Seller Group Member will be liable to the Buyer, any Buyer Group Member or any Sale Group Entity under any indemnity, warranty, obligation, covenant or otherwise in relation to any Tax imposed by the Federative Republic of Brazil or any Brazilian Government Agency having the power to tax, including any Tax Costs related to such Tax, other than in respect of:

(i)	a Leakage Claim;

(ii)	the Seller Tax Account Permitted Leakage Transactions; and

(iii)	in respect of MRN, as otherwise agreed between the parties.

(b)	Notwithstanding anything else in this document, the Buyer will have the sole right to conduct, and is not required to consult with the Seller in respect of, any matter in relation to any Tax imposed by the Federative Republic of Brazil or any political subdivision or authority therein or any communications with any Brazil Government Agency with respect to Tax, except this clause 25.5(b) will not apply in respect of:

(i)	a Leakage Claim in respect of Tax;

(ii)	the Seller Tax Account Permitted Leakage Transactions; and

(iii)	a Claim in respect of Tax in connection with MRN.

(c)	Clauses 25.6 to 25.12 do not apply in respect of any matter in relation to any Tax imposed by the Federative Republic of Brazil or any political subdivision or authority therein or any communications with any Brazil Government Agency with respect to Tax other than:

(i)	a Leakage Claim in respect of Tax;

(ii)	the Seller Tax Account Permitted Leakage Transactions; and

(iii)	a Claim in respect of Tax in connection with MRN.

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For those transactions referred to in paragraphs (c)(i) to (c)(iii) above, clauses 25.6 to 25.12 apply to such a Claim in the same way they apply to a Tax Claim.

25.6	Pre-Completion Tax matters

(a)	Except in relation to the preparation of a Straddle Return (to which clause 26.1(b) applies) or where clause 25.10 applies, the Buyer must (and must procure that each Buyer Group Member must), acting reasonably:

(i)	not file, or cause to be filed, any amended Tax Return or seek any advice from a Government Agency (including seeking a ruling) for a Sale Group Entity that relates to a Tax period or part of a Tax period ending on or before Completion without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed);

(ii)	not make any admission of liability, or any agreement, compromise or settlement with a Government Agency in relation to a Pre-Completion Tax Event without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed); and

(iii)	promptly provide the Seller with copies of any substantive correspondence with, or substantive material provided to or by, a Government Agency and keep the Seller informed of any substantive oral discussions with a Government Agency in relation to a Pre-Completion Tax Event;

(iv)	if a Government Agency commences an audit or investigation of a Sale Group Entity that relates (whether in whole or in part) to a Tax Period which commenced on or before Completion, then the Buyer must not enter into any settlement with respect to the audit or investigation without the Seller’s written consent.

(b)	If, as a result of an audit or investigation to which clause 25.6(a)(iv) applies, the Buyer notifies the Seller of a Tax Claim, clause 25.7 will thereafter apply with respect to the conduct of the audit or investigation and not clause 25.6(a)(iv).

25.7	Pre-Completion Tax Notice

(a)	If a Tax Authority issues a Pre-Completion Tax Notice to a Sale Group Entity in relation to which the Seller may be liable for payment under the Tax Indemnity or under a Claim in relation to a breach of a Tax Warranty, the Buyer must give, or procure that the relevant Sale Group Entity gives, the Seller a copy of the Pre-Completion Tax Notice within 10 Business Days after the Sale Group Entity receives the Pre-Completion Tax Notice.

(b)	The Seller may assume defence of a Pre-Completion Tax Notice by notifying the Buyer in writing within 15 Business Days of receiving from the Buyer the Pre-Completion Tax Notice. A reference in this document to the Seller assuming the defence of a Pre-Completion Tax Notice includes a Selling Entity assuming such defence.

(c)	From the time a Buyer receives a Pre-Completion Tax Notice until the earlier of the Seller providing notification under clause 25.7(b) and the end of the timeframe referred to in that clause, the Buyer must not take any action (including legal proceedings or making claims under any

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insurance policies) which would prevent the Seller from taking action to avoid, dispute, resist, defend, appeal, compromise or mitigate the Pre-Completion Tax Notice or the Post-Completion Tax Notice, and in doing so, during that period, must subject to clause 25.9:

(i)	act reasonably and in good faith in all the circumstances, including having regard to the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of the Seller or any Seller Group Member;

(ii)	promptly provide the Seller with copies of any substantive correspondence with, or substantive material provided to or by, a Government Agency and keep the Seller informed of any substantive oral discussions with a Government Agency in relation to the Pre-Completion Tax Notice;

(iii)	in respect of the Pre-Completion Tax Notice, except as required by law:

(A)	not disclose any information or material to a Government Agency;

(B)	not file, or cause to be filed, any amended Tax Return or seek any advice from a Government Agency (including seeking a ruling) for a Sale Group Entity; and/or

(C)	not settle, or make any admission of liability, agreement, compromise or settlement with a Government Agency in relation to the Pre-Completion Tax Notice;

(iv)	upon written request by the Seller, co-operate (and cause a Buyer Group Member to co-operate) in seeking an extension of time to pay all or part of the Tax the subject of the Pre-Completion Tax Notice and to refrain from paying any Tax during the period for which any extension of time has been granted.

25.8	Seller to defend Pre-Completion Tax Notice

If the Seller gives written notice to the Buyer that it wishes to assume defence of a Pre-Completion Tax Notice within the timeframe set out in clause 25.7(b), then:

(a)	the Buyer agrees to co-operate with the Seller and do all things reasonably requested by the Seller in respect of the Pre-Completion Tax Notice;

(b)	the Seller has, subject to the remaining paragraphs of this clause 25.8, the right to have any action taken in respect of the Pre-Completion Tax Notice conducted by professional advisers and the Buyer will be kept promptly and fully informed of all matters relating to the action and will be entitled to see copies of all substantive correspondence and documents relating to the action prior to lodgement with the relevant Government Agency;

(c)	the Seller agrees to consult with the Buyer and its Representatives in relation to the conduct and defence of the Pre-Completion Tax Notice; and

(d)	the Seller and all Seller Group Members must act in good faith and reasonably in all the circumstances, including having regard to the

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likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of any Buyer Group Members or any business of the Buyer Group.

25.9	Expenses and costs of Seller defence

All reasonable expenses and costs incurred pursuant to clauses 25.7 and 25.8 and any action or matter referred to therein are to the account of the Seller, and the Seller indemnifies the Buyer against, and must pay to the Buyer on demand, the amount of any such reasonable expense or cost incurred by a Buyer Group Member and the amount of any Loss suffered by a Buyer Group in connection with the same.

25.10	Buyer to defend Pre-Completion Tax Notice – if Seller does not wish to do so

If the Seller does not provide the Buyer with written notice that it wishes to assume defence of a Pre-Completion Tax Notice within the timeframe set out in clause 25.7(b), then:

(a)	the Buyer may, subject to the remaining paragraphs of this clause 25.10, take such actions as the Buyer may decide about the Pre-Completion Tax Notice, including to negotiate, defend and/or settle the Pre-Completion Tax Notice and to recover costs incurred as a consequence of the Pre-Completion Tax Notice from any person;

(b)	the Buyer agrees to:

(i)	keep the Seller promptly and fully informed of all matters in relation to the Pre-Completion Tax Notice; and

(ii)	consult with the Seller and its Representatives in relation to the conduct and defence of the Pre-Completion Tax Notice;

(c)	the Seller will be entitled to see copies of all substantive correspondence and documents relating to the action prior to lodgement with the relevant Government Agency; and

(d)	the Buyer, all Buyer Group Members and Sale Entities must act in good faith and reasonably in all the circumstances, including having regard to the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of any Seller Group Members or any business of the Seller Group.

25.11	Access

For the purpose of the Seller:

(a)	determining whether to assume defence of a Pre-Completion Tax Notice; and

(b)	defending any Pre-Completion Tax Notice in respect of which the Seller has given written notice to the Buyer in accordance with clause 25.7(b),

the Buyer must give the Seller and its professional advisers reasonable access to the personnel and premises of the Buyer and/or each Sale Group Entity, as the case may be, and to relevant accounts, documents and records (including the Records) within the power, possession or control of the Buyer and/or each Sale Group Entity in relation to any Pre-Completion Tax to enable the Seller and its Representatives (including its professional advisers) to examine such premises,

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accounts, documents and records and to take copies at their own expense. However:

(c)	for the purposes of the Seller determining whether to assume defence of a Pre-Completion Tax Notice, the Buyer is not required to give access to personnel and premises;

(d)	access to personnel and premises (if relevant, having regard to clause 25.11(c)) and to relevant accounts, documents and records shall be limited to the extent reasonably necessary for the Seller to determine whether to assume defence, or to defend, a Pre-Completion Tax Notice (as applicable);

(e)	the parties must at all times act having regard to the extent to which legal professional privilege or similar privilege extends to any communication or document;

(f)	the Seller and its professional advisers must keep all information disclosed by the Buyer or a Sale Group Entity confidential; and

(g)	the Seller must reimburse the Buyer for its reasonable out-of-pocket costs incurred in connection with providing such access to the Seller and/or its professional advisers.

25.12	Audits, reviews and similar processes

Without limiting any other provision in this document, to the extent that a Tax Authority threatens or commences any audit, review (including a review in the ordinary course), investigation, or similar process, however described, in relation to any Sale Group Entity (or a Consolidated Group of which a Sale Group Entity was a member) in relation to a period or part period occurring prior to Completion, the Buyer and the Seller agree to co-operate and give to each other reasonable assistance in relation to the audit, review, investigation or similar process.

25.13	No merger

No provision of this document merges on Completion.

26	Tax Returns

26.1	Responsibility for preparation and lodgement of Relevant Returns

(a)	The Seller must (and must procure that the Selling Entities do, as applicable) prepare, and the Buyer must lodge or procure the lodgement of, any Tax Returns for any Sale Group Entity:

(i)	if the Tax Return relates to income tax, for any period or part period that ends on or before Completion that is not lodged before Completion;

(ii)	if the Tax Return relates to any other Tax, for any period that ends on or before Completion that is not lodged before Completion,

(each a Pre-Completion Return).  For the avoidance of doubt, this clause 26.1(a) does not apply to the consolidated income Tax Return of a consolidated tax group of which a Sale Group Entity is a member just before or at a time after Completion or to the GST group Tax Return of

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a GST group of which a Sale Group Entity is a member just before or at a time after Completion.

(b)	The Buyer must prepare and lodge, or must procure the preparation and lodgement of, any Tax Return for a Sale Group Entity for any period that commences before Completion and ends after Completion (“Straddle Return”).

26.2	Review of Relevant Returns

The Preparer must provide a draft Relevant Return, together with supporting work papers, to the Reviewer for comment:

(a)	in the case of a Relevant Return that relates to Tax other than income tax, no later than 20 Business Days before the due date for lodgement; and

(b)	in the case of any Relevant Return relating to income tax, no later than 30 Business Days before the due date for lodgement.

The Preparer must incorporate or take into account any reasonable comments from the Reviewer on the Relevant Return that are received within a reasonable time before the due date for lodgement.

26.3	Access and assistance to assist with preparation of Relevant Returns and defend Pre-Completion Tax Notices

The parties agree to provide, and to procure that the Seller Group Members and the Buyer Group Members provide, each other with all reasonable assistance and reasonable access to records and documents (including electronic records and documents) required to prepare and lodge the Relevant Returns. The parties must also provide (or procure to provide) reasonable access to any employee, agent, director or other person who has information relating to the Sale Group Entity that is necessary to prepare and lodge Relevant Returns.

26.4	Costs

Each party must pay its own costs in connection with this clause 26 unless otherwise specified.

27	Buyer Warranties

(a)	The Buyer gives the Buyer Warranties in favour of the Seller:

(i)	in respect of any Buyer Warranty expressed to be given on a particular date, on that date; and

(ii)	in respect of any other Buyer Warranty, on the date of this document and immediately prior to Completion.

(b)	Where a Buyer Warranty is qualified by the knowledge or awareness of the Buyer, the knowledge or awareness of the Buyer will comprise all facts, matters and circumstances that (i) are within the actual knowledge or (ii) would have been within the knowledge, having regard to the knowledge that the person could reasonably be expected to have if the person had made reasonable enquiries (such enquiries being of appropriate persons within the Buyer Group including (without limitation) Andrew Hastings and John Fontecchio), of any of:

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(i)	Andrew Estel;

(ii)	Aaron Humphrey;

(iii)	Louis Langlois;

(iv)	Matthew Reed; and

(v)	Heather Hudak (in respect of matters relating to Tax only).

(c)	Each Buyer Warranty is to be read down and qualified by any information:

(i)	Fairly Disclosed to the Seller by the Buyer in the Buyer Disclosure Materials;

(ii)	contained in Alcoa Filed SEC Documents; or

(iii)	that is within the actual knowledge of the Seller; or

(iv)	that ought to have been known by the Seller as at the date of this document having regard to its knowledge and the knowledge that the Seller could reasonably be expected to have if the Seller had made reasonable enquiries of the Buyer Disclosure Materials, the Buyer, or the Representatives of the Buyer (including advisers), that is or may be inconsistent with that Buyer Warranty.  To the extent that any Buyer Warranty is incorrect or misleading having regard to any such information, that Buyer Warranty is deemed not to have been given. No amount will be recoverable by the Seller in respect of any breach of a Buyer Warranty to the extent that the breach arises by reason of or in relation to any such information.

(d)	The Seller, on behalf of itself and each of its Affiliates, represents that, on the basis of its due diligence investigations and other information of which it is aware at the date of this document, it does not have knowledge or belief of any matter that is, or would with the passage of time become, a breach of any Buyer Warranty, other than any potential breaches of a Buyer Warranty Fairly Disclosed in the Buyer Disclosure Materials.

28	Confidentiality and privacy

28.1	Confidentiality Agreement

The Buyer and the Seller acknowledge and agree that they continue to be bound by the Confidentiality Deed.

28.2	Privacy

Each party agrees, in the period prior to Completion, to comply with all Privacy Laws by which it is bound.

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28.3	Use of Business Personal Information by Seller after Completion

If the Seller or another Seller Group Member is required by this document or by law to retain any Business Personal Information that is part of the Business Confidential Information, that, after Completion, the Seller:

(a)	may only use and disclose (and may only permit the relevant Seller Group Member to use and disclose) that Business Personal Information for the purpose for which it is required to be retained under this document, the TSA or as required by law; and

(b)	must comply with all Privacy Laws by which it is bound in respect of that Business Personal Information.

29	Public announcements

29.1	Public announcement of Proposed Transaction

(a)	Promptly after entry into this document, the Buyer and the Seller must issue the Agreed Announcements.

(b)	For the purposes of clause 29.1(a), if a party cannot release its Agreed Announcement because:

(i)	it is required by law or the rules of an applicable securities exchange to provide the Agreed Announcement to the securities exchange on which it is listed before any public dissemination; and

(ii)	the announcements platform of the securities exchange on which it is listed is closed at the time of entry into this document,

the party will be taken to comply with clause 29.1(a) by releasing the Agreed Announcement as soon as reasonably practicable after entry into this document.

29.2	Public announcements required by law

Subject to clause 29.3(b), where a party is required by law or the rules of any securities exchange applicable to them to make any public announcement or make any disclosure in connection with the Proposed Transaction or the transactions contemplated by this document, it must use all reasonable endeavours, to the extent possible in the circumstances, to consult with the other party, including by providing the other party with a draft of the public announcement or disclosure and an opportunity to review and, in good faith, consider any comments provided by the other party in a timely manner, prior to making the relevant disclosure.

29.3	Other public announcements

(a)	Subject to clauses 29.1, 29.2 and 29.3(b), no party may make any public announcement or disclosure (“Announcement”) in connection with this document or the transactions contemplated by it (including disclosure to a Government Agency), other than:

(i)	in a form approved by the other party (acting reasonably and without delay); or

(ii)	without limiting any other provision of this document, where the board of the relevant party determines (acting reasonably and in

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good faith) that an Announcement is necessary to satisfy the relevant board’s fiduciary or statutory duties, or to ensure an informed market for securities for the relevant company, in which case it must use all reasonable endeavours, to the extent possible in the circumstances, to consult with the other party, including by providing the other party with a draft of the Announcement and an opportunity to review and, in good faith, consider any comments provided by the other party in a timely manner, prior to making the relevant Announcement.

(b)	Clauses 29.2 and 29.3(a)(ii) do not apply to an Announcement made in connection with:

(i)	an Alternative Proposal;

(ii)	one or more Seller Directors withdrawing, qualifying or changing (in an adverse manner) their recommendation in accordance with clause 16;

(iii)	any dispute between the parties regarding any Transaction Document, the Proposed Transaction or other transaction contemplated by this document; or

(iv)	the termination of this document in accordance with its terms.

30	Duties and costs

30.1	Costs

(a)	Each party agrees:

(i)	to pay its own costs (other than duty, which is allocated under clause 30.2) in connection with the preparation, negotiation, execution and completion of this document and any other agreement or document entered into or signed under this document (including each other Transaction Document); and

(ii)	that any action to be taken by them in performing their respective obligations under this document must be taken at their own cost and expense unless otherwise provided in this document.

(b)	Notwithstanding anything to the contrary in this document, the Buyer indemnifies the Seller for any out-of-pocket costs incurred by a Seller Group Member in connection with responding to a notice given under section 155 of the Competition and Consumer Act 2010 (Cth), and must promptly pay any such amount to the Seller on demand.

(c)	Notwithstanding anything to the contrary in this document, the Buyer indemnifies and holds harmless the Seller for up to $1,000,000 of documented out-of-pocket costs incurred by a Seller Group Member prior to entry into this document in relation to:

(i)	preparing any reports or financial information prepared for the sole reason of complying with clauses 8.15, 8.19 and 8.20; and

(ii)	preparing any other reports or financial information requested by the Buyer (whether or not for the purposes of clauses 8.15, 8.19 and 8.20).

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(d)	For the avoidance of doubt, the Brazilian Assets Buyer (as defined in Schedule 18) shall be solely responsible for any Foreign Exchange Tax (Imposto sobre Operações Financeiras – IOF) and bank charges incurred in connection with the performance of any payment of the Purchase Price (including the Cash Consideration, the Consideration Shares and the Contingent Consideration (if any)) to the Brazilian Assets Sellers.

30.2	Duty and registration fees

(a)	Subject to clause 30.2(c), the Buyer:

(i)	agrees to pay or reimburse all Duty, registration fees and similar taxes payable or assessed as being payable in connection with this document and any Transaction Document and any penalties and interest in connection with any of those amounts; and

(ii)	indemnifies the Seller and each other Seller Group Member against, and agrees to reimburse and compensate the Seller and each other Seller Group Member for, any Liability in respect of that Duty (including any penalties and interest in connection with any of those amounts) under clause 30.2(a)(i).

(b)	The Buyer agrees to pay amounts due to the Seller and each other Seller Group Member under this clause 30.2 within 3 Business Days of demand from the Seller (whether acting themselves or by the Seller’s Representative).

(c)	The Buyer is not responsible for any Duty arising on the issue of the Consideration Shares to the Seller.

30.3	South African Securities Transfer Tax

(a)	The parties record that the transfer of the South African Assets Sale Shares constitutes a "transfer" of a "security" for purposes of the STT Act, and that STT is levied at the rate of 0.25% on the taxable amount determined in accordance with the STT Act.

(b)	For purposes of determining the taxable amount, the STT Act provides that it will be the greater of:

(i)	the consideration payable for the South African Assets Sale Shares; or

(ii)	the market value of the South African Assets Sale Shares on the Completion Date.

(c)	The STT Act provides that the company that issued an unlisted security (i.e. the South African Assets Sale Entities) is liable for the STT payable in respect of any transfer of that security. Furthermore, in terms of the STT Act, such company has a statutory right to recover the amount of STT paid from the person to whom the security is transferred.

(d)	The South African Assets Sale Entities will be responsible for the payment of the full amount of any STT payable in respect of the transactions contemplated herein, and will ensure that such amount is paid on or before the due date prescribed under the STT Act. The South African Assets Buyer will bear the full economic cost of such STT (including any penalties and/or interest imposed in respect of such STT to the extent that such penalties and/or interest arise as a result of any

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delay or default by the South African Assets Sale Entities or the South African Assets Buyer).

(e)	The parties agree that the South African Assets Buyer will, on written demand (or prior to payment, if so requested) from the relevant paying party, reimburse or pay to the paying party the full amount of such STT (and any penalties and/or interest where applicable) so paid or payable.

31	CGT Declaration

31.1	Indirect Australian real property interest declaration

(a)	The South African Assets Seller declares that, as at the date of this document and for the period up to and including Completion, the South African Assets Sale Shares are not "indirect Australian real property interests" as defined in section 995-1 of the Tax Act.

(b)	The South African Assets Buyer acknowledges and agrees that:

(i)	the declaration given by the South African Assets Seller under clause 31.1(a) represents a declaration for the purposes of section 14-210(3) of Schedule 1 to the Tax Act given by the South African Assets Seller to it;

(ii)	as at the date of this document, it does not know each declaration to be false; and

(iii)	because of the declaration provided by the South African Assets Seller under clause 31.1(a):

(A)	it will not withhold any amount under Subdivision 14-D of Schedule 1 to the Tax Act from the Purchase Price; and

(B)	no payment will be required to be made under Subdivision 14-D of Schedule 1 of the Tax Act,

provided that:

(C)	if Completion occurs on a date that is more than 6 months after the date of this document, the South African Assets Seller gives to the South African Assets Buyer a declaration that meets the requirements of clause 31.3 and that the South African Assets Buyer does not know to be false; and

(D)	any other requirements which must be satisfied for section 14-210(3) to apply in relation to the sale of the South African Sale Shares are satisfied (including requirements introduced as a result of changes in law after the date of this document).

31.2	Australian resident declaration

(a)	Each Australian Assets Seller and each Brazilian Assets Seller declares, in respect of itself only, that as at the date of this document and for the period up to and including Completion, it is and will be an Australian resident as defined in section 995-1 of the Tax Act.

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(b)	The Australian Assets Buyer and the Brazilian Assets Buyer acknowledge and agree that:

(i)	the declaration given by each Australian Assets Seller and Brazilian Assets Seller under clause 31.2(a) represents a declaration for the purposes of section 14-210(3) of Schedule 1 to the Tax Act given by each Australian Assets Seller and each Brazilian Assets Seller to it;

(ii)	as at the date of this document, it does not know those declarations to be false; and

(iii)	because of the declaration provided by each Australian Assets Seller and each Brazilian Assets Seller under clause 31.2(a):

(A)	it will not withhold any amount under Subdivision 14-D of Schedule 1 to the Tax Act from the Purchase Price; and

(B)	no payment will be required to be made under Subdivision 14-D of Schedule 1 of the Tax Act,

provided that, if Completion occurs on a date that is more than 6 months after the date of this document, each Australian Assets Seller and each Brazilian Assets Seller gives to the Australian Assets Buyer and the Brazilian Assets Buyer a declaration that meets the requirements of clause 31.3 and that the Australian Assets Buyer and Brazilian Assets Buyer do not know to be false.

31.3	Additional CGT Declaration

If Completion occurs on a date that is more than 6 months after the date of the declaration given by each of the Selling Entities under clauses 31.1(a) and 31.2(a) (a “CGT Declaration”), then each Selling Entity must provide the relevant Buyer Entity with another CGT Declaration (in the form of ATO form NAT 74879-06.2016 or any replacement or successor of such form) at least 5 Business Days before the Completion Date (or such later date agreed by the Buyer and the Seller’s Representative, each acting reasonably) covering the period that starts from the date that is 6 months after the date of this document and ending after Completion.

32	Indirect Tax

32.1	Definitions and interpretation

For the purposes of this clause 32:

(a)	words and phrases that have a defined meaning in the applicable Indirect Tax law have the same meaning when used in this clause 32, unless the contrary intention appears; and

(b)	each periodic or progressive component of a supply is to be treated as if it were a separate supply.

32.2	Indirect Tax exclusive

Unless expressly stated otherwise, all consideration to be provided under this document is exclusive of Indirect Tax.

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32.3	Payment of Indirect Tax

(a)	If Indirect Tax is payable on a supply made under or in connection with this document, the party providing the consideration for the supply agrees to pay to the supplier an additional amount equal to the amount of Indirect Tax payable on that supply (“Indirect Tax Additional Amount”).

(b)	Subject to the prior receipt of a tax invoice complying with the relevant law relating to Indirect Tax, the Indirect Tax Additional Amount is payable at the same time as the Indirect Tax-exclusive consideration for the supply, or the first part of the Indirect Tax-exclusive consideration for the supply (as the case may be), is payable or is to be provided.

(c)	This clause does not apply to the extent that the consideration for the supply is expressly stated to include Indirect Tax, or the supply is subject to a reverse-charge (as applicable).

32.4	Adjustment events

If an adjustment event arises for a supply made in connection with this document, the Indirect Tax Additional Amount (or the Indirect Tax component of any consideration expressed to be inclusive of Indirect Tax) must be recalculated to reflect that adjustment.  The supplier or the party providing the consideration for the supply (as the case may be) agrees to make any payments necessary to reflect the adjustment and the supplier agrees to issue an adjustment note.

32.5	Reimbursements

Unless expressly stated otherwise in this document, any payment, indemnity, reimbursement or similar obligation that is required to be made in connection with this document that is calculated by reference to an amount paid by another party must be reduced by the amount of any input tax credits that the other party (or the representative member of any Indirect Tax group of which the other party is a member) is entitled.  If the reduced payment is consideration for a taxable supply, clause 32.3 applies to the reduced payment.

32.6	Supplies between former members of the Seller GST Group

After Completion, the Seller (if the recipient is not an Australian Assets Sale Entity) or the Buyer (if the recipient is an Australian Assets Sale Entity) must ensure that the recipient indemnifies the supplier for any GST payable in respect of a supply and pays the amount of that GST in addition to the consideration for the supply if the following applies:

(a)	the supplier or the recipient or both the supplier and the recipient cease to be members of the Seller GST Group due to Completion occurring;

(b)	because the supply would have been to another member of the Seller GST Group, the supply would not have been a taxable supply if it had been made while they were members of the Seller GST Group;

(c)	the supply is required by a contract or agreement made before Completion;

(d)	that contract or agreement does not contain a provision requiring the recipient to pay to the supplier any GST in addition to the consideration otherwise payable for the supply; and

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(e)	the consideration negotiated by the parties for the supply was not worked out to include GST.

33	Liability and Claims in respect of Selling Entities and Buying Entities, and guarantees

33.1	Limitation of Selling Entities’ and Buying Entities’ Liability

(a)	No Selling Entity will be liable to the Buyer or any Buying Entity, and no Buying Entity will be liable to the Seller or any Selling Entity, for any loss, Liability or damage of any kind, however caused, whether in contract, tort (including negligence) under any statute or misrepresentation or otherwise with respect to or in connection with this document.

(b)	Clause 33.1(a) will not in any way impact any Liability owed by the Seller to the Buyer, or the Buyer to the Seller, including for any breach of clause 33.3, and the parties acknowledge and agree that the sole purpose of clause 33.2 and this clause is to ensure that any Liability arises, and any Claim is brought, as between the respective parent companies.

33.2	Claims against Selling Entities and Buying Entities

Subject to clause 33.4, each party agrees:

(a)	not to commence or maintain any Claim against any Buying Entity or any Selling Entity with respect to or in connection with this document under its terms; and

(b)	that any dispute arising in connection with this document or the transactions contemplated by it will be resolved exclusively as between the Seller and the Buyer.

33.3	Guarantees

(a)	The Seller unconditionally and irrevocably guarantees to the Buyer and each Buying Entity the due and punctual performance by each Selling Entity of all of their obligations under this document.

(b)	The Buyer unconditionally and irrevocably guarantees to the Seller and each Selling Entity the due and punctual performance by each Buying Entity of all of their obligations under this document.

33.4	Specific performance

Nothing in this clause 33 will prohibit:

(a)	the Seller or a Selling Entity making a Claim for specific performance (against the Buyer and/or one or more Buying Entities):

(i)	for the payment of monies owed to the Seller or a Selling Entity in accordance with the terms of this document;

(ii)	for the Buyer and the Buying Entities to proceed to Completion in accordance with the terms of this document; or

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(iii)	for the Buyer and the Brazilian Assets Buyer to enter into the share sale agreement contemplated by clause 20.5 where the Seller provides the Buyer with an MRN Put Option Notice; or

(b)	the Buyer or a Buying Entity making a Claim for specific performance (against the Seller or a Selling Group Member):

(i)	for the transfer of Sale Shares to a Buying Entity in accordance with the terms of this document; or

(ii)	for the Seller and the Selling Entities to proceed to Completion in accordance with the terms of this document; or

(iii)	for the Seller and Selling Entities to take any action pursuant to any of clauses 11.1 (Wrong pockets – Non-Sale Group Entity held assets) 17.9(a) (IP Licence – Assignment), 17.9(c) (IP Licence – Intragroup licence into Sale Group) and 34 (Brazilian Assets Sale Entity – Transitional power of attorney).

34	Brazilian Assets Sale Entity – Transitional power of attorney

(a)	The Brazilian Assets Sellers must procure that, on the Completion Date, the Brazilian Assets Sale Entity grants a transitional power of attorney, valid for a period of up to four months from Completion, authorising the exercise of specific representation powers by the Incoming Officers designated by Alcoa to be directors of the Brazilian Assets Sale Entity, in a form substantially similar to Annexure E.

(b)	The Buyer must use reasonable endeavours to complete the appointment of any Incoming Officers designated by Alcoa to be directors of the Brazilian Assets Sale Entity within 3 months after Completion.

35	Dispute resolution

(a)	A party to this document claiming that a dispute has arisen under or in connection with this document or any other Transaction Document must give written notice to the other party specifying the nature of the dispute and requiring that the matter is escalated for confidential good faith discussions between one or more appropriately senior individuals nominated by each of the Buyer and the Seller to resolve the dispute.

(b)	The parties must procure that the respective nominated individuals meet in confidence to seek to resolve the dispute within 7 days of the notice provided under clause 35(a).

(c)	If the nominated individuals cannot resolve the dispute within 7 days of the notice provided under clause 35(a), then either party may give written notice to the other party to escalate the matter for confidential good faith discussions between the Seller’s and the Buyer’s respective CEOs for resolution.

(d)	The parties must procure that the respective CEOs meet in confidence to seek to resolve the dispute within 7 days of the notice provided under clause 35(c).

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(e)	If the CEOs cannot resolve the dispute within 7 days of the notice provided under clause 35(c), then either party may commence court proceedings relating to the dispute or take whatever steps necessary (if any) to protect its interest in any court proceedings that may already have commenced.

(f)	Nothing in this clause 35 will limit the ability or right of a party to seek urgent interlocutory relief.

36	Notices and other communications

36.1	Form

(a)	Unless this document expressly states otherwise, all notices, demands, certificates, consents, approvals, waivers and other communications in connection with this document must be in writing and signed by the sender (if an individual) or an authorised officer of the sender (which will include, in the case of the Seller, the Seller Representative, and, in the case of the Buyer, the Buyer Representative).

(b)	All communications (other than email communications) must also be marked for the attention of the person referred to in the Details (or, if the recipient has notified otherwise, then marked for attention in the way last notified) and:

(i)	if to the Seller, with a copy to (which will not constitute notice):

Mallesons

Level 30 QV. 1 Building

250 St Georges Terrace

Perth WA 6000
Australia

Attention:

Antonella Pacitti

Email:

[***]

Attention:

Will Heath

Email:

[***]

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

United States of America

Attention:

Brian J. Fahrney

Email:

[***]

Attention:

Joseph P. Michaels

Email:

[***]

Attention:

Michael Heinz

Email:

[***]

(ii)	if to the Buyer, with a copy to (which will not constitute notice):

Attention:

Company Secretary

Email:

[***]

Ashurst Perkins Coie
South Tower, Level 16/80 Collins St

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Melbourne VIC 3000
Australia

Attention:

Kylie Lane

Email:

[***]

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

United States of America

Attention:

James P. Dougherty

Email:

[***]

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
United States of America

Attention:

Craig B. Brod

Email:

[***]

Attention:

Amy R. Shapiro

Email:

[***]

(c)	Email communications must state the first and last name of the sender and are taken to be signed by the named sender. A communication sent by email that sets out the first and last name of the sender will be taken to be signed by the named sender.

36.2	Delivery

Communications must be:

(a)	left at the address referred to in the Details;

(b)	sent by regular ordinary post (airmail if appropriate) to the address referred to in the Details; or

(c)	sent by email to the address referred to in the Details.

If the intended recipient has notified changed contact details, then communications must be sent to the changed contact details.

36.3	When taken to be received

Communications are taken to be received:

(a)	if delivered by hand, on delivery;

(b)	if sent by pre-paid post, on receipt; or

(c)	if sent by email:

(i)	when the sender receives an automated message confirming delivery; or

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(ii)	2 hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that delivery failed, whichever happens first.

36.4	Receipt outside business hours

Despite anything else in this clause 36, if communications are received or taken to be received under clause 36.3:

(a)	by the Seller:

(i)	after 5.00pm Perth time on a Business Day; or

(ii)	on a non-Business Day,

they are taken to be received at 9.00am Perth time on the next Business Day; or

(b)	by the Buyer:

(i)	after 5.00pm Pittsburgh time on a Business Day; or

(ii)	on a non-Business Day,

they are taken to be received at 9.00am Pittsburgh time on the next Business Day.

37	Representatives

37.1	Seller’s Representative

The Seller and each Selling Entity appoint the Seller’s Representative to:

(a)	act as its representative for the purposes of this document;

(b)	provide consent to any act, matter or thing on behalf of the Seller;

(c)	receive any document or notice on behalf of the Seller; and

(d)	give any document or notice, acting on the Seller’s instructions,

and the Seller and each Selling Entity acknowledge that the Buyer and each Buying Entity are entitled to treat any act, matter or thing done (including the provision of consent) by the Seller’s Representative as binding on the Seller and each Selling Entity, and to treat any document or notice delivered to the Seller’s Representative as having been delivered to the Seller and each Selling Entity, and is not required to enquire further or take any further action in respect of such act, matter or thing.

37.2	Buyer’s Representative

The Buyer and each Buying Entity appoint the Buyer’s Representative to:

(a)	act as its representative for the purposes of this document;

(b)	provide consent to any act, matter or thing on behalf of the Buyer;

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(c)	receive any document or notice on behalf of the Buyer; and

(d)	give any document or notice, acting on the Buyer’s instructions,

and the Buyer and each Buying Entity acknowledge that the Seller and each Selling Entity are entitled to treat any act, matter or thing done (including the provision of consent) by the Buyer’s Representative as binding on the Buyer and each Buying Entity, and to treat any document or notice delivered to the Buyer’s Representative as having been delivered to the Buyer and each Buying Entity, and is not required to enquire further or take any further action in respect of such act, matter or thing.

38	General

38.1	Variation and waiver

(a)	A provision of this document, or right, power or remedy created under it, may not be varied or waived except in writing signed by the Buyer (on behalf of itself and each Buying Entity) and the Seller (on behalf of itself and each Selling Entity). Notwithstanding anything to the contrary contained herein, the provisions of this clause 38.1 and clause 38.23 (and any other provision of this document to the extent a variation or waiver or other modification of such provision would modify the substance of such clause) shall not be varied or waived in a manner that is in any way materially adverse to the Financing Sources without the prior written consent of the Financing Sources party to the Debt Commitment Letter.

(b)	Each Buying Entity irrevocably appoints the Buyer, and each Selling Entity irrevocably appoints the Seller, as their agent and attorney for the purposes contemplated by clause 38.1(a)

38.2	Consents, approvals or waivers

By giving any consent, approval or waiver a party does not give any representation or warranty as to any circumstance in connection with the subject matter of the consent, approval or waiver.

38.3	Discretion in exercising rights

Unless this document expressly states otherwise, a party may exercise a right, power or remedy or give or refuse its consent, approval or a waiver in connection with this document in its absolute discretion (including by imposing conditions).

38.4	Partial exercising of rights

Unless this document expressly states otherwise, if a party does not exercise a right, power or remedy in connection with this document fully or at a given time, it may still exercise it later.

38.5	Conflict of interest

Each party may exercise its rights, powers or remedies in connection with this document even if this involves a conflict of duty or it has a personal interest in their exercise.

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38.6	Remedies cumulative

Subject to clause 21.3 and paragraph 3(l) of Schedule 4 the rights, powers and remedies in connection with this document are in addition to other rights, powers and remedies given in any other document or by law independently of this document.

38.7	Indemnities and reimbursement obligations

Any indemnity, reimbursement, payment or similar obligation in this document given by a party:

(a)	is a continuing obligation despite the satisfaction of any payment or other obligation in connection with this document, any settlement or any other thing, including Completion;

(b)	is independent of any other obligations under this document or any other document; and

(c)	continues after this document, or any obligation arising under it, ends.

It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity in connection with this document.

38.8	Supervening law

Any present or future law that operates to vary the obligations of a party in connection with this document with the result that another party’s rights, powers or remedies are adversely affected (including, by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

38.9	Counterparts

This document may consist of a number of copies, each signed by one or more parties to it.  If so, the signed copies are treated as making up a single document and the date on which the last counterpart is executed will be the date of the document.

38.10	Representations and undertakings continue

Each representation, warranty and undertaking in this document is a continuing obligation despite Completion.

38.11	Entire agreement

Subject to the Seller Disclosure Letter, this document, together with the TSA, constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

38.12	Further steps

Each party agrees to do anything (such as obtaining consents, signing and producing documents, producing receipts, getting documents completed and signed, and procuring or directing that their Affiliates take actions (or do not take actions)), reasonably necessary to:

(a)	bind the parties and any other person intended to be bound under this document; and

(b)	show whether the party is complying with this document.

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38.13	Reasonable endeavours

Any provision of this document that requires a party to use reasonable endeavours or all reasonable endeavours to procure that something is performed or occurs or does not occur, does not include any obligation:

(a)	to pay any money or assume any Liability or to provide any financial compensation, guarantee or other accommodation, valuable consideration or any other incentive to or for the benefit of any person except for payment of any applicable fee for the lodgement or filing of any relevant application with any Government Agency; or

(b)	to commence any legal action or proceeding against any person,

except if that provision expressly specifies otherwise.

38.14	Prompt performance

Each party agrees to perform its obligations under this document promptly, unless a specific time for performance is expressly stated in this document.  Time is of the essence in this document in respect of an obligation of any party to pay money.

38.15	Default interest

(a)	If a party fails to pay any amount payable under this document on the due date for payment that party must, in addition to a continuing liability to pay the amount unpaid, pay interest on the amount unpaid at the Default Rate.

(b)	The interest payable under clause 38.15(a):

(i)	accrues from day to day from and including the due date for payment up to and including the actual date of payment; and

(ii)	may be capitalised by the person to whom it is payable at monthly intervals on the basis of a 365 day year.

(c)	The right to require payment of interest under this clause 38.15 is without prejudice to any other rights the non-defaulting party may have against the defaulting party at law or in equity.

(d)	A failure to pay any amount under this document is not remedied until both the amount unpaid and any interest payable under this clause 38.15 have been paid in full.

38.16	Assignment or other dealings

(a)	Except as provided in clause 8.22, neither the Seller nor any Selling Entity (on the one hand) or the Buyer or any Buying Entity (on the other hand) may assign or otherwise deal with its rights under this document or allow any interest in them to arise or be varied without the consent of the other party (being the Seller, where the purported assignment or dealing is by the Buyer or a Buying Entity, and being the Buyer where the purported assignment or dealing is by the Seller or a Selling Entity), which consent must not be unreasonably withheld.

(b)	Notwithstanding clause 38.16(a), each Selling Entity may cede or assign any right under this document to any Seller Group Member in their absolute discretion by notice in writing to the Buyer.

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38.17	No Liability for loss

Unless this document expressly states otherwise, a party is not liable for any Loss, Liability or costs arising in connection with the exercise or attempted exercise of, failure to exercise or delay in exercising, a right, power or remedy in connection with this document.

38.18	Rules of construction

No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of, or seeks to rely on, this document or any part of it.

38.19	Payment with withholding or deduction

Subject to clause 38.20(b)(i), the Buyer, each Buying Entity, the Seller and each Selling Entity each agree to make all payments (including non-cash payments) under this document:

(a)	in full without set-off, counterclaim or cross-demand, and without any deduction in respect of Tax unless such deduction is required by law; and

(b)	in the case of a cash payment, unless otherwise agreed in writing between the relevant payer(s) and payee(s), in US dollars in immediately available funds.

38.20	Required withholding or deduction

(a)	Subject to clause 38.20(b)(i), if the Buyer, a Buying Entity, the Seller or a Selling Entity is required to make any withholding or deduction for or on account of Tax or by any Government Agency in respect of any payment to be made under this document, the applicable party:

(i)	must pay or procure the payment of the full amount of the withholding or deduction to the appropriate Government Agency under applicable law; and,

(ii)	except for:

(A)	a Tax imposed on or calculated by reference to, profits or net income;

(B)	a deduction or withholding or payment to a Government Agency required by law that arises in relation to the payment of or the obligation to pay an amount or component of the Purchase Price (including the Cash Consideration, the Consideration Shares and Deferred Consideration (if any));

(C)	a withholding, deduction or payment under section 255 or section 260-5 of Schedule 1 of the Tax Act or similar foreign law in relation to any other Tax; or

(D)	any deduction or withholding that could have been lawfully avoided by providing or complying with, or procuring that a Third Party provide or comply with, any statutory notification requirement (such as quoting an Australian Business Number, Tax File Number or providing its name and address) or making any exemption declaration,

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must pay such additional amount to the recipient of the payment as is required to ensure that the net amount received by the recipient is equal to the full amount that would have been received by the recipient had no such deduction, withholding or payment been required to be made.

(b)	Only in respect of the Brazilian Assets Sale Shares:

(i)	the parties will make no deduction or withholding or payment to a Government Agency in relation to the payment of or the obligation to pay an amount or component of the Purchase Price (including the Cash Consideration and Contingent Consideration (if any)); and

(ii)	in the event that a deduction, withholding or payment is made for any reason in respect of an amount or component of the Purchase Price (including the Cash Consideration and Contingent Consideration (if any)), the party making the payment will in all circumstances ensure that it pays an additional amount to the recipient as is required to ensure that the net amount received by the recipient is equal to the full amount that would have been received by the recipient had no such deduction, withholding or payment been made.

38.21	Rights held for others

Where a provision of this document is for the benefit of:

(a)	a Buyer Group Member (other than the Buyer or a Buying Entity) or a Representative of a Buyer Group Member, the Buyer holds the benefit of that clause for that Buyer Group Member or Representative (as the case may be); and

(b)	a Seller Group Member (other than the Seller or a Selling Entity) or a Representative of a Seller Group Member:

(i)	in respect of a Non-Sale Group Entity or a Representative of a Seller Group Member, the Seller holds the benefit of that clause for that Non-Sale Group Entity or Representative (as the case may be); and

(ii)	in respect of Sale Group Entities:

(A)	the Seller holds the benefit of that clause for that Sale Group Entity until Completion; and

(B)	the Buyer holds the benefit of that clause for that Sale Group Entity from Completion.

38.22	No merger

No provision of this document merges on Completion.

38.23	Concerning Financing Sources

Notwithstanding anything in this document or the TSA to the contrary, each party hereto, on behalf of itself and its Subsidiaries and its Affiliates, and their respective Representatives (other than, in the case of Buyer and each Buying Entity, in each case to the extent it is party to the Debt Commitment Letter or the applicable Definitive Debt Financing Agreement, with respect to clause (f)

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below and/or to the extent otherwise provided in the Debt Commitment Letter or the applicable Definitive Debt Financing Agreement) hereby:

(a)	agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, by or against any Financing Source, arising out of or relating to, this document, the TSA, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services hereunder or thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, and such proceeding (except to the extent relating to the interpretation of any provisions in this document) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing or Definitive Debt Financing Agreements,

(b)	agrees not to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this document, the TSA, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services hereunder or thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York,

(c)	agrees that service of process upon Seller in any such proceeding shall be effective if notice is given in accordance with clause 35,

(d)	irrevocably waives, to the fullest extent that it may effectively do so, the defence of an inconvenient forum to the maintenance of such proceeding in any such court,

(e)	knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable law, trial by jury in any proceeding brought against the Financing Sources in any way arising out of or relating to, this document, the TSA, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services hereunder or thereunder,

(f)	agrees that none of the Financing Sources will have any liability to any Selling Entity or any of its Affiliates or Representatives relating to or arising out of this document, the TSA, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services hereunder or thereunder, whether in law or in equity, whether in contract or in tort or otherwise,

(g)	agrees that the Financing Sources are express third-party beneficiaries of, and may enforce, clause 38.1, this clause 38.23 and clause 39.1 and

(h)	agrees that clause 38.1, this clause 38.23 and clause 39.1 and the definition “Financing Sources” shall not be varied or waived (including any definitions in this document to the extent such variation or waiver would modify any such foregoing clauses or provisions or definitions in any way materially adverse to the Financing Sources without the prior written consent of the Financing Sources party to the Debt Commitment

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Letter (and any such variation or waiver without such prior written consent shall be null and void).

For the avoidance of doubt, nothing in this clause 38.23 will alter, vary or limit the liability of the Buyer or any Buyer Group Member under or in connection with this document.

39	Governing law

39.1	Governing law and jurisdiction

Except as otherwise provided in clause 38.23, the law in force in the place specified in the Details governs this document, and the parties submit to the exclusive jurisdiction of the courts of that place.

39.2	Serving documents

Without preventing any other method of service any document in an action in connection with this document may be served on a party by being delivered or left at that party’s address for service of notices under clause 36 or with its process agent.

39.3	Appointment of process agent

(a)	Without preventing any method of service allowed under any relevant law:

(i)	the Buyer and each Buying Entity:

(A)	irrevocably appoints Alcoa of Australia Limited as its process agent to receive any document in an action in connection with this document; and

(B)	agrees that failure by a process agent to notify the Buyer or the applicable Buying Entity of any document in an action in connection with this document does not invalidate the action concerned; and

(ii)	each Selling Entity:

(A)	irrevocably appoints the Seller as its process agent to receive any document in an action in connection with this document; and

(B)	agrees that failure by a process agent to notify the applicable Selling Entity of any document in an action in connection with this document does not invalidate the action concerned.

(b)	If for any reason the applicable process agent set out in clause 39.3(a) ceases to be able to act as process agent:

(i)	for the Buyer or a Buying Entity, the Buyer and/or the Buying Entity (as applicable) must appoint another person as its process agent in the place referred to in clause 39.1 and ensure that the replacement process agent accepts its appointment and confirms its appointment to the Seller; and

(ii)	for a Selling Entity, that Selling Entity must appoint another person as its process agent in the place referred to in

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clause 39.1 and ensure that the replacement process agent accepts its appointment and confirms its appointment to the Buyer.

(c)	Each party agrees that service of documents on its process agent is sufficient service on it.

(d)	Each Selling Entity must have the same process agent as each other Selling Entity at all times.

(e)	Each Buying Entity must have the same process agent as each other Buying Entity at all times.

For the purposes of this clause 39.3, Alcoa of Australia Limited’s address is:

Alcoa of Australia Limited
Level 2, 235 St George's Terrace
Perth WA 6000

EXECUTED as a DEED

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Schedule 1 Details of Sale Shares

Part A – Australian Assets Sale Shares

The Australian Assets Sale Shares are held (legally and beneficially, except where indicated otherwise) by the Seller Group as follows:

No.	Australian Assets Seller	Class of Sale Shares	No. of Sale Shares	Proportion of Sale Shares held
Australian Assets Sale Entity: South32 Aluminium (Worsley) Pty Ltd
1	South32 Aluminium (Holdings) Pty Ltd	Fully paid ordinary shares	966,890,547	100%
Australian Assets Sale Entity: South32 Aluminium (RAA) Pty Ltd
2	South32 Australia Investment 3 Pty Ltd	Fully paid ordinary shares	2,363,184,090	100%

Part B – Brazilian Assets Sale Shares

The Brazilian Assets Sale Shares are held (legally and beneficially, except where indicated otherwise) by the Seller Group as follows:

No.	Brazilian Assets Seller	Class of Sale Shares	No. of Sale Shares	Proportion of Sale Shares held
Brazilian Assets Sale Entity: South32 Minerals SA
3	South32 (BMSA) Pty Ltd	Ordinary Shares	210,595,085,732	99.9999999%
4	South32 Aluminium (Holdings) Pty Ltd	Ordinary Shares	115	0.0000001%
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Part C – South African Assets Sale Shares

The South African Assets Sale Shares are held (legally and beneficially, except where indicated otherwise) by the Seller Group as follows:

No.	South African Assets Seller	Class of Sale Shares	No. of Sale Shares	Proportion of Sale Shares held
South African Assets Sale Entity: South32 Aluminium SA (Pty) Ltd
5	South32 SA Holdings (Pty) Ltd	Ordinary Shares	87,237,993	100%
South African Assets Sale Entity: Hillside Aluminium (Pty) Ltd
6	South32 SA Holdings (Pty) Ltd	Ordinary Shares	1,500,001	100%
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Schedule 2 Representatives

1             Seller’s Representative

The Seller’s Representative is as follows

Seller’s Representative	Seller’s Representative’s contact details
Philippa Fenbury	Address: Level 2, 100 St Georges Terrace, Perth, Western Australia, Australia Email: [***] Attention: [***]

2             Buyer’s Representative

The Buyer’s Representative is as follows

Buyer’s Representative	Buyer’s Representative’s contact details
Andrew Estel	Address: 201 Isabella Street, Pittsburgh, Pennsylvania, United States of America Email: [***]
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Schedule 3 Seller Warranties

Part A - Title and Capacity Warranties

1	Incorporation and power

1.1	Status of Seller

The Seller has been incorporated or formed in accordance with the laws of its place of incorporation or formation, is validly existing under those laws and has power and authority to own its assets and carry on its business as it is now being conducted.

1.2	Power

The Seller has power to enter into this document, to comply with its obligations under it, and to exercise its rights under it.

1.3	Authorisations

The Seller has in full force and effect each authorisation necessary for it to enter into this document, to comply with its obligations and exercise its rights under it, and to allow them to be enforced.

1.4	No contravention

The entry by the Seller into, its compliance with its obligations and the exercise of its rights under, this document in accordance with its terms and conditions do not and will not result in a breach of or constitute a default under:

(a)	its organisational or constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded;

(b)	any law, or any order, judgement or determination of a Government Agency, binding on or applicable to the Seller; or

(c)	any Encumbrance or document binding on or applicable to it.

1.5	Validity of obligations

The Seller’s obligations under this document are valid and binding and enforceable against it in accordance with its terms.

1.6	Not Insolvent

The Seller is not Insolvent.

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2	Incorporation and power – Selling Entities

2.1	Status of Selling Entities

Each Selling Entity has been incorporated or formed in accordance with the laws of its place of incorporation or formation, is validly existing under those laws and has power and authority to own its assets and carry on its business as it is now being conducted.

2.2	Power

Each Selling Entity has power to enter into this document, to comply with its obligations under it, and to exercise its rights under it.

2.3	Authorisations

Each Selling Entity has in full force and effect each authorisation necessary for it to enter into this document, to comply with its obligations and exercise its rights under it, and to allow them to be enforced.

2.4	No contravention

(a)	The entry by each Selling Entity into, its compliance with its obligations and the exercise of its rights under, this document in accordance with its terms and conditions does not and will not result in a breach of or constitute a default under:

(i)	its organisational or constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded;

(ii)	any law, or any order, judgement or determination of a Government Agency, binding on or applicable to the Selling Entity or its assets; or

(iii)	any Encumbrance or document binding on or applicable to it.

(b)	As far as the Seller is aware, the transactions provided in this document in respect of the Brazilian Assets Sale Entity do not constitute any type of fraud to creditors or to enforcement procedures (fraude a credores and fraude à execução).

2.5	Validity of obligations

Each Selling Entity’s obligations under this document are valid and binding and enforceable against it in accordance with its terms.

2.6	Not Insolvent

No Selling Entity is Insolvent.

Part B - Fundamental Sale Group Entity Warranties

3	Incorporation and power

3.1	Status

Each Sale Group Entity and, so far as the Seller is aware, MRN has been incorporated or formed in accordance with the laws of its place of incorporation

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or formation, is validly existing under those laws and has power and authority to own its assets and carry on its business as it is now being conducted.

3.2	Not Insolvent

No Sale Group Entity is Insolvent.

4	Corporate matters

4.1	Share capital of Sale Entities

Part A of Schedule 1 contains accurate details of the Sale Shares.

4.2	Issued securities of Sale Group Entities

All of the issued securities in the capital of the Sale Group Entities are validly allotted and issued and as at Completion, will be free from Encumbrances (other than Permitted Encumbrances).

4.3	No obligation to reduce share capital of Sale Group Entities

No Sale Group Entity:

(a)	has or is under any obligation to redeem, repay or buy back any share capital;

(b)	has or is under any obligation to reduce its share capital or pass any resolution for the reduction of its share capital; or

(c)	has authorised, agreed or offered to do, any of the matters in paragraphs 4.3(a) or 4.3(b).

4.4	No obligation to issue or transfer

(a)	Other than the Sale Shares pursuant to this document and the Transaction Documents, there is no option, right of pre-emption, right of first or last refusal or other third party right over any of the securities in any Sale Group Entity that entitle any person to call for the issue or transfer of securities in any Sale Group Entity.

(b)	Other than as set out in the MRN Shareholders’ Agreement or otherwise in this document, there is no option, right of pre-emption, right of first or last refusal or other third party right over the MRN Shares that entitle any person to call for the issue or transfer of the MRN Shares.

Part C - Business Warranties

5	Corporate matters

5.1	Corporate structure

The structure diagram of the Selling Entities and Sale Group Entities set out in Folder 12.1 of the Project Leopard Data Room is accurate and complete.

5.2	Fully paid

All of the shares issued by a Sale Group Entity are fully paid.

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5.3	Constituent documents

A true, up to date and complete copy of the constituent documents of each Sale Group Entity is contained in a Data Room.

5.4	Ownership interests

No Sale Group Entity has any legal or beneficial interest in, and has not agreed to acquire any legal or beneficial interest in:

(a)	any shares or other capital of another company;

(b)	any units in any unit trust; or

(c)	any other securities or ownership interest in any other entity,

except in another Sale Group Entity and MRN.

5.5	No equity incentive schemes

At Completion, no Sale Group Entity will have any Liability under any share or option incentive scheme, profit sharing scheme or employee share ownership plan for any of its employees, directors, officers or consultants.

5.6	Statutory books and registers

(a)	So far as the Seller is aware, within the 24 months prior to the date of this document (inclusive), the statutory books and registers of each Sale Group Entity have been properly kept in all material respects in accordance with applicable law.

(b)	No Sale Group Entity has received, within the 24 months prior to the date of this document (inclusive), a written notice or written allegation that any of the statutory books and registers of any Sale Group Entity are incorrect or should be rectified.

5.7	Absence of undisclosed liabilities

As of the date of this document, there are no liabilities or obligations of any of the Sale Group Entities that would be required to be reflected in accordance with applicable Accounting Standards that have not been reflected, accrued for, reserved against or disclosed in the Management Accounts and Locked Box Accounts, other than liabilities or obligations:

(a)	incurred by the Sale Group Entities and their subsidiaries in the ordinary course of business since 31 December 2025, and so far as the Seller is aware, since 31 March 2026;

(b)	expressly contemplated by this document or otherwise incurred in connection with the transactions contemplated by this document;

(c)	that would not be expected to, individually or in the aggregate, be material to the Buyer and its subsidiaries (taken as a whole); or

(d)	arising in connection with any Claim, litigation or other proceedings Fairly Disclosed in the Seller Disclosure Materials.

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5.8	No Claims preventing Completion

As at the date of this document, there are no Claims pending or threatened in writing against any Selling Entity that, if adversely decided, would prevent Completion.

6	Management Accounts and Locked Box Accounts

6.1	Management Accounts

The Management Accounts for each Sale Group Entity:

(a)	have been prepared with reasonable care and attention and in good faith;

(b)	do not materially misstate the financial performance and the financial position of that Sale Group Entity as at the Management Accounts Date for which they have been prepared; and

(c)	have been prepared in accordance with the recognition and measurement principles and accounting policies that are materially consistent with those applied in the preparation of the Management Accounts of that Sale Group Entity in the previous 12 months, having regard to the fact that the Management Accounts are not audited or prepared on a statutory basis and so may not contain year-end adjustments.

6.2	Locked Box Accounts

The:

(a)	Australian Assets Locked Box Accounts do not materially misstate the financial position of the Australian Sale Group Entities;

(b)	Brazilian Assets Locked Box Accounts do not materially misstate the financial position of the Brazilian Assets Sale Entity;

(c)	MRN Locked Box Accounts do not, so far as the Seller is aware, materially misstate the financial position of MRN;

(d)	South African Assets Locked Box Accounts do not materially misstate the financial position of the South African Assets Sale Entities; and

(e)	Locked Box Accounts have been prepared with reasonable care and attention and in good faith;

(f)	except for as set out in folder 7.3 of the Leopard Data Room, Locked Box Accounts, other than the MRN Locked Box Accounts, have been prepared in accordance with the recognition and measurement principles and accounting policies that are materially consistent with those applied in the preparation of the Management Accounts of that Sale Group Entity in the previous 12 months, in each case:

(g)	in respect of paragraphs (a)-(f), as at the Locked Box Date; and

(h)	having regard to the purposes for which they were prepared and the fact that they are not audited and not prepared on a statutory basis.

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6.3	Position since Locked Box Date

Since the Locked Box Date, each Sale Group Entity has conducted its respective Sale Business in all material respects in the ordinary and usual course or otherwise in accordance with the past practice of the Sale Business, other than for the transactions contemplated by a Transaction Document.

7	Material Contracts

7.1	No breach by Sale Group Entity

No Sale Group Entity is in material breach, or would be in material breach but for the requirements of notice or lapse of time, under any Material Contract to which it is a party.

7.2	No breach by a counterparty

So far as the Seller is aware, as of the date of this document:

(a)	no counterparty to a Material Contract is in material breach of any Material Contract; and

(b)	nothing has occurred or been omitted that would be a material breach of any Material Contract by a counterparty, or would give rise to a termination right in favour of the relevant Sale Group Entity party to the Material Contract, but for the requirements of notice or lapse of time.

7.3	Data Room materials

At the date of this document, true, accurate, complete and up to date copies of all Material Contracts are contained in the Data Room.

7.4	Validity

(a)	Each Material Contract is a legal, valid, and binding obligation on the applicable Sale Group Entity, enforceable against such Sale Group Entity in accordance with its terms.

(b)	So far as the Seller is aware, each Material Contract is a legal, valid and binding obligation on the counterparty, enforceable against such counterparty in accordance with its terms.

(c)	So far as the Seller is aware, as at the date of this document, no Material Contract is voidable or liable to rescission for any reason.

7.5	No contravention

As at the date of this document, the actions and transactions contemplated by the Transaction Documents do not and will not result in a breach of, or constitute a default under:

(a)	the organisational or constituent documents of any Sale Group Entity or cause a limitation on its powers or the powers of its directors to be exceeded;

(b)	any law, or any order, judgement or determination of a Government Agency, binding on or applicable to any Sale Group Entity or its assets (provided that all Required Regulatory Consents are received);

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(c)	any Material Contract (assuming that all of the Material Contract Consents are received), or give rise to a right of any person to require early payment of material financial accommodation under any Material Contract; or

(d)	any Encumbrance binding on or applicable to any Sale Group Entity.

7.6	Material Contracts

True and correct copies of all contracts material to the Sale Business to which a Sale Group Entity is a party as of the date of this document, are contained in the Seller Disclosure Materials.

8	Tenements

(a)	So far as the Seller is aware, and subject to Permitted Encumbrances:

(i)	the Worsley-Operated Tenements are in good standing, except in relation to any effect the existence of any Aboriginal Site may have on the exercise of rights under the Worsley-Operated Tenements;

(ii)	the Worsley Joint Venturers have good title to, and a valid interest in, the Worsley-Operated Tenements granted under clause 7B of the Worsley State Agreement, sufficient to grant the subleases under which the Boddington Gold Mine Joint Venturers derive their rights in respect of those tenements; and

(iii)	the Worsley Joint Venturers have, or at all relevant times had, all rights under the Worsley-Operated Tenements, or under sublease or similar from other parties that held tenements, that are or were required for the Worsley Joint Venturers, or the Boddington Gold Mine Joint Venturers, to mine any areas being mined as at the date of this document or any areas that, as at the date of this document, are included in any current approved mining proposal or any plan submitted pursuant to clause 16(10) of the Worsley State Agreement, or any areas that were previously mined in the 5 years prior to the date of this document.

(b)	So far as the Seller is aware:

(i)	in respect of all Worsley-Owned Tenements that are due to expire before the Completion Date, as at the Completion Date, applications for the renewal of those Worsley-Owned Tenements have been made within time; and

(ii)	in respect of all Worsley-Owned Tenements for which renewals are pending as at the date of this document or due to expire before Completion, as at the date of this document, the Seller has no reasonable basis for believing that renewal of those tenements will not be granted following application for renewal in the ordinary course.

(c)	The Australian Assets Sale Entities have not disposed of their rights to bauxite to another party in respect of any Worsley-Operated Tenements.

(d)	So far as the Seller is aware, the Worsley Joint Venture Manager has obtained all material consents from and entered all material agreements with private land owners and occupiers required to conduct the

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operations on such private land conducted by the Worsley Joint Venture in the manner in which they are conducted at the date of this document.

(e)	So far as the Seller is aware, the Seller has no reasonable basis for believing that any pending applications by any Australian Assets Sale Entity and their subsidiaries for the grant or renewal of mining tenements will not be granted.

9	Environment

(a)	To the best of the Seller’s knowledge, as at the date of this document, there is no action or investigation by any Government Agency in relation to the Australian Sale Business or the South African Sale Business relating to a material breach of any Environmental Law.

(b)	So far as the Seller is aware, each Australian Sale Group Entity and South African Sale Group Entity is not in material breach of any applicable Environmental Laws or any Environmental Notice served on them.

For the avoidance of doubt, the term "material breach" for the purposes of this paragraph 9(b) and paragraphs 9(c) and 10.1 means any breach which does or is reasonably likely to cause:

(i)	a material Authorisation necessary to conduct the operations of the relevant Sale Business in the manner in which they are conducted at the date of this document to be terminated, revoked, suspended or not renewed by a Government Agency; or

(ii)	any pending application for a material Authorisation or amendment of a material Authorisation required for the lawful development and operation, or decommissioning, of a Sale Business being refused or rejected.

(c)	The Seller Disclosure Materials contain details of all notices, prosecution or enforcement action received by any Australian Sale Group Entity and South African Sale Group Entity in respect of any material breach or material breach alleged in writing of Environmental Laws within a period of 24 months prior to the date of this document.

(d)	So far as the Seller is aware, as at the date of this document, the Sale Group Entities have no undisclosed actual or contingent material Liabilities or obligations in relation to the Environment whether under contract with another party or otherwise at law in relation to any property previously owned, leased, used, occupied or operated by a Sale Group Entity or in respect of any activities or operations carried on by the Sale Group Entities as at the date of this document.

(e)	So far as the Seller is aware, to the extent that Land in which each Sale Group Entity has an interest as at the date of this document is subject to Contamination, such Contamination has not migrated, nor is it (as of the date of this document) considered reasonably likely to migrate, from such Land.

(f)	So far as the Seller is aware, no Land in which each Australian Sale Group Entity and South African Sale Group Entity holds an interest is by reason of Contamination unsafe or unsuitable for its present use.

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(g)	So far as the Seller is aware, waste generated by each South African Sale Group Sale Entity before the date of this document has been handled, treated, transported and disposed in all material respects in accordance with Environmental Law and any applicable Authorisation.

(h)	So far as the Seller is aware, all material commercial and regulatory arrangements are in place in order to access a supply of water that is necessary to conduct the operations at the Worsley Joint Venture in the manner in which it is operated as at the date of this document. Where such arrangements may be the subject of agreements or licences with an expiry date, as at the date of this document, the Sale Group Entities have a reasonable basis for concluding such agreements or licences will be renewed.

10	Authorisations

10.1	Australian Assets Authorisations

(a)	So far as the Seller is aware:

(i)	the Worsley Joint Venture Manager has all material Authorisations necessary to conduct the operations at the Worsley Joint Venture in the manner in which they are conducted at the date of this document;

(ii)	each Australian Asset Sale Entity has all material Authorisations it is required to have in respect of the Australian Sale Business as at the date of this document; and

(iii)	each Australian Sale Group Entity, including the Worsley Joint Venture Manager, is not in material breach of any of the material terms and conditions of any such material Authorisations held by it and has not received any notice in writing of a material breach of the terms of any material Authorisation.

(b)	Each Australian Sale Group Entity, including the Worsley Joint Venture Manager:

(i)	has not received any notice from a Government Agency advising that any material Authorisation will be revoked, terminated, suspended or will not be renewed within a period of 24 months prior to the date of this document; and

(ii)	has not received any notice in writing from a Government Agency of or alleging a material breach of the terms of any material Authorisation within a period of 24 months prior to the date of this document.

10.2	South African Assets Authorisations

(a)	So far as the Seller is aware:

(i)	the South African Assets Sale Entities have all of the material Authorisations necessary for the conduct of the South African Sale Business in the manner in which they are conducted at the date of this document;

(ii)	all material Authorisations, notice of direction issued to the South African Sale Entities necessary for the remediation of

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Contaminated land have been complied with in all material respects;

(iii)	all such Authorisations held by the South African Assets Sale Entities are valid and subsisting and will not terminate or be terminable at the election of any Government Agency as a result of the implementation of this document or the transactions contemplated by it; and

(iv)	the South African Assets Sale Entities are not in material breach of any of the material terms and conditions of any such Authorisations held by it;

(b)	No South African Assets Sale Entity:

(i)	has received, within a period of 12 months prior to the date of this document, any notice from a Government Agency advising that any material Authorisation held by it will be revoked, terminated, suspended or will not be renewed; or

(ii)	has received any notice in writing from a Government Agency of or alleging a material breach of the terms and conditions of any material Authorisation within a period of 24 months prior to the date of this document.

(c)	So far as the Seller is aware, no circumstances currently exist which could result in any pending application for an Authorisation required for the lawful development and operation, or decommissioning, of the South African Sale Business being refused or rejected.

10.3	Brazilian Assets Authorisations

(a)	So far as the Seller is aware, subject to clause 23(c):

(i)	the Brazilian Assets Sale Entity is in possession of all of the material Authorisations necessary for them to conduct the Brazilian Sale Business in the manner in which they are conducted at the date of this document;

(ii)	all such Authorisations held by the Brazilian Assets Sale Entity are valid and subsisting and will not terminate or be terminable at the election of any Government Agency as a result of the implementation of this document or the transactions contemplated by it;

(iii)	the Brazilian Assets Sale Entity is not in material breach of any of the material terms and conditions of any such Authorisations held by it,

except, in each case, with respect to any Authorisations that are in the process of being renewed or transferred in the ordinary course.

(b)	So far as the Seller is aware, subject to clause 23(c), the Brazilian Assets Sale Entity:

(i)	has not received, within a period of 24 months prior to the date of this document, any notice from a Government Agency advising that any material Authorisation held by it will be revoked, terminated, suspended or will not be renewed; and

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(ii)	has not received any notice in writing of or alleging a material breach of the terms of any material Authorisation within a period of 24 months prior to the date of this document.

11	Employment

11.1	Details of Employees

So far as the Seller is aware, the Seller Disclosure Materials contains an accurate list as at 18 June 2026 of:

(a)	the personnel number of each Employee; and

(b)	each Employee’s:

(i)	commencement date;

(ii)	remuneration (including amounts payable under the employing entity's short term and long term incentive plans);

(iii)	terms and conditions of employment including those arising under a modern award, enterprise agreement or policy; and

(iv)	accrued annual leave, long service leave and personal/carer's leave entitlements (or equivalent entitlements).

11.2	Workplace health and safety

(a)	The Seller Disclosure Materials contain details of all prosecutions and fines issued to any Sale Group Entity in respect of any breach or alleged breach of work health and safety laws or standards within a period of 24 months prior to the date of this document.

(b)	The Seller Disclosure Materials contain details of all formal written notices within the last 24 months that have been issued to a Sale Group Entity by a work health and safety regulator, authority or agency in relation to a material or alleged material contravention of work health and safety laws.

(c)	So far as the Seller is aware, there is no current or threatened in writing investigation into any alleged or potential non-compliance with work health and safety laws and regulations by any Sale Group Entity, prohibition notice in place, or prosecution of any Sale Group Entity under work health and safety laws.

(d)	The Seller Disclosure Materials Fairly Disclose all material Claims, proceedings, investigations, and regulatory actions that have been brought, or threatened in writing, against any Sale Group Entity in the 24 months preceding the date of this document by or on behalf of any current or former employee, contractor employee, or third-party, in each case arising from any alleged breach of, or non-compliance with, any obligation imposed on any Sale Group Entity under work health and safety laws in respect of exposure to airborne substances, hazardous substances / air emissions, noise, radiation, physical and/or psychosocial hazards (including any disease alleged to have resulted from any such exposure) where such exposure is alleged to have occurred in the course of the operations of any Sale Group Entity, but excluding any Claim, proceeding, investigation, or regulatory action that has been resolved, settled, or finally determined prior to the date of this document.

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11.3	Regulatory investigation

There are no material investigations or prosecutions that have been formally commenced or, so far as the Seller is aware, threatened in writing by any regulatory authority in relation to the underpayment of wages, or non-compliance with any relevant industrial instrument, by any Sale Group Entity in the 3 years prior to the date of this document.

11.4	Industrial disputes

(a)	So far as the Seller is aware, there is no existing, pending or threatened in writing material industrial dispute involving any Sale Group Entity or Employee or in support of any industrial agreement, arrangement or understanding with any of the Employees or any union and so far as the Seller is aware, there are no matters that may give rise to any such dispute.

(b)	The Seller Disclosure Materials contain details of all industrial disputes in which a Sale Group Entity has been involved during the period of 24 months prior to the date of this document.

11.5	Industrial instruments

The Seller Disclosure Materials contain full details of all industrial instruments that apply to the Employees as at the date of this document.

11.6	Enterprise bargaining

The Seller Disclosure Materials contain details of all information in relation to current bargaining by any Sale Group Entity as at the date of this document.

11.7	Retention payments or amounts payable on Completion

The Seller Disclosure Materials contain details of all information in relation to:

(a)	retention payments (however described) payable to Employees on or before Completion; or

(b)	any other payments that become payable to Employees on or as a consequence of Completion.

11.8	Australian Superannuation

Each Sale Group Entity who employs any Employee to whom superannuation must be paid in Australia has made when due all contributions that it is obliged to make or has voluntarily committed to make to each superannuation fund to which the Sale Group Entity contributes, or is required to contribute, in respect of any Employee.

11.9	Sponsored employees

The Seller Disclosure Materials contain a list of all sponsorship / visa arrangements that apply to the Employees as at the date of this document.

11.10	Brazilian employment

So far as the Seller is aware, with respect to the Brazilian Assets Sale Entity:

(a)	the Brazilian Asset Sale Entity has not received any written claim, notice, audit, investigation or proceeding from any Government Agency, alleging

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a material breach of applicable Brazilian labour, social security and FGTS laws in relation to employees directly engaged by it;

(b)	there is no extraordinary compensation or special benefits, quota purchase option plans, bonuses or other similar plans to any of their current or former employee directly engaged by it, agent, officer, director and/or manager of the Brazilian Assets Sale Entity, including as a result of, or related to, the Proposed Transaction;

(c)	there is no engagement of any unfair or child labor practice by the Brazilian Assets Sale Entity, including discrimination, allegations of slavery work, or reduction in employees’ remuneration, salaries or benefits; and

(d)	there are no agreements entered into with any employee directly engaged by the Brazilian Assets Sale Entity, director and/or officer that contains:

(i)	any change of control provision that is triggered by the Proposed Transaction and that would reasonably be expected to result in material liability for the Brazilian Sale Business; or

(ii)	any material severance provision,

in either case that could result in a material adverse change to the Brazilian Sale Business.

11.10	Brazilian Defined Benefits Fund

As of the date of this document:

(a)	the governing rules of the Brazilian Defined Benefits Fund have not been amended since the date of disclosure of the governing rules to the Buyer;

(b)	so far as the Seller is aware, full and proper records and accounts of the Brazilian Defined Benefits Fund have been kept, are up-to-date, and describe the true and fair view of the affairs of the Brazilian Defined Benefits Fund;

(c)	so far as the Seller is aware, the Brazilian Assets Sale Entity has satisfied all relevant laws and regulations governing the Brazilian Defined Benefits Fund;

(d)	there is no ongoing or notice of any complaints, actions, claims regulatory investigation, or legal proceedings in connection with the Brazilian Defined Benefits Fund;

(e)	there are 42 individuals participating or eligible to participate in the Brazilian Defined Benefits Fund; and

(f)	the Brazilian Defined Benefits Fund is closed to new entrants.

12	Property

(a)	So far as the Seller is aware, all material agreements between any Sale Group Entity and a third party in respect of lease or use of any Land by the Sale Business as it is currently conducted as at the date of this document have been Fairly Disclosed in the Seller Disclosure Materials.

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(b)	So far as the Seller is aware, no Sale Group Entity is in material breach or default, or would be in material breach or default but for the requirements of notice or lapse of time, in respect of any Property Interest.

12.1	Australian property interests

So far as the Seller is aware:

(a)	the Australian Property Interests comprise all the material land leased or owned (other than licences and easements) by the Australian Assets Sale Entities or the Worsley Joint Venture Manager in respect of the Australian Sale Business, or otherwise considered necessary for the Worsley Joint Venture Manager to conduct the Australian Sale Business, as that Australian Sale Business is conducted at the date of this document; and

(b)	the Australian Asset Sale Entities or Worsley Joint Venture Manager has exclusive occupation of the Crown Interests (excluding any Crown Interest which an Australian Sale Group Entity occupies under a sublease, licence or easement) and hold all material property rights, interests and privileges necessary for the conduct of the Australian Sale Business carried on at each premises in the manner in which conducted as at the date of this document.

12.2	South African Property Interests

(a)	The South African Property Interests comprise all the material land leased or owned by any Seller Group Member in respect of the South African Sale Business as conducted at the date of this document.

(b)	The South African Assets Sale Entities have unrestricted occupation of the South African Property Interests (save for (i) all conditions, restrictions and servitudes (if any) registered against the title deed of the South African Property Interests and (ii) all third party rights Fairly Disclosed) and hold all material property rights, interests and privileges necessary for the conduct of the South African Sale Business carried on at each premises in the manner in which conducted as at the date of this document.

(c)	So far as the Seller is aware:

(i)	the South African Property Interests are zoned for their present use; and

(ii)	the South African Assets Sale Entities are not in material breach of, and have not materially breached in the 24 months' prior to the date of this document, any zoning requirements applicable to the South African Property Interests.

12.3	Brazilian Property Interests

So far as the Seller is aware, subject to clause 23(c):

(a)	the Brazilian Assets Sale Entity holds valid title and/or possession and/or rights to use, in accordance with applicable Laws, to all material Brazilian Property Interests they occupy, in whole or in part;

(b)	the Brazilian Property Interests are maintained in compliance with applicable Law in all material respects;

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(c)	the Brazilian Assets Sale Entity is in compliance in all material respects with all material contractual obligations assumed by it under any utility easements (servidão de passagem) granted to it; and

(d)	the Brazilian Assets Sale Entity has obtained and maintains the registrations and filings that are material under applicable Law for its rights to occupy and use the Brazilian Property Interests, except where the absence of any such registration or filing would not reasonably be expected to be material to the Brazilian Sale Business.

13	Intellectual Property

13.1	Business IP

(a)	So far as the Seller is aware, all Intellectual Property Rights comprising the registered Business IP are (or will be on grant) valid, subsisting and enforceable, in each of the jurisdictions in which they are Used.

(b)	The Seller and Seller Group Members have no notice in writing of any challenge to the validity or enforceability of any of the Intellectual Property Rights comprising the registered Business IP.

13.2	Business Confidential Information

So far as the Seller is aware, there has not been any material actual, or alleged misuse by any person of any Business Confidential Information, or information which would be Business Confidential Information were it not for that misuse in the 24 months prior to the date of this document.

13.3	Owned IP

Other than as provided under a Transaction Document, as at the date of this document, a Sale Group Entity is the sole legal and beneficial owner of, all right, title and interest (including any Intellectual Property Rights) in the Owned IP, and, so far as the Seller is aware, there is no Encumbrance (other than a Permitted Encumbrance) over the Owned IP.

13.4	Licensed IP

So far as the Seller is aware:

(a)	all material Licensed IP is validly licensed to a Sale Group Entity or the Worsley Joint Venture Manager (as applicable);

(b)	the Sale Group Entities have a lawful right to Use any material Licensed IP; and

(c)	the Sale Group Entities have not been operating in any manner that materially breaches the terms of any licence in respect of any material Licensed IP, including without limitation any obligations to pay a licensor in respect of the Use of any material Licensed IP.

13.5	All necessary Intellectual Property

So far as the Seller is aware or other than as provided under a Transaction Document it will not be necessary for any Sale Group Entity to use any Intellectual Property Rights owned or licensed to a Seller Group Member in order to carry on the Sale Businesses in substantially the same manner as the Sale Businesses have been conducted in the 12 months prior to the date of this

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document, other than the Business IP in accordance with the Transaction Documents.

13.6	No infringement by Sale Businesses

(a)	Neither the Seller nor any Sale Group Entity has, in the 24 months prior to the date of this document, received notice from a third party that any of the Sale Businesses infringes any Intellectual Property Rights of any person, nor any demand for payment of any royalty, licence fee or other compensation associated with the Use of any Intellectual Property.

(b)	So far as the Seller is aware, neither the Sale Group Entities, nor any of their personnel, has disclosed any third party's confidential information in breach of an obligation of confidence in the 24 months prior to the date of this document.

13.7	No infringement of Owned IP

In the 24 months prior to the date of this document, so far as the Seller is aware, none of the Owned IP is being (or has been) materially infringed by any third party, and no third party has threatened or is threatening such an infringement.

14	Insurance

(a)	The Seller Disclosure Materials contain:

(i)	a list of all current insurance policies (including captive insurance arrangements) effected by or for the benefit of the Sale Group Entities as at the date of this document ("Insurances"); and

(ii)	details of all open claims in excess of $1,500,000 that have been made by a Sale Group Entity or any person on its behalf under an Insurance or an insurance policy previously held by, or for the benefit of, a Sale Group Entity since 1 January 2023.

(b)	As at the date of this document, each Insurance is in full force and effect in accordance with its terms and all applicable premiums, premium related duties, levies, and taxes payable have been paid in full and in accordance with the terms of the policy in all material respects.

(c)	As far as the Seller is aware, nothing has been done or omitted to be done and no circumstance exists that would make any Insurance void, voidable, or unenforceable at law or that would permit an insurer to cancel the policy or refuse or reduce its liability for a claim in whole or in part, or materially increase the premiums payable under the Insurances.

(d)	So far as the Seller is aware, as at the date of this document, no circumstance exists that is likely to give rise to a claim under any Insurance, or insurance policy previously held by, or for the benefit of, a Sale Group Entity since 1 January 2023.

(e)	Each Sale Entity has all insurances required by law to be effected by that Sale Group Entity.

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15	Information technology, privacy and data

15.1	Systems

So far as the Seller is aware, as at the date of this document, in addition to any Systems made available through the TSA, the Systems:

(a)	comprise all the material information technology and telecommunications systems, hardware, software and applications used in and necessary for the conduct of the Sale Businesses as conducted in the 12 months prior to the date of this document; and

(b)	perform their intended functions in all material respects.

15.2	Ownership and use of Systems

As far as the Seller is aware, as at the date of this document:

(a)	except for any Systems to be made available through the TSA and subject to the terms of the TSA, all Systems are either owned or validly licensed for use by a Sale Group Entity; and

(b)	in the 24 months before the date of this document the Systems have not been accessed by any other person (other than such persons validly authorised under any Transaction Document or other relevant agreement to have such access, including third parties who are engaged to provide support services or maintain the Systems).

15.3	Cybersecurity and privacy

So far as the Seller is aware, no Sale Group Entity has, in the 24 months before the date of this document:

(a)	received a written notice from any person (including any privacy regulator) alleging that the collection, use, disclosure or handling of Personal Information by any Sale Group Entity breaches applicable Privacy Laws; or

(b)	suffered any data breach that:

(i)	has resulted in the misuse, interference, loss, unauthorised access, modification or disclosure of any information (including involving any Personal Information); and

(ii)	required or requires notification to any Government Agency or an affected individual under applicable laws, regulations or regulatory requirements.

(c)	So far as the Seller is aware, no Sale Group Entity has, in the 24 months before the date of this document, suffered any cybersecurity incident that has had a material adverse effect on the Sale Businesses or the Systems.

16	Compliance with laws

In the 24 months prior to the date of this document, as far as the Seller is aware, each Sale Group Entity has conducted its affairs in all material respects in accordance with all applicable laws, regulations, regulatory requirements and

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Authorisations provided that this Seller Warranty does not extend to any matter relating to Tax.

17	Litigation and disputes

(a)	No Sale Group Entity is party to any Claim, litigation, prosecution, arbitration, enforcement action, mediation or other proceedings or any other form of dispute resolution that, if found against the Sale Group Entity would:

(i)	have a material adverse effect on the financial position of the Sale Group (as a whole) or the Sale Businesses (as a whole); or

(ii)	be reasonably likely to result in a Sale Group Entity making a payment or incurring a Liability in an amount greater than $5,000,000 if decided against the Sale Group Entity (or otherwise settled).

(b)	So far as the Seller is aware, there is no pending or threatened Claim, litigation, prosecution, arbitration, enforcement action, mediation or other proceeding against a Sale Group Entity, and there are no circumstances that are reasonably likely to give rise to any such litigation, prosecution, arbitration or mediation or other proceeding, that, if found against the Sale Group Entity would:

(i)	have a material adverse effect on the financial position of the Sale Group (as a whole) or the Sale Businesses (as a whole); or

(ii)	be reasonably likely to result in a Sale Group Entity making a payment or incurring a Liability in an amount greater than $5,000,000 if decided against the Sale Group Entity (or otherwise settled).

18	Anti-Bribery, Anti-Money Laundering and Trade Control Laws

18.1	Contracts with public entities

No Sale Group Entity nor, so far as the Seller is aware, MRN or any officer, agent, employee or other person or entity that provides services for or acts for or on behalf of a Sale Group Entity, has at any time in connection with the Proposed Transaction, either directly or indirectly:

(a)	offered, promised, provided, or authorised the provision of any money, property, contribution, gift, entertainment or other thing of value to any Official in the exercise of his or her duties (including acts that may fall outside an Official’s official duties) to influence official action or secure an improper advantage (including to obtain or retain business or a financial or business advantage (including a future business advantage)), or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer; nor

(b)	violated any Anti-Bribery Law, Anti-Money Laundering Law or Trade Control Law applicable to a Sale Group Entity.

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18.2	Notices regarding compliance with Anti-Bribery Laws

No Sale Group Entity or, so far as the Seller is aware, MRN, has received any notice, subpoena, demand or other communication (whether oral or written) from a Government Agency within 24 months prior to the date of this document alleging that the Sale Group Entity or MRN (as applicable) has:

(a)	been investigated (or is being investigated) in connection with any Anti-Bribery Law, Anti-Money Laundering Law or Trade Control Law; or

(b)	been suspected in any jurisdiction of having engaged in any conduct with respect to matters that would constitute an actual, alleged, possible or potential breach of, or failure to comply with any Anti-Bribery Law, Anti-Money Laundering Law or Trade Control Law,

in each case, that would be expected to have a material adverse effect on the Sale Group (as a whole).

18.3	Sale Group Entity not sanctioned

No Sale Group Entity and, as far as the Seller is aware, no officer, agent, employee or other person that acts for or on behalf of a Sale Group Entity is a Sanctioned Party, nor appears on any list of entities or individuals debarred from tendering or participating in any project funded by national or local governments, the World Bank, European Bank for Reconstruction and Development or any other multi-lateral or bi-lateral aid or development agency.

19	Seller Information

19.1	Form S-4

(a)	None of the information provided by the Seller in accordance with clause 8.19 for inclusion in the Form S-4 and included in the Form S-4 (Seller Form S-4 Information) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances under which they are made, not misleading in any material respect.

(b)	The Seller Form S-4 Information will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and/or at the time it becomes effective under the Securities Act, comply in all material respects with the requirements of applicable law.

20	Disclosure

(a)	The Seller Disclosure Materials were prepared in good faith, and the Seller has not knowingly:

(i)	omitted to disclose information to the Buyer, the disclosure of which might reasonably be expected to have resulted in the Buyer not entering into this document, or entering into it on materially different terms;

(ii)	omitted anything from the Seller Disclosure Materials such as to make any part of that information materially false or misleading; or

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(iii)	included anything materially false or misleading in the Seller Disclosure Materials.

(b)	For the purposes of paragraph 20(a), the Seller Disclosure Materials do not include any information, document, representation, statement, view or opinion to the extent that it contains or expresses a forecast, prediction or projection or is otherwise forward looking after the date of this document.

(c)	The documents contained in the Seller Disclosure Materials are true and complete copies in all material respects of the originals.

Part D - Tax Warranties

21	Tax

21.1	Tax Returns lodged

All Tax Returns, and each other document required under a Tax Law to be lodged or retained by a Sale Group Entity with a Government Agency, disclose all material facts and integers determined in accordance with Tax Law, are not untrue or misleading in any material respect and have been lodged with the relevant Government Agency on a timely basis.

21.2	Adequate records

Each Sale Group Entity has created and maintained adequate records to enable it to comply with its obligations to prepare and submit any material information, notices, computations and returns required under a Tax Law, and to otherwise comply with the record-keeping obligations under applicable Tax Law.

21.3	Tax paid

Each Sale Group Entity, and the Head Company of any Consolidated Group of which an Australian Sale Group Entity is a member prior to Completion, has paid all Tax which it is liable to pay in accordance with any Tax Law prior to the Locked Box Date, or has provided for such Tax in the Locked Box Statement, and is not liable to pay any penalty, fine, surcharge or interest, in connection with the same.

21.4	Withholding

No Sale Group Entity has ever failed to withhold, deduct, remit or report, in accordance with applicable law, any payment or deemed payment subject to withholding tax or similar measure requiring a withholding from payment on account of taxation, or any such failure has been rectified before Completion.

21.5	Permanent establishment

Every Sale Group Entity has at all times up to and including Completion been a resident for taxation purposes only in the country of its incorporation and has never had a taxable presence nor any permanent establishment in any jurisdiction outside of its country of incorporation.

21.6	Corporate tax entity

Each Sale Group Entity is and always has been a corporate tax entity within the meaning of section 960-115 of the Tax Act or a company within the meaning of section 1 of the South African Tax Act (as applicable).

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21.7	Tainting

The share capital account of each Australian Sale Group Entity is not, and never has been, “tainted” within the meaning of section 197-50 of the Tax Act, nor has any election to untaint such an account ever been made.

21.8	Outstanding disputes

No Sale Group Entity has any outstanding dispute, audit, investigation or similar process with any Tax Authority or any other Government Agency in respect of any potential or actual Liability to pay any Tax, or otherwise in relation to a Tax Law, and no Sale Group Entity has received notice of, or is aware of, any pending or threatened dispute, audit, investigation or similar process, other than matters that have been Fairly Disclosed to the Buyer.

21.9	GST warranties

(a)	Each Australian Sale Group Entity:

(i)	is registered for GST;

(ii)	has complied with the GST Law;

(iii)	has adequate systems to ensure it complies with the GST Law; and

(iv)	is entitled to full input tax credits for any GST it has paid in connection with a taxable supply made to it.

(b)	No Sale Group Entity is the representative member of a GST group.

(c)	The representative member of the GST group of which the Australian Sale Group Entities are members has paid or accounted for all GST on supplies by an Australian Sale Group Entity and has accounted to each Australian Sale Group Entity for all input tax credits and decreasing adjustments for creditable acquisitions and creditable importations of that Sale Group Entity.

(d)	The representative member of the GST group of which the Sale Group Entities are members has always remitted GST to the Commissioner of Taxation and lodged all Tax Returns in respect of GST as and when required by the GST Law.

21.10	Duty warranties

(a)	Except for this document (and any documents or transaction contemplated by this document), all Duty payable in respect of every document or transaction to which a Sale Group Entity is or has been a party has been duly paid and no such document or transaction is unstamped or insufficiently stamped.

(b)	In the last 3 years, no Sale Group Entity has been a party to any document or involved in any transaction in relation to which Duty relief was obtained in respect of which the Proposed Transaction would give rise to a Duty liability for any Sale Group Entity

21.11	Australian Tax Consolidation

(a)	The Seller Consolidated Group was validly formed, and each Australian Assets Sale Entity was, prior to Completion, a member of the Seller

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Consolidated Group and a party to the Seller Tax Sharing Deed and Seller Tax Funding Deed.

(b)	The Seller Tax Sharing Deed has at all times been a valid tax sharing agreement for the purposes of Division 721 of the Tax Act, which has always covered every group liability listed in section 721-10 of the Tax Act in the manner described in section 721-25 of the Tax Act.

21.12	CFC

Any attributable income (within the meaning given by Part X of the Tax Act) from any Sale Group Entity which holds or has ever held an interest in a controlled foreign company (within the meaning given by Part X of the Tax Act) has been appropriately calculated, and included in assessable income, and Tax has been paid thereupon.

21.13	Transfer pricing

So far as the Seller is aware, no Sale Group Entity has entered into any transaction or arrangement which would give rise to adverse adjustments under a law relating to transfer pricing.

21.14	Public officer

The role of public officer of each Sale Group Entity has always been validly occupied as required under the Tax Act or the South African Tax Act (as applicable).

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Schedule 4 Interpretation of Seller Warranties and Limitations

Part A – Interpretation of Seller Warranties

1	Separate warranties

Each Seller Warranty is to be treated as a separate warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.

2	Matters disclosed

Each Seller Warranty (other than Title and Capacity Warranties) is to be read down and qualified by any information:

(a)	Fairly Disclosed to the Buyer by the Seller in the Seller Disclosure Materials;

(b)	that is otherwise within the actual knowledge of the Buyer;

(c)	that is or ought to have been within the knowledge of the Buyer as a result of:

(i)	the Buyer’s knowledge of and/or involvement in the Alumar Operations including through the Buyer’s interest in the Alumar Operations (including as manager and operator of the Alumar Operations); or

(ii)	the Buyer’s knowledge of and/or involvement in MRN’s operations for the period commencing on the date that a Buyer Group Member acquired an interest in MRN until the date that the Buyer Group ceased to have any interest in MRN;

(d)	that would have been disclosed to the Buyer had the Buyer conducted searches of records open to public inspection maintained by:

(i)	ASIC on the date 2 Business Days before the date of this document;

(ii)	the Australian Financial Security Authority (including the PPSR) on the date 2 Business Days before the date of this document;

(iii)	IP Australia on the date 2 Business Days before the date of this document;

(iv)	the National Native Title Tribunal on 16 June 2026;

(v)	the WA Department of Mines, Petroleum and Exploration Mineral Titles Online and MINEDEX database in respect of the Worsley-Owned Tenements on 16 June 2026;

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(vi)	the WA Department of Water and Environmental Regulation Licences and works approvals search, Water Register and Contaminated Sites Database (by online search only and not by submitting a Form 2 – Request for information) on 22 June 2026;

(vii)	Landgate (being the department responsible for the registration of dealings relating to land in the register kept pursuant to the Transfer of Land Act 1893 (WA), which is currently the Western Australian Land Information Authority also known as Landgate) on 22 June 2026;

(viii)	the WA Aboriginal Cultural Heritage Inquiry System in respect of the Worsley-Owned Tenements on 22 June 2026;

(ix)	the WA Environmental Protection Authority on 22 June 2026t;

(x)	the High Court, the Federal Court of Australia and the Supreme Court of Western Australia on 16 June 2026; and

(xi)	each of the following on 16 June 2026:

(A)	the competent State Boards of Trade (Juntas Comerciais);

(B)	the Federal Revenue Service (Receita Federal do Brasil), including the CNPJ/Quadro de Sócios e Administradores; and

(C)	the National Institute of Industrial Property (INPI) for registered intellectual property,

in each case in the name of a Sale Group Entity;

(e)	would have become known to the Buyer if the Buyer had conducted searches of any South African public records maintained by the Companies and Intellectual Property Commission and the South African Deeds Office, which records are available for inspection by the public (whether electronically or manually) on the date 2 Business Days before this document; or

(f)	ought to have been known by the Buyer as at the date of this document having regard to its knowledge and the knowledge that the Buyer could reasonably be expected to have if the Buyer had made reasonable enquiries of the Seller Disclosure Materials and individuals present at any site visits conducted by the Buyer, its Affiliates or its Representatives (including advisers), that is or may be inconsistent with that Seller Warranty.  To the extent that any Seller Warranty is incorrect or misleading having regard to any such information, that Seller Warranty is deemed not to have been given. No amount will be recoverable by the Buyer in respect of any breach of a Seller Warranty to the extent that the breach arises by reason of or in relation to any such information.

3	Buyer’s acknowledgment

The Buyer acknowledges and agrees that:

(a)	in entering into this document and in proceeding to Completion, the Buyer does not rely on any statement, representation, warranty,

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condition, forecast or other conduct that may have been made by or on behalf of the Seller, except the Seller Warranties;

(b)	it has received and understood the contents of the Seller Disclosure Letter;

(c)	it has had the opportunity to conduct due diligence and has satisfied itself in relation to matters arising from its due diligence;

(d)	for the period commencing on the date that a Buyer Group Member acquired an interest in the Alumar Operations and as at the date of this document, it is the manager and operator of the Alumar Operations;

(e)	for the period commencing on the date that a Buyer Group Member acquired an interest in MRN until the date that the Buyer Group ceased to have any interest in MRN, it had an interest in MRN;

(f)	the Buyer independently and without the benefit of any inducement, representation or warranty (other than the Seller Warranties) from the Seller or its agents determined to enter into this document (and any other Transaction Document entered into in connection with this document);

(g)	the Seller has not made any warranty (including in the Seller Warranties) as to the accuracy of, or the reasonableness of any assumptions underlying, any forward-looking information provided to the Buyer or its Representatives under or before the date of this document;

(h)	it is not entering into this document in reliance on, and they may not rely on, any forward-looking information or any warranty, representation or other statement made or purporting to be made by or on behalf of the Seller in relation to any forward-looking information;

(i)	no Seller Group Member nor any Representative of any Seller Group Member is liable under any Claim arising out of or relating to any forward-looking information;

(j)	no Seller Group Member nor any of their Representatives:

(i)	accepts any duty of care in relation to the Buyer in respect of any forecasts, estimates or projections (or similar statements in respect of future matters or forward-looking information) regarding any Sale Business (or the Sale Business as a whole) or the Sale Shares; nor

(ii)	is to be liable to the Buyer if, for whatever reason, any such information is or becomes inaccurate, incomplete or misleading in any particular way;

(k)	subject to any law to the contrary and except as provided in the Seller Warranties, all terms, conditions, warranties and statements, whether express, implied, written, oral, collateral, statutory or otherwise, are excluded and the Seller disclaims all Liability in relation to these to the maximum extent permitted by law;

(l)	to the maximum extent permitted by law, the Buyer agrees not to make and waives any right they may have to make any Claim against the Seller or any Seller Group Member, any current or former director, officer or employee of any Seller Group Member or any current or former executive, officer, employee of or contractor to any Seller Group Member under any provision of the Corporations Act (including section 1041H of

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the Corporations Act), the Competition and Consumer Act 2010 (Cth) (including sections 18, 20, 21, 22 and 29 of Schedule 2 (Australian Consumer Law) of that Act), the Australian Securities and Investments Commission Act 2001 (Cth) or any similar provisions in the legislation of any State or Territory or the Commonwealth of Australia or in any other applicable law; and

(m)	notwithstanding anything in Schedule 3, no Seller Warranty is provided by the Seller in connection with the business or operations of MRN other than to the extent that the Seller is actually aware of the relevant matter at the time of giving the Seller Warranty.

4	Buyer’s representation

The Buyer, on behalf of itself and each of its Affiliates, represents that, on the basis of its due diligence investigations and other information of which it is aware at the date of this document, it does not have knowledge or belief of any matter that is, or would with the passage of time become, a breach of any Seller Warranty, other than any potential breaches of a Seller Warranty Fairly Disclosed in the Seller Disclosure Materials.

5	Seller’s acknowledgment

The Seller acknowledges that the representation given by the Buyer in paragraph 4 of this Schedule 4 does not give the Seller a cause of action against the Buyer and may only be raised by the Seller as a defence to any Claim by the Buyer.

Part B – Limitations of Liability

6	Independent limitations

Each qualification and limitation in this Part B of this Schedule 4 is to be construed independently of the others and is not limited by any other qualification or limitation.

7	Notice of Claims

If the Buyer becomes aware of any matter or circumstance that may give rise to a Claim under or in relation to or arising out of this document, including a breach of a Seller Warranty:

(a)	the Buyer must promptly give notice of the Claim to the Seller;

(b)	the notice must contain the following details of the Claim:

(i)	the facts, matters or circumstances that may give rise to the Claim;

(ii)	if it is alleged that the facts, matters or circumstances referred to in paragraph 7(b)(i) of this Schedule 4 constitute a breach of this document, including a breach of a Seller Warranty, the basis for that allegation; and

(iii)	an estimate of the amount of the Loss, if any, arising out of or resulting from the Claim or the facts, matters or circumstances that may give rise to the Claim;

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(c)	the Buyer must provide reasonable information in relation to the Claim to the Seller and must procure, to the extent it is reasonably able to do so, that, following a written request from the Seller, the Seller is provided with reasonable and prompt access to the relevant Records for the purpose of evaluating and considering the Claim; and

(d)	the Buyer must, on an on-going basis, keep the Seller promptly informed of all material developments in relation to any Claim notified under paragraph 7(a) of this Schedule 4.

8	Third Party Claims

If the matter or circumstance that may give rise to a Claim against the Seller under or in relation to or arising out of this document, including a breach of a Seller Warranty, is a result of or in connection with a Claim by or Liability to a third party (excluding a Tax Claim) (Third Party Claim), then:

(a)	the Buyer must promptly give notice of the Claim to the Seller;

(b)	the notice must contain the following details of the Claim:

(i)	the facts, matters or circumstances that may give rise to the Claim;

(ii)	if it is alleged that the facts, matters or circumstances referred to in sub-clause (i) constitute a breach of this document including a breach of a Seller Warranty, the basis for that allegation; and

(iii)	an estimate of the amount of the Loss, if any, arising out of or resulting from the Claim or the facts, matters or circumstances that may give rise to the Claim;

(c)	the Seller may, in its sole discretion, assume defence of the Claim by notifying the Buyer in writing;

(d)	unless and until the Seller exercises the option to assume defence of the Claim, the Buyer must, in consultation with the Seller and following any directions of the Seller, take such action (including legal proceedings or making claims under any insurance policies) as the Seller may require to avoid, dispute, resist, defend, appeal, compromise or mitigate the Claim, and in doing so, must:

(i)	at reasonable and regular intervals, provide the Seller with written reports concerning the conduct, negotiation, control, defence and/or outcome or settlement of the Third Party Claim;

(ii)	act in good faith;

(iii)	afford the Seller the opportunity to consult with the Buyer on matters of significance in relation to the conduct, negotiation and settlement of the Third Party Claim; and

(iv)	act reasonably in all the circumstances, including having regard to the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of the Seller or any Seller Group Member;

(e)	the Buyer must not settle, make any admission of liability or compromise any Claim, or any matter that gives or may give rise to a Claim, without

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the prior consent of the Seller (which may be withheld by the Seller at its absolute discretion); and

(f)	upon written request by the Seller, the Buyer must, or must cause a Buyer Group Member to, co-operate in seeking an extension of time to pay all or part of the Liability the subject of the Claim and to refrain from paying any Liability during the period of any extension of time.

9	Seller to consider Claims

(a)	Subject to paragraph 9(b) of this Schedule 4, the Seller must notify the Buyer within 20 Business Days of receipt of a notice of a Claim under paragraph 7 or paragraph 8 of this Schedule 4 indicating whether it admits or denies the Claim (in whole or in part) (and, in the case of Third Party Claims, whether it exercises the option in paragraph 8(c) of this Schedule 4).

(b)	Where a Claim under paragraph 8 of this Schedule 4 is a Third Party Claim governed by Brazilian law, and the third party has commenced proceedings in relation to that Third Party Claim, the Seller must notify the Buyer whether it exercises the option in paragraph 8(c) of this Schedule 4 within the earlier of (1) 10 Business Days after notification of that Third Party Claim and (2) 2 Business Days prior to the deadline for filing a response or appearance (as applicable) in respect of that Third Party Claim (unless the Seller has been given only 2 Business Days’ notice of the deadline, in which case the Business Day prior to the deadline).

10	Seller to defend Claim

If the Seller exercises the option in paragraph 8(c) of this Schedule 4, then:

(a)	the Buyer agrees to co-operate with the Seller and do all things reasonably requested by the Seller in respect of the Claim;

(b)	the Seller has the right to have any action taken in respect of the Claim conducted by professional advisers and the Buyer will be kept promptly and fully informed of all matters relating to the action and will be entitled to see copies of all correspondence and other documents relating to the action;

(c)	the Seller agrees to consult with the Buyer in relation to the conduct of the Claim; and

(d)	the Seller must act in good faith and reasonably in all the circumstances, including having regard to the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of any Buyer Group Members or any business of the Buyer Group.

11	Access

The Buyer must give the Seller and its professional advisers reasonable access to the personnel and premises of the Buyer and/or each Sale Group Entity, as the case may be, and to relevant accounts, documents and records (including the Records) within the power, possession or control of the Buyer and/or each Sale Group Entity in relation to any Claim made under this document to enable the Seller and its Representatives (including its professional advisers) to examine

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such premises, accounts, documents and records and to take copies at their own expense. However:

(a)	the parties must at all times act having regard to the extent to which legal professional privilege or similar privilege extends to any communication or document;

(b)	the Seller and its professional advisers must keep all information disclosed by the Buyer or a Sale Group Entity confidential;

(c)	the Seller must reimburse the Buyer for its reasonable out-of-pocket costs incurred in connection with providing such access to the Seller and/or its professional advisers; and

(d)	to the extent practicable, the Seller must provide at least 5 Business Days' prior notice that the Seller requires access to such accounts, documents or records.

12	Ceasing resistance to a Claim

If the Buyer does not wish to comply with a request or direction of the Seller under paragraph 10(a) of this Schedule 4, the Buyer must give written notice to that effect (“Cessation Notice”) to the Seller. If the Buyer gives a Cessation Notice to the Seller:

(a)	the Buyer will be under no obligation to undertake the action requested by the Seller in relation to the Claim under paragraph 10(a) of this Schedule 4;

(b)	unless the request or direction of the Seller was unreasonable:

(i)	the Seller will not be liable to make a payment to or otherwise compensate the Buyer, Buyer Group Member or Sale Group Entity in respect of the Claim; and

(ii)	the Buyer must immediately refund any payment made by the Seller to the Buyer in respect of the Claim.

13	Buyer to defend Claim

If the Seller does not exercise the option in paragraphs 8(c) of this Schedule 4, then, subject to paragraphs 8(d) and 12 of this Schedule 4:

(a)	the Buyer may take such actions as the Buyer may decide about the Third Party Claim, including to negotiate, defend and/or (subject to paragraph 13(e) of this Schedule 4) to settle the Third Party Claim and to recover costs incurred as a consequence of the Third Party Claim from any person;

(b)	the Buyer must at reasonable and regular intervals provide the Seller with written reports concerning the conduct, negotiation, control, defence and/or outcome or settlement of the Third Party Claim and must not settle or admit liability in respect of the Third Party Claim without the prior written approval of the Seller (which may be withheld at its absolute discretion);

(c)	the Buyer, all Buyer Group Members and Sale Entities must act in good faith;

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(d)	the Buyer must afford the Seller the opportunity to consult with the Buyer on matters of significance in relation to the conduct, negotiation and settlement of the Third Party Claim; and

(e)	the Buyer, all Buyer Group Members and Sale Entities must act reasonably in all the circumstances, including having regard to the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of any Seller Group Members or any business of the Seller Group.

14	Seller not liable

14.1	General

The Seller is not liable to the Buyer or any Buyer Group Member (or any person deriving title from the Buyer or any Buyer Group Member) for any Claim under or in relation to or arising out of this document including a breach of a Seller Warranty:

(a)	(provisions in Locked Box Accounts) to the extent that provision, allowance, reserve or accrual for any fact, matter or circumstance giving rise to the Claim has been specifically provided for, or a specific identifiable provision or liability (or reduction) has been included, in the Locked Box Accounts;

(b)	(contingent losses) if the Claim relates to a contingent Loss, unless and until the Loss becomes an actual Loss and is due and payable;

(c)	(pre Completion actions) if the Claim arises from an act or omission by or on behalf of a Seller Group Member before Completion that was done or made:

(i)	with the written consent of a Buyer Group Member; or

(ii)	at the written direction or instruction of a Buyer Group Member;

(d)	(post Completion conduct) if the Claim arises from, or is contributed to by any voluntary act, omission, transaction or arrangement of or on behalf of a Buyer Group Member after Completion including (but not limited to) any failure by the Buyer Group Member, after Completion, to, in a timely manner:

(i)	lodge any return, notice, objection or other document in relation to the Claim;

(ii)	claim all or any portion of any allowance, deduction, credit, rebate or refund in relation to the Claim;

(iii)	disclose or correctly describe in any return, notice, objection or other document relating to the Claim any fact, matter or thing to the extent that it was or might reasonably be expected to have been within the knowledge of either the Buyer or a Buyer Group Member; or

(iv)	to supply to the Seller, on a timely basis, information that is reasonably requested by the Seller in relation to the particular Claim;

(e)	(promoted claims) if the Claim arises from a Third Party Claim that is attributable to anything done or not done after Completion by or on

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behalf of a Buyer Group Member that was calculated or intended to cause the Third Party Claim to be made;

(f)	(breach of law or contract) if the Claim could only have been avoided by a Seller Group Member breaching its obligations at law or under this contract;

(g)	(change of law etc) if the Claim is as a result of, increased by or in respect of:

(i)	any regulation, order, rule or legislation not in force at the date of this document;

(ii)	any change in the interpretation of any legislation, regulation, order or rule by any Government Agency, or judicial body, or of any practice or policy of any Government Agency, or judicial body, as the case may be, after the date of this document;

(iii)	any change in Accounting Standards after the date of this document,

including that takes effect retrospectively, provided that where the Claim is increased by one or more of (i), (ii) or (iii), the Seller will remain liable for the amount of the initial Claim (but not the increase);

(h)	(change in ownership) if the Claim would not have arisen but for a change in ownership of a Sale Group Entity or all or a majority of the Sale Businesses, or of the Assets, or a restructure of the Sale Businesses, after Completion;

(i)	(change in accounting policy) if the Claim would not have arisen but for a change after Completion in any accounting policy or practice of a Buyer Group Member or a Sale Group Entity that applied before Completion;

(j)	(change of business) if the Claim arises out of the cessation, or alteration of all or a substantial part, of one or all of the Sale Businesses after Completion;

(k)	(remediable loss) if the Claim is remediable, provided it is remedied to the satisfaction of the Buyer, acting reasonably, within 30 Business Days after the Seller receives written notice of the Claim in accordance with paragraph 7 or 8 of this Schedule 4 (as the case may be);

(l)	(consultation) if the Claim arises or is increased as a result of action taken or not taken by the Seller after consultation with and the prior written approval of the Buyer, provided that where the Claim is increased in such circumstances, the Seller will remain liable for the amount of the initial Claim (but not the increase);

(m)	(Buyer’s non-compliance) if the Buyer has not complied with its obligation under this Schedule 4 in relation to the Claim unless the Buyer can demonstrate, to the reasonable satisfaction of the Seller, that the Seller has not been materially prejudiced or disadvantaged by the Buyer’s non-compliance;

(n)	(act or omission of the Buyer) the Claim would not have arisen but for a voluntary act, omission, transaction or arrangement of, or on behalf of, a Buyer Group Member that was calculated or intended to cause the Claim to arise or where the Buyer had actual knowledge that such act, omission, transaction or arrangement would or would be likely to give

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rise to the Claim and a reasonable alternative course of action was available;

(o)	(awareness): the Buyer was aware on or before the date of this document of any fact, matter or circumstance, which gives rise to or forms the basis of the Claim; and

(p)	(Brazilian Tax) other than in respect of:

(i)	a Leakage Claim;

(ii)	Tax imposed with respect to the Seller Tax Account Permitted Leakage Transactions; and

(iii)	a Claim in respect of Tax in connection with MRN,

to the extent that the Claim relates to Tax that is imposed by the Federative Republic of Brazil or any political subdivision or authority therein or thereof having the power to tax.

15	Recovery

(a)	Where the Buyer or a Buyer Group Member (including a Sale Group Entity following Completion) is or may be entitled to recover from some other person any sum in respect of any matter or event that could give rise to a Claim (Recoverable Sum), the Buyer will:

(i)	use its reasonable endeavours (and procure that each Buyer Group Member uses reasonable endeavours) to recover the Recoverable Sum (including making a claim under any insurance policy held by the Buyer (or Buyer Group Member) that may cover that Claim); and

(ii)	keep the Seller at all times fully and promptly informed of the conduct of such recovery.

(b)	To the extent that any monies are recovered by the Buyer or a Buyer Group Member under paragraph 15(a) of this Schedule 4 (Recovered Sum):

(i)	the amount of any Claim against the Seller will be reduced by the Recovered Sum; and

(ii)	if the Recovered Sum is only obtained by the Buyer or a Buyer Group Member after the Claim has been paid by the Seller to the Buyer, the Recovered Sum must be promptly paid to the Seller,

less any reasonable expenses incurred by the Buyer or Buyer Group Member (as applicable) in obtaining the Recovered Sum.

16	Adjustment to Purchase Price

To the maximum extent possible, if payment is made for any Claim (including a breach of any Seller Warranty) under or in relation to or arising out of this document, the payment is to be treated as a reduction (if payment is made by the Seller) or an increase (if payment is made by the Buyer) in the Cash Purchase Price.

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17	Time limits on Claims

(a)	The Buyer may not make any Claim under this document (except for a Claim pursuant to clause 12.5), including for a breach of Seller Warranty unless the Claim has been notified to the Seller in accordance with paragraph 7 or 8 of this Schedule 4 (as the case may be) within:

(i)	7 years from the Completion Date in the case of a Claim for breach of a Title and Capacity Warranty;

(ii)	6 years from the Completion Date in the case of a Tax Claim;

(iii)	18 months from the Completion Date in the case of a Claim for breach of a Business Warranty;

(iv)	18 months from the termination of the TSA in respect of the indemnity in clause 12.3(a); or

(v)	18 months from the Completion Date in all other cases.

(b)	A Claim will not be enforceable against the Seller and is to be taken for all purposes to have been withdrawn unless:

(i)	the Claim has been agreed, compromised or settled; or

(ii)	any legal proceedings in connection with the Claim (other than a Tax Claim) are commenced within 6 months and in respect of a Tax Claim within 6 months after the issue of a Tax Notice that is the subject of the Tax Claims, after written notice of the Claim is served on the Seller in accordance with paragraphs 7 and 8 of this Schedule 4 (as the case may be).

18	Minimum amount of Claims

(a)	The Seller will not be liable to any Buyer Group Member for any Claim under any of:

(i)	the indemnity in clause 12.3 or 25; or

(ii)	any Seller Warranty Claim (but not Claims that are not Seller Warranty Claims), excluding Seller Warranty Claims in respect of Title and Capacity Warranties and Fundamental Sale Group Warranties:

unless:

(iii)	the amount of the Buyer’s Loss for which it would be entitled to recover under this document for that Seller Warranty Claim or Tax Claim exceeds:

(A)	in the case of a matter with an annualised impact, $7,500,000 per year (or, in the case of Tax Claims, $2,500,000 per year); or

(B)	in the case of a matter with a one-off impact, $15,000,000 (or, in the case of Tax Claims, $5,000,000),

(Single Claim); and

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(iv)	the aggregate amount of all Single Claims exceeds $60,000,000 (or, in the case of Tax Claims, $10,000,000).

(b)	For the purposes of paragraph 18(a) of this Schedule 4:

(i)	Claims arising out of separate sets of facts, matters or circumstances will not be treated as one Claim, even if each set of facts, matters or circumstances may be a breach of the same Seller Warranty; and

(ii)	Claims of the same or similar nature arising out of the same or similar facts, matters and circumstances will be treated as one Claim.

19	Maximum Liability

(a)	The maximum Liability of the Seller for:

(i)	all Seller Warranty Claims regarding Title and Capacity Warranties and Fundamental Sale Group Warranties, will not exceed in aggregate an amount equal to the Fundamental Liability Cap; and

(ii)	all Leakage Claims, will not exceed in aggregate an amount equal to the Leakage Liability Cap; and

(iii)	all Tax Claims, will not exceed in aggregate an amount equal to the Tax Liability Cap; and

(iv)	all other Claims (excluding Claims pursuant to clause 12.5, but including all Seller Warranty Claims regarding Business Warranties) will not exceed in aggregate an amount equal to the Other Liability Cap.

(b)	The Seller’s maximum aggregate liability for all Claims under or in connection with this document may not exceed an amount equal to the Fundamental Liability Cap.

(c)	The Seller’s maximum aggregate liability for all Tax Claims and all Claims of the kind described in paragraph (a)(iv) may not exceed an amount equal to the Tax Liability Cap.

20	Exclusion of consequential Liability

Other than is actually paid to a third party in connection with an indemnification claim, the Seller excludes all Liability for indirect and consequential loss or damage (including for loss of profit (whether direct, indirect, anticipated or otherwise), loss of expected savings, opportunity costs, loss of business (including loss or reduction of goodwill) and damage to reputation regardless of whether any or all of these things are considered to be indirect or consequential losses or damage) in contract, tort (including negligence), under any statute or otherwise arising from or related in any way to this document or its subject matter.

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21	Obligation to mitigate

Nothing in this Schedule 4 in any way restricts or limits the general obligation at law of the Buyer to mitigate any Loss or damage that it may incur in consequence of any breach by the Seller of the terms of this document.

22	Tax benefit

In calculating the Liability of the Seller for a Claim arising under, in relation to or arising out of this document:

(a)	any financial benefit obtained by a Buyer Group Member, as a result of or directly in connection with the loss or damage arising from that breach or Claim, or that arises directly as a result of the Claim, must be taken into account, including the receipt of a Tax Attribute, or reduction in Tax payable, in each case, in the income year of the relevant Buyer Group Member in which the Claim arises, or a preceding year provided, and having regard to the extent to which, the benefit remains available to be used in that income year under applicable Tax Law; and

(b)	any future Tax benefit or reduction available to the Buyer Group Member must also be applied, having regard to the net present value of the benefit in question and the application of relevant Tax Law in determining the same.

23	Insured Claim or Loss

(a)	The Seller will not be liable for any Claim under or in relation to or arising out of this document including a breach of a Seller Warranty or under the Tax Indemnity unless the Buyer has:

(i)	first made (or caused a Buyer Group Member to make, as applicable) a claim under any insurance policy held by the Buyer (or Buyer Group Member) that may cover that Claim; and

(ii)	used all reasonable endeavours to pursue such Claim.

(b)	If the Buyer recovers some monies under a policy of insurance but has still incurred some net damage or Loss after deduction of the amount so recovered, that total amount of the Claim is reduced by the amount received by the Buyer under such insurance policy.

24	Fraud

No limitations under this Schedule 4 apply to any Claim to the extent it is based on:

(a)	fraud on the part of the Seller or any Seller Group Member; or

(b)	actions or omissions of the Seller or any Seller Group Member in knowing and wilful breach of the Seller’s obligations under this document.

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25	Materiality

Any Loss calculated for a breach of a Seller Warranty qualified by materiality will be calculated for the entirety of the breach of that Seller Warranty (and not only to the extent that the relevant matter is material).

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Schedule 5 Buyer Warranties

1	Title and capacity warranties

1.1	Status

(a)	The Buyer and each Buyer Group Member that is or becomes a party to a Transaction Document:

(i)	has been incorporated or formed in accordance with the laws of its place of incorporation or formation, is validly existing under those laws and has power and authority to own its assets and carry on its business as it is now being conducted; and

(ii)	is duly licensed or qualified to do business and is in good standing (where such concept is recognised under applicable law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)	True and complete copies of the Buyer’s organisational documents are included in the Alcoa Filed SEC Documents.

(c)	Except as disclosed in the Alcoa Filed SEC Documents, the Buyer and each Buyer Group is not in violation of its organisational or constituent documents.

1.2	Power

(a)	The Buyer has power to enter into this document, to comply with its obligations under it and exercise its rights under it.

(b)	Each Buyer Group Member that is or becomes a party to a Transaction Document has power to enter into that document, to comply with its obligations under that document and exercise its rights under that document at both the time of entry into that Transaction Document and at Completion.

1.3	Authorisations

(a)	The Buyer has in full force and effect each authorisation necessary for it to enter into this document, to comply with its obligations and exercise its rights under it, and to allow them to be enforced.

(b)	Each Buyer Group Member that is or becomes a party to a Transaction Document has (at the time of entry into that Transaction Document and at Completion) in full force and effect each authorisation necessary for it to enter into that Transaction Document, to comply with its obligations and exercise its rights under it, and to allow them to be enforced.

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1.4	No contravention

(a)	The entry by the Buyer into, its compliance with its obligations and the exercise of its rights under, this document do not and will not conflict with:

(i)	its organisational or constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded;

(ii)	any law, order, judgement or determination of a Government Agency that is binding on or applicable to it or its assets;

(iii)	any material contract to which it is a party or that is binding on or applicable to it or its assets; or

(iv)	any Encumbrance or document binding on or applicable to it.

(b)	The entry by each Buyer Group Member into, its compliance with its obligations and the exercise of its rights under, any Transaction Document that it is or becomes a party to do not and will not conflict with:

(i)	its organisational or constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded;

(ii)	any law, order, judgement or determination of a Government Agency that is binding on or applicable to it or its assets;

(iii)	any material contract to which it is a party or that is binding on or applicable to it or its assets; or

(iv)	any Encumbrance or document binding on or applicable to it.

1.5	Validity of obligations

(a)	The Buyer’s obligations under this document are valid and binding and are enforceable against it in accordance with its terms.

(b)	The obligations of each Buyer Group Member that is or becomes a party to a Transaction Document under that document are valid and binding and enforceable against it in accordance with its terms.

1.6	Not Insolvent

(a)	The Buyer is not Insolvent.

(b)	No Buyer Group Member that is or becomes a party to a Transaction Document (or any holding entity of any such Buyer Group Member) is Insolvent.

1.7	Acting as principal

The Buyer and each Buyer Group Member are acting as the principal, and not as an agent, in relation to each Transaction Document and the transactions contemplated by each Transaction Document (other than insofar as a Buyer Group Member is acting as agent for the Buyer).  Neither the Buyer nor any other Buyer Group Member has entered into any contract, arrangement or understanding that would mean a person (other than a Buyer Group Member) would directly or indirectly acquire an interest in the whole or a substantial or a material part of any Sale Group Entity and/or the Sale Business and neither the Buyer nor any other Buyer Group Member presently intends to enter into such a contract, arrangement or understanding.

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2	Consideration

2.1	Sufficient funds

The Buyer has (or at Completion will have) access to funds to pay the Cash Purchase Price and these funds will be available at Completion to make payments under this document.

2.2	Debt Financing

(a)	As of the date hereof, the Buyer has delivered to the Seller true and complete copies of the executed Debt Commitment Letter, pursuant to which the Lenders have committed, subject only to the terms and conditions thereof, to lend the amounts set forth therein for purposes of funding the Cash Purchase Price together with fees and expenses payable by the Buyer hereunder and by the Buyer and its subsidiaries in connection with the Debt Financing. The Buyer has also delivered to the Seller true and complete copies of any fee letters (with only the fee amounts, pricing caps, market flex and other economic terms redacted (none of which individually or in the aggregate would reasonably be expected to (i) reduce or affect the amount of the Debt Financing to less than the amount required to comply with the warranty in paragraph 2.2(b), (ii) impose any new conditions on the receipt of the Debt Financing that are not included in the Debt Commitment Letter, (iii) delay or prevent Completion or (iv) adversely impact the ability of the Buyer to enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Debt Financing Agreements (the terms in any of clause (i)-(iv), each a “Prohibited Term”)) relating to the Debt Commitment Letter (any such fee letter, a “Fee Letter”). The Buyer’s obligations under this document are not contingent upon or otherwise subject to (A) any conditions regarding the Buyer or any of its Affiliates’ or any other Person’s ability to obtain Debt Financing or (B) any such Person’s consummation of any financing arrangements in connection with such Debt Financing or Alternative Financing.

(b)	Assuming the satisfaction (or waiver) of the Conditions Precedent at or prior to Completion, and that the Debt Financing is funded in accordance with the Debt Commitment Letter, the aggregate net proceeds from the Debt Financing when funded in accordance with the Debt Commitment Letter are sufficient, when taken together with cash on hand and other sources of funds immediately available to the Buyer and its subsidiaries, to fund the Cash Purchase Price, together with all fees and expenses to be paid by or on behalf of the Buyer in connection with the Debt Financing and this document, together with all other cash amounts required to be provided by the Buyer for the consummation of the Transactions (collectively, the “Required Amount”).

(c)	As of the date of this document, the Debt Commitment Letter is in full force and effect and has not been withdrawn, reduced, terminated or rescinded (or contemplated to be withdrawn, reduced, terminated or rescinded) or, except as permitted by clause 8.18 after the date hereof, otherwise amended, supplemented or modified (or contemplated to be amended, supplemented or modified) in any respect. The Debt Commitment Letter, in the form delivered to the Seller, is a legal, valid and binding obligation of the Buyer and, to the knowledge of the Buyer, the other parties thereto, enforceable against such parties in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganisation or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity). There are no side letters or other contracts (except for any Fee Letters and any other agreements with respect to the Debt

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Financing, each of which have been delivered to the Seller in accordance with the provisions of this paragraph 2.1 or, if not required to be delivered, does not contain a Prohibited Term) relating to the Debt Commitment Letter.  As of the date hereof, assuming the satisfaction of the Conditions Precedent, to the Buyer’s knowledge, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Buyer under any term, or a failure of any condition, of the Debt Commitment Letter.  As of the date hereof, assuming the satisfaction of the Conditions Precedent, the Buyer has no reason to believe that the full amount of Debt Financing, when taken together with cash on hand and other sources of funds immediately available to the Buyer and its subsidiaries, will not be sufficient to satisfy the Required Amount or will not be available to the Buyer on the Completion Date.

2.3	Consideration Shares

At Completion, the Consideration Shares (including the Alcoa Shares represented by the Alcoa CDIs included in the Consideration Shares) will:

(a)	be duly and validly issued by the Buyer;

(b)	be fully paid and non-assessable, with no money owing in respect of them;

(c)	be free and clear of all Encumbrances and restrictions upon transfer (excluding (y) in respect of the matters described in clause 3.4(a)(i) to (iii) and (z) restrictions upon transfer under applicable securities laws);

(d)	in the case of Consideration Shares to be issued in the form of Alcoa Shares (and the Alcoa Shares represented by the Alcoa CDIs included in the Consideration Shares to be issued) pursuant to clause 3.4, rank equally with all other Alcoa Shares then on issue; and

(e)	in the case of Consideration Shares in the form of Alcoa CDIs, rank equally with all other Alcoa CDIs then on issue.

2.4	Authorised capital

The Buyer has a sufficient number of authorised but unissued Alcoa Shares (or other applicable capital stock) to issue the Consideration Shares to the Seller in accordance with the terms of this document and/or the Consideration Shares and no person has or is entitled to exercise any rights (in respect of Consideration Shares), including but not limited to pre-emptive rights, rights of first refusal, rights of participation or similar rights.

3	Share capital

(a)	The authorised capital stock of the Buyer consists of (i) 100,000,000 shares of preferred stock, par value $0.01 per share and (ii) 750,000,000 shares of common stock, par value $0.01 per share (the Alcoa Common Stock). As of 29 June 2026: (A) 263,891,991 shares of Alcoa Common Stock are issued and outstanding and 0 shares of Alcoa Common Stock are held by the Buyer in its treasury; (B) 36,948,224 Alcoa CDIs are issued and outstanding; and (C) 13,608,576 shares of Alcoa Common Stock are reserved for issuance pursuant to the Buyer Equity Plan, of which (1) 65,801 shares of Alcoa Common Stock are subject to outstanding options to purchase shares of Alcoa Common Stock granted under the Buyer Equity Plan (assuming settlement of outstanding awards based on maximum achievement of applicable

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performance goals), (2) 2,073,125 shares of Alcoa Common Stock are subject to outstanding time-based restricted stock units payable in shares of Alcoa Common Stock or whose value is determined with reference to the value of shares of Alcoa Common Stock under the Buyer Equity Plan (including, to the extent applicable, any accrued but unpaid dividend equivalents reinvested as additional restricted stock units) and (3) 1,898,458 shares of Alcoa Common Stock are subject to outstanding performance-based restricted stock units payable in shares of Alcoa Common Stock or whose value is determined with reference to the value of shares of Alcoa Common Stock under the Buyer Equity Plan (including, to the extent applicable, any accrued but unpaid dividend equivalents reinvested as additional restricted stock units) (assuming attainment of all applicable performance-based vesting requirements based on maximum achievement of applicable performance goals).

(b)	Except as described in Paragraph 3(a), as of the date of this document, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Buyer, (ii) no outstanding securities of the Buyer convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Buyer, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Buyer, or that obligate the Buyer to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Buyer other than obligations under the Buyer Equity Plan, (iv) no obligations of the Buyer to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Buyer (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as Alcoa Securities) and (v) no other obligations by the Buyer or any of its Affiliates to make any payments based on the price or value of any Alcoa Securities. There are no outstanding agreements of any kind that obligate the Buyer or any of its Affiliates to repurchase, redeem or otherwise acquire any Alcoa Securities, or obligate the Buyer to grant, extend or enter into any such agreements relating to any Alcoa Securities, including any agreements granting any pre-emptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Alcoa Securities. Except as disclosed in the Alcoa Filed SEC Documents, none of the Buyer or any of its Affiliates is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Alcoa Securities or any other agreement relating to the disposition, voting or dividends with respect to any Alcoa Securities, and there are no agreements or contracts requiring the Buyer to include under any such arrangement or understanding any of the Consideration Shares. All outstanding shares of Alcoa Common Stock have been duly authorised and validly issued and are fully paid, non-assessable and were not issued in violation of the organisational or constituent documents of the Buyer or any pre-emptive right, resale right, right of first refusal or similar right.

(c)	The Buyer is the direct or indirect record and beneficial holder of all of the outstanding capital stock and other equity interests and securities of each of the Buyer Entities in existence. Other than those directly or indirectly held by the Buyer, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, any of the Buyer Entities, (ii) no outstanding securities of any of the Buyer Entities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, such Buyer Entities, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from any of the Buyer Entities or any other entity or person, or that obligate any of the Buyer Entities to issue, any capital stock of, or other equity or voting

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interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, such Buyer Entities, (iv) no obligations to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, any of the Buyer Entities.

4	Approvals

The Buyer does not require any vote or approval of holders of any class or series of capital stock of the Buyer to enter into this document or to complete the transactions contemplated by this document.

5	Anti-takeover provisions

(a)	As of the date of this document, no "control share acquisition", "fair price", "moratorium", "business combination" or other anti-takeover law of the State of Delaware is applicable to this document or any other Transaction Document or the Proposed Transaction.

(b)	No "control share acquisition", "fair price", "moratorium", "business combination" or other anti-takeover provision in the organisational or constituent documents of the Buyer is applicable to, or, at Completion will be applicable to, this document or any other Transaction Document or the Proposed Transaction.

6	SEC filings and exchange matters

(a)	The Buyer has filed or furnished with the SEC, on a timely basis, all reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC since 1 January 2024. Such reports, schedules, forms, statements and other documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the United States Sarbanes-Oxley Act of 2002, as the case may be, applicable thereto, and none of such reports, schedules, forms, statements and other documents contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Buyer has never been an issuer subject to Rule 144(i) under the Securities Act.

(b)	The Alcoa Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE, and the Buyer has taken no action designed to, or which is reasonably likely to have the effect of, terminating the registration of the Alcoa Common Stock under the Exchange Act or delisting the Alcoa Common Stock from the NYSE, nor has the Buyer received as of the date hereof any notification that the SEC or the NYSE is contemplating terminating such registration or listing.

7	Legal proceedings

There has been no (a) pending or, so far as the Buyer is aware, threatened legal or administrative proceeding, suit, investigation, arbitration or action against the Buyer or any of its Affiliates or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Government Agency imposed upon the Buyer or any of its Affiliates, in each case that would reasonably be expected to, if adversely

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decided, (a) prevent or materially delay the consummation of the transactions contemplated by this document or (b) have a material adverse effect on the Buyer and its subsidiaries (taken as a whole).

8	Shareholder Rights Plans

As of the date hereof, Alcoa has not adopted any Shareholder Rights Plan.

9	Anti-bribery and anti-money laundering

9.1	Contracts with public entities

So far as the Buyer is aware, no Buyer Group Member nor any officer, agent, employee or other person or entity that provides services for or acts for or on behalf of a Buyer Group Member has at any time in connection with the Proposed Transaction, either directly or indirectly:

(a)	offered, promised, provided, or authorised the provision of any money, property, contribution, gift, entertainment or other thing of value to any Official in the exercise of his or her duties (including acts that may fall outside an Official’s official duties) to influence official action or secure an improper advantage (including to obtain or retain business or a financial or business advantage (including a future business advantage)), or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer; nor

(b)	violated any Anti-Bribery Law, Anti-Money Laundering Law or Trade Control Law applicable to a Buyer Group Member.

9.2	Notices regarding compliance with Anti-Bribery Laws

No Buyer Group Member has received any notice, subpoena, demand or other communication (whether oral or written) from a Government Agency within the 12 months prior to the date of this document alleging that the Buyer Group Member has:

(a)	been investigated (or is being investigated) in connection with any Anti-Bribery Law, Anti-Money Laundering Law or Trade Control Law; or

(b)	engaged in any conduct with respect to matters that would constitute an actual, alleged, possible or potential breach of, or failure to comply with any Anti-Bribery Law, Anti-Money Laundering Law or Trade Control Law,

in each case, that would be expected to have a material adverse effect on the Buyer Group (as a whole).

9.3	Buyer Group Member not sanctioned

So far as the Buyer is aware, no Buyer Group Member nor any officer, agent, employee or other person that acts for or on behalf of a Buyer Group Member is a Sanctioned Party, nor appears on any list of entities or individuals debarred from tendering or participating in any project funded by national or local governments, the World Bank, European Bank for Reconstruction and Development or any other multi-lateral or bi-lateral aid or development agency.

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9.4	Consideration not proceeds of criminal activity

None of the consideration proposed to be provided to the Seller by the Buyer pursuant to this document (including, to avoid doubt, any Contingent Consideration) is or is derived from, or will be or will be derived from, the proceeds of criminal activity.

10	Filings and shareholder information

10.1	Form S-4

(a)	None of the information included or incorporated by reference or to be included or incorporated by reference, or supplied or to be supplied for inclusion or incorporation by reference, by the Buyer in or for the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances under which they are made, not misleading.

(b)	The Form S-4 and any other documents filed with the SEC by the Buyer in connection with this document or any of the transactions contemplated by it will comply in all material respects with the requirements of applicable law, except that no representation is made by the Buyer with respect to statements or information provided by the Seller for inclusion or incorporation by reference in the Form S-4.

10.2	Buyer NOM Information

The Buyer NOM Information provided in accordance with this document and included in the South32 Notice of Meeting will not contain any material statement that is misleading or deceptive, or omit to contain any material information, and will comply in all material respects with all applicable laws, including the ASX Listing Rules, the Corporations Act, and all relevant regulatory guides and other guidelines and requirements of ASIC.

10.3	Information provided in connection with filings

All information provided by or on behalf of the Buyer to

(a)	the Independent Expert, to enable the Independent Expert’s Report to be prepared and completed; and

(b)	to any other independent assessor, expert or professional (however described) in connection with any other report to be provided to South32 Shareholders in connection with the South32 Notice of Meeting or to be filed with any regulator, will be provided in good faith and on the understanding that such person will rely upon that information for the purpose of preparing such report.

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11	Financial statements

The consolidated financial statements of the Buyer (including all related notes or schedules) included or incorporated by reference in the Alcoa Filed SEC Documents

(a)	complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with US GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (a) as may be indicated in the notes thereto or (b) as permitted by Regulation S-X) and

(b)	fairly present in all material respects the consolidated financial position of the Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments which are not material, individually or in the aggregate, and the absence of footnote disclosures which if presented, would not reasonably be expected to differ materially from those presented in the audited financial statements forming part of the Alcoa Filed SEC Documents).

12	Absence of undisclosed liabilities

As of the date hereof, there are no liabilities or obligations of any of the Buyer and its subsidiaries that would be required to be reflected, accrued for, reserved against or disclosed in the consolidated financial statements in accordance with GAAP and applicable SEC rules and regulations that have not been reflected, accrued for, reserved against or disclosed in the consolidated financial statements of the Buyer included or incorporated by reference in the Alcoa Filed SEC Documents, other than liabilities (a) incurred by the Buyer and its subsidiaries in the ordinary course of business since 31 March 2026, or (b) expressly contemplated by this document or otherwise incurred in connection with the transactions contemplated by this document, or (c) that would not be expected to, individually or in the aggregate, have a material adverse effect on the Buyer and its subsidiaries (taken as a whole), or (d) arising in connection with any Claim, litigation or other proceedings Fairly Disclosed in the Buyer Disclosed Materials or Alcoa Filed SEC Documents.

13	Absence of changes

Since 31 December 2025 through the date of this document, (a) there has been no event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer and its subsidiaries (taken as a whole) and (b) there has been no material change in the accounting methods or practices of the Buyer or any of its subsidiaries except as required by law or generally accepted accounting principles applicable to the Buyer or any of its subsidiaries.

14	Management Questionnaire

(a)	The Buyer Disclosure Materials were provided in good faith and the Buyer has not knowingly:

(i)	omitted to disclose information to the Seller, the disclosure of which might reasonably be expected to have resulted in the

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Seller not entering into this document, or entering into it on materially different terms;

(ii)	omitted anything from the written responses to the Management Questionnaire such as to make any part of that information materially false or misleading; or

(iii)	included anything materially false or misleading in the Management Questionnaire.

(b)	For the purposes of paragraph 14(a), the Buyer Disclosure Materials do not include any information, document, representation, statement, view or opinion to the extent that it contains or expresses a forecast, prediction or projection or is otherwise forward looking after the date of the Management Questionnaire.

(c)	The warranties in paragraph 14(a) are qualified by any matter Fairly Disclosed by the Buyer in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available on the SEC’s EDGAR website in the 18 months prior to the date of the Management Questionnaire and ending on the date immediately prior to the date of the Management Questionnaire.

15	Compliance with laws

So far as the Buyer is aware, in the 12 months prior to the date of this document, the Buyer Group has complied in all material respects with all material laws and regulations applying to them and orders of Government Agencies having jurisdiction over it, provided that for the purpose of this warranty, complying 'in all material respects with all material laws and regulations' will mean complying in a manner which is not reasonably expected to: (i) have a material adverse effect upon the Buyer Group, taken as a whole; or (ii) materially impair the Buyer's ability to perform its obligations under this document.

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Schedule 6 Conditons Precedent

Condition Precedent	Party entitled to benefit	Party responsible
(a) Required Antitrust Consents: All Required Antitrust Consents have been obtained or made (as applicable) and remain in full force and effect.	Buyer and Seller	Buyer and Seller
(b) Required FDI Consents: All Required FDI Consents have been obtained or made (as applicable) and remain in full force and effect.	Buyer and Seller	Buyer and Seller

(c)

FinSurv approval – Seller: FinSurv provides all approvals required by the Seller Group under the Exchange Control Regulations in connection with the Proposed Transaction and the transactions contemplated by it either conditionally or on conditions acceptable to the Seller (acting reasonably and in good faith, and otherwise in accordance with the terms of this document).

	Buyer and Seller	Seller

(d)

FinSurv approval – Buyer: FinSurv provides all approvals required by the Buyer Group under the Exchange Control Regulations in connection with the Proposed Transaction and the transactions contemplated by it either conditionally or on conditions acceptable to the Buyer (acting reasonably and in good faith, and otherwise in accordance with the terms of this document).

	Buyer and Seller	Buyer
(e) South32 Shareholder approval: South32 Shareholders vote in favour of the Proposed Transaction at the South32 Transaction Meeting.	Seller	Seller

(f)

NYSE listing: The Alcoa Shares to be issued as Consideration Shares (including any Alcoa Shares underlying Alcoa CDIs that comprise Consideration Shares) have been approved for listing on NYSE, subject only to official notice of issuance.

	Buyer and Seller	Buyer
(g) Share trading: No stop order or suspension of trading shall have been imposed (and not withdrawn) by the NYSE, the SEC or any Government Agency with respect to public trading in Alcoa Shares.	Seller	Buyer
(h) ASX quotation: The Alcoa CDIs to be issued to the Seller (if any) have been approved for official quotation on ASX, subject only to customary conditions.	Buyer and Seller	Buyer
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(i)

Form S-4 effectiveness: The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 has been issued (and not withdrawn) by the SEC and no legal action or other proceedings seeking a stop order have been initiated (and not withdrawn) by the SEC.

	Buyer and Seller	Buyer

(j)

South African Companies Act: the:

(i)

shareholder(s) of the South African Assets Seller approve(s), by special resolution in terms of section 112 of the South African Companies Act (read with section 115 of the South African Companies Act), the disposal by the South African Assets Seller of the South African Assets to the South African Assets Buyer; and

(ii)

board of directors of each South African Assets Sale Entity approves the disposal by the South African Assets Seller to the South African Assets Buyer,

and copies of those resolutions are delivered by the South African Assets Seller to the South African Assets Buyer.

	Buyer and Seller	Seller
(k) Material Adverse Change: No Material Adverse Change occurring prior to the Completion Date.	Buyer	Seller
(l) Seller Prescribed Occurrence: No Seller Prescribed Occurrence occurs prior to the Completion Date.	Buyer	Seller
(m) Buyer Prescribed Occurrence: No Buyer Prescribed Occurrence occurs prior to the Completion Date.	Seller	Buyer

(n)

No restraint or law preventing Completion: There is no restraining order, injunction or other order issued by any court or Government Agency of competent jurisdiction and in effect immediately prior to Completion preventing the acquisition of all the Sale Shares by the applicable Buyer Group Members or otherwise preventing Completion in accordance with this document (excluding any such order or injunction issued at the request or following an application by a Buyer Group Member or a Representative).

	Buyer and Seller	Buyer and Seller
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Schedule 7 Permitted Leakage

1	Permitted Leakage

Permitted Leakage means (without double-counting):

(a)	(payment or conduct under this document) Any payment, transaction, conduct or other matter undertaken by a Sale Group Entity that is expressly permitted or expressly required to be done by or under any Transaction Document or is necessary for matters required to implement any Transaction Document, including actions incidental or ancillary to such implementation, excluding:

(i)	Transaction Costs; and

(ii)	payments, transactions, conduct or other matters in connection with the settlement of Intercompany Indebtedness (provided that this paragraph (a)(ii) does not prevent such payments, transactions, conduct or other matters being Permitted Leakage under another paragraph of this Schedule 7).

(b)	(Buyer approval) Any Leakage that is undertaken at the written request of the Buyer or is specifically approved in writing by the Buyer as Permitted Leakage;

(c)	(dividend) The declaration, determination, making of or payment of a dividend by a Sale Group Entity to a Non-Sale Group Entity to the extent it is for the purpose of settling balances owed by a Non-Sale Group Entity to a Sale Group Entity and which existed as at the Locked Box Date and is Fairly Disclosed in the Locked Box Accounts, excluding Locked Box Cash, together with any interest accrued on such balances after the Locked Box Date (to the extent at the interest rate Fairly Disclosed in respect of such balances in documents 5.1.6, 5.1.8 and 5.1.9 of the Project Leopard Data Room and otherwise in accordance with the terms applicable to such balances existing as at the Locked Box Date);

(d)	(return of capital) The return of, or the passing of any resolution to return, capital to a Non-Sale Group Entity to the extent it is for the purpose of settling balances owed by a Non-Sale Group Entity to a Sale Group Entity and which existed as at the Locked Box Date and is Fairly Disclosed in the Locked Box Accounts, excluding Locked Box Cash, together with any interest accrued on such balances after the Locked Box Date (to the extent at the interest rate Fairly Disclosed in respect of such balances in documents 5.1.6, 5.1.8 and 5.1.9 of the Project Leopard Data Room and otherwise in accordance with the terms applicable to such balances existing as at the Locked Box Date);

(e)	(Leakage between Sale Group Entities) Any Leakage between Sale Group Entities in respect of ordinary course intercompany operating activities and consistent with past practice;

(f)	(provisions in Locked Box Accounts) Any payment made (or to be made) by a Sale Group Entity, to the extent that either the payment

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(including the amount of the payment) is specifically provided for as a liability in the Locked Box Accounts;

(g)	(genuine payments under intragroup arrangements) Any amounts paid or payable by a Sale Group Entity in respect of ordinary course intercompany operating activities in respect of:

(i)	Distribution Agreements;

(ii)	Raw Materials Agreements;

(iii)	the Hillside Alumina Agreement;

(iv)	the Intra Group Service Charge Agreement (IGSC) (excluding any charges for gains or losses under derivatives), provided that:

(A)	where the IGSC provides for additional fees or charges for additional goods or services not described in the IGSC, the fees or margin (as applicable) charged for those additional goods or services shall not be greater than the lowest fee (or margin) (and/or at arm’s length) stipulated for services in the IGSC; and

(B)	the aggregate amount of Permitted Leakage pursuant to paragraphs (g)(iv) and (vi) is not more than a maximum amount of $72 million in aggregate in any rolling 12 month period during the period from Locked Box Date to Completion (where Completion occurs over a period other than 12 months after the Locked Box Date, pro-rated for that period of time);

(v)	without limiting the other limbs of this Schedule 7, other goods or services provided to a Sale Group Entity by a Non-Sale Group Entity up to a maximum amount of $1.25 million per month measured in aggregate during the period from Locked Box Date to Completion. To avoid doubt, this illustratively equates to a maximum run-rate of $15 million per annum, and said maximum amount is to be pro-rated for the number of whole months between the Locked Box Date and Completion;

(vi)	remuneration (including share based payments under group share scheme arrangements), pension or superannuation contributions, performance or other bonuses and benefits or expenses (including expense reimbursement) payable to a person who is an employee, officer or contractor of a Non-Sale Group Entity in the ordinary course of their employment and in connection with services provided to a Sale Group Entity, up to a maximum aggregate amount of Permitted Leakage pursuant to paragraphs (g)(iv) and (vi) of not more than a maximum amount of $72 million in aggregate in any rolling 12 month period during the period from Locked Box Date to Completion (where Completion occurs over a period other than 12 months after the Locked Box Date, pro-rated for that period of time); and

(vii)	to the extent not already included within (i) to (vi) immediately above, and without double counting, any amounts recharged at cost in respect of genuine third-party expenses which are for identifiable goods or services procured and incurred by a Non-Sale Group Entity on behalf of (and provided to) a Sale Group Entity (but not including, for the avoidance of doubt, third-party

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expenses for goods or services provided to both Sale Group Entities and Non-Sale Group Entities and allocated between Sale Group Entities and Non-Sale Group Entities on any basis other than a direct attribution of costs directly referable to the identifiable goods or services), in each case as consideration under a contractual or other arrangement Fairly Disclosed to the Buyer prior to the date of this document (except in respect of paragraphs (vi) and (vii)) and consistent with past practice;

(h)	(MRN bauxite sales) the sale and purchase of bauxite produced by MRN pursuant to bauxite sales agreements in place between MRN and its shareholders from time to time;

(i)	(ordinary course taxes) Any Tax (including accruals, for the avoidance of doubt), or any payment (including any set off) in the nature of a tax sharing or tax funding or contribution payment (including a clear exit payment) calculated and made pursuant to a tax sharing or funding or contribution agreement to which the relevant Sale Group Entity is a party, on or in relation to any income, profit or gain earned, accrued or received by reason of an act or omission of, or occurrence affecting, any Sale Group Entity in the ordinary course of its business and which for Tax purposes is taken to be derived between the Locked Box Date and the Completion Date;

(j)	(guarantees) Any fees paid or payable by a Sale Group Entity to a Non-Sale Group Entity in relation to the provision of a Guarantee:

(i)	given by a Non-Sale Group Entity in respect of or for the benefit of a Sale Group Entity; and

(ii)	either:

(A)	both:

1.	listed in Schedule 14 (Third Party Credit Support) or Schedule 15 (Seller Personal Guarantees) as of the date of this document; and

2.	in accordance with the terms applicable to such Guarantee as at the date of this document and Fairly Disclosed in Project Leopard Data Room Folder 5.1; or

(B)	New Third Party Credit Support or New Seller Personal Guarantees procured or provided by a Non-Sale Group Entity to a Sale Group Entity between the date of this document and the Completion Date in accordance with Schedule 12 on reasonable arm's length terms consistent with past practice, including in respect of all fees.

(k)	(intercompany loans and interest):

(i)	any payment, accrual, transfer, assignment, novation, forgiveness, writing off, forbearance or waiver of interest and/or principal on or in respect of loans or other indebtedness between a Sale Group Entity and any Non-Sale Group Entity in existence (and, in the case of interest, accrued) as of the Locked

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Box Date and Fairly Disclosed in the Locked Box Accounts, excluding Locked Box Cash;

(ii)	all extraction, payment (whether in cash or in kind), accrual, transfer, assignment, novation, forgiveness, writing off, forbearance or waiver of all interest earned by a Sale Group Entity after the Locked Box Date on any loans or other indebtedness balances in existence as at the Locked Box Date, Fairly Disclosed in the Locked Box Accounts and owed by a Non-Sale Group Entity to a Sale Group Entity;

(iii)	all extraction, payment (whether in cash or in kind) or payable in respect of interest earned after the Locked Box Date on any loans or other indebtedness balances in existence as at the Locked Box Date, Fairly Disclosed in the Locked Box Accounts and owed by a Sale Group Entity to a Non-Sale Group Entity;

(l)	(cash management) Any transfer of cash between a Sale Group Entity and a Non-Sale Group Entity (or receipt or retention of cash by a Non-Sale Group Entity in respect of the assets or business of a Sale Group Entity):

(i)	consistent with ordinary course intercompany cash management, including in house cash and cash sweeping consistent with past practice; and

(ii)	where the other side of the accounting journal entry is against an intercompany loan account between a Sale Group Entity and a Non-Sale Group Entity;

(m)	(amounts repaid) Any Leakage to the extent that it or the amount of that Leakage is repaid, refunded, credited or reimbursed or made good to a Sale Group Entity prior to Completion;

(n)	(Mozambique) Any payments or amounts payable by a Sale Group Entity to a Non-Sale Group Entity in respect of any transfer of assets, right, values or benefit from the Mozal Aluminium smelter in Maputo province, Mozambique, where the fair value of the assets, rights, values or benefit received by the Sale Group Entity is equal to or exceeds the payment or amount payable by the Sale Group Entity to the Non-Sale Group Entity and up to an aggregate cap of $10 million in the period from the Locked Box Date to Completion;

(o)	(transferring employee liabilities) Any obligations or liabilities in respect of employee entitlements (including, but not limited to, wages and salaries, incentives, bonuses, commissions, superannuation contributions, leave entitlements, defined benefit plans and employee insurances) in relation to Out of Perimeter Employees transferred from a Non-Sale Group Entity into a Sale Group Entity. To avoid doubt, (A) there will be no double counting of any obligations or liabilities in respect of employee entitlements as they are accrued, fall due and are paid to Out of Perimeter Employees transferred into a Sale Group Entity between the date of transfer and Completion (Transferring Employee Liabilities), (B) the Seller must commensurately reduce the relevant component of the relevant IGSC or intercompany transaction to avoid such double counting, and (C) any double counted Transferring Employee Liabilities will be Leakage;

(p)	(prior period Tax matters) other than in respect of the Brazilian Assets Sale Entity, any payment (including by way of dividend) made by a Sale Group Entity relating to, or arising in connection with, a refund of Tax or

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the allowance of a Tax Attribute (whether in cash or by way of offset, set-off or deduction and including any amount in relation to input tax credits claimed) in relation to a period, or an act, transaction or event, before the Locked Box Date, to the extent that either such refund or other amount was not specifically provided for as an asset in the Locked Box Accounts;

(q)	(Tax credits) The attachment of any franking credits or other Tax credits to any payments referred to in sub-paragraphs (a) to (p);

(r)	(Indirect Taxes) Any amount paid or credit reduced or lost that is referable to Indirect Tax payable by a Sale Group Entity or Non-Sale Group Entity on behalf of a Sale Group Entity or a Sale Business after the Locked Box Date in respect of transactions entered into in the ordinary course of business;

(s)	(No double claim) Any Leakage or Leakage Amount which is received by the Buyer or a Buyer Group Member under the Transaction Documents, including under a warranty or indemnity, but excluding amounts pursuant to clause 11 (Locked Box and Leakage);

(t)	(Foreign exchange) Any Leakage (other than Leakage covered by paragraph (i) of that definition) as a result of foreign exchange gains or losses arising as a result of a depreciation in USD relative to another foreign currency (either realised or unrealised);

(u)	(Commitment) Any agreement, arrangement or commitment made or entered into by any Sale Group Entity to do or give effect to any matter referred to in sub-paragraphs (a) to (t);

(v)	(Tax) The payment or accrual of, or incurring of Liability for or in respect of, any Tax incurred or accrued by, or the loss or reduction of a Tax Attribute by a Sale Group Entity (including withholding tax, Indirect Tax or other tax which is referable to a Tax liability of the recipient) in respect of any of the matters in sub-paragraphs (a) to (u) above, other than in respect of (t) above; and

(w)	(funding of Sale Group Funding Deficit) Any costs, expenses, liabilities or payments incurred or made by or on behalf of any member of the Sale Group in connection with the arrangement, implementation or satisfaction of funding steps contemplated by clause 8.4(b) to address the Sale Group Funding Deficit, including any interest, Taxes and related charges arising in connection with such funding steps.

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Schedule 8 Completion obligations

1	Seller Completion obligations

At Completion, the Seller must deliver (or procure that the applicable Selling Entity delivers) to the Buyer or the applicable Buying Entity:

(a)	(Sale Share transfers)

(i)	(Australia) duly executed share transfers for the transfer of the Australian Assets Sale Shares to the Australian Assets Buyer, in the form set out in Annexure A (or as otherwise agreed by the Seller and the Buyer in writing), signed by the Australian Assets Sellers;

(ii)	(Brazil) duly executed versions of each of the share transfer forms signed by the Brazilian Assets Sellers and proof of the update of the share registry of the Brazilian Assets Sale Entity to reflect the transfer of the Brazilian Assets Sale Shares to the Brazilian Assets Buyer; and

(iii)	(South African) duly executed share transfer forms for the transfer of the South African Assets Sale Shares to the South African Assets Buyer, in the form set out in Annexure B (or as otherwise agreed by the Seller and the Buyer in writing), signed by the South African Assets Seller;

(b)	(certificates) to the extent required to be maintained as evidence of ownership in accordance with applicable laws, share certificates (or a declaration as to any missing or destroyed certificates) for the Sale Shares;

(c)	(board resolutions – transfer of Sale Shares) written resolutions or minutes of meeting of the board of directors of each Sale Entity resolving that, with effect from Completion:

(i)	the transfer of the relevant Sale Shares be registered;

(ii)	the existing share certificates (if any) be cancelled; and

(iii)	if required as evidence of ownership under the laws of the applicable jurisdiction, new share certificates be issued in the name of the applicable Buyer Group Member (being the Australian Assets Buyer, the Brazilian Assets Buyer or the South African Assets Buyer),

and otherwise complying with any other procedural or administrative requirements the Seller considers (acting reasonably and in good faith) are required under applicable laws in relation to the board resolutions or matters to be approved by them;

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(d)	(corporate resolutions – change of officers) written resolutions or minutes of meeting of the board of directors or the shareholders, as the case may be, of each Sale Group Entity resolving that, with effect from Completion:

(i)	each Incoming Officer be appointed as an officer, director, company secretary or public officer (as applicable and as notified to the Seller in accordance with clause 8.7(a)) of each applicable Sale Group Entity; and

(ii)	the resignation of each Retiring Sale Group Officer be accepted;

(e)	(register) an extract of the securities register for each Sale Entity reflecting the transfer of the applicable Sale Shares to the applicable Buyer Group Member;

(f)	(director and officer resignations) Resignation Notices for each Retiring Sale Group Officer signed by that Retiring Sale Group Officer and the applicable Sale Group Entities;

(g)	(Encumbrance releases) releases and discharges in respect of all Encumbrances over any of the Sale Shares held by the applicable Selling Entity, including (where relevant) an undertaking to remove all registrations in relation to such Encumbrances from the PPS Register within 10 Business Days of Completion;

(h)	(TSD Deed of Release) a copy of a deed releasing each Australian Sale Group Entity from the Seller Tax Sharing Deed substantially in the form of Schedule 5 of the Seller Tax Sharing Deed executed by each Australian Sale Group Entity that is a member of the Seller Consolidated Group and South32 Limited;

(i)	(Clear Exit Amount) evidence that the Clear Exit Amount has been paid by each Australian Sale Group Entity that is a member of the Seller Consolidated Group (if payment is required to be made);

(j)	(ASIC corporate key) the ASIC corporate key for each Sale Group Entity registered with ASIC; and

(k)	(Records) the Records.

2	Buyer Completion obligations

At Completion, the Buyer must:

(a)	(Purchase Price) pay the Cash Purchase Price to the Seller or as otherwise directed pursuant to this document;

(b)	(Consideration Shares):

(i)	issue the Consideration Shares to the Seller and the Alcoa Shares represented by the Alcoa CDIs included in the Consideration Shares to CDN, in non-certificated book-entry form as applicable, in accordance with clause 3.4 and the other terms of this document; and

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(ii)	deliver a book-entry statement evidencing the Consideration Shares (and the Alcoa Shares represented by the Alcoa CDIs included in the Consideration Shares) having been issued and delivered to, and held by:

(A)	in the case of the Alcoa Shares to be issued and delivered to the Seller pursuant to clause 3.4(c)(i), the Seller;

(B)	in the case of the Alcoa CDIs to be issued and delivered to the Seller pursuant to clause 3.4(c)(ii), the Seller; and

(C)	in the case of the Alcoa Shares to be issued to CDN pursuant to clause 3.4(c)(iii), CDN;

(c)	(Sale Share transfers)

(i)	(Australia) deliver duly executed share transfers for the transfer of the Australian Assets Sale Shares to the Australian Assets Buyer, in the form set out in Annexure A (or as otherwise agreed by the Seller and the Buyer in writing), signed by the Australian Assets Buyer;

(ii)	(Brazil) deliver duly executed versions of the share transfer forms signed by the Brazilian Assets Buyer to reflect the Brazilian Assets Sale Shares to the Brazilian Assets Buyer, signed by the Brazilian Assets Buyer; and

(iii)	(South African) deliver duly executed share transfer forms for the transfer of the South African Assets Sale Shares to the South African Assets Buyer, in the form set out in Annexure B (or as otherwise agreed by the Seller and the Buyer in writing), signed by the South African Assets Buyer;

(d)	(powers of attorney) deliver copies of any powers of attorney under which any Transaction Document is executed by a Buyer Group Member; and

(e)	(Third Party Credit Support) deliver duly executed copies of all replacement bonds, bank guarantees, letters of credit or other credit support granted to a beneficiary in respect of any Third Party Credit Support pursuant to clause 8.8.

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Schedule 11 Contingent Consideration

1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this Schedule are set out as follows:

(a)	Alumar Alumina Product means the aggregate of each applicable Sale Group Entity’s “Alumina Entitlement” under the Alumar Consortium Agreement as of the date of this document. For the avoidance of doubt, this is 36% of the Alumar Alumina Refinery’s alumina production and includes any Alumina Hydrate Equivalent Tonnes.

(b)	Alumar Alumina Refinery means the alumina refinery plant and related facilities located in São Luís, Maranhão, Brazil owned and operated pursuant to the Alumar Consortium Agreement.

(c)	Alumar Aluminium Product means the aggregate of each applicable Sale Group Entity’s “Aluminium Entitlement” under the Alumar Consortium Agreement as of the date of this document. For the avoidance of doubt, this is 40% of the Alumar Aluminium Smelter’s aluminium production.

(d)	Alumar Aluminium Smelter means the aluminium smelter and related facilities located in São Luís, Maranhão, Brazil owned by Alcoa Alumínio S.A. and the Brazilian Assets Sale Entity and operated by Alcoa Alumínio S.A.

(e)	Alumar Consortium Agreement means the Alumar Consortium 1995 Master Agreement dated 1 January 1995 between Alcoa Alumínio S.A., the Brazilian Assets Sale Entity, Alcan Alumina Ltda and Alcoa World Alumina Brasil Ltda. (as amended on 13 March 2006, 27 March 2009 and 14 March 2023).

(f)	Alumina Hydrate means non-metallurgical grade alumina, also known as alumina trihydrate or aluminium hydroxide.

(g)	Alumina Hydrate Equivalent Tonnes means, in relation to any Contingent Consideration Period, the number of tonnes of Alumina Hydrate produced at the Alumina Operations and sold or otherwise Disposed of (instead of being further refined into alumina at the Alumar Alumina Refinery or Worsley Alumina Refinery, as applicable), multiplied by the Moisture Factor and divided by 1.53 (to reflect the conversion factor of Alumina Hydrate to alumina).

(h)	Alumina Operations means Worsley Alumina and the Alumar Alumina Refinery.

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(i)	Alumina Product means Alumar Alumina Product and Worsley Alumina Product (as the context requires).

(j)	Alumina Tonnes, in respect of a Contingent Consideration Period, means the total tonnes of Alumina Product produced in that period, including for the avoidance of doubt any Alumina Hydrate Equivalent Tonnes.

(k)	Aluminium Operations means Hillside Aluminium and the Alumar Aluminium Smelter.

(l)	Aluminium Product means Alumar Aluminium Product and Hillside Aluminium Product whether in solid or liquid form.

(m)	Aluminium Tonnes, in respect of a Contingent Consideration Period, means the total tonnes of Aluminium Product produced in that period.

(n)	Auditor means a big four accounting firm or any other accounting firm in the future that is generally accepted to have equivalent experience, qualifications, market presence and prestige as the big four accounting firms have at the date of this document that is not an auditor (and has not been an auditor in the previous 3 years) of the Buyer or the Seller or their Affiliates (unless the parties agree otherwise).

(o)	Average Alumina Price, in relation to a Contingent Consideration Period, means the PAX FOB Alumina Price (or should that quotation cease, another similar quotation acceptable to the parties, acting reasonably) over the Contingent Consideration Period, calculated by aggregating the quoted prices reported for each day during the relevant Contingent Consideration Period and dividing that aggregate by the number of days for which such prices were reported.

(p)	Average Aluminium Price, in relation to a Contingent Consideration Period, means the average of the LME Aluminium Price (or, should that quotation cease, another similar quotation acceptable to the parties, acting reasonably) over the Contingent Consideration Period, calculated by aggregating the quoted prices reported for each day during the relevant Contingent Consideration Period and dividing that aggregate by the number of days for which such prices were reported.

(q)	Commencement Date means the first day of the calendar month immediately following the date of this document, unless this document is executed on the first day of a calendar month, in which case it means the date of execution.

(r)	Contingent Consideration Cap means US$750 million.

(s)	Contingent Consideration Notice has the meaning given in paragraph 3(a) (and, to avoid doubt, includes a Contingent Consideration Notice given by the Seller under paragraph 3(c)(2)).

(t)	Contingent Consideration Payment means each and any of the following:

(1)	the payment calculated in respect of the First Contingent Consideration Period (the First Contingent Consideration Payment);

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(2)	the payment calculated in respect of the Second Contingent Consideration Period (the Second Contingent Consideration Payment);

(3)	the payment calculated in respect of the Third Contingent Consideration Period (the Third Contingent Consideration Payment); or

(4)	the payment calculated in respect of the Fourth Contingent Consideration Period (the Fourth Contingent Consideration Payment),

as the context requires.

(u)	Contingent Consideration Payment Date means, in relation to each Contingent Consideration Period, the date that is 10 Business Days after the date on which a Contingent Consideration Notice for that Contingent Consideration Period is issued in accordance with the terms of this Schedule. However, if a Contingent Consideration Period ends prior to Completion, the Contingent Consideration Payment Date for that Contingent Consideration Period will be the later of (1) Completion; and (2) the day that is 10 Business Days after the date on which the Contingent Consideration Notice provided by the Seller pursuant to paragraph 3(c)(2) is issued.

(v)	Contingent Consideration Period means each and any of the following:

(1)	the period starting on the Commencement Date and ending on the day before the first anniversary of the Commencement Date (First Contingent Consideration Period);

(2)	the period starting on the first anniversary of the Commencement Date and ending the day before the second anniversary of the Commencement Date (Second Contingent Consideration Period);

(3)	the period starting on the second anniversary of the Commencement Date and ending the day before the third anniversary of the Commencement Date (Third Contingent Consideration Period); and

(4)	the period starting on the third anniversary of the Commencement Date and ending on the Contingent Consideration Period End Date (Fourth Contingent Consideration Period),

as the context requires.

(w)	Contingent Consideration Period End Date means the date that is 4 years after the Commencement Date.

(x)	CVR Dispute Notice has the meaning given in paragraph 6.

(y)	Dispose means sell, transfer, or otherwise dispose of ownership (and, to avoid doubt, includes intragroup transactions).

(z)	Force Majeure Event means any of the following occurrences that results in the Sale Group (or any Sale Group Entity) being prevented from or delayed in transporting alumina from Worsley Alumina or the

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Alumar Alumina Refinery or aluminium from Hillside Aluminium or the Alumar Aluminium Smelter, as applicable, and that is beyond the reasonable control of the Sale Group (or, following Completion, the Buyer Group):

(1)	acts of God, earthquake, cyclone, fire, explosion, flood, landslide, lightning, storm, tempest, drought or meteor;

(2)	war, civil insurrection or militarily usurped power;

(3)	terrorism;

(4)	confiscation, nationalisation, requisition, expropriation, prohibition or embargo under the order of any Government Agency;

(5)	legislation taking effect after the date of this document; or

(6)	industrial action.

(aa)	Good Operating Practice means:

(1)	in relation to Alumar Alumina Refinery and Hillside Aluminium, in an efficient and reasonable manner and in accordance with the most suitable engineering and mining methods and practices; and

(2)	in relation to Worsley Alumina, using its best efforts and such reasonable skill, care and judgment as can be expected under the prevailing circumstances.

(bb)	Hillside Aluminium means the Hillside Aluminium smelter and related facilities located in South Africa as owned and operated by Hillside Aluminium (Pty) Ltd.

(cc)	Hillside Aluminium Product means 100% of the aluminium that is processed, refined or produced or otherwise dealt with at Hillside Aluminium.

(dd)	LME Aluminium Price means the US$ per tonne price for aluminium as quoted by the London Metal Exchange Cash Settlement Price for High Grade Primary Aluminium. Under this document, the calculation of the Average Aluminium Price will source the LME Aluminium Price.

(ee)	Moisture Factor means the number calculated as: (1 – Moisture) / 1, where 'Moisture' means the actual moisture level of the relevant Alumina Hydrate (expressed as a percentage, and as measured by sampling the relevant Alumina Hydrate).

(ff)	PAX FOB Alumina Price means the US$ per tonne price for alumina as quoted by the S&P Platts Alumina Index (specifically the Alumina FOB Australia index). Under this document, the calculation of the Average Alumina Price will source the PAX FOB Alumina Price from Bloomberg using the ticker code ‘ALA1’.

(gg)	Product means Alumina Product and Aluminium Product (as the context requires).

(hh)	Worsley Alumina means the alumina refinery plant and related facilities established pursuant to the Worsley State Agreement and the Worsley Joint Venture Agreement.

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(ii)	Worsley Alumina Product means the aggregate of each applicable Sale Group Entity’s “Alumina Entitlement” under the Worsley Joint Venture Agreement as of the date of this document. For the avoidance of doubt, this is 86% of Worsley Alumina's alumina production and includes any Alumina Hydrate Equivalent Tonnes.

(jj)	Worsley Joint Venture Agreement means the Worsley Joint Venture Agreement dated 7 February 1980 between South32 Aluminium (Worsley) Pty Ltd, South32 Aluminium (RAA) Pty Ltd, South32 Worsley Alumina Pty Ltd, Japan Alumina Associates (Australia) Pty Limited and Sojitz Alumina Pty Limited (as amended).

(kk)	Worsley State Agreement means the Alumina Refinery (Worsley) Agreement Act 1973 (WA) including the schedules.

To avoid doubt, capitalised terms used in this Schedule that are not defined above but are defined in Schedule 17 (“Glossary and Interpretation”) of this document have the meaning given in Schedule 17.

1.2	Interpretation

Except in the case of Alumina Hydrate, a Product will be deemed to be produced for the purpose of this Schedule where such Product has reached a finished or saleable state at the relevant Alumina Operations and/or Aluminium Operations (as applicable) during the relevant Contingent Consideration Period, as determined by reference to the relevant Alumina Operations’ and/or Aluminium Operations’ standard production and inventory accounting records, prepared consistent with the Buyer's practices consistently applied. In respect of the Alumar Alumina Operations and the Alumar Aluminium Operations, “produced” refers to the volumes to which the relevant Sale Group Entity is entitled and which are taken in kind under the Alumar Consortium Agreement. For the avoidance of doubt, a Product will be taken to be “produced” regardless of whether it is internally consumed (including alumina used to produce aluminium), stockpiled or otherwise transferred, and “produced” does not depend on shipment, sale, pricing, invoicing, delivery or transfer of title in respect of the relevant Alumina Product or Aluminium Product.

Alumina Hydrate will only be included as Product where it is sold or otherwise Disposed of, rather than being further processed into alumina at the Alumar Operations or Worsley Operations. Where Alumina Hydrate is to be counted as Product, the intention of the parties is to convert the Alumina Hydrate into an equivalent tonnage of alumina (the Alumina Hydrate Equivalent Tonnes) for the purposes of calculating the total Alumina Tonnes Produced in the relevant period.

For the purpose of interpreting the application of paragraph 2 of this Schedule, numerical representations of the Alumina Strike Prices and Aluminium Strike Prices are in nominal terms.

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2	Contingent Consideration Payment

2.1	Calculation of Contingent Consideration Payment

(a)	A Contingent Consideration Payment for a Contingent Consideration Period is calculated as follows:

CCP = Alumina CCP + Aluminium CCP

Where:

(1)	Alumina CCP means the Contingent Consideration Payment for the relevant Contingent Consideration Period in respect of Alumina Product, calculated as:

Alumina CCP = (Average Alumina Price – Alumina Strike Price) x Alumina Tonnes x 0.67 x 0.225

If the calculation of Alumina CCP results in a negative number, the Alumina CCP will be deemed to be zero.

(2)	Alumina Strike Price means the figure calculated as follows:

Alumina Strike Price = (SP₁ × D₁ + SP₂ × D₂) / 365

Where:

(A)	SP₁ means the strike price applicable to the calendar year in which the relevant Contingent Consideration Period commenced;

(B)	SP₂ means the strike price applicable to the calendar year in which the relevant Contingent Consideration Period ends;

(C)	D₁ means the number of days between (and including) the first date of the relevant Contingent Consideration Period and 31 December of the same calendar year;

(D)	D₂ means the number of days between (and including) 1 January of the calendar year in which the relevant Contingent Consideration Period ends and the end of the relevant Contingent Consideration Period; and

(E)	the strike prices applicable to the calendar years are as follows:

2026: US$345/t

2027: US$452/t

2028: US$456/t

2029: US$459/t

2030: US$471/t

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(3)	Aluminium CCP means the Contingent Consideration Payment for the relevant Contingent Consideration Period in respect of Aluminium Product, calculated as:

Aluminium CCP = (Average Aluminium Price – Aluminium Strike Price) x Aluminium Tonnes x 0.225

If the calculation of Aluminium CCP results in a negative number, the Aluminium CCP will be deemed to be zero.

(4)	Aluminium Strike Price means the figure calculated using the formula in paragraph 2.1(a)(2) above for 'Alumina Strike Price', using the following strike prices:

(A)	2026: US$3,500/t

(B)	2027: US$2,825/t

(C)	2028: US$2,847/t

(D)	2029: US$2,870/t

(E)	2030: US$2,942/t

2.2	Payment of Contingent Consideration Payment

(a)	On each Contingent Consideration Payment Date, the Buyer must pay the Contingent Consideration Payment (if any) for the relevant Contingent Consideration Period, as set out in the Contingent Consideration Notice, to the Seller in immediately available funds.

(b)	Notwithstanding any other provision of this document, the aggregate total amount payable by the Buyer to the Seller by way of Contingent Consideration Payments will not exceed the Contingent Consideration Cap.

(c)	If a CVR Dispute Notice is issued under paragraph 6 and, following the dispute resolution process under paragraphs 6 to 7 (inclusive), it is determined or agreed that the Contingent Consideration Payment payable to the Seller:

(1)	exceeds the amount actually paid to the Seller under paragraph 2.2(a), the Buyer must pay the Seller the difference in immediately available funds by no later than the date that is 10 Business Days after the resolution of the dispute; or

(2)	is less than the amount actually paid to the Seller under paragraph 2.2(a), the Seller must pay the Buyer the difference in immediately available funds by no later than the date that is 10 Business Days after the resolution of the dispute.

3	Contingent Consideration process

(a)	Within 20 Business Days after the end of each Contingent Consideration Period, the Buyer must prepare a written notice setting out its calculation of the relevant Contingent Consideration Payment (including reasonable details of such calculations) in respect of that

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Contingent Consideration Period calculated in accordance with this document (each a Contingent Consideration Notice).

(b)	Each Contingent Consideration Notice must contain the following information:

(1)	details of all Products produced during the Contingent Consideration Period, including the types of Product produced and the date of production;

(2)	the Buyer’s calculation of the Average Alumina Price and the Average Aluminium Price; and

(3)	the Buyer’s calculation of the Contingent Consideration Payment.

(c)	Notwithstanding paragraph 3(a):

(1)	within 20 Business Days after Completion, the Seller must deliver to the Buyer a document setting out the information required in paragraph 3(b) for the period commencing on the first day of the Contingent Consideration Period in which Completion occurs and ending on Completion; and

(2)	if a Contingent Consideration Period ends prior to Completion, then, within 20 Business Days after the end of that Contingent Consideration Period, the Seller must deliver the Contingent Consideration Notice to the Buyer.

(d)	After receipt of a Contingent Consideration Notice (to avoid doubt, other than a Contingent Consideration Notice under paragraph 3(c)(2)), the Buyer must promptly give all access and information reasonably requested by the Seller to enable the Seller to review the calculation of the Contingent Consideration Payment.

(e)	After receipt of a Contingent Consideration Notice given under paragraph 3(c)(2) or a notice given under paragraph 3(c)(1) the Seller must promptly give all access and information reasonably requested by the Buyer to enable the Buyer to review the information contained in that notice.

(f)	It is acknowledged and agreed that:

(1)	the Seller may engage an Auditor to verify and determine the Contingent Consideration Payment and, where such firm is engaged:

(A)	promptly following notification by the Seller, the Buyer must provide (or procure the provision of) all information required under this paragraph to that Auditor; and

(B)	the Buyer must procure that each Buyer Group Member provides any necessary assistance to enable the Auditor to determine and verify the Contingent Consideration Payment; and

(2)	the Buyer may engage an Auditor to verify and determine the information contained in a notice from the Seller pursuant to paragraph 3(c) and, where such firm is engaged:

(A)	promptly following notification by the Buyer, the Seller must provide (or procure the provision of) all

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information required under this paragraph to that Auditor; and

(B)	the Seller must procure that each Seller Group Member provides any necessary assistance to enable the Auditor to determine and verify the information contained in the notice; and

(3)	if:

(A)	the Seller disagrees with the Contingent Consideration Notice in whole or in part; or

(B)	the Buyer disagrees with a Contingent Consideration Notice given by the Seller pursuant to paragraph 3(c)(2) in whole or in part,

paragraph 6 applies.

4	Provision of information

(a)	By no later than 15 December of each calendar year following Completion, the Buyer will provide the Seller with a forecast of aggregate Alumina Tonnes and Aluminium Tonnes for each calendar year until the Contingent Consideration Period End Date (or part year in respect of the period from 1 January until the Contingent Consideration Period End Date), solely for use by the Seller in determining the likely fair value of the potential future Contingent Consideration Payments under this Schedule in order to comply with its accounting and reporting obligations.

(b)	The Seller acknowledges and agrees that, subject only to paragraph 4(d):

(1)	the production forecast provided in paragraph 4(a) is merely a forecast;

(2)	the Buyer does not make any warranty as to the accuracy of, or the reasonableness of any assumptions underlying, any forecast or forward-looking information provided to the Seller under paragraph 4(a); and

(3)	the Buyer is not liable for any claim by any Seller Group Member nor any Representative of any Seller Group Member arising out of or relating to any forecast given under paragraph 4(a); and

(4)	to the extent that (and for so long as) the production forecast provided in paragraph 4(a) is "inside information" regarding the Buyer that is non-public, price sensitive, material and confidential, the Seller must:

(A)	keep the information confidential and not disclose it; and

(B)	not deal in shares, relevant securities or related financial products of the Buyer, or directly or indirectly procure, advise or encourage any other person to do so, or do anything else that breaches the insider trading laws in Australia or the United

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States of America or applicable insider trading or market abuse law of other applicable jurisdictions.

(c)	The Buyer must keep, or cause to be kept, true and accurate Records for each Contingent Consideration Period for a period of not less than 24 months after the end of the Fourth Contingent Consideration Period.

(d)	The Buyer must act reasonably and in good faith in preparing the estimate under paragraph 4(a), it being acknowledged by the Seller that such production forecast (1) is an estimate and (2) is being prepared primarily for the Buyer’s internal purposes and will not be prepared to address any specific requirements of the Seller other than as expressly set out in paragraph 4(a).

5	No action to avoid Contingent Consideration

(a)	During the Contingent Consideration Payment Period, the Buyer must not (directly or indirectly) take any action (including entering into an agreement, arrangement or undertaking) or omit to take any action the sole or predominant purpose (and not merely the effect) of which is to frustrate, delay or hinder the Seller’s receipt of Contingent Consideration Payments or lower the amount of any Contingent Consideration Payments.

(b)	Without limiting paragraph 5(a), the Buyer must procure that each Buyer Group Member that has a direct or indirect interest in the Alumina Operations or the Aluminium Operations:

(1)	carries on its business (in respect of the Alumina Operations and Aluminium Operations only) in accordance with Good Operating Practice;

(2)	does not consider the economic impact of the Contingent Consideration Payments when making decisions regarding the operation, development or level of production of the Alumina Operations and Aluminium Operations;

(3)	maintains its corporate existence and is not wound up, dissolved or deregistered or subject to any similar procedure, other than in connection with restructures that will not adversely impact any Contingent Consideration Payment; and

(4)	exercises in full any right it has to take product in kind under each of the Worsley Joint Venture Agreement and the Alumar Consortium Agreement,

until the Contingent Consideration Period End Date.

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6	Notice of Dispute

If the Seller or the Buyer disputes that:

(a)	a Contingent Consideration Notice prepared by the other party has been prepared in accordance with this Schedule; or

(b)	the other party has not provided sufficient information for that party to prepare or verify and determine the accuracy of a Contingent Consideration Notice,

the disputing party may, at any time within 60 Business Days after receipt of the relevant Contingent Consideration Notice (or where the dispute relates to a notice given by the Seller pursuant to paragraph 3(c)(1), within 20 Business Days after the end of the Contingent Consideration Period in which Completion occurred), give written notice of such dispute (CVR Dispute Notice) to the other party setting out full details of the dispute including (as applicable):

(c)	the items in dispute (including any specific items in a Contingent Consideration Notice in dispute) (Contingent Consideration Disputed Matters);

(d)	the amount in dispute and particulars explaining the amount; and

(e)	the adjustments or amendments to the Contingent Consideration Notice (or any aspect or element of a calculation of a Contingent Consideration Payment) which they are seeking and particulars explaining the adjustments or the amendments.

7	Dispute resolution

(a)	If a party gives a CVR Dispute Notice, the parties must enter into good faith negotiations and use all reasonable endeavours to agree the Contingent Consideration Disputed Matters in dispute as quickly as possible.

(b)	If the Buyer and the Seller cannot resolve any such dispute within 20 Business Days of the objection being notified (or such other period as they agree in writing), then the Buyer or the Seller may, by written notice to the other, refer the Contingent Consideration Disputed Matters for determination by the Expert in accordance with the provisions of paragraph 8 of this Schedule 11, which shall apply mutatis mutandis to a dispute pursuant to this Schedule.

(c)	Despite the appointment or determination of the Expert under this document, the Buyer and the Seller may, at any time, agree in writing the treatment of any or all of the Contingent Consideration Disputed Matters and adjustments to the Contingent Consideration Notice, in which case the Contingent Consideration Notice is deemed to be amended accordingly and will be final in relation to the matters contained in the CVR Dispute Notice.

(d)	To avoid doubt, the parties acknowledge and agree that clause 35 (“Dispute resolution”) of this document will not apply to any dispute covered by matters the subject of paragraphs 6 to 7 (inclusive), save that clause 35(f) of this document will continue to apply.

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8	Expert Process

8.1	Disagreement

(a)	If the Buyer and the Seller cannot resolve a dispute pursuant to paragraph 7(b), unresolved Contingent Consideration Disputed Matters must be referred for resolution to an independent person agreed by the Seller and the Buyer within a further 10 Business Days (the Initial Expert Appointment Period). If they cannot agree on who the independent person will be, the Seller and/or the Buyer must promptly request the Resolution Institute to appoint an independent person to determine the unresolved Contingent Consideration Disputed Matters, which person must be an accountant with at least 15 years’ accounting experience and 5 years' experience or more serving mining and metals manufacturing clients and who is currently practising at a top-tier or mid-tier accounting firm.

(b)	The person agreed or nominated under paragraph 8.1(a) will be the ‘Expert’ for the purposes of this Schedule.

(c)	The Buyer and the Seller must instruct the Expert to decide within the shortest practicable time the unresolved Contingent Consideration Disputed Matters and to deliver to the Buyer and the Seller a report, that states, on the basis of the Expert’s decision, its opinion as to:

(1)	the unresolved Contingent Consideration including the reasons for the Expert’s decision;

(2)	the Contingent Consideration Payment; and

(3)	the allocation of the Expert’s costs in accordance with paragraph 8.3.

8.2	Conclusiveness of Expert’s report

(a)	The Expert will act as an expert, not as an arbitrator, in determining the dispute.

(b)	The Expert’s determination in relation to the Contingent Consideration Disputed Matters and the allocation of its costs must be made as soon as possible.

(c)	The Expert’s decision will be final, conclusive and binding on the parties (except in the case of manifest error).

(d)	The Expert will afford the Seller and the Buyer a reasonable opportunity to make a written presentation in support of their respective positions and require that each of the Seller and the Buyer supply the other with a copy of any written presentations made to the Expert. The Expert will afford the Seller and the Buyer a reasonable opportunity to submit a written response to the other's submission.

(e)	The Seller and the Buyer must provide the Expert with any information and assistance reasonably required by the Expert to determine the Contingent Consideration Disputed Matters referred to the Expert. The Buyer must provide all information reasonably required by the Expert to determine whether the Contingent Consideration Notice is accurate.

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(f)	The Expert will consider only such matters that remain in dispute. For the avoidance of doubt, to the extent the Expert’s written determination purports to make any determination with respect to anything other than the Contingent Consideration Disputed Matters and amounts submitted to the Expert, it will be disregarded by the parties.

(g)	The Expert will determine any Contingent Consideration Disputed Matters based solely on the provisions of this document and the submissions of the Seller and the Buyer and the responses to those submissions, and will not conduct an independent review of any other amounts or related financial information.

(h)	The Expert’s determination of any value must be within the range for such items claimed by the Seller and the Buyer. To the extent that the Expert’s determination assigns a value outside of this range, the value for such items claimed by either the Seller or the Buyer that is closest to the Expert’s determination will be used instead.

(i)	The Expert’s determination with regards to each unresolved Contingent Consideration Disputed Matter must be in the form of a single value that the Expert determines should be reflected in the Contingent Consideration Payment. If the Expert provides its determination with regards to any unresolved Contingent Consideration Disputed Matter in the form of a range of values, the mid-point of the range of values that the Expert determined will be used instead.

8.3	Costs

(a)	Except as contemplated in paragraph 8.3(b), each party must bear its own costs in complying with this Schedule and in particular:

(1)	the Seller must bear the costs of the Seller’s accountants; and

(2)	the Buyer must bear the costs of the Buyer’s accountants.

(b)	The cost of the Expert (if appointed) must be paid by the party against whom the determination of the Expert is made. If the determination of the Expert includes determinations made both for and against both of the parties, then the parties must instruct the Expert to make a decision as to the proportionate share of the Expert's determination that was in each of their favour, and the parties must pay the Expert in such proportions. If the Expert is, for any reason whatsoever, unable to make a decision on the matter and so certifies to the Seller and the Buyer, the costs of the Expert must be shared equally and paid by the Seller and the Buyer.

9	Compliance by Sale Group Entities and Buyer Group

(a)	Where applicable, the Buyer must procure compliance by the Buyer Group Members and the Seller must procure compliance by the Seller Group Members with each of the provisions of this Schedule, including in providing information to verify and determine the Contingent Consideration Payment.

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(b)	Where the Buyer or a Buyer Group Member Disposes of any interest in the Alumina Operations and/or Aluminium Operations, the Buyer must procure that:

(1)	the acquirer of such interest undertakes:

(A)	to provide the Buyer with all assistance and information it requires to comply with its obligations under this document;

(B)	to be bound by, and to operate the Alumina Operations and the Aluminium Operations consistently with, paragraph 5 of this Schedule 11 (as if that person was the Buyer); and

(C)	not to sell or otherwise Dispose of the Tenements and/or any interest in the Alumina Operations and/or the Aluminium Operations unless the counterparty undertakes to also be bound by the provisions of sub-paragraphs (A) and (B) above, on terms acceptable to the Seller; and

(2)	notwithstanding such Disposal, the Buyer has access to such information as is necessary and required for the Buyer to comply with its obligations to provide information to the Seller under this Schedule.

For the avoidance of doubt, such Disposal will not relieve the Buyer of any of its obligations under this Schedule.

10	Force Majeure Events

(a)	If a Force Majeure Event occurs during a Contingent Consideration Period, any Alumina Tonnes or Aluminium Tonnes that are:

(1)	produced during that Force Majeure Event; and

(2)	the subject of the Force Majeure Event,

will be deemed to have been produced in the Contingent Consideration Period in which such Force Majeure Event ends.

(b)	If the Buyer becomes aware of a Force Majeure Event or reasonably believes that a Force Majeure Event may occur, the Buyer must:

(1)	promptly notify the Seller in writing with reasonable details and evidence of the Force Majeure Event (including the nature of the event and its probable duration and impact);

(2)	promptly notify the Seller in writing of the cessation of the Force Majeure Event; and

(3)	use reasonable endeavours, during the continuation of the Force Majeure Event, to mitigate the effect of the Force Majeure Event.

(c)	To avoid doubt, a Force Majeure Event will be deemed to have ended in respect of any Alumina Tonnes or Aluminium Tonnes on the date

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on which those Alumina Tonnes or Aluminium Tonnes (as applicable) become capable of being transported.

11	[***]

(a)	[***]

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Schedule 16 Selling Entities and Buying Entities

1	Selling Entities

South32 Australia Investment 3 Pty Ltd ACN 088 336 976 (being an Australian Assets Seller)

South32 Aluminium (Holdings) Pty Ltd ACN 169 411 974 (being an Australian Assets Seller and a Brazilian Assets Seller)

South32 (BMSA) Pty Ltd ACN 125 530 949 (being the Brazilian Assets Seller)

South32 SA Holdings (Pty) Ltd registration number 1896/001358/07 (being the South African Assets Seller)

2	Buying Entities

KZN Investments Australia Pty Ltd ACN 699 387 703 (being the Australian Assets Buyer)

Alcoa do Brasil Indústria e Comércio Ltda. (taxpayer number: CNPJ 48879175/0001-47) (being the Brazilian Assets Buyer)

The wholly-owned subsidiary of the Buyer nominated by the Buyer pursuant to clause 2.4 (being the South African Assets Buyer)

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Schedule 18 Glossary and interpretation

Part A - Glossary

Unless the contrary intention appears, these meanings apply in this document:

Aboriginal Site has the meaning given to it in the Aboriginal Heritage Act 1972 (WA).

Accounting Standards means International Financial Reporting Standards, International Accounting Standards and interpretations of those standards, issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and their predecessor bodies.

Actuary means the actuary or firm of actuaries (as applicable) appointed in respect of the Seller’s DBF.

Additional Accumulation Balances means, in respect of an Existing DBF Member, the balance of any additional voluntary contribution account, rollover account or other accumulation account under the Seller’s Plan that forms part of the member’s interest in the Seller’s DBF.

Additional Offerings means any debt offerings or other incurrences of debt (whether pursuant to a credit agreements, notes, indenture or other agreement), the proceeds of which are intended to fund the Cash Purchase Price and that reduce all or a portion of the commitments under the Debt Commitment Letter.

Affiliate means in respect of a person (Primary Person):

(a)	a person Controlled directly or indirectly by the Primary Person;

(b)	a person Controlling directly or indirectly the Primary Person;

(c)	a person directly or indirectly Controlled by a person who Controls the Primary Person (whether alone or with another person or persons);

(d)	a person directly or indirectly under the common Control of the Primary Person and another person or persons; or

(e)	where the Primary Person is an individual:

(i)	a trust that the Primary Person controls (either alone or with their spouse) or where all the beneficiaries are the Primary Person and/or their spouse;

(ii)	a relative or spouse of the Primary Person; or

(iii)	a self-managed superannuation fund for the Primary Person, the trustee of which is the Primary Person, the Primary Person and a spouse of the Primary Person, or a company controlled directly or indirectly by the Primary Person.

Agreed Announcement means the announcements contemplated by clause 29.1 being in a form agreed by the Seller and the Buyer in writing.

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Alcoa CDI means a CHESS Depositary Interest representing a beneficial ownership (but not legal title) in one Alcoa Share.

Alcoa Filed SEC Documents means any information disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC and publicly available on the SEC’s EDGAR website prior to the date that is 2 Business Days and on or after the date that is 18 months prior to the date of this document (and remains publicly available on the date of this document), including the consolidated financial statements (and any accompanying notes) of the Buyer included or incorporated by reference in the Alcoa Filed SEC Documents (but excluding any information disclosed or other disclosure in any such Alcoa Filed SEC Document contained in the “Risk Factors” section thereof or other cautionary, forward-looking or predictive statements in any such Alcoa Filed SEC Document).

Alcoa Share means 1 share of common stock, par value $0.01, of Alcoa.

Alternative Proposal means a proposal, offer, transaction or arrangement (whether by way of takeover bid, scheme of arrangement, capital reduction, sale of assets, sale or issue of securities, joint venture or otherwise) that, if completed, would:

(a)	result in a person acquiring control of the Seller or any Seller Group Member that holds all or substantially all of the property or material assets of the Seller Group, within the meaning of section 50AA of the Corporations Act, where such proposal is conditional on the Proposed Transaction not completing or being terminated; or

(b)	otherwise be inconsistent with Completion of the Proposed Transaction.

Alumar Consortium Agreement means the Alumar Consortium 1995 Master Agreement dated 1 January 1995 between Alcoa Alumínio S.A., the Brazilian Assets Sale Entity, Alcan Alumina Ltda and Alcoa World Alumina Brasil Ltda. (as amended on 13 March 2006, 27 March 2009 and 14 March 2023)

Alumar Operations means the operations relating to the Alumar alumina refinery and related facilities and the operations relating to the Alumar aluminium smelter and related facilities, in each case, in which a Seller Group Member has an interest.

Anti-Bribery Law means any anti-bribery and any anti-corruption laws that are applicable to any party or to the Proposed Transaction.

Anti-Money Laundering Law means any anti-money laundering laws that are applicable to any party or to the Proposed Transaction.

ASIC means the Australian Securities and Investments Commission.

ASIC Relief has the meaning given in clause 8.21(a).

Assets means the assets used in the Sale Businesses.

ASX means ASX Limited, or the market operated by it, as the context requires.

ATO means the Australian Taxation Office.

Australian Assets Buyer means the entity described as such in Schedule 16.

Australian Assets Locked Box Accounts means the balance sheet set out in the worksheet tab entitled “LB Accounts - Wallaby” in document 7.10.4 of the Project Leopard Data Room.

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Australian Assets Sale Entities means each of South32 Aluminium (RAA) Pty Ltd and South32 Aluminium (Worsley) Pty Ltd.

Australian Assets Sale Group Entities means the Australian Assets Sale Entities and any subsidiaries of them.

Australian Assets Sale Shares means all issued shares in the capital of the Australian Assets Sale Entities as set out opposite the name of the Australian Assets Sellers in Part A of Schedule 1.

Australian Assets Sellers means each of South32 Australia Investment 3 Pty Ltd and South32 Aluminium (Holdings) Pty Ltd.

Australian Freehold Interests means the whole of the land comprised in each of the certificates of title listed in items 1 to 123 (inclusive) in the spreadsheet that is document 6.1.143 in the Project Wallaby Data Room.

Australian Property Interests means all of the Crown Interests and the Australian Freehold Interests.

Australian Sale Business means the activities carried out by the Australian Assets Sale Entities and their subsidiaries.

Australian Sale Group Entities means the Australian Assets Sale Entities and each of their respective wholly owned Australian resident subsidiaries.

Authorisation means a certificate, exemption, consent, registration, licence, approval, permit, authority, agreement, order, judgement or determination issued, granted by or entered into with a Government Agency in each case that, if revoked, or terminated, would materially adversely impact the ability to conduct (in the case of the Seller and the Sale Entities) the Sale Business or (in the case of the Buyer) the Buyer’s business. For the avoidance of doubt, Authorisation includes the Worsley State Agreement unless the context requires otherwise.

BHP Separation Deed means the Separation Deed dated 17 March 2015 between BHP Billiton Limited, BHP Billiton Plc and the Seller, being document 18.8.2 of the Project Wallaby Data Room.

Brazilian Assets Buyer means the entity described as such in Schedule 16.

Brazilian Assets Locked Box Accounts means the balance sheet set out in the worksheet tab entitled “LB Accounts - Buffalo” in document 7.10.4 of the Project Leopard Data Room.

Brazilian Assets Sale Entity means South32 Minerals SA.

Brazilian Assets Sale Shares means all issued shares in the capital of the Brazilian Assets Sale Entity, as set out in Part B of Schedule 1.

Brazilian Assets Sellers means each of South32 (BMSA) Pty Ltd and South32 Aluminium (Holdings) Pty Ltd.

Brazilian Defined Benefits Fund has the meaning given in clause 15(a).

Brazilian Property Interests means land and property leased by the Brazilian Assets Sale Entity.

Brazilian Sale Business means the activities carried out by the Brazilian Assets Sale Entity and its subsidiaries.

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Break Fee means

(a)	$41,000,000 where:

(i)	this document is terminated in accordance with clause 4.7 because of a failure to satisfy the Condition Precedent in paragraph (e) of Schedule 6 (South32 Shareholder approval) and the South32 Transaction Meeting was held on or before 30 November 2026;

(ii)	the Seller terminates this document pursuant to clause 21.1(b) (South32 Superior Proposal); or

(iii)	each of the following is satisfied:

(A)	this document is terminated because of a failure to satisfy a Condition Precedent in:

(X)	paragraph (a) (Required Antitrust Consents) of Schedule 6 and the relevant Required Antitrust Consent is that set out in paragraph (c) of the definition of "Required Antitrust Consent"; or

(Y)	paragraph (c) (FinSurv approval – Seller) of Schedule 6; and

(B)	the Seller is a Required Regulatory Consent Affected Party in relation to that Required Regulatory Condition, and the Buyer is not a Required Regulatory Consent Affected Party; or

(iv)	the Seller materially breaches clause 4.3(g) and this document is terminated because of a failure to satisfy the Condition Precedent in paragraph (n) of Schedule 6; or

(b)	$82,000,000 where:

(i)	this document is terminated in accordance with clause 4.7 because of a failure to satisfy the Condition Precedent in paragraph (e) of Schedule 6 (South32 Shareholder approval) and either:

(A)	the South32 Transaction Meeting was held on or after 1 December 2026; or

(B)	this document is terminated on or after 1 December 2026, and as of the date of termination, the South32 Transaction Meeting has not been held;

(ii)	the Buyer terminates this document pursuant to clause 21.1(h) (South32 Shareholder Vote).

Budget means the FY27 F10 forecast for the Sale Businesses disclosed in document 7.7.4 in the Project Leopard Data Room and as supplemented by the materials disclosed in folder 7.7.5 in the Project Leopard Data Room.

Business Confidential Information means all information relating to the Sale Businesses or any other operations or affairs of any Sale Group Entity, including all financial or accounting information, all customer names and lists, terms and conditions of supply, sales records, marketing analysis and research and reports

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and other marketing information and all trade secrets, know-how, operating procedures and technical information, that:

(a)	is by its nature confidential;

(b)	is designated as confidential; or

(c)	the receiving party knows is confidential,

but does not include information that:

(d)	is or becomes public knowledge other than by a breach of this contract or any other obligation of confidence owed by a receiving party;

(e)	is in the possession of a receiving party without restriction in relation to disclosure on or before the date on which it is disclosed to the receiving party by or on behalf of the disclosing party; or

(f)	has been independently developed or acquired by the receiving party.

Business Day means a day on which banks are open for general banking business in Perth, Western Australia and New York, New York (not being a Saturday, Sunday or public holiday in that place).

Business IP means all Seller Group IP, Licensed IP, Owned IP and all right, title and interest (including any Intellectual Property Rights) in and to the Business Confidential Information that are owned by, or licensed to, a Sale Group Entity as at Completion.

Business Personal Information means Personal Information that:

(a)	is in the possession or under the control of a Sale Group Entity; or

(b)	is or has been collected, used or disclosed by a Sale Group Entity in connection with the Sale Businesses.

Business Warranties means the Seller Warranties set out in Part C of  Schedule 3 and Business Warranty has a corresponding meaning.

Buyer Capped Dividend means a dividend paid by the Buyer for an amount not exceeding $0.10 per Alcoa Share in any calendar quarter.

Buyer Consolidated Group means the Consolidated Group of which Alcoa Australian Holdings Pty Ltd ACN  096 987 370 is the Head Company.

Buyer Counterproposal means a proposal by the Buyer to vary the terms and conditions of this document in response to an Alternative Proposal notified to the Buyer pursuant to clause 6(c).

Buyer Disclosure Materials means the information contained in the Buyer’s written responses in the Management Questionnaire.

Buyer Equity Plan means the Alcoa Corporation Stock and Incentive Compensation Plan (as Amended and Restated) (and as may be further amended, restated or amended and restated, and any successor plan thereto), save that this definition is not intended to apply to or to capture any plan (whether characterised as a successor plan to the Alcoa Corporation Stock and Incentive Compensation Plan or otherwise) that would be considered a rights plan established (in whole or in part) as a defensive measure in the context of a potential or actual change of control of Alcoa.

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Buyer Group means the Buyer and any of its Affiliates (other than, prior to Completion, the Sale Entities, but on and from Completion, including the Sale Entities) and Buyer Group Member means any member of the Buyer Group.

Buyer NOM Information means all information regarding the Buyer Group that:

(a)	is required to be included in the South32 Notice of Meeting to comply with applicable law or regulatory guidance (including, the ASX Listing Rules, the Corporations Act, all relevant regulatory guides and other guidelines and requirements of ASIC, and the applicable SEC rules and regulations (including as they apply to the effective Form S-4 which is or may be included in the South32 Notice of Meeting)) or to comply with the conditions of, or otherwise reasonably address the circumstances contemplated by, the ASIC Relief; or

(b)	has been requested by the Seller acting reasonably (i) in accordance with the scope of information for the South32 Notice of Meeting agreed by the Seller and Buyer prior to the date of this document or (ii) to the extent a Government Agency (including ASX) requests inclusion of information regarding the Buyer Group in the South32 Notice of Meeting (acknowledging it is intended that information regarding the Buyer Group will be incorporated by cross-reference to disclosure made (or to be made) by the Buyer in the Form S-4, any Offering Documents, or other public document or market release issued by or on behalf of the Buyer, save to the extent that the Form S-4 itself is required by ASIC (as a condition of the ASIC Relief) to be included in or otherwise accompany the South32 Notice of Meeting(rather than simply being incorporated by reference).

Buyer Prescribed Occurrence means any of the following:

(a)	the Buyer converts all or any Alcoa Shares into a larger or smaller number of Alcoa Shares;

(b)	the Buyer or another Buyer Group Member resolves to reduce its share capital in any way or resolves to reclassify, recapitalise, combine, split, readjust, exchange or redeem or repurchase directly or indirectly any of its shares;

(c)	the Buyer:

(i)	enters into a buy-back agreement; or

(ii)	resolves to approve the terms of a buy-back agreement,

where the terms of the buy-back are to repurchase securities at a premium to the prevailing market price;

(d)	excluding any occurrence pursuant to the Buyer Equity Plan, the Buyer makes or declares, or announces an intention to make or declare, any distribution (whether by way of dividend, capital reduction or otherwise and whether in cash or in specie), other than (i) any Buyer Capped Dividend (ii) any Shareholder Rights Plan, “poison pill” or other comparable agreement (in the case of (ii), to the extent the number of Consideration Shares (and, to the extent each Alcoa CDI would not represent one Alcoa Share following the relevant transaction, the Alcoa Shares represented by the Alcoa CDIs included in the Consideration Shares) is appropriately adjusted pursuant to clause 3.4(e));

(e)	the Buyer adopts, modifies or repeals its certificate of incorporation or by-laws or a provision of them in a manner that is materially adverse to

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the Seller (or the terms applying to Alcoa CDIs) or is reasonably likely to materially prejudice the likelihood of Completion occurring;

(f)	other than in the ordinary course of business and consistent with past practice, any Buyer Group Member creates, or agrees to create, any Encumbrance over or declares itself the trustee of the whole or a substantial part of the Buyer Group's business or property;

(g)	any Buyer Group Member that is an entity of substance (for example, that holds assets on its balance sheet as at the time) is deregistered as a company, liquidated or otherwise dissolved; or

(h)	subject to clause 8.22, selling, transferring or otherwise ceasing to hold the interest in each Buying Entity that it holds at the date of this document,

but excludes any such occurrence:

(i)	required or expressly permitted by this document or any Transaction Document;

(j)	to the extent that such specific occurrence was Fairly Disclosed in the Alcoa Filed SEC Documents;

(k)	required by any applicable law; or

(l)	with the prior written consent of the Seller (in the Seller’s sole discretion).

Buyer’s Representative means the person listed in paragraph 2 of Schedule 2, or such other person as the Buyer may notify the Seller in writing from time to time.

Buyer Warranties means the warranties set out in Schedule 5 and Buyer Warranty has a corresponding meaning.

Buying Entity means each of the Australian Assets Buyer, the Brazilian Assets Buyer and the South African Assets Buyer, as the context requires.

Capital Reduction Distribution means any in-specie distribution of Alcoa Shares by the Seller or a Seller Group Member to South32 Shareholders that are on the South32 Register on the Capital Reduction Distribution Record Date by way of capital reduction, as declared or determined by the Seller Board, pursuant to and subject to the operation of clause 3.6.

Capital Reduction Distribution Entitlement means the number of Alcoa Shares comprising the Consideration Shares to which a South32 Shareholder is entitled (if any) (pursuant to and subject to the operation of clause 3.6) by way of capital reduction, being calculated in accordance with the following formula (rounded down to the nearest whole number):

where:

CRDE = the Capital Reduction Distribution Entitlement for a South32 Shareholder

S = the total number of South32 Shares held by the South32 Shareholder as at the Capital Reduction Distribution Record Date

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TS = the total number of South32 Shares on issue as at the Capital Reduction Distribution Record Date

CS = the total number of Consideration Shares issued to the Seller on Completion as contemplated by clauses 3.2(b) and 3.4

P = the proportion of Consideration Shares to be distributed to South32 Shareholders by way of capital reduction, as contemplated by clause 3.6(a)

Capital Reduction Distribution Record Date means the time determined by the board of directors of the Seller as the date for determining South32 Shareholders’ entitlement to the Capital Reduction Distribution, which must be as soon as reasonably practicable following Completion, and in any event within 10 Business Days after Completion.

Cash Purchase Price means an amount equal to:

(a)	US$3.1 billion; less

(b)	Notified Leakage; plus

(c)	Reverse Leakage; plus

(d)	the Equity Return Amount.

CDN means CHESS Depository Nominees Pty Limited (ACN 071 346 506).

Claim means any allegation, debt, cause of action, Liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, whether at law, in equity, under statute or otherwise.

Clear Exit Amount means, in respect of an Australian Sale Group Entity that is a member of the Seller Consolidated Group, the aggregate amount (if any) that the Australian Sale Group Entity is required to pay under section 721-35 of the Tax Act to leave the Seller Consolidated Group clear of each Sale Entity Group Liability for the purposes of that section.

Competition Protocols means:

(a)	prior to the date of this document, the Project Leopard Competition Law Protocols dated 30 December 2025; and

(b)	following the date of this document, the Post-Signing Project Leopard Competition Law Protocols contained in Annexure D.

Completion means completion of the sale and purchase of the Sale Shares in accordance with clause 9 and Complete has a corresponding meaning.

Completion Date means the date on which Completion occurs.

Completion Default Notice has the meaning given in clause 9.3(c).

Complying Superannuation Fund has the meaning given in the Income Tax Assessment Act 1997 (Cth).

Conditions Precedent means the conditions precedent set out in Schedule 6.

Conditions Precedent End Date means 29 June 2027, or any other date agreed in writing by the Buyer and the Seller.

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Consideration Shares means 17,008,960 validly issued, fully paid and non-assessable Alcoa Shares and Alcoa CDIs in aggregate, as adjusted pursuant to clause 3.7 (if applicable), and with the allocation between Alcoa Shares and Alcoa CDIs being determined in accordance with the terms of clause 3.4(b).

Consolidated Group has the meaning given to that expression in section 703-5 of the Tax Act and includes an “MEC Group” as defined in section 995-1 of the Tax Act.

Contamination means, for any land, the presence in, on or under the land of a substance (including a chemical, a mineral or any natural or human produced substance) at a concentration above the concentration at which the substance is naturally present (respectively) in, on or under the land or the land in the same locality, being a presence that presents a risk of harm to human health or to any other aspect of the Environment or any environmental value and Contaminated has a corresponding meaning.

Contingent Consideration means any amount payable from the Buyer or any Buying Entities to the Seller or any Selling Entities (subject to any assignment pursuant to clause 38.16) pursuant to Schedule 11.

Control means, with respect to any person other than an individual, the possession, directly or indirectly, of the power to:

(a)	determine the financial or operating policies of the person;

(b)	control the membership of the board or other governing body of the person; or

(c)	control the casting of more than one half of the maximum number of votes that may be cast at a general meeting of the person,

regardless of whether the power is in writing or not, expressed or implied, formal or informal or arises by means of trusts, agreements, arrangements, understandings, practices or otherwise.

Controller has the meaning given in the Corporations Act.

Corporations Act means the Corporations Act 2001 (Cth).

Crown Interests means:

(a)	The following interests in Crown land held by the Worsley Joint Venturers:

(i)	Registered Crown Lease N104197 (being document 6.5.5 in the Project Wallaby Data Room).

(ii)	Registered Crown Lease I154246 (being document 6.5.6 in the Project Wallaby Data Room).

(iii)	Registered Crown Lease I150306 (being document 6.5.17 in the Project Wallaby Data Room).

(iv)	Unregistered Lease and Licence dated 7 December 1989 (being document 6.5.1 in the Project Wallaby Data Room).

(v)	Unregistered Harbour Lease dated 9 September 1982 (being document 6.5.2 in the Project Wallaby Data Room).

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(vi)	An undocumented arrangement with the Southern Ports Authority to utilise a small portion of the Port of Bunbury relating to a caustic pipeline which runs from the Worsley berth (1,994 sqm) (as referred to in document 6.5.42 in the Project Wallaby Data Room).

(b)	The following interests in Crown land, held jointly by the Worsley Joint Venturers and the Buyer:

(i)	Registered Crown Lease Q199922 (being document 6.5.13 in the Project Wallaby Data Room).

(ii)	Unregistered Joint Lease and Licence dated 17 January 1989 (being document 6.5.3 in the Project Wallaby Data Room).

Current Issuer means the issuer of any Third Party Credit Support.

Data Room means each of the Project Leopard Data Room, the Project Buffalo Data Room, the Project Hyena Data Room and the Project Wallaby Data Room, as the context requires.

Debt Commitment Letter means the executed debt commitment letter (delivered to the Seller on or prior to the date hereof), pursuant to which the lenders party thereto (the Lenders) have committed, subject to the terms and conditions set forth therein, to provide the debt financing described therein.

Debt Financing means any debt financing obtained by the Buyer or its Affiliates in connection with this document, including the debt financing to be provided to the Buyer pursuant to the Debt Commitment Letter and any Additional Offerings.

Default Rate means SOFR plus 4%.

Defined Benefits Retention Sum means the amount determined by the Actuary as being fairly and reasonably attributable to the Existing DBF Members, as at the “Transfer Date” (within the meaning of clause 13.1(a)).

Details means the section of this document headed “Details”.

Distribute has a corresponding meaning to Dividend Distribution and Capital Return Distribution, as the context requires.

Distribution Record Date means Dividend Distribution Record Date and/or the Capital Reduction Distribution Record Date (as the context requires).

Distribution Agreement means:

(a)	each agreement contained in folder 5.8.1 of the Project Leopard Data Room; and

(b)	any other agreement between a Non-Sale Group Entity and a Sale Group Entity under which the Non-Sale Group Entity purchases bauxite, alumina, aluminium or related products from the Sale Group Entity for the purposes of on-selling those products to a non-Seller Group Member entered into in the ordinary course of business.

Dividend Distribution means the proposed in-specie distribution of Alcoa Shares by the Seller or a Seller Group Member to South32 Shareholders that are on the South32 Register on the Dividend Distribution Record Date by way of dividend, as declared or determined by the Seller Board, pursuant to and subject to the operation of clause 3.6; and Distribute has a corresponding meaning.

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Dividend Distribution Entitlement means the number of Alcoa Shares comprising the Consideration Shares to which a South32 Shareholder is entitled (pursuant to and subject to the operation of clause 3.6 by way of dividend), being calculated in accordance with the following formula (rounded down to the nearest whole number):

where:

DDE = the Dividend Distribution Entitlement for a South32 Shareholder

S = the total number of South32 Shares held by the South32 Shareholder as at the Dividend Distribution Record Date

TS = the total number of South32 Shares on issue as at the Dividend Distribution Record Date

CS = the total number of Consideration Shares issued to the Seller on Completion as contemplated by clauses 3.2(b) and 3.4

P = the proportion of Consideration Shares to be distributed to South32 Shareholders by way of dividend, as contemplated by clause 3.6(a)

Dividend Distribution Record Date means the time determined by the board of directors of the Seller as the date for determining South32 Shareholders’ entitlement to the Dividend Distribution, which must be as soon as reasonably practicable following Completion, and in any event within 10 Business Days after Completion.

D&O Run-Off Policy has the meaning given in clause 8.11.

Duty means any stamp, transaction or registration duty or similar charge that is imposed by any law or fiscal Government Agency and includes any interest, fine, penalty, charge or other amount in respect of any of the above.

Election Form means a form under which a person who would otherwise be an Ineligible Small Shareholder elects to receive Consideration Shares as their Dividend Distribution Entitlement (and, if applicable, Capital Return Entitlement), the form of which will be determined by the Seller in its sole discretion.

Employee means an employee of a Sale Group Entity as at the date of this document (being a person directly employed by a Sale Group Entity).

Encumbrance means any security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement and any “security interest” as defined in sections 12(1) or (2) of the PPSA, or any agreement to create any of them or allow them to exist but excluding any “security interest” as defined in section 12(3) of the PPSA.

Environment:

(a)	with respect to the Australian Sale Business: has the meaning as in the Environmental Protection Act 1986 (WA) as in force as at the date of this document;

(b)	with respect to the South African Sale Business: has the meaning as in the National Environmental Management Act 107 of 1998 as in force as at the date of this document; and

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(c)	with respect to the Brazilian Sale Business: has the meaning as in the General Environmental Licensing Law (No. 15,190/2025) as in force as at the date of this document.

Environmental Law means:

(a)	with respect to the Australian Sale Business: the Environment Protection and Biodiversity Conservation Act 1999 (Cth), National Greenhouse and Energy Reporting Act 2007 (Cth), Environmental Protection Act 1986 (WA), Contaminated Sites Act 2003 (WA) and Rights in Water and Irrigation Act 1914 (WA) and Biodiversity Conservation Act 2016 (WA), each as in force as at the date of this document; and

(b)	with respect to the South African Sale Business: any and all applicable South African laws relating to the Environment, comprising common law duties and rules, and national, provincial and municipal legislation (including regulations and other subsidiary legislation), including, but not limited to the National Environmental Management Act 107 of 1998, the National Water Act, 36 of 1998, the National Environmental Management Air Quality Act, 39 of 2004, the National Environmental Waste Act 59 of 2008, each as in force as at the date of this document.

Environmental Notice means any written requirement (such as a direction, order or demand) issued by a Government Agency under an Environmental Law to take any action, or to refrain from taking any action with respect to an actual or alleged non-compliance or breach of an Environmental Law or Authorisation.

Equity Return Amount means an amount calculated as 5% multiplied by the Cash Purchase Price (excluding limbs (c) and (d), and reduced by the MRN Pre-emption Adjustment Amount if clause 20.3 or 20.2(a)(iii) applies and clause 20.4 does not apply) multiplied by a fraction equal to the number of days from (and excluding) the date of the South32 Transaction Meeting to the Completion Date, divided by 365.

Exchange Act means the United States Securities Exchange Act of 1934 (as amended).

Exchange Control Regulations means the Exchange Control Regulations, 1961, issued pursuant to the Currency and Exchanges Act No. 9 of 1933 (including any applicable directives and rulings of FinSurv and the South African National Treasury).

Excluded Records means:

(a)	any document more than seven years old;

(b)	any record of the Seller in connection with the bidding process and negotiation process in connection with this document;

(c)	each document of the Seller that is subject to legal professional privilege, except for such documents where such legal professional privilege is owed solely to the Sale Entities;

(d)	each document of the Seller (other than the Sale Entities) which cannot be disclosed as a result of restrictions by third party agreements or law, or required consents not having been obtained, provided that the Seller has used reasonable endeavours to obtain such consents;

(e)	any record of the Seller that relates to the broader Seller Group and which is not related to or required to operate the Sale Business;

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(f)	any records relating to personal information, personal data or personnel files collected by or on behalf of the Seller, other than predominantly with respect to the Sale Entities; and

(g)	any record, data or information, regardless of format or form, to the extent that it comprises or contains Intellectual Property Rights of the Seller not used predominantly in connection with the Sale Entities or the Sale Businesses, except to the extent such documents or records are owned by a Sale Entity or exclusively used for corporate management and governance purposes of a Sale Entity or the Sale Business and required for the continued operation of the Sale Business.

Exclusivity Period means the period commencing on the date of this document and ending on the earlier of Completion or termination of this document in accordance with its terms.

Existing Accumulation Member means a Relevant Employee who is a member of an accumulation category of the Seller’s Plan (and is not an Existing DBF Member) immediately before Completion.

Existing DBF Member means a Relevant Employee who is a member of the Seller’s DBF immediately before Completion.

External Fund means one or more of, as applicable, the superannuation funds to which the relevant Seller Group Member contributes on behalf of Relevant Employees, other than the Seller’s Plan.

Fairly Disclosed in relation to a matter means disclosed in sufficient detail so as to allow a reasonable and sophisticated buyer to be (or be reasonably expected to be) aware of, identify or determine, the existence, nature and (in respect of the Seller Warranties and Buyer Warranties only) magnitude of the matter.

Financing Sources means, at any time, the agents, arrangers, lenders and other entities that have committed to provide or arrange the Debt Financing, including the parties to the Debt Commitment Letter, any agreements, joinder agreements, engagement letters, underwriting agreements, indentures, credit agreements or loan agreements entered pursuant thereto or relating thereto and any financial institutions appointed as underwriters, initial purchasers, placement agents, arrangers, lenders or similar roles in, in each case, together with their respective Affiliates and their and their respective Affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, other agents and representatives and respective successors and assigns of the foregoing persons.

FinSurv means the Financial Surveillance Department of the South African Reserve Bank that is responsible for the administration of exchange control on behalf of the South African Minister of Finance or an office of the South African National Treasury on the authority of the South African Minister of Finance.

FIRB Act means the Foreign Acquisitions and Takeovers Act 1975 (Cth).

Form S-4 has the meaning given in clause 8.15(a).

Fundamental Liability Cap means $4.1 billion.

Fundamental Sale Group Warranties means the Seller Warranties set out in Part B of Schedule 3 and Fundamental Sale Group Warranty has a corresponding meaning.

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Government Agency means any governmental, semi-governmental, administrative, fiscal, judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity in any part of the world.

GST has the meaning given in the GST Law.

GST Law has the meaning given in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Guarantee means any guarantee, indemnity, or suretyship or any other obligation to pay, discharge, indemnify or otherwise be responsible for, any indebtedness, Liability or obligations of any other person.

Head Company has the meaning given in section 995-1 of the Tax Act.

Hillside Alumina Agreement means document 5.8.2.1 in the Project Leopard Data Room, as amended by the other documents in folder 5.8.2 of the Project Leopard Data Room.

Hillside Operations means the Hillside aluminium smelter and related facilities located in South Africa as owned and operated by Hillside Aluminium (Pty) Ltd.

Hillside Smelter means the aluminium smelter operated by the South African Assets Sale Entities in Richards Bay, South Africa.

Incoming Officer has the meaning given in clause 8.7(a).

Independent Expert means the independent expert appointed by the Seller pursuant to clause 7.1.

Independent Expert’s Report means the report from the Independent Expert for inclusion in the South32 Notice of Meeting, including any update or supplementary report, stating whether, in the Independent Expert’s opinion, the Proposed Transaction is in the best interests of South32 Shareholders.

Indirect Tax means any goods and services tax (including GST), consumption tax, value added tax, other sales or turnover tax or other Tax of a similar nature.

Indirect Tax Additional Amount has the meaning given in clause 32.3(a).

Ineligible Foreign Shareholder means a South32 Shareholder whose registered address on the South32 Register on the applicable Distribution Record Date is in any jurisdiction where the Seller determines that it would be unlawful, unduly onerous or unduly impracticable for the Seller to distribute Alcoa Shares comprising the Consideration Shares as contemplated by the Dividend Distribution or the Capital Reduction Distribution (as applicable).

Ineligible Shareholder means each:

(a)	Ineligible Foreign Shareholder; and

(b)	Ineligible Small Shareholder.

Ineligible Small Shareholder means a South32 Shareholder:

(a)	whose Dividend Distribution Entitlement and (if applicable) Capital Return Entitlement would be 12 or fewer Consideration Shares; and

(b)	who does not provide South32 with a duly completed Election Form by the time prescribed in that Election Form.

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A person that is not an individual is Insolvent if:

(a)	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act);

(b)	it is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to its property;

(c)	it is subject to any arrangement (including a deed of company arrangement or scheme of arrangement), proceeding, assignment, moratorium, compromise or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this document);

(d)	an application or order has been made (and in the case of an application that is disputed by the person, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, in respect of any of the things described in any of the above paragraphs;

(e)	it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand;

(f)	it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act;

(g)	it is otherwise unable to pay its debts when they fall due; or

(h)	something having a substantially similar effect to any of the things described in the above paragraphs happens in connection with that person under the law of any jurisdiction.

Insurance has the meaning given in paragraph 14(a) of Schedule 3.

Intellectual Property means any subject matter, whether tangible or intangible, that attracts, or is susceptible to protection by, Intellectual Property Rights.

Intellectual Property Rights means all intellectual property rights, including all current and future registered and unregistered rights in respect of copyright, trademarks, designs, circuit layouts, trade secrets, know-how, confidential information, plant breeders rights, patents, inventions, discoveries, business names and domain names and all other intellectual property as defined in article 2 of the convention establishing the World Intellectual Property Organisation 1967, excluding moral rights.  These rights include:

(a)	all rights in all applications to register these rights;

(b)	all renewals and extensions of these rights; and

(c)	all rights in the nature of these rights.

Intercompany Indebtedness means:

(a)	any payment obligation owed by a Sale Group Entity to any Non-Sale Group Entity; and

(b)	any payment obligation owed by a Non-Sale Group Entity to any Sale Group Entity,

but excludes any Intercompany Trade Balance.

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Intercompany Trade Balance means:

(a)	any payment obligation owed by a Sale Group Entity to a Non-Sale Group Entity under any Raw Materials Agreement or under the Hillside Alumina Agreement; and

(b)	any payment obligation owed by a Non-Sale Group Entity to a Sale Group Entity under any Distribution Agreement.

Land means any interest in real property and includes the Tenements.

Leakage means any of the following (without double counting)

(a)	any dividend or distribution declared, paid or made by any Sale Group Entity to any Non-Sale Group Entity;

(b)	any payment (in cash or in kind) made by any Sale Group Entity to or for the benefit of any Non-Sale Group Entity in respect of any share capital, loan capital or other securities of any Sale Group Entity being redeemed, purchased or repaid, or any other return of capital;

(c)	the sale, transfer, surrender or disposal of any asset by any Sale Group Entity to any Non-Sale Group Entity, to the extent such transaction is not priced at fair market value (and with “Leakage” for these purposes to be limited to the amount by which the fair market value exceeds the price of sale, transfer, surrender or disposal (as applicable));

(d)	any payment made or Liability assumed, guaranteed, indemnified or incurred by any Sale Group Entity to or for the benefit of any Non-Sale Group Entity;

(e)	the waiver, cancellation, release, discount or forgiveness by any Sale Group Entity of any amount owed by a Non-Sale Group Entity to that Sale Group Entity;

(f)	all Transaction Costs;

(g)	any payment made or Liability incurred by a Sale Group Entity to a Non-Sale Group Entity in respect of interest that is accrued on Intercompany Indebtedness on or after the Locked Box Date;

(h)	any agreement, commitment, obligation or arrangement made or entered into by any Sale Group Entity to do or give effect to any of the matters described in paragraphs (a) to (g) of this definition; and

(i)	all Tax Liabilities incurred by a Sale Group Entity, and any loss of a Tax Attribute of a Sale Group Entity, in each case in relation to any of the matters described in paragraphs (a) to (h) of this definition, in each case, that occurs from (but excluding) the Locked Box Date up to (and including) Completion, but does not include any Permitted Leakage, and such amount can only be a positive (and not a negative) number (assessed on an individual basis for each item of Leakage).

For the purposes of defining 'MRN Benefitting Leakage' and 'MRN Detracting Leakage', Completion in this Leakage definition shall mean:

(a)	where a MRN Pre-Emption Right Transaction completes, the date of completion of a MRN Pre-emption Right Transaction; or

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(b)	where the Seller has delivered a MRN Put Option Notice to the Buyer, the MRN Put Completion Date; or

(c)	where the MRN Shares and MRN Rights and Obligations are removed from the transaction perimeter pursuant to clause 20.3, the date that the Removed MRN Shares are transferred to a Non-Sale Group Entity.

Leakage Amount has the meaning given in clause 10.1.

Leakage Claim means a Claim by the Buyer for a breach by the Seller of clause 10.1 made in accordance with clause 10.2.

Leakage Liability Cap means $3.6 billion.

Liabilities means all Claims, debts, obligations, losses, liabilities, costs, damages and expenses of any kind and however arising, including penalties, fines and interest and including those that are prospective or contingent and those the amount of which for the time being is not ascertained or ascertainable.

Licensed IP means all Intellectual Property (including Intellectual Property Rights therein) licensed to a Sale Group Entity as at Completion.

Locked Box Accounts means the Australian Assets Locked Box Accounts, the Brazilian Assets Locked Box Accounts, the MRN Locked Box Accounts and the South African Assets Locked Box Accounts.

Locked Box Cash has the meaning assigned in clause 8.4(a)(iv).

Locked Box Date means 31 March 2026.

Locked Box Memorandum means document 7.10.4 in the Project Leopard Data Room.

Locked Box Statement has the meaning given in clause 8.5(a).

Loss means all damage, loss, cost, Claim, Liability and expense (including legal costs and expenses) of whatsoever nature or description, and includes Taxes and Duties.

Management Accounts means each of the monthly standalone trial balances for each Sale Group Entity, comprising:

(a)	the standalone balance sheets of each Sale Group Entity as at each of the Management Accounts Dates; and

(b)	the standalone profit and loss reports of each Sale Group Entity for each calendar month ended on each of the Management Accounts Dates as disclosed in the folder 1.4.3.1 in the Project Buffalo Data Room in respect of the Brazilian Assets Sale Entity, folder 15.2.1 in the Project Hyena Data Room in respect of the South African Assets Sale Entities and folder 20.1.2 in the Project Wallaby Data Room in respect of the Australian Assets Sale Entities.

Management Accounts Dates means in relation to the monthly standalone trial balances for each Sale Group Entities, in respect of:

(a)	the balance sheets: each calendar month end date from 1 July 2025 to 31 March 2026; and

(b)	the profit and loss reports: each calendar month from 1 July 2025 to 31 March 2026.

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Management Questionnaire means the due diligence questionnaire dated on or around the date of this document completed by Alcoa and delivered to South32 in connection with the Proposed Transaction.

Matching Period has the meaning given in clause 6(c)(v).

Material Adverse Change means a Relevant Change Event that has, or is reasonably likely to have, the effect (either individually or when aggregated with any other facts or matters (that would constitute a Relevant Change Event)) of:

(a)	(net present value) a diminution in the net present value of the Worsley Operations and the Hillside Operations by at least $600,000,000 compared to what the net present value of the Worsley Operations and the Hillside Operations would reasonably have been expected to have been but for such Relevant Change Event(s); or

(b)	(aluminium production at Hyena Operations) reducing aluminium production at the Hyena Operations by an amount that is no less than 310kt (i) over a continuous 12-month period (with that 12 month period commencing on the date on which the Relevant Change Event occurs); and (ii) when measured by comparing it to the aluminium production for that 12-month period set out in document 6.2.3 of the Project Hyena Data Room, in each case, other than any facts or matters that are or result primarily from:

(c)	facts or matters Fairly Disclosed in the Seller Disclosure Materials (which the parties agree does not include disclosure of the risk of the mere fact that a change, fact or matter may occur);

(d)	the announcement of the Proposed Transaction;

(e)	any action of the Sale Group specifically approved in writing by the Buyer pursuant to this document;

(f)	anything of which any of the persons listed in clause 27(b) is actually aware as at the date of this document (which the parties agree does not include awareness of the risk of the mere fact that a change, fact or matter may occur);

(g)	changes in commodity prices (including in connection with prices for aluminium and alumina, and / or demand for aluminium or alumina), currency or exchange rates, interest rates, tax or tariff rates;

(h)	changes in general economic, industry, regulatory or political conditions or in the securities markets, financial markets or capital markets generally;

(i)	any unavailability, interruption or shortage of raw materials, consumables, transport, logistics services, infrastructure access or other critical inputs or services required for the conduct of the relevant Sale Businesses, including energy in respect of paragraph (a) but not including energy in respect of paragraph (b), or any increase in the cost of those inputs or services, in each case to the extent affecting the aluminium industry or alumina industry generally or participants in the relevant region generally;

(j)	any epidemic, pandemic (including COVID-19), hurricane, earthquake, flood, weather conditions, calamity or other natural disaster, act of God or other force majeure event (or any worsening of or recovery from any of the foregoing);

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(k)	geopolitical conditions, hostilities, blockade (including in relation to the Strait of Hormuz), civil or political unrest, any acts of war (including the Russo-Ukrainian war), sabotage, cyberattack or terrorism (including any outbreak, escalation or worsening of any of the foregoing);

(l)	any industrial action, strike, lockout or other labour difficulty (in each case, which has a regional impact or, in respect of paragraph (a), an industry wide or regional impact);

(m)	changes in financial reporting standards, accounting policies, accounting standard or generally accepted accounting principles, including their application or non-application;

(n)	the non-cash depreciation or amortisation of assets of the Sale Group;

(o)	changes in law, regulation, regulatory policy or the interpretation, administration or enforcement of the foregoing; or

(p)	anything expressly required by this document or any Transaction Document, including in respect of the satisfaction or waiver of any Condition Precedent, or any step taken in connection with satisfying any Condition Precedent;

(q)	anything that is cured, remedied or ceases to exist on or before Completion, including by payment of money, and is not reasonably likely to have any continuing effect that would otherwise constitute a Material Adverse Change; or

(r)	anything that has a similar, substantially similar or otherwise proportionate impact on the Buyer and its operations,

provided, however, that:

(s)	a failure (or projected failure) by the relevant Sale Group Entities or (in the case of the Wallaby Operations) the Wallaby Joint Venturers to meet internal projections, budgets, estimates, forecasts or revenue or earning predictions for any period will not, on its own, constitute a Material Adverse Change (it being understood that the facts or occurrences giving rise to or contributing to such failure (or projected failure) may be deemed to constitute a Material Adverse Change or be taken into account in determining whether a Material Adverse Change has occurred);

(t)	for the purposes of determining whether a Material Adverse Change has occurred, the parties must take into account any right to insurance, contribution or indemnification in respect of the Relevant Change Event where an insurer has confirmed cover or where the relevant insurer or other counterparty has confirmed that the estimated impact of the Relevant Change Event will be paid to a Sale Group Entity; and

(u)	where any fact or matter described in paragraphs (g) to (m) (inclusive) or (o) of this definition shall not be disregarded if that fact or matter has, or is reasonably likely to have, a material disproportionate adverse effect on the assets, liability, financial position or performance, profits and prospects of the Sale Group as compared with its effect on the assets, liabilities, financial position or performance, profits and prospects of other companies in the industry in which the Sale Group operates.

Material Authorisation Consent means a change of ownership or control consent required in connection with the Proposed Transaction under the Authorisation disclosed in document 6.2.3 of the Project Wallaby Data Room.

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Material Contract means:

(a)	for the purposes of the Seller Warranties only: all contracts listed in Schedule 9 and any agreement, contract or arrangement entered into by a Sale Group Entity and in existence as of the date on which the relevant Seller Warranty is expressed to be given under which an amount of at least:

(i)	$10,000,000 is payable in any one year over the life of the agreement, contract or arrangement; or

(ii)	$25,000,000 is payable over the life of the agreement, contract or arrangement; and

(b)	for the purposes of a Material Contract Consent and the reference to ‘Material Contract’ in the definition of Transaction Costs only: all contracts listed in Schedule 9 and any agreement, contract or arrangement entered into by a Sale Group Entity (or by a Seller Group Member and which is to be novated or assigned to a Sale Group Entity on or prior to Completion) on or after the date of this document under which an amount of at least:

(i)	$10,000,000 is payable in any one year over the life of the agreement, contract or arrangement; or

(ii)	$25,000,000 is payable over the life of the agreement, contract or arrangement; and

(c)	for the purposes of a Material Contract Consent only (in addition to the contracts in paragraph (b) above), any other agreement agreed between the Buyer and the Seller to constitute a Material Contract.

Material Contract Consent means a change of ownership or control consent required under a Material Contract in relation to this document or the transactions contemplated by it.

Mozambique Operations means the Mozal aluminium smelter located in the Beluluane Industrial Park in Maputo, Mozambique and all associated infrastructure and operations.

MRN means Mineração Rio do Norte S.A.

MRN Benefitting Leakage means Leakage paid to or for the benefit of MRN interpreted as if MRN is treated as a Non-Sale Group Entity. For the avoidance of any doubt, any payment in relation to capital contribution, equity subscription or other funding provided by a Sale Group Entity to MRN shall be included in MRN Benefitting Leakage.

MRN Contracts means:

(a)	each of the agreements in folder 8.1.5.2 of the Project Leopard Data Room; and

(b)	any other agreement, contract or understanding for the purchase, sale or other dealing with bauxite to which the Brazilian Assets Sale Entity becomes party after the date of this document.

MRN Detracting Leakage means Leakage paid or incurred by MRN interpreted as if MRN is treated as the sole Sale Group Entity (and each other Sale Group Entity and Seller Group Member is treated as a Non-Sale Group Entity).

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MRN Equity Return Amount means an amount calculated as 5% multiplied by the MRN Price (excluding limb (c)) multiplied by a fraction equal to the number of days from (and excluding) the date of the South32 Transaction Meeting to (and including):

(a)	where a MRN Pre-Emption Right Transaction completes, the date of completion of an MRN Pre-emption Right Transaction; or

(b)	where the Seller has delivered an MRN Put Option Notice to the Buyer, the MRN Put Completion Date; or

(c)	where the MRN Shares and MRN Rights and Obligations are removed from the transaction perimeter pursuant to clause 20.3, the date that the Removed MRN Shares are transferred to a Non-Sale Group Entity, divided by 365.

MRN Leakage means the net amount of MRN Detracting Leakage less MRN Benefitting Leakage (which may be a positive or negative amount). For the avoidance of doubt, if MRN Detracting Leakage is greater than MRN Benefitting Leakage, MRN Leakage is a positive number. If MRN Detracting Leakage is less than MRN Benefitting Leakage, MRN Leakage is a negative number.

MRN Locked Box Accounts means the balance sheet set out in document 7.10.3 of the Project Leopard Data Room.

MRN Notified Leakage has the meaning given in clause 8.5(a).

MRN Rights and Obligations means all rights and obligations of the Brazilian Assets Sale Entity under the MRN Offtake Agreements and MRN Contracts, together with any Seller Personal Guarantees given by a Seller Group Member in relation to MRN’s debt facilities.

MRN Offer Letter means the offer letter to be provided to the parties to the MRN Shareholders’ Agreement pursuant to that document, in the form agreed by the Buyer and the Seller in writing on or around the date of this document.

MRN Offtake Agreements means each of the agreements in folder 8.1.5.1 of the Project Leopard Data Room together with any other agreement for the supply of bauxite between MRN and the Brazilian Assets Sale Entity entered into after the date of this document.

MRN Pre-emption Adjustment Amount has the meaning given in clause 20.2(a)(iii).

MRN Pre-emption Right Transaction has the meaning given in clause 20.1(c)(ii)(A).

MRN Price means:

(a)	$10,000,000; less

(b)	MRN Notified Leakage; plus

(c)	the MRN Equity Return Amount.

MRN Put Completion Date has the meaning given in clause 20.5(a)(v)(A).

MRN Put Option Notice has the meaning given in clause 20.5(a)(iv).

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MRN Shareholders’ Agreement means the Amended and Restated Shareholders Agreement dated 1 December 2023 between MRN, Amazônico 3000 S.A. (formerly Ananke Alumina S.A.), Rio Tinto do Brasil Ltda and the Brazilian Assets Sale Entity (originally entered on 31 March 1992 and as amended on 20 March 1995 and 20 March 1997).

MRN Shares means the (a) 60,000,000,000 registered common shares in MRN, with no par value, and (b) 138,000,000,000 registered preferred shares in MRN, with no par value, held by the Brazilian Assets Sale Entity.

Native Title Act means the Native Title Act 1993 (Cth).

Native Title Law means any law, including the common law, applicable in Western Australia relating to or applying to native title or claimed native title, including the Native Title Act, the Racial Discrimination Act 1975 (Cth) and any determination made (including conditions imposed) by the National Native Title Tribunal or other competent entity under the Native Title Act.

Non-Sale Group Entity means a Seller Group Member that is not a Sale Group Entity.

Notified Leakage has the meaning given in clause 8.5(a).

NYSE means the New York Stock Exchange.

Offering Documents has the meaning given in clause 8.19(b).

Official means anyone who is an officer, employee or representative of, or is exercising a public function for or on behalf of, a Government Agency, or a public organisation, including anyone that holds a legislative, administrative judicial or military position of a country or territory, or that holds or performs the duties of an appointment, office or position created by custom or convention and members of political parties, as well as any close relatives of the foregoing.

Other Liability Cap means $500 million.

Owned IP means Intellectual Property (including Intellectual Property Rights therein) that is solely owned by a Sale Group Entity as at Completion.

Permitted Dividend means any one or more dividends declared or payable by a Sale Group Entity to a Non-Sale Group Entity prior to Completion.

Permitted Encumbrance means:

(a)	any Encumbrance where the Buyer or a Buyer Group Member is the secured party;

(b)	any Encumbrance created under any Transaction Document;

(c)	any charge or lien arising by operation of law, including in favour of a Government Agency;

(d)	any retention of title arrangement arising in favour of a trade supplier to the Sale Businesses in the ordinary course of the Sale Businesses;

(e)	any mechanic’s, workmen’s or other like lien arising in the ordinary course of the Sale Business;

(f)	any Encumbrance that is a security interest solely by virtue of section 12(3) of the PPSA;

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(g)	any Encumbrance evidenced by the registrations set out in Schedule 10; or

(h)	any other Encumbrance approved by the Buyer.

Permitted Leakage means payments made and actions taken by a Sale Group Entity set out in Schedule 7.

Personal Information means information or an opinion about a living identified individual or an individual that is reasonably identifiable, including 'personal information' as defined in the Privacy Act 1988 (Cth).

PPS Register means the Personal Property Securities Register established under the PPSA.

PPSA means the Personal Property Securities Act 2009 (Cth).

Pre-Completion Return has the meaning given in clause 26.1(a).

Pre-Completion Tax Event means, in relation to Tax, any event, act, matter, transaction, amount derived (or deemed to be derived) or expenditure incurred, by a Sale Group Entity before Completion for which the Seller would be liable under a Tax Claim.

Pre-Completion Tax Notice means a Tax Notice to the extent to which it is in respect of an act or omission of, or occurrence affecting a Sale Group Entity on or before Completion, or in respect of the MRN Pre-emption Right Transaction.

Preparer, in relation to a Tax Return, means the Seller or the Buyer, as the case may be, that is required to prepare the Tax Return in accordance with clause 26.

Privacy Laws means the Privacy Act 1988 (Cth) and any other applicable statute, law, regulation, code or ordinance or any applicable legally binding decision, directive or rule of any Government Agency relating to the protection or handling of Personal Information.

Prohibited Term has the meaning given in paragraph 2.2 of Schedule 5.

Project Buffalo Data Room means the Data Room titled Project Buffalo and available at [***].

Project Hyena Data Room means the Data Room titled Project Hyena and available at [***].

Project Leopard Data Room means the Data Room titled Project Leopard and available at [***].

Project Wallaby Data Room means the Data Room titled Project Wallaby and available at [***].

Proposed Transaction means the transactions contemplated by this document, being the sale of the Sale Shares by the Seller to the Buyer in accordance with the terms of this document.

Purchase Price has the meaning given in clause 3.2.

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Raw Materials Agreement means:

(a)	each agreement contained in folder 5.8.3 of the Project Leopard Data Room; and

(b)	any other agreement between a Non-Sale Group Entity and a Sale Group Entity under which the Sale Group Entity purchases raw materials (including, but not limited to, pitch, petroleum coke, aluminium fluoride, graphitised cathodes and caustic soda) from the Non-Sale Group Entity, entered into in the ordinary course of business.

Records means books, records, documents, information, accounts and data that:

(a)	are owned by a Sale Entity or exclusively used for corporate management and governance purposes of a Sale Entity or the Business and which are material to the continued operation of the Business; or

(b)	will otherwise be migrated, transferred, made available or provided pursuant to or in connection with the Services or any separation or migration activity,

but excluding any Excluded Records.

Records Notice means the document titled 'Records Notice' delivered by the Buyer to the Seller on 29 June 2026.

Related Party Agreement means any agreement between, on the one hand, one or more Sale Group Entities, and, on the other hand, one or more Seller Group Members that are Non-Sale Group Entities and (if applicable) one or more third parties.

Relevant Change Event means a fact or matter that occurs:

(a)	on or before the date of this document but becomes known publicly, or is publicly announced, after the date of this document; or

(b)	after the date of this document.

Relevant Employee means each employee of a Sale Group Entity immediately prior to Completion and any person who becomes an employee of a Sale Group Entity on Completion.

Relevant Proportion means:

(a)	in respect of MRN, 33%; and

(b)	in respect of the Worsley Joint Venture Manager, 86%

Relevant Return means any Pre-Completion Return and any Straddle Return.

Removed MRN Shares has the meaning given in clause 20.3.

Replacement Third Party Credit Support means, in respect of any Third Party Credit Support, a bank guarantee, letter of credit or other form of security (including cash cover) in favour of the Current Issuer.

Representative of a person or entity means its officers, employees, agents, advisers, partners, consultants and members.

Required Amount has the meaning given in paragraph 2.2(b) of Schedule 5.

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Required Antitrust Consents means any consents, clearances, approvals, permissions, nonactions, orders, waivers, permits, expirations of waiting periods or authorisations required to be obtained by a Seller Group Member or a Buyer Group Member in relation to the proposed transfer of any Sale Shares to a Buying Entity under this document:

(a)	in Australia, pursuant to the Competition and Consumer Act 2010 (Cth);

(b)	in Brazil, pursuant to the Brazilian Competition Law (Law No. 12,529/2011);

(c)	in South Africa, pursuant to the Competition Act 1998 (Act No. 89 of 1998);

(d)	in the United States, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and Clayton Act 1914;

(e)	in the European Union, pursuant to Regulation (EC) 139/2004;

(f)	in Bahrain, pursuant to Law No. 31 of 2018 concerning the Promotion and Protection of Competition;

(g)	in the United Arab Emirates, pursuant to the Federal Decree-Law No. 36/2023 On the Regulation of Competition;

(h)	in Mozambique, pursuant to the Competition Law (Law No. 10/2013);

(i)	in Montenegro, pursuant to the Law on Protection of Competition,

and any other similar law regulating merger control and antitrust in any other jurisdiction in respect of which a Government Agency purports to exercise authority over the Proposed Transaction, provided that the violation or contravention of such requirement would reasonably be expected to result in an inability to consummate the Proposed Transaction or result in a material liability for any Seller Group Member or any Buyer Group Member.

Required Audited Financial Statements has the meaning given in clause 8.20(a).

Required FDI Consents means any consents, clearances, approvals, permissions, nonactions, orders, waivers, permits, expirations of waiting periods or authorisations required to be obtained by a Seller Group Member or a Buyer Group Member in relation to the proposed transfer of any Sale Shares to a Buying Entity under this document:

(a)	in Australia, pursuant to the Foreign Acquisitions and Takeovers Act 1975 (Cth),

and any other similar law regulating foreign investments in any other jurisdiction in respect of which a Government Agency purports to exercise authority over the Proposed Transaction, provided that the violation or contravention of such requirement would reasonably be expected to result in an inability to consummate the Proposed Transaction or result in a material liability for any Seller Group Member or any Buyer Group Member.

Required Financial Statements has the meaning given in clause 8.20(b).

Required Information has the meaning given in clause 8.19(a).

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Required Regulatory Consents means the Required Antitrust Consents, the Required FDI Consents, and any FinSurv approvals described in paragraphs (c) and (d) of Schedule 6.

Required Regulatory Consent Affected Party means, in respect of a Required Regulatory Consent, a party (being the Buyer, in the case of the Buyer, any Buyer Group Member or any Sale Group Entity, or the Seller, in the case of the Seller or any Non-Sale Group Entity) to which both of the following apply:

(a)	the applicable regulatory body has sought to impose on or require from that party any terms, conditions or undertakings in connection with or as a condition of the Required Regulatory Consent; and

(b)	that party has not agreed to the relevant term, condition or undertaking.

Required Unaudited Financial Statements has the meaning given in clause 8.20(b).

Resignation Notice means a resignation notice for a Retiring Sale Group Officer substantially in the form set out in Annexure C or as otherwise agreed by the Buyer and Seller in writing.

Retiring Sale Group Committee Members has the meaning given in clause 8.7(d).

Retiring Sale Group Officers has the meaning given in clause 8.7(b).

Reverse Break Fee means $82,000,000.

Reverse Leakage means all amounts paid or payable from a Non-Sale Group Entity to a Sale Group Entity from (and excluding) the Locked Box Date to and (including) Completion in the form of capital and or equity funding, including any Sale Group Funding Deficit Top-up required by clause 8.4(b).

Reviewer, in relation to a Tax Return, means:

(a)	if the Preparer is the Seller, the Buyer; and

(b)	if the Preparer is the Buyer, the Seller.

Sale Agent means the person appointed by the Seller pursuant to clause 3.6(d) to sell the Dividend Distribution Entitlement and Capital Reduction Distribution Entitlement (if applicable) that would otherwise have been issued to Ineligible Foreign Shareholders.

Sale Businesses means the Australian Sale Business, the Brazilian Sale Business and the South African Sale Business.

Sale Entities means each of the Australian Assets Sale Entities, the Brazilian Assets Sale Entity and the South African Assets Sale Entities.

Sale Entities’ Accumulation Category means the accumulation category or categories established for Existing Accumulation Members in the Sale Entities’ Plan in accordance with clause 13.2(b).

Sale Entities’ DBF means the defined benefits category or categories established for Existing DBF Members in the Sale Entities’ Plan in accordance with clause 13.2(b).

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Sale Entities’ Plan means the sub-plan established within the Plum division of the MLC Super Fund (ABN 70 732 426 024) in accordance with clause 13.2(b), comprising the Sale Entities’ DBF and the Sale Entities’ Accumulation Category.

Sale Entity Group Liability means, in respect of a Sale Group Entity, a group liability (within the meaning of section 721-10 of the Tax Act) of the Seller Head Company where the Sale Group Entity was a member of the Seller Consolidated Group for at least part of the period to which the group liability relates.

Sale Group Entity means the Sale Entities and each of their respective subsidiaries, and Sale Group means all of them.  To avoid doubt, MRN is not a Sale Group Entity.

Sale Group Entity Guarantee means any Guarantee provided by any Sale Group Entity in relation to the obligations of, or otherwise to support, any Non-Sale Group Entity.

Sale Group Policy has the meaning given in clause 17.10.

Sale Shares means the Australian Assets Sale Shares, the Brazilian Assets Sale Shares and the South African Assets Sale Shares.

Sanctioned Party means (1) any person or entity that is designated for export controls or sanctions restrictions under any Trade Control Laws, including, but not limited to, any applicable designation under the United States List of Specially Designated Nations and Blocked Persons, the Sectoral Sanctions Identification List, the US Bureau of Industry and Security Entity List, the United Kingdom Consolidated list, the EU Consolidated List and Australia’s Consolidated List; (2) any entity 50% or more owned, or controlled, directly or indirectly, by one or more of the foregoing persons or entities; (3) any person or entity that is located, organised, or resident in a country or territory that is the target of comprehensive sanctions under any Trade Control Laws (currently, Cuba, Iran, North Korea, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine); and (4) any person or entity that is otherwise the subject or target of sanctions or other restrictions broadly prohibiting transactions with such person or entity under any Trade Control Laws.

SEC means the United States Securities and Exchange Commission.

Securities Act means the United States Securities Act of 1933 (as amended).

Seller’s DBF means the defined benefits categories of the Seller’s Plan.

Seller’s Plan means the sub-plan known as “South32 Superannuation Plan” within the Plum division of the MLC Super Fund (ABN 70 732 426 024).

Seller Board means the board of directors of the Seller.

Seller Consolidated Group means the Consolidated Group of which South32 Limited is the Head Company.

Seller Directors means any director of the Seller.

Seller Disclosure Letter means the letter from the Seller addressed to the Buyer and dated and delivered to the Buyer prior to the parties’ entry into this document.

Seller Disclosure Materials means:

(a)	all of the information contained in the Seller Disclosure Letter;

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(b)	all of the information contained in any Data Room as at 5.00pm on the day that is 2 Business Days before the date of this document (including the responses to questions and requests for further information submitted via any Data Room):

(i)	an index of that information being set out as an annexure to the Seller Disclosure Letter; and

(ii)	a USB drive containing all of the contents of the Data Room having been provided to the Buyer on or before Completion;

(c)	any other information contained in Folder 12 of the Project Leopard Data Room on or prior to the date of this document, an index of that information being set out in an annexure to the Seller Disclosure Letter;

(d)	any information contained in the Seller’s filings or other announcements to any of ASX, the London Stock Exchange or the Johannesburg Stock Exchange in the 12 months prior to the date of this document.

Seller Employee Share Plans means the Seller Group share plans known as the Allshare Plan and Management Share Plan, summaries of which are disclosed in Folder 5.2.4 of the Leopard Data Room.

Seller Short Term Incentive Plan means the short-term incentive plan for certain eligible employees, particulars of which are set out in the data room in Folder 5.2.5 of the Leopard Data Room.

Seller Form S-4 Required Information has the meaning assigned in clause 8.15(d).

Seller Group means the Seller, and each of its Affiliates (other than, on and from Completion, the Sale Entities, but prior to Completion and if applicable, including the Sale Entities) and Seller Group Member means any member of the Seller Group.  To avoid doubt, MRN is not a Seller Group Member.

Seller Group IP means Intellectual Property (including Intellectual Property Rights therein) owned or Used under sub-licensable licence by a Seller Group Member as at Completion:

(a)	that is Used by the Sale Group Entities in the conduct of the Sale Businesses in substantially the same manner as the Sale Businesses have been conducted in the 12 months before the date of this document; or

(b)	the Use of which is reasonably required for the ongoing conduct of the Sale Businesses: (i) in substantially the same manner as the Sale Businesses have been conducted in the 12 months before the date of this document; and (ii) to meet any forecasts, estimates or projections regarding the Sale Businesses disclosed in the Seller Disclosure Materials.

Seller Group Mark means any name (including any company name, business name or domain name), logo or trademark owned by any Seller Group Member at Completion.

Seller GST Group means the GST Group of which the Australian Assets Sale Entities are members immediately before Completion.

Seller Personal Guarantee means any Guarantee provided by any Seller Group Member in relation to the obligations of, or otherwise to support, any Sale Group Entity or MRN, being those listed in Schedule 15 (as may be updated in

© Mallesons	Umbrella Implementation Deed	241

accordance with clause 8.9, with any such new Seller Personal Guarantee being a New Seller Personal Guarantee).

Seller Prescribed Occurrence means any of the following:

(a)	any of the shares in any Sale Group Entity being transferred or sold (to a person other than another Sale Group Entity);

(b)	any Sale Group Entity disposing, or agreeing to dispose, of the whole, or a substantial part, of the Sale Entity’s business or property, or creating or agreeing to create any Encumbrance over the whole or a substantial part of its business or property (to a person other than another Sale Group Entity);

(c)	any Sale Group Entity declaring, paying or distributing any other dividend, bonus or other share of its profits or assets or returning or agreeing to return any capital to its shareholders (other than where the shareholder is a Sale Group Entity within the same Sale Group);

(d)	any Sale Group Entity issuing shares or other securities to a person, or granting an option over or a right to receive its shares or other securities, or agreeing to make such an issue or grant such an option or right (other than where the shares or other securities are issued, or where the options are granted, by a Sale Group Entity to another Sale Group Entity within the same Sale Group);

(e)	any Sale Group Entity buying back any of its shares;

(f)	any Sale Group Entity altering its constitution or equivalent constitutional documents; or

(g)	any Sale Group Entity creating, or agreeing to create, any Encumbrance (other than a Permitted Encumbrance) over the whole or a substantial part of its business or property, unless that Encumbrance is released prior to Completion, but excludes any such occurrence:

(h)	required or expressly permitted by this document or any Transaction Document;

(i)	to the extent that it was Fairly Disclosed in the Seller Disclosure Materials;

(j)	required by any applicable law; or

(k)	with the prior written consent of the Buyer (in the Buyer’s sole discretion).

Seller Representative Member means the representative member (within the meaning of the GST Law) of the Seller GST Group.

Seller Tax Account Permitted Leakage Transactions means the transactions referred to in paragraphs 1(c) (dividends), (d) (return of capital), (e) (Leakage between Sale Group Entities), (k) (intercompany loans and interest), and (n) (Mozambique) of Schedule 7, other than the transactions referred to in clause 25.2(l).

Seller Tax Funding Deed means the "Amending Deed - South32 Limited Tax Contribution Deed" dated 23 October 2023 for the Seller Consolidated Group, as amended from time to time.

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Seller Tax Sharing Deed means the "Amending Deed – South32 Limited Tax Sharing Deed" dated 23 October 2023 for the Seller Consolidated Group, as amended from time to time.

Seller Warranties means the warranties set out in Schedule 3 and Seller Warranty has a corresponding meaning.

Seller Warranty Claim means a Claim in relation to a Seller Warranty (but excluding, for the avoidance of doubt, any Leakage Claim).

Seller’s Representative means the person listed in paragraph 1 of Schedule 2, or such other person as the Seller may notify the Buyer in writing from time to time.

Selling Entity means each of the Australian Assets Sellers, the Brazilian Assets Sellers and the South African Assets Seller, as the context requires.

SGAA means the Superannuation Guarantee (Administration) Act 1992 (Cth) and the regulations prescribed under that Act.

Shareholder Funding has the meaning given in the MRN Shareholders’ Agreement.

Shareholder Rights Plan means a shareholder rights plan or agreement or other form of plan, agreement or arrangement however named that has the effect or is intended to have the effect of providing a company’s shareholders with the right to acquire shares or other securities in that company on the occurrence of a third party acquiring or agreeing to acquire shares or other securities in that company.

SIS Act means the Superannuation Industry (Supervision) Act 1993 (Cth) and the regulations prescribed under that Act.

South African Assets Buyer means the entity described as such in Schedule 16.

South African Assets Locked Box Accounts means the balance sheet set out in the worksheet tab entitled “LB Accounts - Hyena” in document 7.10.4 of the Project Leopard Data Room.

South African Assets Sale Entities means each of South32 Aluminium SA (Pty) Ltd and Hillside Aluminium (Pty) Limited.

South African Assets Sale Shares means all issued shares in the capital of the South African Assets Sale Entities as set out opposite the name of the South African Assets Seller in Part C of Schedule 1.

South African Assets Seller means South32 SA Holdings (Pty) Limited.

South African Companies Act means the South African Companies Act No. 71 of 2008.

South African Property Interests means all land and property owned by the South African Sale Business and all leases concluded in respect of the operations of the South African Sale Business material to the operations of the South African Sale Business.

South African Sale Business means the activities carried out by the South African Assets Sale Entities.

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South African Tax Act means the Income Tax Act 58 of 1962 or the Tax Administration Act 28 of 2011.

South32 Notice of Meeting means the notice of meeting and explanatory statement to be dispatched to South32 Shareholders to convene the South32 Transaction Meeting.

South32 Share means a fully paid ordinary share in the capital of the Seller.

South32 Shareholder means a holder of a South32 Share.

South32 Transaction Meeting means a general meeting of South32 Shareholders to consider whether or not to approve the Proposed Transaction.

Statement of Intentions means the statement of intentions in Annexure G.

Straddle Return has the meaning given in clause 26.1(a).

STT means securities transfer tax levied in terms of the STT Act.

STT Act means the Securities Transfer Tax Act No. 25 of 2007.

Superior Proposal means a genuine Alternative Proposal that the Seller Board, acting in good faith and after having obtained advice from its legal and financial advisers, determines:

(a)	is reasonably capable of being completed in accordance with its terms and within a reasonable time; and

(b)	would, if completed substantially in accordance with its terms, be more favourable to South32 Shareholders (as a whole) than the Proposed Transaction.

Systems means the information technology and telecommunications systems, hardware, software and applications owned or used by the Sale Group Entities in the conduct of the Sale Businesses.

Tax means any tax, levy, charge, excise, Indirect Tax, impost, rates, Duty, fee, deduction, compulsory loan or withholding, that is assessed, levied, imposed by law or imposed or collected by any Government Agency and includes any interest, fine, penalty, charge or other amount imposed by any Government Agency on or in respect of any of the above or otherwise imposed under any law or regulation.

Tax Act means the Income Tax Assessment Act 1936 (Cth), the Income Tax Assessment Act 1997 (Cth) and the Taxation Administration Act 1953 (Cth), as the context requires.

Tax Attribute means anything that would reduce the base on which Tax is assessed or the amount of Tax payable.

Tax Authority means any Government Agency responsible for Tax, wherever situated.

Tax Claim means a Claim under the Tax Indemnity or for breach of a Tax Warranty.

Tax Costs means all costs and expenses incurred in relation to a Tax Notice (including in managing or conducting any disputing action in relation to a Tax Notice) other than Tax.

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Tax Indemnity means the indemnity given by the Seller to the Buyer under clause 25.1.

Tax Law means a law with respect to or imposing any Tax.

Tax Liability Cap means $800 million.

Tax Notice means:

(a)	an assessment (including an amended assessment);

(b)	a self-assessment or lodgement of a return or other assessment with a Government Agency; or

(c)	a demand,

as a result of which a Sale Group Entity is liable to make a payment of Tax.

Tax Return means any return relating to Tax including any document that must be lodged with a Government Agency or that a taxpayer must prepare and retain under a Tax Law (such as an activity statement, amended return, schedule or election and any attachment).

Tax Warranties means the Seller Warranties contained in Part D of Schedule 3 and Tax Warranty has a corresponding meaning.

Tenement means a tenement listed in Schedule 13.

Third Party Claim has the meaning given in paragraph 8 of Schedule 4.

Third Party Credit Support means any bank guarantee, letter of credit, or other form of documentary credit support issued by a bank or other financial institution in favour of a third party to support the Sale Businesses or operations of a Sale Group Entity, being those listed in Schedule 14 (as may be updated in accordance with clause 8.8, with any such new Third Party Credit Support being New Third Party Credit Support).

Title and Capacity Warranties mean the Seller Warranties contained in Part A of Schedule 3 and Title and Capacity Warranty has a corresponding meaning.

Transaction Costs means all costs, liabilities and expenses incurred by Sale Group Entities in connection with the Proposed Transaction (including planning, preparing for and effecting Completion), including (without limitation):

(a)	any bonus, incentive, retention payment or other fee or entitlement paid or payable by a Sale Group Entity to any current or former director, officer or employee of a Seller Group Member (including a Sale Group Entity) that is payable as a result of the Proposed Transaction, including transaction bonuses, discretionary bonuses, severance payments and any associated payroll tax obligations;

(b)	external adviser costs, expenses and liabilities incurred by Sale Group Entities in connection with the Proposed Transaction;

(c)	costs, expenses and liabilities incurred by Sale Group Entities in procuring or obtaining a D&O Run-Off Policy pursuant to clause 8.11;

(d)	costs, expenses and liabilities incurred by Sale Group Entities in connection with a counterparty to a Material Contract providing its approval to the change of control of the Sale Entities contemplated by this document;

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(e)	costs, expenses and liabilities incurred by Sale Group Entities prior to Completion in connection with clause 8.2; and

(f)	costs, expenses and liabilities incurred by Sale Group Entities in connection with or in preparation for separation from the Seller Group Members and transition to Buyer Group ownership.

Transaction Documents means:

(a)	this document;

(b)	the TSA;

(c)	any document that the Buyer and the Seller agree in writing is a Transaction Document for the purposes of this definition; and

(d)	any document entered into for the purposes of varying, replacing or novating any of the above,

and Transaction Document means any one, or specific one, of them (as the context requires).

Transferring Raw Materials Contract means each contract in effect as of the date of this document or executed between the date of this document and the Completion Date, pursuant to which a Non-Sale Group Entity, as 'Buyer', purchases from any other person or entity that is not a Sale Group Entity, raw materials which are supplied to any Sale Group Entity, but excluding any contract:

(a)	with a Sanctioned Party;

(b)	novation of which to, and/or performance of obligations under which by, a Sale Group Entity or Buyer Group Member, would result in a breach by any Sale Group Entity or Buyer Group Member of any Trade Control Law; or

(c)	that terminates or otherwise expires prior to the Completion Date in accordance with its terms.

Transferring Sales Contract means each contract in effect as of the date of this document or executed between the date of this document and the Completion Date, pursuant to which a Non-Sale Group Entity, as 'Seller', sells to any other person or entity that is not a Sale Group Entity, bauxite, alumina, aluminium, or any other material mined, refined, or otherwise produced or developed by any Sale Group Entity (and includes any associated freight contracts, if any), but excluding any contract:

(a)	with a Sanctioned Party;

(b)	novation of which to, and/or performance of obligations under which by, a Sale Group Entity or Buyer Group Member, would result in a breach by any Sale Group Entity or Buyer Group Member of any Trade Control Law; or

(c)	that terminates or otherwise expires prior to the Completion Date in accordance with its terms; or

(d)	as otherwise agreed in writing between the Buyer and the Seller.

Trade Control Law means any sanctions, export control, customs or import laws, or other regulations, orders, directives, designations, licenses, or decisions

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that are imposed, administered or enforced from time to time by Australia, the United States, the United Kingdom, Brazil, South Africa, the EU, EU Member States, the United Nations or the United Nations Security Council, that are applicable to any party or to the Proposed Transaction.

Treasurer means the Treasurer of the Commonwealth of Australia.

TSA means the Transitional Services Agreement dated on or around the date of this document between South32 Group Operations Pty Ltd and the Buyer.

US GAAP means generally accepted accounting principles in the United States, consistently applied.

Use means to use in any way whatsoever including, without limitation:

(a)	in respect of a copyright work or other subject matter protected by copyright, to exercise any rights of the copyright owner in respect of the relevant copyright work or other subject matter (which, for the avoidance of doubt, does not include any moral rights);

(b)	in respect of confidential information to disclose that confidential information in accordance with any obligations of confidence;

(c)	in respect of a product, to make, hire, sell or otherwise dispose of the product, offer to make, sell, hire or otherwise dispose of it, use or import it, or keep it for the purpose of doing any of those things;

(d)	in respect of a method or process, to use the method or process or do any act mentioned in paragraph (e) in respect of a product resulting from such use; and

(e)	in respect of a trade mark, use as a trade mark.

Worsley Joint Venture means the joint venture formed under the Worsley Joint Venture Agreement.

Worsley Joint Venture Agreement means the Worsley Joint Venture Agreement dated 7 February 1980 between South32 Aluminium (Worsley) Pty Ltd, South32 Aluminium (RAA) Pty Ltd, South32 Worsley Alumina Pty Ltd, Japan Alumina Associates (Australia) Pty Ltd and Sojitz Alumina Pty Limited (as amended).

Worsley Joint Venture Manager means South32 Worsley Alumina Pty Ltd, being the entity nominated as manager of the Worsley Joint Venture under the Worsley Joint Venture Agreement

Worsley Joint Venturers means the joint venturers under the Worsley Joint Venture Agreement, being South32 Aluminium (Worsley) Pty Ltd, South32 Aluminium (RAA) Pty Ltd, JAA and Sojitz.

Worsley-Operated Tenement means a Worsley-Owned Tenement other than E70/710, M70/975 or M70/976.

Worsley Operations means the alumina refinery plant and related facilities established pursuant to the Worsley State Agreement and the Worsley Joint Venture Agreement.

Worsley-Owned Tenements means a tenement listed in Schedule 13.

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Worsley State Agreement means the agreement scheduled to the Alumina Refinery (Worsley) Agreement Act 1973 (WA) (as may be amended, renewed, modified, substituted or extended from time to time).

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Part B – Interpretation

2	General interpretation

Headings and labels used for definitions are for convenience only and do not affect interpretation.  Unless the contrary intention appears, in this document:

(a)	the singular includes the plural and vice versa;

(b)	a reference to a document includes any agreement, deed or other legally enforceable arrangement created by it (whether the document is in the form of an agreement, deed or otherwise);

(c)	a reference to a document also includes any variation, supplementation, replacement or novation of it or any amendment or modification of it;

(d)	the meaning of general words is not limited by specific examples introduced by “including”, “for example”, “such as” or similar expressions;

(e)	a reference to “person” includes an individual, a body corporate, a partnership, a joint venture, an unincorporated association, an authority or any other entity or organisation;

(f)	a reference to a particular person includes the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(g)	a reference to a time of day is a reference to Australian Western Standard Time;

(h)	a reference to dollars, $ or US$ or USD is a reference to the currency of the United States of America;

(i)	a reference to "law" includes common law, principles of equity and legislation, statutes, codes, rules and regulations;

(j)	a reference to any legislation includes regulations under it and any consolidations, amendments, re-enactments or replacements of any of them;

(k)	a reference to "regulations" includes instruments of a legislative character under legislation (such as regulations, rules, by-laws, ordinances and proclamations);

(l)	an agreement, representation or warranty in favour of 2 or more persons is for the benefit of them jointly and each of them individually;

(m)	a reference to a group of persons is a reference to any 2 or more of them jointly and to each of them individually;

(n)	a reference to any thing (including an amount) is a reference to the whole and each part of it;

(o)	a period of time dating from a given day or the day of an act or event, is to be calculated exclusive of that day;

(p)	if a party must do something under this document on or by a given day and it is done after 5.00pm on that day, it is taken to be done on the next Business Day; and

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(q)	if the day on which a party must do something under this document is not a Business Day, the party must do it on the next Business Day

3	Mathematical conventions

Unless the contrary intention appears in this document, when undertaking any calculation under this document, customary mathematical conventions and order of operations for the calculations must be applied.

4	Method of payment

Any cash payment under this document must be made (without counter-claim, set-off or deduction, unless expressly contemplated by this document or required by law) by direct deposit of cleared funds to the credit of a single bank account specified by the payee to the payer or by any other method agreed in writing by the relevant payee and payer.  The account must be specified by no later than 5.00pm on the day before the due date for payment.

5	Timing of payment

Any payment under this document received and cleared for value in the nominated account of a relevant payee:

(a)	on or before 5.00pm local time in the place in which the payment is to be received is taken to have been made on that Business Day; and

(b)	after 5.00pm local time in the place in which the payment is to be received is taken to have been made on the next Business Day after the date on which payment is received (“Deemed Payment Date”), if the Deemed Payment Date is after the relevant due date for payment, interest will accrue under clause 38.15.

6	Full discharge

Each party agrees that receipt of funds in accordance with paragraphs 4 and 5 of this Part B of Schedule 18 will constitute a full discharge of the relevant payer’s obligations for payment of that amount.  The payer is not liable for the distribution of the funds received.

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Umbrella Implementation Deed

Signing page

EXECUTED by South32 Limited in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ Graham Kerr	/s/ Claire Tolcon
Signature of director	Signature of company secretary

GRAHAM KERR	CLAIRE TOLCON
Name of director (block letters)	Name of company secretary (block letters)

Umbrella Implementation Deed

EXECUTED by South32 Australia Investment 3 Pty Ltd in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ Anton van der Westhuizen	/s/ Rebecca Healy
Signature of director	Signature of company secretary

Anton van der Westhuizen	Rebecca Healy
Name of director (block letters)	Name of company secretary (block letters)

Umbrella Implementation Deed

EXECUTED by South32 Aluminium (Holdings) Pty Ltd in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ Brian Purdy	/s/ Rebecca Healy
Signature of director	Signature of company secretary

Brian Purdy	Rebecca Healy
Name of director (block letters)	Name of company secretary (block letters)

Umbrella Implementation Deed

EXECUTED by South32 (BMSA) Pty Ltd in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ Brian Purdy	/s/ Rebecca Healy
Signature of director	Signature of company secretary

Brian Purdy	Rebecca Healy
Name of director (block letters)	Name of company secretary (block letters)

Umbrella Implementation Deed

SIGNED, SEALED AND DELIVERED for SOUTH32 SA HOLDINGS (PTY) LTD by its authorised signatory in the presence of:

/s/ Denise Janssen	/s/ Tracy Jones
Signature of witness	Signature of authorised signatory

Denise Janssen	Tracy Jones
Name of witness (block letters)	Name of authorised signatory (block letters)

By signing this document, the signatory states that they have received no notice of revocation of their authority to sign

Umbrella Implementation Deed

SIGNED, SEALED AND DELIVERED for Alcoa CORPORATION by its authorised signatory in the presence of:

/s/ Mitchell Maros	/s/ Andrew Hastings
Signature of witness	Signature of authorised signatory

Mitchell Maros	Andrew Hastings
Name of witness (block letters)	Name of authorised signatory (block letters)

By signing this document, the signatory states that they have received no notice of revocation of their authority to sign

Umbrella Implementation Deed

EXECUTED by KZN Investments Australia Pty Ltd in accordance with section 127(1) of the Corporations Act 2001 (Cth):

/s/ Elizabeth Muller	/s/ Paul Volich
Signature of director	Signature of company secretary

Elizabeth Muller	Paul Volich
Name of director (block letters)	Name of company secretary (block letters)

Umbrella Implementation Deed

EXECUTED by ALCOA DO BRASIL INDÚSTRIA E COMÉRCIO LTDA.

/s/ Eduardo Sampaio Dória	/s/ Cristhia Mary Takada Itano
Eduardo Sampaio Dória Officer	Cristhia Mary Takada Itano Officer